Exhibit 10.15

EXECUTION COPY

LOAN AGREEMENT

Dated as of December 19, 2013

among

THE PERSONS FROM TIME TO TIME

PARTY HERETO AS BORROWERS,

IH3 PROPERTY HOLDCO L.P., solely with respect to Section 5.07,

THE PERSONS FROM TIME TO TIME

PARTY HERETO AS LENDERS,

DEUTSCHE BANK SECURITIES, INC.,

as Sole Lead Arranger,

DEUTSCHE BANK SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A. and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Co-Lead Managers

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Administrative Agent,

GERMAN AMERICAN CAPITAL CORPORATION,

as Collateral Agent,

and

WELLS FARGO BANK, N.A.,

as Calculation Agent, Paying Agent and Securities Intermediary

i

EXHIBITS AND SCHEDULES

EXHIBIT A	Form of Assignment and Acceptance
EXHIBIT B	Form of Assignment of Management Agreement
EXHIBIT C	Form of Blackstone Guaranty
EXHIBIT D	Form of Borrower Joinder Agreement
EXHIBIT E-1	Form of Blocked Account Control Agreement
EXHIBIT E-2	Form of Property Account Control Agreement/General Operating Account Control Agreement
EXHIBIT F	Form of Compliance Certificate
EXHIBIT G	Form of Environmental Indemnity
EXHIBIT H-1	Form of Equity Owner Guaranty
EXHIBIT H-2	Form of Borrower GP Guaranty
EXHIBIT I	Form of Insolvency Opinion
EXHIBIT J	Form of Legal Opinion
EXHIBIT K	Form of Parent Guaranty
EXHIBIT L	Form of Request for Release
EXHIBIT M-1	Form of Borrowing Request for Property Loans
EXHIBIT M-2	Form of Borrowing Request for Renovation Loans
EXHIBIT N	Form of Risk Retention Certificate
EXHIBIT O	Form of Acknowledgment
EXHIBIT P-1	Form of Borrower Security Agreement
EXHIBIT P-2	Form of Equity Owner Security Agreement
EXHIBIT P-3	Form of Borrower GP Security Agreement
EXHIBIT Q	Form of Business Plan
EXHIBIT R	Form of Qualified Bid Receipt Certification
EXHIBIT S	Form of Blackstone Funding Commitment
EXHIBIT T	Form of Promissory Note
EXHIBIT U	Form of Monthly Borrower Report
EXHIBIT V	Form of Property Loan Report
EXHIBIT W	Form of Renovation Loan Report
EXHIBIT X	Lien Search Process
EXHIBIT Y	Form of Request for Release Report
EXHIBIT Z	Form of Reserve Release Request Report
EXHIBIT AA	Form of Lender Objection
EXHIBIT BB	Form of Non-Conforming Property Certificate
EXHIBIT CC	Form of Borrower Mortgage Certificate

SCHEDULE I-A	Eligible Property Criteria
SCHEDULE I-B	Non-Conforming Property Criteria
SCHEDULE II	Lender Commitments
SCHEDULE III	Notice Addresses
SCHEDULE IV	List of Closing Documents and Deliveries
SCHEDULE V	Underwriting Schedule
SCHEDULE VI	Calculations Schedule
SCHEDULE VII	BPO Index Trigger Event
SCHEDULE VIII	Qualified Title Insurance Companies
SCHEDULE IX	Mortgage File Required Documents

SCHEDULE 4.01(a)	Capitalization

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of December 19, 2013, is by and among THE PERSONS FROM TIME TO TIME PARTY HERETO as Borrowers, IH3 PROPERTY HOLDCO L.P. solely with respect to Section 5.07, THE PERSONS FROM TIME TO TIME PARTY HERETO as Lenders, DEUTSCHE BANK SECURITIES, INC., as Sole Lead Arranger, DEUTSCHE BANK SECURITIES, INC., JPMORGAN CHASE BANK, N.A. and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Co-Lead Managers, DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, GERMAN AMERICAN CAPITAL CORPORATION, as Collateral Agent for the Lenders, and WELLS FARGO BANK, N.A., as Calculation Agent, Paying Agent and Securities Intermediary. Capitalized terms used herein shall have the meanings specified in Section 1.01.

PRELIMINARY STATEMENTS

WHEREAS, the Borrowers have purchased and may from time to time purchase Properties and related Assets from third parties; and

WHEREAS, to finance their purchases of Properties, the Borrowers may from time to time request Loans from the Lenders on the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party agrees as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (and capitalized terms used but not defined herein which are defined in any other Loan Document shall have the respective meanings given to such terms in such other Loan Document):

“Account Collateral” means the Collection Account, the Disbursement Account, the Reserve Accounts, the Property Accounts and the General Operating Accounts and (i) all certificates and instruments, if any, from time to time representing or evidencing any of such accounts or any funds held therein, (ii) all investment property and other financial assets or proceeds thereof held in, or acquired with funds from, such accounts and all certificates and instruments from time to time representing or evidencing such investment property and financial assets, (iii) all notes, certificates of deposit and other instruments from time to time hereafter delivered or transferred to, or otherwise possessed by, the Collateral Agent in substitution for any of the then existing accounts and (iv) all interest, dividends, cash, instruments, financial assets, investment property and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

“Accounts” means any account established by this Agreement or the other Loan Documents, including the Collection Account, the Disbursement Account, the Reserve Accounts, the Property Accounts and the General Operating Accounts.

“Acknowledgment” means an acknowledgment substantially in the form set forth in Exhibit O made by Counterparty, or as applicable, Approved Counterparty.

“Actual Renovation Expenses” means, with respect to any Property, the actual out-of-pocket Renovation Expenses incurred by the applicable Borrower with respect to the renovation of such Property, as demonstrated in a certificate certified by a Responsible Officer of the Borrower Representative delivered to the Diligence Agent and the Administrative Agent; provided that reasonably satisfactory written evidence supporting the Renovation Expenses set forth in such a certificate shall be delivered to the Diligence Agent, the Administrative Agent and, upon request of the Administrative Agent or the Majority Lenders, to the Lenders; provided further that the Administrative Agent and the Majority Lenders shall have a right to request recalculation of the Actual Renovation Expenses in any case where either of them considers the evidence supporting the Renovation Expenses not reasonably satisfactory.

“Actual Underwritten Gross Income” means, as of any date of determination, the Underwritten Gross Income with respect to a Stabilized Property or an Unverified Stabilized Property which is not Vacant.

“Actual Vacancy Rate” means, as of any date of determination, in respect of any Stabilized Property or Unverified Stabilized Property, a percentage equal to one minus a fraction equal to (i) the Actual Underwritten Gross Income divided by (ii) the Underwritten Gross Income for such Stabilized Property or Unverified Stabilized Property, as applicable, for the related geographic region.

“Additional Insolvency Opinion” means any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents, in form and substance reasonably satisfactory to the Administrative Agent.

“Adjusted Debt Service Coverage Ratio” means, with respect to any Property or group of Properties for the relevant measurement period, the ratio of: (a) the Underwritten Net Cash Flow for such Property or group of Properties for the relevant measurement period (provided that, notwithstanding anything herein to the contrary, the Underwritten Net Cash Flow of any Standard Non-Stabilized Property shall be zero for purposes of the calculation of Adjusted Debt Service Coverage Ratio) to (b) the actual Debt Service with respect to the outstanding aggregate Allocated Loan Amount for such Property or group of Properties for the relevant measurement period.

“Adjusted DSCR Deficiency Payment” has the meaning specified in Section 2.05.

“Adjusted LIBOR Rate” means, for any Settlement Period, an interest rate per annum obtained by dividing (i) the LIBOR Rate for such Settlement Period by (ii) a percentage equal to 100% minus the LIBOR Rate Reserve Percentage for such Settlement Period.

“Administrative Agent” means Deutsche Bank AG, New York Branch, in its capacity as agent for the Lenders, together with its successors and permitted assigns.

“Administrative Fee” has the meaning set forth in the fee letter between the Administrative Agent and the Loan Parties.

“Adverse Claim” means a Lien other than any Permitted Lien.

“Affected Borrowing Request” has the meaning specified in Section 2.19(x).

“Affected Party” means any Lender and the Administrative Agent, individually and in its capacity as Administrative Agent, and, with respect to each of the foregoing, the parent company or holding company that controls such Person.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person or owns, legally or beneficially, 49% or more of the economic interests in such Person. For purposes hereof, “Control” (together with the correlative meanings of “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Aged Portfolio Condition” shall exist if the Average Age of the Financed Properties is greater than 365 days. The “Average Age” of the Financed Properties shall be determined as follows: First determine the simple average Purchase Price of the Financed Properties (the “Average Purchase Price”). Second, the Purchase Price of each Financed Property shall be divided by the Average Purchase Price to determine the weighting factor for each Financed Property (the “Weighting Factor”). Third, the Weighting Factor for each such Financed Property shall be multiplied by the actual number of days from and including the date on which such Property became a Financed Property up to but excluding the date of such determination (the “Weighted Time Outstanding”). Fourth, determine the simple average Weighted Time Outstanding for such Financed Properties and such average shall be the Average Age of the Financed Properties.

“Aggregate Blocked Commitment” means, at any time, the sum of the Blocked Commitments then in effect.

“Aggregate Commitment” means, at any time, the sum of the Commitments then in effect. The Aggregate Commitment as of the Closing Date is $966,000,000.

“Aggregate Eligible Properties Loan Principal Balance” means, at any time, the aggregate outstanding principal amount of all Loans made in respect of Eligible Properties.

“Aggregate Loan Principal Balance” means, at any time, the aggregate outstanding principal amount of all Loans.

“Aggregate Non-Conforming Deduction Amount” means, in respect of any Non-Conforming Property, the Aggregate Non-Conforming Deduction Amount Estimate of the Borrower Representative with respect to such Non-Conforming Property set forth in the related Non-Conforming Property Certificate. The Diligence Agent shall, within ninety (90) days of delivery of the Non-Conforming Property Certificate with respect to any Non-Conforming Property, determine its Aggregate Non-Conforming Deduction Amount Estimate with respect to such Non-Conforming Property based on the related Property File. The Diligence Agent shall provide to the Administrative Agent and the Borrower Representative, on a monthly basis, a report (each, an “Aggregate Non-Conforming Deduction Amount Diligence Report”) setting forth all Aggregate Non-Conforming Deduction Amount Estimates determined by the Diligence Agent since the prior Aggregate Non-Conforming Deduction Amount Diligence Report (or, as applicable, the Closing Date). From and after receipt of an Aggregate Non-Conforming Deduction Amount Diligence Report setting forth such an estimate for any Non-Conforming Property, the Aggregate Non-Conforming Deduction Amount with respect to such Non-Conforming Property shall be equal to the Aggregate Non-Conforming Deduction Amount Estimate of the Diligence Agent with respect thereto.

“Aggregate Non-Conforming Deduction Amount Adjustment” shall mean, with respect to any Non-Conforming Property, an amount (positive or negative) equal to (i) the Aggregate Non-Conforming Deduction Amount Estimate of the Diligence Agent with respect to such Non- Conforming Property set forth in an Aggregate Non-Conforming Deduction Amount Diligence Report minus (ii) the Aggregate Non-Conforming Deduction Amount Estimate of the Borrower Representative with respect to such Non-Conforming Property set forth in a Non-Conforming Property Certificate.

“Aggregate Non-Conforming Deduction Amount Diligence Report” has the meaning set forth in the definition of Aggregate Non-Conforming Deduction Amount.

“Aggregate Non-Conforming Deduction Amount Estimate” means, in respect of any Non-Conforming Property, an estimate of the aggregate amount that will be required to be paid to satisfy the outstanding amount of any Non-Conforming Matters in respect of such Property (together with any interest and penalties associated therewith and other related costs and expenses).

“Aggregate Non-Conforming Properties Loan Principal Balance” means, at any time, the aggregate outstanding principal amount of all Loans made in respect of Non-Conforming Properties.

“Aggregate Total Exposure” means, at any time, the sum of the Total Exposure of all Lenders then in effect.

“Agreement” means this Loan Agreement.

“Allocated Loan Amount” means, with respect to each Property that is the subject of a Borrowing pursuant to Section 2.02(a), an amount equal to the sum of (i) the pro rata portion of the Property Loan made with respect to such Property based on the Purchase Price of such Property at the time such Property Loan was made plus (ii) the Renovation Loan made with respect to such Property at the time such Renovation Loan was made, as such sum may be reduced in accordance with Section 2.05(c).

“ALTA” means American Land Title Association, or any successor thereto.

“Alternative Rate” means, for any day, a fluctuating rate of interest per annum equal to the greater of (i) the SWAP Rate and (ii) 0.25% above the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the rate for such day shall be such rate on such transactions on the next succeeding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published on such next succeeding Business Day, the rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Deutsche Bank AG, New York Branch on such day on such transactions as determined by the Administrative Agent.

“Anti-Money Laundering Laws” has the meaning specified in Section 4.01(w).

“Applicable Margin” means, with respect to (a) Loans for Eligible Properties, 2.75% per annum, and, (b) with respect to Loans for Non-Conforming Properties, 4.00% per annum; provided that (i) the Applicable Margin will be increased by 0.25% per annum during the Extension Term, (ii) the Applicable Margin with respect to any Loan that has been outstanding for a period of 450 days shall be increased by 0.20% per annum on such date and shall be further increased by an additional 0.20% per annum commencing on the first day of each ninety (90) day period thereafter, (iii) the Applicable Margin with respect to the Allocated Loan Amount in respect of any Property that does not become a Stabilized Property or an Unverified Stabilized Property within 360 days of becoming a Financed Property will be increased by 0.25% per annum until such Financed Property becomes a Stabilized Property and (iv) the

Applicable Margin with respect to the Allocated Loan Amount in respect of any Specified Property (that is not a Permitted Specified Property) will be increased by 0.25% per annum until such Specified Property becomes a Permitted Specified Property or a Stabilized Property. For the avoidance of doubt, (x) it is understood that the increases to the Applicable Margin set forth in clauses (i) through (iv) above shall be applied independently of one another, and upon the occurrence of the circumstances described therein shall be applied in an additive manner and (y) if a Property Loan in respect of a Property has been outstanding for a period of 450 days, the step-up described in clause (ii) above shall apply to any Renovation Loan in respect of such Property.

“Approved Counterparty” means a bank or other financial institution which has (a) either (i) a long-term unsecured debt rating of “A+” or higher by S&P or (ii) a short-term rating of not less than “A-1” from S&P; (b) a long-term unsecured debt rating of not less than “A1” by Moody’s; and (c) if the counterparty is rated by Fitch, either a long-term unsecured debt rating of not less than “A+” from Fitch or a short-term unsecured debt rating of not less than “F-1” from Fitch.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender (excluding, for the avoidance of doubt, any portfolio company of any Lender that is engaged in the same line of business as the Loan Parties) or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Quarterly Operating Expense Budget” has the meaning set forth in Section 2.06(d).

“Approved Participant” means any Person to whom a participation is sold pursuant to Section 10.03(e) with the approval of the Borrower Representative and the Administrative Agent (in each case, such approval not to be unreasonably withheld); provided that no consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing. An Approved Participant shall be deemed to be a “Lender” for purposes of the definitions of “Majority Lenders”, “Thirty-Three Percent Lenders”, “Supermajority Lenders”, “Eighty-Five Percent Lenders” and Section 10.01 to the extent a related Assigning Lender assigns its voting rights to such Approved Participant in connection with the participation.

“Article 122a” means Article 122a of the European Union Capital Requirements Directive (Directive 2006/48/EC, as amended).

“Asset” means (i) any asset owned by a Borrower, which may include, but is not limited to Properties, (ii) the rights to all payments (including, without limitation, any right to payment with respect to Rents, Insurance Proceeds, Transfer Proceeds, Refinancing Proceeds, Awards and Cap Receipts) with respect to such asset, (iii) all Collections with respect to such asset and all other Account Collateral, (iv) the Property File and any other agreements, documents and instruments relating to such asset, (v) all Records relating to such asset and (vi) all proceeds of the foregoing.

“Assigned Documents” has the meaning set forth in Section 2.13.

“Assigning Lender”means a Lender that sells a participation to an Approved Participant.

“Assignment and Acceptance” means an agreement substantially in the form set forth as Exhibit A pursuant to which a new Lender becomes party to this Agreement.

“Assignment of Leases and Rents” means an assignment of leases and rents or similar instrument for an applicable Property or Properties constituting an assignment of any Leases encumbering such Property or Properties, in form reasonably acceptable to Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. The Assignment of Leases and Rents may be included as part of the Mortgage for any Property or Properties, in Administrative Agent’s sole discretion.

“Assignment of Management Agreement” means an Assignment of Management Agreement and Subordination of Management Fees, substantially in the form set forth in Exhibit B.

“Availability Period for Property Loans” means the period from and including the Closing Date to the earlier of (a) the twelve month anniversary of the Closing Date, (b) the date of termination of the Aggregate Commitment pursuant to Section 2.05(a)(ii), and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 7.02(a).

“Availability Period for Renovation Loans” means the period from and including the Closing Date to the earlier of (a) the eighteen month anniversary of the Closing Date, (b) the date of termination of the Aggregate Commitment pursuant to Section 2.05(a)(ii), and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 7.02(a).

“Available Funds” means, for any Monthly Payment Date and the related Settlement Period, (x) all Collections received during such Settlement Period, minus (y) all amounts in respect of such Settlement Period withdrawn from the Collection Account and applied to the prepayment of the Loans prior to such Monthly Payment Date pursuant to Section 2.05.

“Award” means any compensation paid by any Governmental Authority in connection with a Condemnation with respect to all or any part of any Financed Property.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. Section 101 et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state or foreign law relating to bankruptcy, insolvency, liquidation, assignment for the benefit of creditors, conservatorship, moratorium, receivership, rearrangement, reorganization or similar debtor relief laws.

“Basel III” means “A Global Regulatory Framework for More Resilient Banks and Banking Systems” developed by the Basel Committee on Banking Supervision (or any successor or similar authority), initially published in December 2010.

“Bid Receipt Property” means a Property that was purchased by a Borrower at an auction and with respect to which such Borrower delivered a Qualified Bid Receipt Certification prior to the occurrence of a funding of a Property Loan in respect of such Property and which has not been owned by such Borrower for more than ninety (90) days as of the related Borrowing Date in respect thereof.

“Big Four” means any of the following accounting firms: (a) Deloitte & Touche LLP, (b) Ernst & Young LLP, (c) KPMG LLP and (d) PricewaterhouseCoopers LLP.

“Blackstone” means, collectively, Blackstone Real Estate Partners VII.F (AV) L.P., Blackstone Real Estate Partners VII.TE.8 L.P., Blackstone Real Estate Partners VII.TE.7 L.P., Blackstone Real Estate Partners VII.TE.6 L.P., Blackstone Real Estate Partners VII.TE.5 L.P., Blackstone Real Estate Partners VII.TE.4 L.P., Blackstone Real Estate Partners VII.TE.3 L.P., Blackstone Real Estate Partners VII.TE.2 L.P., Blackstone Real Estate Partners VII.TE.1 L.P. and Blackstone Real Estate Partners VII L.P.

“Blackstone Financial Covenant” means the requirement that the entities included in the definition of Blackstone maintain at all times, collectively, Blackstone Liquidity of at least an amount equal to the greater of (i) the sum of (A) the amount that Blackstone has committed to fund to Parent at such time pursuant to the Blackstone Funding Commitment as described in clause (b) of the definition of Parent Financial Covenants, (B) the Guaranteed Reserves Amount at such time, (C) 15% of the Aggregate Non-Conforming Properties Loan Principal Balance at such time and (D) the minimum Blackstone Liquidity required to be maintained by Blackstone (as such terms are defined in the IH1 Loan Agreement and IH2 Loan Agreement, as applicable) under the IH1 Loan Agreement and IH2 Loan Agreement pursuant to the definition of “Blackstone Financial Covenant” in each such agreement and without regard to the proviso in such definition and (ii) two (2) times the Guaranteed Reserves Amount at such time; provided that in no event shall Blackstone Liquidity be permitted at any time to be less than $250,000,000.

“Blackstone Funding Commitment” means the Blackstone Funding Commitment, dated as of the Closing Date, executed by Blackstone in favor of the Administrative Agent, on behalf of and for the benefit of the Lenders, substantially in the form of Exhibit S.

“Blackstone Guaranty” means the guaranty, dated as of the Closing Date, executed by Blackstone in favor of the Administrative Agent, on behalf of the Lenders, substantially in the form of Exhibit C.

“Blackstone Liquidity” means, as of any date of determination, (i) the consolidated Unrestricted Cash of the entities included in the definition of Blackstone plus (ii) the aggregate amount of undrawn and available capacity under revolving credit facilities available to the entities included in the definition of Blackstone plus (iii) the aggregate amount of unfunded commitments of the respective partners of the entities included in the definition of Blackstone that may be drawn to make an equity investment in Parent pursuant to the terms of Blackstone’s organizational documents and related agreements.

“Blackstone Tactical” means, collectively, Blackstone Family Tactical Opportunities Investment Partnership SMD L.P., Blackstone Tactical Opportunities Fund-C-Q L.P., Blackstone Tactical Opportunities Fund-A(RA)-Q L.P., Blackstone Tactical Opportunities Fund-T-Q L.P., Blackstone Tactical Opportunities Fund-G-Q L.P., Blackstone Tactical Opportunities Fund-Q L.P., Blackstone Tactical Opportunities Fund-AD-Q L.P., Blackstone Tactical Opportunities Fund-L-Q L.P., Blackstone Real Estate Holdings VII-ESC L.P. and Blackstone Family Tactical Opportunities Investment Partnership ESC L.P.

“Blocked Account Control Agreement” means the Controlled Account Agreement among each Borrower, the Paying Agent and the Administrative Agent providing for exclusive control by the Administrative Agent, substantially in the form set forth as Exhibit E-1 or such other form as may be reasonably acceptable to the Administrative Agent.

“Blocked Commitment” means, in respect of any Financed Property that is a Non-Stabilized Property, an amount equal to 70% of the Renovation Reserve for such Property. The Blocked Commitment in respect of any Property shall terminate automatically upon occurrence of a funding of a Renovation Loan in respect of such Property requested pursuant to Section 2.02(a)(ii).

“Borrower GP” means IH3 Property Level GP LLC, a Delaware limited liability company.

“Borrower GP Guaranty” means the guaranty, dated as of the Closing Date, executed by Borrower GP in favor of the Administrative Agent, on behalf of the Lenders, substantially in the form of Exhibit H-2.

“Borrower GP Security Agreement” means a Security Agreement executed by Borrower GP substantially in the form of Exhibit P-3.

“Borrowers” means each of IH3 Property Phoenix, L.P., a Delaware limited partnership, IH3 Property West, L.P., a Delaware limited partnership, IH3 Property Georgia, L.P., a Delaware limited partnership, IH3 Property Florida, L.P., a Delaware limited partnership, IH3 Property Illinois, L.P., a Delaware limited partnership, IH3 Property Washington, L.P., a Delaware limited partnership, IH3 Property Nevada, L.P., a Delaware limited partnership, IH3 Property North Carolina, L.P., a Delaware limited partnership, IH3 Property Minnesota, L.P., a Delaware limited partnership, and each such other subsidiary of the Equity Owner which holds Properties, which has been approved by the Administrative Agent and added as a Borrower hereunder in accordance with Section 5.01(s).

“Borrower Information” has the meaning specified in Section 10.10(b).

“Borrower Joinder Agreement” means a joinder agreement substantially in the form set forth as Exhibit D pursuant to which a new Borrower becomes party to this Agreement.

“Borrower Mortgage Certification” means a certificate signed by a Responsible Officer of the Borrower Representative on behalf of the applicable Borrowers, substantially in the form set forth as Exhibit CC.

“Borrower Parties” has the meaning specified in Section 10.10(a).

“Borrower Representative” means IH3 Property Borrower L.P., a Delaware limited partnership.

“Borrower Security Agreement” means a Security Agreement executed by the Borrowers substantially in the form of Exhibit P-1.

“Borrowing” means a borrowing of Loans under this Agreement.

“Borrowing Date” means the date on which a Loan is funded hereunder.

“Borrowing Request” means an Initial Borrowing Request, a Modified Borrowing Request or a Final Borrowing Request, as the context may require.

“Borrowing Request Determination Date” means, with respect to any Borrowing, the proposed Borrowing Date as indicated in the Initial Borrowing Request (the “Initial Proposed Borrowing Date”) or the day that is one (1) or two (2) Business Days immediately prior to such date; provided that, if a Final Borrowing Request provides for a proposed Borrowing Date other than the Initial Proposed Borrowing Date then the Borrowing Request Determination Date shall be the proposed Borrowing Date specified in such Final Borrowing Request or the day that is one (1) or two (2) Business Days immediately prior to such date.

“BPO Determined Value” means, with respect to any Property, the “as is” value for such Property set forth in the initial Broker Price Opinion obtained by the Administrative Agent from the Diligence Agent with respect to a Property in connection with the Borrowing Request for the Property Loan related to such Property, as adjusted by the Administrative Agent pursuant to the BPO Reconciliation Process. On April 15 and October 15 of each calendar year (or, if such date is not a Business Day, on the immediately following Business Day), the Administrative Agent may, or shall pursuant to a Thirty-Three Percent Lender Instruction, at the Borrowers’ expense, order Broker Price Opinions from the Diligence Agent for:

(a) an initial sample of 5.0% (by number) of the Financed Properties, such sample to be selected on a random basis from the Financed Properties with the Broker Price Opinions obtained more than (30) days prior to the date of a sample selection, such order to be placed pursuant to standing instructions with the Diligence Agent;

(b) if the initial sample referred to in the immediately preceding clause (a) shows, on an aggregate basis for such sampled Financed Properties, an aggregate “as is” value that results in the aggregate Allocated Loan Amount of all such sampled Financed Properties exceeding 75.0% of the BPO Value of all such sampled Financed Properties, an additional sample of 5.0% (by number) of the Financed Properties, such sample to be selected on a random basis from the Financed Properties with the Broker Price Opinions obtained more than (30) days prior to the date of a sample selection; and

(c) if the foregoing samples (on a combined basis) show an aggregate “as is” value that results in the aggregate Allocated Loan Amount of all such sampled Financed Properties exceeding 75.0% of the BPO Value of all such sampled Financed Properties, all the Properties.

Additionally, if as of January 1 or July 1 of any calendar year (commencing on January 1, 2014), a BPO Index Trigger Event has occurred, then the Administrative Agent shall, at the Borrowers’ expense, order Broker Price Opinions from the Diligence Agent for:

(x) an initial sample of 10.0% (by number) of the Financed Properties, such sample to be selected on a random basis from the Financed Properties with the Broker Price Opinions obtained more than (30) days prior to the date of a sample selection; and

(y) if the initial sample referred to in the immediately preceding clause (x) shows, on an aggregate basis for such sampled Financed Properties, an aggregate “as is” value that results in the aggregate Allocated Loan Amount of all such sampled Financed Properties exceeding 75.0% of the BPO Value of all such sampled Financed Properties, all the Properties.

If any such sample following the occurrence of a BPO Index Trigger Event includes a Financed Property for which a Broker Price Opinion has been obtained within the ninety (90) day period prior to the initial order of Broker Price Opinions for the sampling procedure described above, then such Broker Price Opinion shall be used for purposes of such sampling in lieu of ordering a new Broker Price Opinion. Upon receipt of any such updated Broker Price Opinions, the “BPO Determined Value” shall be the “as is” value for such Property set forth in the most recent such Broker Price Opinions obtained from time to time, as adjusted by the Administrative Agent pursuant to the BPO Reconciliation Process. The value for a Property determined pursuant to the BPO Reconciliation Process shall constitute the BPO Determined Value; provided that, if the Borrower Representative objects to such BPO Determined Value with respect to any Pending Advance Property (a “BPO Value Dispute”), the Borrower Representative may remove such Pending Advance Property from the applicable Borrowing Request prior to disbursement of any Property Loan with respect thereto (without prejudice to including such Property in a subsequent advance request). Any changes in the BPO Determined Value as a result of the BPO Reconciliation Process for Properties in respect of which the related Property Loans have been made shall not affect the Allocated Loan Amounts in respect of such Properties.

“BPO Index Trigger Event” means the event described in Schedule VII, as calculated by the Borrowers and confirmed by the Calculation Agent; provided that, the Administrative Agent or the Thirty-Three Percent Lenders shall have a right to object to the Borrowers’ determination (as confirmed by the Calculation Agent) that no BPO Index Trigger Event has occurred by notice to the Borrower Representative in accordance with Section 10.20.

“BPO Reconciliation Process” means, in respect of any Property, the process pursuant to which a BPO Determined Value is adjusted in accordance with the terms hereof. A BPO Determined Value may be adjusted if the “as is” value presented in any Broker Price Opinion for a Property (i) is not reasonably acceptable to the Administrative Agent or the Thirty-Three Percent Lenders, and the Administrative Agent or the Thirty-Three Percent Lenders, as applicable, notify the Borrower Representative thereof, in the case of an objection by the Thirty-Three Percent Lenders, in accordance with Section 10.20, by no later than within ten (10) Business Days following funding of a related Property Loan or (ii)(A) is less than the Purchase Price for such Property by an amount equal to the greater of (x) 5% of the Purchase Price for such Property and (y) $5,000 and (B) if so requested by the Borrower Representative by no later than within ten (10) Business Days of funding of a related Property Loan, the Administrative Agent shall request that the Diligence Agent reconsider the value for such Property. The Borrower Representative and/or the objecting Thirty-Three Percent Lenders shall be provided the opportunity to deliver additional information, including sales of comparable homes or other evidence of market value or a broker price opinion or appraisal (as applicable) from an independent third party, to the Administrative Agent and the Lenders in connection with any such reconsideration, and the Administrative Agent shall forward such additional information to the Diligence Agent. Any revised “as is” value for such Property (if any) determined by the Diligence Agent shall be submitted to the Administrative Agent and the Borrower Representative.

“BPO Value” means, with respect to any Property, the sum of (i) the BPO Determined Value for such Property less, in the case of any Non-Conforming Property, the Aggregate Non-Conforming Deduction Amount in respect of such Non-Conforming Property (provided that the BPO Determined Value shall not be reduced below zero), plus (ii) in the case of any Property which at the date of calculation is a Stabilized Property but, at the date of the Broker Price Opinion used to establish the “as is” value for such Property was a Non-Stabilized Property for which the applicable Borrower had not substantially completed the Scheduled Renovation Work, as represented by the applicable Borrower or Borrower Representative to the Administrative Agent, the lesser of (x) the Renovation Reserve for such Property and (y) the amount of Actual Renovation Expenses for such Property. Notwithstanding anything herein to the contrary, the BPO Value of any Property (a) that is a Disqualified Property or a Disqualified Non-Conforming Property but is not, in either case, a Reserved Property shall be zero, (b) that is a Permitted Specified Property (but is not a Reserved Property) shall be an amount equal to the Specified Property BPO Determined Value of such Property and (c) that is a Specified Property (but is not a Permitted Specified Property or a Reserved Property) shall be an amount equal to 50% of the Specified Property BPO Determined Value of such Property, in each case, for all purposes of this Agreement (other than for purposes of the definition of “Estimated BPO Value”), including for purposes of calculating the Loan to Value Ratio for such Property.

“BPO Value Dispute” has the meaning set forth in the definition of BPO Determined Value.

“Broker Price Opinion” means (i) with respect to any Property as to which the Allocated Loan Amount exceeds $250,000, either, as determined by the Administrative Agent in its sole discretion, (x) a broker price opinion obtained by the Administrative Agent from the Diligence Agent or (y) an appraisal obtained by the Administrative Agent from the Diligence Agent that at a minimum conforms to generally accepted appraisal standards as set forth in the Uniform Standards of Professional Appraisal Practice promulgated by the Appraisal Standards Board of the Appraisal Foundation and (ii) with respect to any other Property, a broker price opinion obtained by the Administrative Agent from the Diligence Agent. Broker Price Opinions shall include such information (including, but not limited to, opinion of value) and comply with such guidelines (including under applicable law) as shall be reasonably acceptable to the Administrative Agent.

“Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which the New York Stock Exchange or Federal Reserve is closed, (iii) a public holiday or the equivalent for banks in New York City, New York, (iv) a day on which banking institutions in the State of Maryland or the State of New York are authorized or obligated by law or executive order to be closed, or (v) if used in connection with the LIBOR Rate, any day on which dealings are carried on in the London interbank market.

“Business Plan” means a business plan for each relevant market in which the Loan Parties intend to purchase and operate Eligible Properties, substantially in the form set forth as Exhibit Q or such other form as may be reasonably acceptable to the Administrative Agent and to which the Majority Lenders do not object (and, in the case of a market in which the Borrowers have or intend to acquire Properties in excess of 5.0% (by number) of the Properties then owned by the Borrowers in the aggregate, to which no Thirty-Three Percent Lender has objected) within five (5) Business Days after the Lenders are notified thereof, or such shorter period in which the Majority Lenders consent thereto; provided, that if any Thirty-Three Percent Lender shall object to any such business plan (i) the Administrative Agent shall, within five (5) Business Days of its receipt of such objection, deliver a copy of such objection to each Lender and (ii) such objection shall be deemed to have been overruled if the Majority Lenders, within five (5) Business Days following delivery of such copy, affirmatively disapprove of such objection by written notice to the Administrative Agent. If at any time the Majority Lenders shall provide the Administrative Agent with written direction contrary to any action previously objected to by any Thirty-Three Percent Lender related to approval of a Business Plan, the Administrative Agent shall cease to comply with objection by such Thirty-Three Percent Lender and shall thereafter follow such written direction from the Majority Lenders.

“Calculation Agent” means Wells Fargo Bank, N.A., or any replacement designated pursuant to Section 2.19(c).

“Calculation Agent Fee”means the monthly fee payable to the Calculation Agent on each Monthly Payment Date equal to (i) for each Monthly Payment Date occurring on or prior to September 15, 2014, $60,000 and (ii) for each Monthly Payment Date thereafter, $35,000. The Paying Agent Fee shall be paid by the Calculation Agent from the Calculation Agent Fee.

“Calculation Agent Fee Notice”has the meaning specified in Section 2.19(c).

“Cap Receipts” means all amounts received by a Borrower pursuant to an Interest Rate Cap Agreement.

“Capital Expenditures” means, for any period, the amount expended for items capitalized under GAAP (including expenditures for Renovation Expenses and leasing commissions).

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capped Concentration Property” means, as of any date of determination, (a) a Bid Receipt Property with respect to which either (i) the applicable Borrower has not yet delivered both of (A) either (x) a Title Insurance Policy insuring fee simple ownership of such Property by the applicable Borrower in an amount equal to or greater than the price at which such Property was purchased, issued by a Qualified Title Insurance Company with no title exceptions other than Permitted Liens described in clauses (a) through (g) of the definition thereof or (y) a marked or initialed binding commitment that is effective as a Title Insurance Policy in respect of such Property in an amount equal to or greater than the price at which such Property was purchased, issued by a Qualified Title Insurance Company with no title exceptions other than Permitted Liens described in clauses (a) through (g) of the definition thereof, which commitment shall be accompanied by such other affidavits, transfer declarations and other documents necessary for the recordation of the deed for such Property and issuance of such Title Insurance Policy and (B) a deed for such Property conveying the Property to the applicable Borrower, with vesting in the actual name of such Borrower with a certification that such Property’s deed has been recorded or (ii) there remains any delinquent Real Estate Taxes or Other Charges with respect to such Bid Receipt Property that were outstanding at the time of acquisition thereof by the applicable Borrower or its Affiliate or (b) any Property that is encumbered by a Monetary Lien (other than a Lien under the Loan Documents in favor of a Secured Party). For the avoidance of doubt, a Non-Conforming Property shall not be considered a Capped Concentration Property.

“Capped Concentration Property Percentage” means, as of any date of determination, the ratio (expressed as percentage) of (i) the number of all Pending Advance Properties and Financed Properties that are Capped Concentration Properties as of such date, over (ii) the number of all Pending Advance Properties and Financed Properties that are Eligible Properties as of such date.

“Capped Rate” means the rate set forth in the Interest Rate Cap Agreement which shall be USD-LIBOR-BBA for a Designated Maturity of one month that is reset quarterly as such terms are defined in the 2006 ISDA Definitions.

“Carry-Over Property” means an Eligible Property or Non-Conforming Property that is (i) occupied by a Carry-Over Tenant at the time of acquisition of such Property by a Borrower or its Affiliate and is occupied by the same Carry-Over Tenant as of the date of the related Borrowing Request or (ii) occupied by an individual or individuals at the time of acquisition of such Property by a Borrower or its Affiliate and which individual or individuals subsequent to acquisition of such Property by such Borrower or its Affiliate enter into an Eligible Lease with such Borrower; provided that, any new or renewal Lease with such Carry-Over Tenant must be an Eligible Lease and such Carry-Over Tenant must be an Eligible Tenant at the time of such new Lease or renewal (except with respect to clause (a) of the definition of “Eligible Tenant”) in order for such Property to continue to constitute a Carry-Over Property.

“Carry-Over Tenant” means (i) with respect to a Property described in clause (i) of the definition of “Carry-Over Property”, one or more individuals who, at the time of acquisition of such Property by a Borrower or its Affiliate and at the time of the related Borrowing Request with respect to such Property, occupy the related Property pursuant to a valid written Lease that is enforceable by the applicable Borrower and entered into on an arms-length basis without payment support by any Loan Party or its Affiliates and (ii) with respect to a Property described in clause (ii) of the definition of “Carry-Over

Property”, one or more individuals who, at the time of acquisition of such Property by a Borrower or its Affiliate, occupy the related Property and, subsequent to such acquisition, enter into an Eligible Lease with the applicable Borrower that remains in full force and effect at the time of the related Borrowing Request with respect to such Property.

“Casualty” means the damage or destruction of a Property, in whole or in part, by fire or other casualty.

“Change of Control” means any of the following:

(a) (i) Blackstone and its Affiliates shall cease to have direct or indirect Control of Invitation Homes 3 L.P., (ii) Blackstone and its Affiliates shall cease to have direct or indirect Control of IH3 Parent or (iii) Blackstone and Blackstone Tactical shall cease to directly or indirectly own Equity Interests of Invitation Homes 3 L.P. representing at least 19% of the economic interests therein on a fully diluted basis free and clear of all Adverse Claims;

(b) IH3 Parent shall cease to (i) have direct or indirect Control of Invitation Homes 3 L.P. or (ii) own directly or indirectly at least a majority of the issued and outstanding Equity Interests of Invitation Homes 3 L.P. on a fully diluted basis free and clear of all Adverse Claims;

(c) (i) Invitation Homes 3 L.P. shall cease to directly own 100% of the issued and outstanding Equity Interests of Parent or Parent GP (other than the general partnership interest of Parent) free and clear of all Adverse Claims or (ii) Parent GP shall cease to be the sole general partner of Parent;

(d) (i) Parent and Equity Owner GP shall cease to collectively directly own 100% of the issued and outstanding Equity Interests of Parent Equity Owner or Parent shall cease to directly own 100% of the issued and outstanding Equity Interests of Equity Owner GP, in each case, free and clear of all Adverse Claims or (ii) Equity Owner GP shall cease to be the sole general partner of Parent Equity Owner and Equity Owner;

(e) Parent Equity Owner and Equity Owner GP shall cease to collectively directly own 100% of the issued and outstanding Equity Interests of Equity Owner free and clear of all Adverse Claims;

(f) (i) Equity Owner shall cease to directly own 100% of the issued and outstanding Equity Interests of Borrower GP free and clear of all Adverse Claims or (ii) Borrower GP shall cease to be the sole general partner of each Borrower;

(g) Equity Owner and Borrower GP shall cease to collectively directly own 100% of the issued and outstanding Equity Interests of each Borrower free and clear of all Adverse Claims; and

(h) any transaction or series of transactions whereby any Person or Persons acting in concert acquire the right, directly or indirectly, by contract or otherwise, to Control any Loan Party.

Notwithstanding the foregoing, any transfer by Equity Owner and Borrower GP of all of their Equity Interests in any Borrower in connection with a Qualifying Refinancing shall not constitute a Change of Control.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means December 19, 2013.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the real, personal and mixed property (including Financed Properties in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” means German American Capital Corporation, in its capacity as agent for the Lenders, together with its successors and permitted assigns.

“Collateral Documents” means the Borrower Security Agreement, the Equity Owner Security Agreement, the Borrower GP Security Agreement, the Blocked Account Control Agreement, each Property Account Control Agreement, each General Operating Account Control Agreement, each Assignment of Management Agreement, the Mortgage Documents and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to the Administrative Agent or the Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

“Collection Account” means account no. 48338300 established and maintained by the Paying Agent pursuant to Section 2.17 in the name of the Borrower Representative and entitled “Wells Fargo Bank, N.A., as Paying Agent, in trust for the Borrowers - Collection Account # 48338300” or such other account established at the Paying Agent (or any successor) as may be designated in writing from time to time by the Administrative Agent.

“Collections” means, without duplication, with respect to any Asset, all Rents, Insurance Proceeds, Transfer Proceeds, Refinancing Proceeds, Awards, Cap Receipts, interest on amounts on deposit in the Collection Account, the Disbursement Account and the Reserve Accounts, amounts paid to a Borrower pursuant to the terms of the applicable Purchase Agreement, amounts paid by a Borrower to the Collection Account pursuant to this Agreement, and all other payments received with respect to such Asset and all “proceeds” (as defined in Section 9-102 of the UCC) of such Asset, in each case, as set forth in a Monthly Borrower Report.

“Commitment” of any Lender means the Dollar amount set forth on Schedule II hereto or, in the case of a Lender that becomes a party to this Agreement pursuant to an Assignment and Acceptance, the amount set forth therein as such Lender’s “Commitment”, in each case as such amount may be (i) reduced or increased by any Assignment and Acceptance entered into by such Lender and the other parties thereto in accordance with the terms hereof and (ii) reduced or increased pursuant to Sections 2.01 or 2.05.

“Completion Requirements” means, in respect of any Non-Stabilized Property, that (i) all Scheduled Renovation Work for such Property has been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, in each case, in all material respects, (ii) such Property satisfies the Renovation Standards in all material respects, and (iii) such Property has been leased to an Eligible Tenant pursuant to an Eligible Lease and all leasing costs and commissions in respect thereof have been paid in full.

“Completion Requirements Certificate” has the meaning specified in Section 3.03(f).

“Completion Reserve” has the meaning specified in Section 6.01(a).

“Completion Reserve Account” means account no. 48338302 established and maintained by the Paying Agent pursuant to Section 2.17 in the name of the Borrower Representative and entitled “Wells Fargo Bank, N.A., as Paying Agent, in trust for the Borrowers – Completion Reserve Account # 48338302” or such other account established at the Paying Agent (or any successor) as may be designated in writing from time to time by the Administrative Agent.

“Compliance Certificate” means the certificate in the form attached hereto as Exhibit F.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Financed Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Financed Property or any part thereof.

“Conformed Property” means, as of any date of determination, any Property that (i) was a Non-Conforming Property at the time such Property became a Financed Property and that is an Eligible Property on such date of determination and (ii) in respect of which the Diligence Agent has completed its due diligence review, including confirmation by the Diligence Agent that it has reviewed the documentation required to be included in the Property File that is specified in items 3 through 5 of Schedule I-A and determined that the Eligible Property criteria set forth in items 1 and 2 of Schedule I-A have been satisfied with respect to each such Property.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Worth” means, as of any date of determination, an amount equal to (i) the excess of total assets over total liabilities on such date, as the same would appear on a consolidated balance sheet of the Parent and its Subsidiaries at the date of said calculation prepared in accordance with GAAP, minus (ii) to the extent included in such total assets under clause (i), all cash or Permitted Investments of the Loan Parties other than Unrestricted Cash.

“Constituent Document” means, (i) with respect to any partnership (whether limited or general), (a) the certificate of partnership (or equivalent filings), (b) the partnership agreement (or equivalent organizational documents) of such partnership and (c) any document setting forth the designation, amount and/or rights, limitations and preferences of any of such partnership’s partnership interests or the holders thereof; (ii) with respect to any limited liability company, (a) the certificate of formation (or the equivalent organizational documents) of such entity, (b) the operating agreement (or the equivalent governing documents) of such entity and (c) any document setting forth the designation, amount and/or rights, limitations and preferences of any of such limited liability company’s membership interests or the holders thereof; and (iii) with respect to any other type of entity, the organizational and governing document for such entity which are equivalent to those described in clauses (i) and (ii) above, as applicable.

“Contaminant” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or mold, that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law.

“Control” has the meaning set forth in the definition of Affiliate.

“Converted Property” means, as of any date of determination, any Eligible Property that was a Non-Stabilized Property at the time such Property became a Financed Property and that is a Stabilized Property on such date of determination. For the avoidance of doubt, no Property that was at any point in time a Carry-Over Property may constitute a Converted Property.

“Counterparty” means, with respect to the Interest Rate Cap Agreement, SMBC Capital Markets, Inc. and with respect to any Replacement Interest Rate Cap Agreement, any Approved Counterparty thereunder.

“Cure Period” means, with respect to the failure of any Financed Property to qualify as an Eligible Property or a Non-Conforming Property, as applicable, if such failure is reasonably susceptible of cure, a period of thirty (30) days after the earlier of actual knowledge of such condition by the Manager or Property Manager or notice thereof by the Administrative Agent to the Borrower Representative; provided that, if the applicable Borrower is diligently pursuing such cure, then such cure period shall be extended for another sixty (60) days and, provided further, that if the Obligations have been accelerated pursuant to Section 7.02, then the cure period hereunder shall be reduced to zero (0) days. If any failure of any Financed Property to qualify as an Eligible Property or a Non-Conforming Property, as applicable, is not reasonably susceptible of cure, then no cure period shall be available. Notwithstanding the foregoing, the cure period in respect of any Non-Conforming Property shall not extend beyond 180 days from the initial Borrowing Date for such Non-Conforming Property.

“Data Site” has the meaning specified in Section 10.21.

“Debt Service” means, with respect to any Property or group of Properties and with respect to the relevant measurement period, the scheduled interest payments due under this Agreement with respect to the outstanding Allocated Loan Amount for such Property or group of Properties; provided that, in the case of any Property or group of Properties that are Non-Stabilized Properties, such interest payments shall be calculated for purposes of this definition based on the Estimated Post- Stabilization Loan Amount in respect of such Property or group of Properties rather than based on the related Allocated Loan Amount(s).

“Debt Service Account” means account no. 48338311 established and maintained by the Paying Agent pursuant to Section 2.17 in the name of the Borrower Representative and entitled “Wells Fargo Bank, N.A., as Paying Agent, in trust for the Borrowers – Debt Service Account # 48338311” or such other account established at the Paying Agent (or any successor) as may be designated in writing from time to time by the Administrative Agent.

“Debt Service Coverage Ratio” means, with respect to any Property or group of Properties for the relevant measurement period, the ratio of: (a) the Underwritten Net Cash Flow for such Property or group of Properties for the relevant measurement period to (b) the greater of (i) the actual Debt Service with respect to the outstanding aggregate Allocated Loan Amount (or, in the case of any Non-Stabilized Property or group of Non-Stabilized Properties or any Converted Properties for which a Renovation Loan has not been funded, without duplication, the aggregate Estimated Post-Stabilization Loan Amount) for such Property or group of Properties for the relevant measurement period and (ii) interest for the relevant measurement period on the outstanding Allocated Loan Amount (or, in the case of any Non-Stabilized Property or group of Non-Stabilized Properties or any Converted Properties for which a Renovation Loan has not been funded, the Estimated Post-Stabilization Loan Amount) for such Property or group of Properties at a rate per annum equal to the sum of (x) the SWAP Rate, plus (y) one-quarter of one percent (0.25%), plus (z) the Applicable Margin.

“Debt Service Reserves” has the meaning specified in Section 6.04.

“Debt Service Reserves Account” means account no. 48338305 established and maintained by the Paying Agent pursuant to Section 2.17 in the name of the Borrower Representative and entitled “Wells Fargo Bank, N.A., as Paying Agent, in trust for the Borrowers – Debt Service Reserves Account # 48338305” or such other account established at the Paying Agent (or any successor) as may be designated in writing from time to time by the Administrative Agent.

“Debt Yield” means, with respect to any Property or group of Properties for the relevant measurement period, a fraction expressed as a percentage, (a) the numerator of which is the Underwritten Net Cash Flow for such Property or group of Properties for the relevant measurement period and (b) the denominator of which is the outstanding aggregate Allocated Loan Amount (or, in the case of any Non-Stabilized Property or group of Non-Stabilized Properties or any Converted Properties for which a Renovation Loan has not been funded, without duplication, the aggregate Estimated Post-Stabilization Loan Amount) for such Property or group of Properties.

“Debt Yield Deficiency Payment” has the meaning specified in Section 2.05.

“Declined Action” has the meaning specified in Section 9.01(b).

“Default” means any event which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) three percent (3%) above the Interest Rate.

“Defaulting Lender” means any Lender that: (a) has failed to fund any of its obligations to make Loans within three (3) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Administrative Agent or the Borrower Representative that it does not intend to comply with such funding obligations or has made a public statement to that effect with respect to such funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) such Lender has, for three (3) or more Business Days, failed, in good faith, to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Representative) or (d) has, or has a direct or indirect parent company that has, become subject to an Event of Bankruptcy; provided, that a Lender shall not be deemed to be a Defaulting Lender hereunder solely by virtue of any control of or ownership interest in, or the acquisition of any ownership interest in, such Lender (or its direct or indirect parent company) or the exercise of control over such Lender (or its direct or indirect parent company) by a Governmental Authority thereof if and for so long as such ownership interest does not result in or provide such Lender (or its direct or indirect parent company) with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or its direct or indirect parent company) or allows such Governmental Authority to reject, repudiate, disavow or disaffirm obligations such as those under this Agreement. Any determination that a Lender is a Defaulting Lender under clauses (a) through (d) above will be made by the Administrative Agent in its reasonable discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower Representative provided for in this definition.

“Deficiency” means, with respect to any Property File, (i) the failure of one or more Specified Documents contained therein to be fully executed or to match the information on the related Properties Schedule, as applicable, (ii) one or more Specified Documents contained therein are mutilated, materially damaged or torn or otherwise physically altered or unreadable or (iii) the absence from a Property File of any Specified Document required to be contained in such Property File.

“Deficiency Payments” has the meaning set forth in Section 6.10.

“Delinquent Tenant” means a Tenant whose rent payment under a related Lease remains unpaid for more than 31 days after the original due date for such rent payment; provided that, if the total of delinquent rent payments still outstanding as of any date of determination represents less than 25% of a monthly rent payment actually payable by such Tenant (exclusive of any government-related subsidy payment) and/or if the entire amount of such delayed rent payment is subject to an agreed payment plan or government-related subsidy payment, such Tenant shall not be deemed a Delinquent Tenant; provided, further, that any such payment plan must be on reasonable and customary terms and conditions reflecting market standards.

“Diligence Agent” means, as of any date of determination, collectively, Green River Capital, LLC, and/or one or more other Persons designated by the Administrative Agent by written notice to the Borrower Representative and the Lenders at such date to be a “Diligence Agent”, subject to the Majority Lenders’ right to object to such designation within five (5) Business Days after being notified thereof or such shorter period in which the Majority Lenders consent thereto. The Diligence Agent may be removed upon at least 30 days’ prior written notice (or such shorter period as shall be acceptable to the Diligence Agent) by the Administrative Agent or, if a Diligence Agent Removal Event has occurred, the Majority Lenders, delivered to the Diligence Agent, the Lenders and the Borrower Representative; provided, however, in each case, that such removal shall not be effective until a successor Diligence Agent acceptable to the Administrative Agent has been selected, subject to the consent of the Majority Lenders within five (5) Business Days after the Lenders are notified thereof (or such shorter period in which the Majority Lenders consent thereto).

“Diligence Agent Certification” means, in respect of any Property or group of Properties, a certification of the Diligence Agent that it has performed the applicable diligence services for such Property or Properties under a service agreement between the Diligence Agent and the Administrative Agent relating to the Transactions.

“Diligence Agent Fee” means all fees payable to the Diligence Agent pursuant to that certain Evaluation Services Agreement dated as of the date hereof, between the Administrative Agent and Green River Capital, LLC, as Diligence Agent, or pursuant to any replacement evaluation services agreement between the Administrative Agent and the Person then acting as the Diligence Agent hereunder; provided that any such replacement evaluation services agreement shall not have been objected to by the Majority Lenders within five (5) Business Days after being notified thereof (or such shorter period in which the Majority Lenders consent thereto) in connection with an appointment of a replacement Diligence Agent.

“Diligence Agent Removal Event” shall have occurred in respect of a Person then serving as the Diligence Agent under this Agreement if either of the following events has occurred:

(a) the Diligence Agent, or any of its agents, servants or employees, or other persons under its direction or control, shall have engaged, in the reasonable judgment of the Majority Lenders, in any actions or omissions that constitute a material breach of contract, malfeasance, willful misconduct or gross negligence, in each case, in connection with performing the functions expected to be performed by them under this Agreement or any servicing agreement between the Administrative Agent and the Diligence Agent; or

(b) the Diligence Agent shall have become subject to an Event of Bankruptcy.

“Disbursement Account” means account no. 48338301 established and maintained by the Paying Agent pursuant to Section 2.17 in the name of the Borrower Representative and entitled “Wells Fargo Bank, N.A., as Paying Agent, in trust for the Borrowers – Disbursement Account # 48338301” or such other account established at the Paying Agent (or any successor) as may be designated in writing from time to time by the Administrative Agent.

“Disqualified Non-Conforming Property” means any Non-Conforming Property that (i) remains a Non-Conforming Property for more than 180 days following the original Borrowing Date for such Property or (ii) fails to qualify as a Non-Conforming Property after the lapse of any applicable Cure Period during the first 180 days following the original Borrowing Date for such Property.

“Disqualified Property” means any Financed Property that fails to qualify as an Eligible Property (after the lapse of any applicable Cure Period) other than any Non-Conforming Property.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Pub. L. No. 111-203 and any successor statute.

“Dollars” and “$” each mean the lawful currency of the United States of America.

“DSCR Deficiency Payment” has the meaning specified in Section 2.05.

“Eighty-Five Percent Lenders” ” means, at any time, Lenders, including Approved Participants (other than the Defaulting Lenders), whose Total Exposure (excluding the Total Exposure of any Defaulting Lenders) or, in the case of any Approved Participant, all or any portion of a Lender’s Total Exposure participated to it, together exceed eighty-five percent (85%) of the Aggregate Total Exposure (excluding the Total Exposure of any Defaulting Lenders) at such time. For the avoidance of doubt, for purposes of this definition, (i) the Total Exposure of any Assigning Lender that assigns its voting rights in connection with such participation shall be deemed reduced by the amount of the Total Exposure that is participated to such Approved Participant and (ii) any Approved Participant shall be deemed a Defaulting Lender to the extent and for so long as its related Assigning Lender becomes and remains a Defaulting Lender.

“Eligibility Reserves” has the meaning specified in Section 6.12.

“Eligibility Reserves Account” means account no. 48338313 established and maintained by the Paying Agent pursuant to Section 2.17 in the name of the Borrower Representative and entitled “Wells Fargo Bank, N.A., as Paying Agent, in trust for the Borrowers – Eligibility Reserves Account # 48338313” or such other account established at the Paying Agent (or any successor) as may be designated in writing from time to time by the Administrative Agent.

“Eligible Lease” means, as of any date of determination, a Lease for a Property that satisfies all of the following, as certified by the Borrowers in the most recent Compliance Certificate delivered prior to such date of determination:

(a) the Lease reflects customary market standard terms;

(b) the Lease is entered into on an arms-length basis without payment support by any Loan Party or its Affiliates (provided that any incentives offered to Tenants shall not be deemed to constitute such payment support);

(c) the Lease had, as of its commencement date, an initial lease term of at least six months;

(d) the Lease is consistent with the Loan Parties’ internal leasing guidelines; and

(e) other than with respect to any Lease for a Carry-Over Property described in clause (i) of the definition thereof, the Lease is in compliance with all applicable laws in all material respects.

“Eligible Property” means, at as any date of determination, a Property that satisfies each of the criteria set forth on Schedule I-A, as certified by the Borrowers in the most recent Compliance Certificate delivered prior to such date of determination.

“Eligible Tenant” means, at as any date of determination, a bona fide third party lessee of a Property who satisfies each of the following criteria, as certified by the Borrowers in the most recent Compliance Certificate delivered prior to such date of determination:

(a) as of any date of determination, the Tenant’s Rent expense for the following 12 month period is not greater than 40% of the Tenant’s Gross Tenant Income for the preceding 12 month period (as verified by the Loan Parties);

(b) the Tenant (to the extent such Tenant is not a Carry-Over Tenant) is not subject to an ongoing Event of Bankruptcy as of the date such Tenant is initially screened pursuant to the terms hereof; and

(c) the Tenant otherwise conforms to the Loan Parties’ internal tenant leasing criteria.

“Entitlement Order” has the meaning set forth in Section 2.17(f).

“Environmental Indemnity” means an Environmental Indemnity Agreement, executed by each Borrower and substantially in the form of Exhibit G.

“Environmental Laws” means all federal, state or local laws, rules, regulations or orders governing, imposing standards of conduct with respect to, or regulating in any way the discharge, generation, removal, transportation, storage or handling of toxic or hazardous substances, materials or waste.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Contaminant, (c) exposure to any Contaminant, (d) the release or threatened release of any Contaminant into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“EO13224” has the meaning set forth in Section 4.01(x)(i).

“Equity Interests” means, with respect to any Person, shares of capital stock, partnership interests, membership interests, beneficial interests or other equity ownership interests in such Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest from such Person.

“Equity Owner” means IH3 Property Borrower L.P., a Delaware limited partnership.

“Equity Owner GP” means IH3 Property GP LLC, a Delaware limited liability company.

“Equity Owner Guaranty” means the guaranty, dated as of the Closing Date, executed by Equity Owner, Parent Equity Owner and Equity Owner GP in favor of the Administrative Agent, on behalf of the Lenders, substantially in the form of Exhibit H-1.

“Equity Owner Security Agreement” means a Security Agreement executed by Equity Owner, Parent Equity Owner and Equity Owner GP substantially in the form of Exhibit P-2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which another entity is a member or (ii) described in Section 414(m) or (o) of the Code of which another entity is a member, except that this clause (ii) shall apply solely for purposes of potential liability under Section 302(b) of ERISA and Section 412(b) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code.

“ERISA Event” means (i) the failure to pay a minimum required contribution or installment to a Plan on or before the due date provided under Section 430 of the Code or Section 303 of ERISA, (ii) the filing of an application with respect to a Plan for a waiver of the minimum funding standard under Section 412(c) of the Code or Section 302(c) of ERISA, (iii) the failure of a Loan Party or any of its ERISA Affiliates to pay a required contribution or installment to a Multiemployer Plan on or before the applicable due date, (iv) any officer of any Loan Party or any of its ERISA Affiliates knows or has reason to know that a Plan is in “at risk” status within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA or (v) the occurrence of a Plan Termination Event.

“ERISA Plan” has the meaning set forth in Section 4.01(g).

“Estimated BPO Value” means, with respect to any Property as of any date of determination, without duplication, the sum of (i) the BPO Value thereof (without giving effect to any adjustments due to such Property being a Specified Property that is not a Permitted Specified Property or a Reserved Property) plus (ii) in the case of any Non-Stabilized Property for which the applicable Borrower had not substantially completed the Scheduled Renovation Work, as reasonably determined by Administrative Agent, an amount equal to the Renovation Reserve for such Property.

“Estimated Post-Stabilization Loan Amount” means, as of any date of determination, with respect to any Property, the sum of (i) the Allocated Loan Amount for such Property plus (ii) with respect to any Non-Stabilized Property or a Converted Property for which a Renovation Loan has not been funded, without duplication, an amount equal to 70% of the Renovation Reserve for such Property.

“Estimated Purchase Price” means, with respect to any Property as of any date of determination, without duplication, the sum of (i) the Purchase Price thereof (without giving effect to any adjustments due to such Property being a Specified Property that is not a Permitted Specified Property or a Reserved Property) plus (ii) in the case of any Non-Stabilized Property for which the applicable Borrower had not substantially completed the Scheduled Renovation Work, as reasonably determined by Administrative Agent, an amount equal to the Renovation Reserve for such Property.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Event of Bankruptcy” means, with respect to any Person:

(i) such Person shall fail generally to pay its debts as they come due, or shall make a general assignment for the benefit of creditors; or any case or other proceeding shall be instituted by such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of it or its debts under the Bankruptcy Code; or such Person shall take any corporate, limited partnership or limited liability company action to authorize any of such actions; or

(ii) a case or other proceeding shall be commenced, without the application or consent of such Person in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under the Bankruptcy Code, and (A) such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days or (B) an order for relief in respect of such Person shall be entered in such case or proceeding or a decree or order granting such other requested relief shall be entered.

“Event of Default” has the meaning assigned to that term in Section 7.01.

“Excess Insurance Reserves” has the meaning specified in Section 6.06(b).

“Excess Tax Reserves” has the meaning specified in Section 6.05(b).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Party or required to be withheld or deducted from a payment to an Affected Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Affected Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Affected Party’s failure to comply with Section 2.12(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Management Agreement” means that certain Management Agreement, dated as of September 4, 2013, between the Borrowers and Existing Manager, pursuant to which Existing Manager is to provide management and other services with respect to the Properties.

“Existing Manager” means THR Property Management L.P.

“Extension Fees” has the meaning set forth in Section 2.07.

“Extension Request” has the meaning set forth in Section 2.07.

“Extension Term” has the meaning set forth in Section 2.07.

“Facility Fees” means, in respect of any Lender, any fees payable on the Closing Date to such Lender in its capacity as a Lender under this Agreement which represent a percentage of its Commitment as in effect on the Closing Date, as such fees are agreed upon between the Borrowers and such Lender.

“FATCA” means Sections 1471 through 1474 of the Code, in effect as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fees” means, collectively, the Unused Fee, the Extension Fees, the Facility Fees, the Administrative Fee, the Calculation Agent Fee, the Diligence Agent Fee (as specified in writing by the Administrative Agent to the Calculation Agent), the Paying Agent Fee and any other fees (as specified in writing to the Calculation Agent) due to any Secured Party hereunder or under the Loan Documents.

“Federal Funds Effective Rate” means, for any day, a rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the rate for such day shall be such rate on such transactions on the next succeeding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published on such next succeeding Business Day, the rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Deutsche Bank AG, New York Branch on such day on such transactions as determined by the Administrative Agent.

“Federal Funds Rate” means, in respect of any Settlement Period, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on the first date of such Settlement Period, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the rate for such day shall be such rate on such transactions on the next succeeding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published on such next succeeding Business Day, the rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Deutsche Bank AG, New York Branch on such day on such transactions as determined by the Administrative Agent.

“FFR Interest” has the meaning specified in the definition of “Gross Yield”.

“Final Borrowing Request” means a Borrowing Request pursuant to which a Final Report is obtained.

“Final Collection Date” means the date occurring on or after the last day of the Initial Term (or the Extension Term if the Maturity Date is extended pursuant to Section 2.07 hereof) on which the Aggregate Commitment has been terminated, the Aggregate Loan Principal Balance has been reduced to zero and all other Obligations have been paid in full (other than indemnification or other contingent obligations not then due and owing).

“Final Report” means a Report of the Calculation Agent setting forth the results of any applicable calculations required in connection with a Borrowing Request, which results identify no exceptions as to the related calculations.

“Financed Properties” means Properties that were financed with a Loan under this Agreement where the Allocated Loan Amount for such Property is greater than zero or any interest, Fees or other Obligations related thereto that are required to be paid on or prior to the date when the Allocated Loan Amount for such Property is required to be repaid remains outstanding.

“First Mortgage Date” has the meaning specified in Section 2.14(b).

“Fixture Filing” means, with respect to any jurisdiction in which any Property or Properties are located in which a separate, stand alone fixture filing is required or generally recorded or filed pursuant to the local law or custom (as reasonably determined by Administrative Agent), a Uniform Commercial Code financing statement (or other form of financing statement required in the jurisdiction in which the applicable Property or Properties are located) recorded or filed in the real estate records in which the applicable Property or Properties are located, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Flood Insurance Laws” means, the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 as amended by the National Flood Insurance Reform Act of 1994, and in each case, any subsequent amendments thereafter, and the requirements of any regulations promulgated thereunder including but not limited to those implemented by the Office of Comptroller of the Currency at 12 C.F.R 22.1 et seq.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that (a) neither is subject to ERISA nor is a governmental plan within the meaning of Section 3(32) of ERISA and that is maintained, or contributed to, by Parent or any of its ERISA Affiliates and (b) is mandated by a government other than the United States (other than a state within the United States or an instrumentality thereof) for employees of any Loan Party or any of their ERISA Affiliates.

“Formal Objection” has the meaning specified in Section 10.20(b).

“Funded Renovation Reserves” has the meaning specified in Section 6.02(a).

“Funded Renovation Reserves Percentage” means 30%.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time, consistently applied; provided, however, that if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“General Operating Account” means a depositary account in the name of a Borrower maintained at a General Operating Account Bank.

“General Operating Account Bank” means a financial institution at which a General Operating Account is maintained.

“General Operating Account Control Agreement” means an Account Control Agreement among the applicable Borrower, a General Operating Account Bank and the Administrative Agent providing for springing control by the Administrative Agent, substantially in the form set forth as Exhibit E-2 or such other form as may be reasonably acceptable to the Administrative Agent.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

“Gross Tenant Income” means, with respect to any Tenant, income earned before taxes and other deductions, including income from self-employment, rental property, alimony, child support, public assistance payments, and retirement benefits.

“Gross Yield” means, in respect of any Lender for the period from and after the Closing Date through the earlier of (a) the Final Collection Date and (b) the date of the termination of the Aggregate Commitments, reduction of the Aggregate Loan Principal Balance to zero and payment in full of all other Obligations (other than indemnification or other contingent obligations not then due and owing), the annual percentage rate calculated using the XIRR function in Microsoft Excel software that causes the present value of cash in-flows to such Lender to equal the present value of cash out-flows from such Lender. For purposes hereof, the amount of the initial Commitment of a Lender shall constitute a “cash out-flow” of such Lender and “cash in-flows” to a Lender shall consist of the following: (i) all amounts actually received by such Lender from the payment of Interest, Unused Fees, Facility Fees, any fees paid pursuant to Section 2.04(d), (ii) interest that would have been received by such Lender had such Lender invested any amounts representing unused portions of such Lender’s Commitment during any Settlement Period during the measurement period (but excluding the last day of such measurement period) in an obligation bearing interest at the Federal Funds Rate applicable to such Settlement Period and received such interest in arrears on the last day of each Settlement Period (“FFR Interest”) and (iii) the amount of such Lender’s Total Exposure that has been permanently reduced, as described in clause (z) below. In determining the Gross Yield, the following shall apply: (x) all payments of principal, Interest, Unused Fees, Facility Fees, any fees paid pursuant to Section 2.04(d) and FFR Interest shall be calculated on the amount paid (or, in the case of FFR Interest, assumed to be paid) prior to the application of any U.S. federal, state or local taxation to such Lender, (y) for the avoidance of doubt, with respect to any Lender, such calculation shall take into account the amount and timing of principal payments, Interest, Unused Fees, Facility Fees, any fees paid pursuant to Section 2.04(d) and FFR Interest using the actual dates such interest and fees were paid (or, in the case of FFR Interest, assumed to be paid), and (z) cash in-flows under clause (iii) above shall be deemed to occur on the following dates in the related amounts: (A) on the date of any permanent reduction of such Lender’s Total Exposure, the amount of such reduction shall be a cash in-flow and (B) on the Final Collection Date, any remaining amount of such Lender’s Commitment shall be a cash in-flow. Gross Yield shall be determined by the Calculation Agent.

“Guarantee” means, as to any Person, any obligation of such person directly or indirectly guaranteeing any Indebtedness or other obligations of any other Person in any manner providing for the payment of any Indebtedness or other obligations of any other Person or otherwise protecting the holder of such Indebtedness other obligations against loss (whether by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, or take or pay or otherwise); provided that the term “Guarantee” shall not include customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable about of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guaranteed Reserves” has the meaning specified in Section 6.14(a).

“Guaranteed Reserves Amount” means, as of any date of determination, the aggregate amount of the Guaranteed Reserves that are not funded in the applicable Reserve Accounts at such time in accordance with Section 6.14(a).

“Guarantor” means Parent Equity Owner, Equity Owner, Equity Owner GP and Borrower GP, as applicable.

“IH1 Loan Agreement” means that certain Second Amended and Restated Loan Agreement, dated as of March 13, 2013 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof), by and among THR Phoenix, L.P., THR California, L.P., THR Georgia, L.P., THR Florida, L.P., THR Property Illinois, L.P., THR North Carolina II, L.P., THR Washington II, L.P., THR Nevada II, L.P., as borrowers, certain affiliates of the borrowers, as guarantors, the lenders from time to time party thereto, Deutsche Bank AG, New York Branch, as administrative agent and Wells Fargo Bank, N.A., as calculation agent, paying agent and securities intermediary.

“IH2 Loan Agreement” means that certain Loan Agreement, dated as of June 14, 2013 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof), by and among IH2 Property Phoenix, L.P., IH2 Property West, L.P., IH2 Property Georgia, L.P., IH2 Property Florida, L.P., IH2 Property Illinois, L.P., IH2 Property North Carolina, L.P., IH2 Property Washington, L.P., IH2 Property Nevada, L.P., as borrowers, certain affiliates of the borrowers, as guarantors, the lenders from time to time party thereto, Deutsche Bank AG, New York Branch, as administrative agent, Wells Fargo Bank, N.A., as co-administrative agent and Wells Fargo Bank, N.A., as calculation agent, paying agent and securities intermediary.

“IH3 Parent” means, collectively, BREP IH3 Holdings LLC, BTO IH3 Holdings L.P., Blackstone Real Estate Holdings VII-ESC L.P., Blackstone Family Tactical Opportunities Investment Partnership ESC L.P. and BREP IH3 Co-Investment Partners, L.P.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than current trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) accrued obligations of such Person in respect of outstanding letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) obligations of others described in another clause of this definition that are Guaranteed by such Person; and (h) any other obligation of such Person evidenced by a note, bond, debenture or similar instrument that would be classified as indebtedness on a balance sheet prepared in accordance with GAAP. The amount of Indebtedness of any Person for purposes of clause (c) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Amount” has the meaning set forth in Section 8.01.

“Indemnified Parties” has the meaning set forth in Section 8.01.

“Indemnified Taxes” means (a) any and all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Director” means, with respect to any limited partnership or limited liability company, an individual who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by the Administrative Agent and the Majority Lenders, in each case that is not an Affiliate of any Relevant Party or Blackstone and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such limited partnership or limited liability company and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(i) a member, partner, equity holder, manager, director, officer or employee of any Relevant Party, Blackstone or any of their respective equity holders or Affiliates (other than as an Independent Director of an Affiliate of any Relevant Party or Blackstone that is not in the direct chain of ownership of any Relevant Party or Blackstone and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional independent directors or managers);

(ii) a creditor, supplier or service provider (including provider of professional services) to any Relevant Party, Blackstone or any of their respective equity holders or Affiliates (other than a nationally-recognized company that routinely provides professional independent directors or managers and other corporate services to any Relevant Party, Blackstone, or any of their respective equity holders or Affiliates in the ordinary course of business);

(iii) a family member of any such member, partner, equity holder, manager, director, officer, employee, creditor, supplier or service provider to any Relevant Party, Blackstone or their Affiliates;

(iv) a member, partner or employee of a law firm that has provided legal services of any kind to any Relevant Party, Blackstone or their Affiliates; or

(v) a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii), (iii) or (iv) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the Independent Director of a “special purpose entity” affiliated with any Relevant Party or Blackstone shall not be disqualified from serving as an Independent Director, provided that the fees that such individual earns from serving as Independent Director of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

“Ineligible Property Condition” shall exist, as of any date of determination, if two percent (2.0%) or more of the Financed Properties that were initially financed as Eligible Properties or that constitute Conformed Properties (by number) fail to qualify as Eligible Properties (notwithstanding any available Cure Period under this Agreement relating to such failure).

“Individual Material Adverse Effect” means, in respect of an individual Property, any event or condition that has a material adverse effect on the value, use, occupation, leasing or marketability of such Property or results in any liability to, claim against or obligation of any Lender or material liability or obligation on the part of any Relevant Party.

“Initial Borrowing Request” has the meaning specified in Section 2.02(a)(i).

“Initial Objection” has the meaning specified in Section 10.20(b).

“Insolvency Opinion” means a non-consolidation opinion letter delivered by Richards, Layton & Finger, P.A., substantially in the form attached hereto as Exhibit I.

“Insurance Premium” has the meaning set forth in Section 5.04(b).

“Insurance Proceeds” means proceeds of any insurance policy, including property insurance policies, casualty insurance policies and title insurance policies, “partnership liability” insurance policy, employee fidelity insurance policy required to be maintained by any Loan Party pursuant to Section 5.04.

“Insurance Reserves” has the meaning specified in Section 6.06(a).

“Insurance Reserves Account” means account no. 48338307 established and maintained by the Paying Agent pursuant to Section 2.17 in the name of the Borrower Representative and entitled “Wells Fargo Bank, N.A., as Paying Agent, in trust for the Borrowers - Insurance Reserves Account # 48338307” or such other account established at the Paying Agent (or any successor) as may be designated in writing from time to time by the Administrative Agent.

“Initial Term” means the period from the Closing Date through the two-year anniversary of the Closing Date.

“Interest” means, for any Loan and any Settlement Period, the sum for each day during such Settlement Period of the following:

IR x PA/CB

where:

IR	=	the Interest Rate for such Loan for such day.

PA	=	the principal amount of such Loan on such day.

CB	=	360.

“Interest Rate” means, with respect to the Loans outstanding on any day the sum of (i) the greater of (A) the Adjusted LIBOR Rate in effect during the Settlement Period that includes such day and (B) one-quarter of one percent (0.25%) per annum, plus (ii) the Applicable Margin; provided, that if a LIBOR Disruption Event is continuing on such day, the Interest Rate shall be an interest rate per annum equal to the sum of (i) the greater of (A) the Alternative Rate in effect on such day and (B) one-quarter of one percent (0.25%) per annum plus (ii) the Applicable Margin.

“Interest Rate Cap Agreement” means each ISDA Master Agreement (Multicurrency - Cross Border) (together with the confirmation (including any revised, amended or otherwise modified confirmations) and schedules relating thereto), dated December 19, 2013, between the Counterparty and the Borrower Representative, obtained by the Borrower Representative and collaterally assigned to the Administrative Agent pursuant to this Agreement. After delivery of a Replacement Interest Rate Cap Agreement to the Administrative Agent, the term Interest Rate Cap Agreement shall be deemed to mean such Replacement Interest Rate Cap Agreement. The Interest Rate Cap Agreement shall be governed by the laws of the State of New York and shall contain each of the following:

(a) the notional amount of the Interest Rate Cap Agreement shall not be less than sixty-six and two-thirds percent (66 2/3%) of the Aggregate Total Exposure, as the same may be increased;

(b) the remaining term of the Interest Rate Cap Agreement shall at all times extend through the Maturity Date as extended from time to time pursuant to this Agreement and the Loan Documents;

(c) the Interest Rate Cap Agreement shall be issued by the Counterparty to the Borrowers and shall be pledged to the Administrative Agent by the Borrowers in accordance with this Agreement;

(d) the Counterparty under the Interest Rate Cap Agreement shall be obligated to make a stream of payments, directly to the Collection Account (whether or not an Event of Default has occurred) from time to time equal to the product of (i) the notional amount of such Interest Rate Cap Agreement multiplied by (ii) the excess if any of the Capped Rate over the Strike Price;

(e) the Counterparty under the Interest Rate Cap Agreement shall execute and deliver the Acknowledgment; and

(f) the Interest Rate Cap Agreement shall impose no material obligation on the beneficiary thereof (after payment of the acquisition cost) and shall be in all material respects satisfactory in form and substance to the Administrative Agent.

“IRS” means the Internal Revenue Service, a bureau of the department of Treasury of the United States of America.

“Lease” means a bona fide written lease, sublease, letting, license, concession or other agreement pursuant to which any Tenant is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Property by or on behalf of a Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease or other agreement entered into in connection with such lease, sublease or other agreement, and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the Tenant.

“Leasing Commission Reserves” has the meaning specified in Section 6.03(a).

“Leasing Commission Reserves Account” means account no. 48338304 established and maintained by the Paying Agent pursuant to Section 2.17 in the name of the Borrower Representative and entitled “Wells Fargo Bank, N.A., as Paying Agent, in trust for the Borrowers – Leasing Commission Reserves Account # 48338304” or such other account established at the Paying Agent (or any successor) as may be designated in writing from time to time by the Administrative Agent.

“Legal Opinion” means a legal opinion letter delivered by Simpson Thacher & Bartlett LLP, substantially in the form attached hereto as Exhibit J.

“Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to the Borrowers, at any time in force affecting any Borrower, any Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to a Property or any part thereof, or (b) in any way limit the leasing, use and enjoyment of a Property.

“Lender” means each of the financial institutions listed on Schedule II as a “Lender”, together with its respective successors and permitted assigns.

“Lender Objection” has the meaning specified in Section 10.20(b).

“Lender Percentage” means for any Lender, the percentage equivalent of a fraction (expressed out to five decimal places), the numerator of which is the Total Exposure of such Lender and the denominator of which is the Aggregate Total Exposure.

“Lender Representatives” has the meaning specified in Section 10.10(b).

“LIBOR Disruption Event” means, with respect to any Settlement Period, any of the following: (a) a determination by any Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain dollars in the London interbank market to make, fund or maintain Loans during such Settlement Period, (b) the failure of the sources listed in the definition of “LIBOR Rate” to publish or offer a London interbank offered rate as of 11:00 a.m. on the second Business Day prior to the first day of such Settlement Period (as contemplated in such definition), (c) a determination by Majority Lenders that the rate at which deposits of Dollars are being offered in the London interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining their Loans for such Settlement Period or (d) the inability of Majority Lenders, because of market events not under the control of such Lenders, to obtain Dollars in the London interbank market to make, fund or maintain their Loans for such Settlement Period. In each case, the Administrative Agent shall provide written notice (which may be in electronic form) of such LIBOR Disruption Event to the Calculation Agent, which notice shall include the Alternative Rate in effect during such LIBOR Disruption Event as determined by the Administrative Agent.

“LIBOR Rate” means, for any Loan (or portion thereof) for any Settlement Period, the rate per annum shown on Reuters Screen LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Calculation Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market), as shown as the rate for dollar deposits for a one-month period at approximately 11:00 a.m., London time, on the second Business Day before the first day of such Settlement Period. In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Loan shall be the rate at which dollar deposits of $5,000,000 and for a maturity of three months are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days before the first day of such Settlement Period. Notwithstanding anything to the contrary contained herein, in no event shall LIBOR Rate be less than one-quarter of one percent (0.25%). The Calculation Agent’s computation of LIBOR Rate shall be conclusive and binding on the parties hereto for all purposes, absent manifest error.

“LIBOR Rate Reserve Percentage” means, for any Settlement Period in respect of which Interest is computed by reference to the LIBOR Rate, the reserve percentage applicable two Business Days before the first day of such Settlement Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Settlement Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Settlement Period.

“Lien” means any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, easement, right-of-way, adverse claim, preference, assignment, security interest, or any other encumbrance or other use restriction relating to real property, charge or transfer restriction, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidity” means, as of any date of determination, the sum of (x) the Unrestricted Cash of Parent (exclusive of any Subsidiaries) as of such date and (y) the Unrestricted Cash of the Subsidiaries of Parent.

“Loan” means a loan made to a Borrower pursuant to Article II.

“Loan Documents” means collectively, this Agreement, the Management Agreement, the Blackstone Guaranty, the Parent Guaranty, the Equity Owner Guaranty, the Blackstone Funding Commitment, the Environmental Indemnity, each Collateral Document, each Paying Agent Fee Notice and Calculation Agent Fee Notice, each Reaffirmation, each Note and all other agreements, documents, fee letters and instruments delivered pursuant thereto or in connection therewith.

“Loan Guarantees” has the meaning specified in Section 10.01(b).

“Loan Parties” means, collectively, Parent Equity Owner, Equity Owner, Equity Owner GP, Borrower GP and each Borrower.

“Loan to Cost Ratio” means, with respect to any Property or Properties, the percentage determined by dividing (i) the Allocated Loan Amount(s) with respect to such Property or Properties by (ii) the Purchase Price for such Property or Properties.

“Loan to Value Ratio” means, with respect to any Property or Properties, the percentage determined by dividing (i) the Allocated Loan Amount(s) with respect to such Property or Properties by (ii) the BPO Value for such Property or Properties.

“Majority Lenders” means, at any time, Lenders, including Approved Participants (other than the Defaulting Lenders), whose Total Exposure (excluding the Total Exposure of any Defaulting Lenders) or, in the case of any Approved Participant, all or any portion of a Lender’s Total Exposure participated to it, together exceed fifty percent (50%) of the Aggregate Total Exposure (excluding the Total Exposure of any Defaulting Lenders) at such time. For the avoidance of doubt, for purposes of this definition, (i) the Total Exposure of any Assigning Lender that assigns its voting rights in connection with such participation shall be deemed reduced by the amount of the Total Exposure that is participated to such Approved Participant and (ii) any Approved Participant shall be deemed a Defaulting Lender to the extent and for so long as its related Assigning Lender becomes and remains a Defaulting Lender.

“Management Agreement” means the Existing Management Agreement or a Replacement Management Agreement pursuant to which a Qualified Manager is managing one or more of the Financed Properties in accordance with the terms and provisions of this Agreement.

“Manager” means Existing Manager or, if the context requires, a Qualified Manager who is managing one or more of the Financed Properties in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Material Action” shall have the meaning set forth in paragraph (j) of the definition of “Special Purpose Entity” below.

“Material Adverse Effect” means a material adverse effect on (a) the property, business, operations or financial condition of the Loan Parties, taken as a whole, (b) the ability of any Loan Party to perform its respective material obligations under any of the Loan Documents to which it is a party, (c) the rights and remedies of any Secured Party under any of the Loan Documents or (d) the perfection or priority of any Secured Party’s interest in any Equity Interests in any Borrower or in any other Material Portion of the Collateral.

“Material Indebtedness” has the meaning specified in Section 7.01(p).

“Material Portion” means a portion equal to or greater than 5% of the Collateral by value or number of Properties affected.

“Maturity Date” means December 18, 2015, as such date may be extended pursuant to Section 2.07.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness under this Agreement and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loans.

“Maximum Number of Borrowing Requests” means with respect to any calendar week, two (2); provided that Borrowing Requests may not be made on consecutive days within a calendar week; provided further that Borrowing Requests for Renovation Loans may only be submitted once per any calendar month.

“Minimum Disbursement Amount” means $100,000.

“Modified Borrowing Request” means any Borrowing Request subject to modification as described in Section 2.02(a).

“Modified Report” means a Report of the Calculation Agent setting forth the results of any applicable calculations required in connection with a Modified Borrowing Request.

“Monetary Lien” means a Lien securing an obligation for the payment of money.

“Monthly Borrower Report” means the report prepared by the Borrowers setting forth the information identified on Exhibit U and provided to the Administrative Agent, the Calculation Agent and the Lenders pursuant to the terms of this Agreement.

“Monthly Operating Expense Budgeted Amount” has the meaning set forth in Section 2.06(d).

“Monthly Payment Date” means, with respect to a Settlement Period, the 15th day of the calendar month immediately following such Settlement Period, or, if such date is not a Business Day, the next succeeding Business Day; provided, that the initial Monthly Payment Date under this Agreement shall occur on January 15, 2013, and the final Monthly Payment Date shall occur on the Maturity Date.

“Monthly Payment Report” means a report prepared by the Calculation Agent reflecting the principal, Interest, fees, costs, expenses, indemnities and deposits into Reserves payable hereunder during the relevant period and which attach the latest calculations provided by the Borrower Representative relating to the Financed Properties and the Loan Parties in the most recently available Compliance Certificate and/or Borrowing Request.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt, or similar instrument, (in a minimum amount of the Purchase Price of the applicable Property or Properties (plus any applicable Renovation Reserves) where the jurisdiction of recording requires the amount of the secured obligation to be stated for mortgage recording tax purposes), creating a first lien on and security interest in the applicable Property or Properties in favor the Collateral Agent, for the benefit of the Secured Parties, subject only to Permitted Liens described in clauses (a) through (g) of the definition thereof, in each case in form reasonably acceptable to the Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Documents” means the Mortgages, the Assignments of Leases and Rents and the Fixture Filings.

“Mortgage File Required Documents” has the meaning specified in Schedule IX.

“Mortgage Request Date” has the meaning specified in Section 2.14(c).

“Multiemployer Plan” means a plan within the meaning of Section 414(f) or Section 3(37) of ERISA to which contributions are required to be made by any Loan Party or any of their ERISA Affiliates or to which any such entity has any liability.

“Non-Conforming Matters” means, in respect of any Non-Conforming Property, Adverse Claims in respect of such Property that would result in such Property not satisfying the eligibility criteria set forth in items 2 and 10 on Schedule I-A.

“Non-Conforming Property” means, as of any date of determination, a Property that satisfies each of the criteria set forth on Schedule I-B, as certified by the Borrowers in the most recent Compliance Certificate delivered prior to such date of determination. For the avoidance of doubt, no Property that was at any point in time an Eligible Property may constitute a Non-Conforming Property.

“Non-Conforming Property Certificate” means, with respect to one or more Non- Conforming Properties, a certificate signed by a Responsible Officer of the Borrower Representative on behalf of the applicable Borrower, substantially in the form set forth as Exhibit BB.

“Non-Conforming Reserves” has the meaning specified in Section 6.15.

“Non-Conforming Property Reserves Account” means account no. 48338314 established and maintained by the Paying Agent pursuant to Section 2.17 in the name of the Borrower Representative and entitled “Wells Fargo Bank, N.A., as Paying Agent, in trust for the Borrowers – Non-Conforming Property Reserves Account # 48338314” or such other account established at the Paying Agent (or any successor) as may be designated in writing from time to time by the Administrative Agent.

“Non-Consenting Lender” has the meaning set forth in Section 2.21.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Monetary Lien” means any Lien other than a Monetary Lien.

“Non-Stabilized Property” means any Financed Property or Pending Advance Property that is not a Stabilized Property.

“Note”has the meaning specified in Section 2.01(h).

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Loan Parties to the Secured Parties arising under this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, including the repayment of the Aggregate Loan Principal Balance and the payment of Interest, Fees and all other amounts due or to become due from any Loan Party under this Agreement and the other Loan Documents (whether in respect of fees, expenses, indemnifications, breakage costs, increased costs or otherwise), interest, fees and other obligations that accrue after the commencement of any bankruptcy, insolvency or similar proceeding with respect to any Loan Party (in each case whether or not allowed as a claim in such proceeding).

“OFAC” has the meaning specified in Section 4.01(x)(i).

“Official Body” means any Governmental Authority or any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Operating Expenses” means for any period the expenses actually incurred (or in the case of a budget, expected to actually be incurred) in connection with the maintenance and operation of the Financed Properties, including the following, in each case for the relevant period and without duplication: (i) managements fees, (ii) property tax expense, other recurring assessments, sewer charges, homeowner association dues and other recurring charges, (iii) insurance expense based on the Borrowers’ actual in-place insurance policies and (iv) general expenses for the Properties to the extent not provided for in the management fees (including but not limited to cost of utilities, inventories, and fixed asset supplies consumed in the operation of the Properties, costs and fees of independent professionals (including, without limitation, legal, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder) but excluding all items described in sub-clauses (A) through (J) of clause (i) of the definition of Underwritten Operating Expenses.

“Optional Mortgage Date” has the meaning specified in Section 2.14(c).

“Other Charges” means all homeowner’s association dues, fees and assessments, impositions other than Real Estate Taxes, and any other charges levied or assessed or imposed against a Property or any part thereof other than Real Estate Taxes.

“Other Connection Taxes” means, with respect to any Affected Party, Taxes imposed as a result of a present or former connection between such Affected Party and the jurisdiction imposing such Tax (other than connections arising from such Affected Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing, excise, property or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that (i) arise in connection with the funding of any Loan by a Lender with the assets of an ERISA Plan or (ii) are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).

“Parent” means IH3 Property Holdco L.P., a Delaware limited partnership.

“Parent Equity Owner” means IH3 Property Guarantor L.P., a Delaware limited partnership.

“Parent Financial Covenants” means the requirement that the Parent maintain at all times, and as certified as of each Quarterly Determination Date:

(a) Consolidated Net Worth of an amount equal to at least 20% of the Aggregate Total Exposure at such time; and

(b) Liquidity of an amount equal to at least (i) if the Adjusted Debt Service Coverage Ratio as of the most recent Quarterly Determination Date is less than 1.35:1.00, then 5.0% of the Aggregate Total Exposure as of the date of determination or (ii) if the Adjusted Debt Service Coverage Ratio as of the most recent Quarterly Determination Date is equal to or greater than 1.35:1.00, then 2.5% of the Aggregate Total Exposure as of the date of determination; provided that Liquidity shall not be less than the Guaranteed Reserves Amount. Notwithstanding the foregoing, Parent shall not be required to maintain all or any portion of the required minimum Liquidity (as determined pursuant to the previous sentence) if and to the extent Blackstone has committed to fund to Parent pursuant to the Blackstone Funding Commitment as of any date of determination and the following conditions are satisfied: (1) the Blackstone Funding Commitment is in full force and effect as of such date, (2) no Default or Event of Default shall exist and remain uncured or unwaived as of such date, (3) no Event of Default would have occurred in the three months ended as of the most recent Quarterly Determination Date due to a breach of any covenant set forth in Section 5.06 but for a voluntary prepayment of the Aggregate Loan Principal Balance by the Borrowers in such three month period, (4) Blackstone shall be in compliance with the reporting covenants set forth in Section 6.14(b) and (5) Blackstone shall be in compliance with the Blackstone Financial Covenant as of the most recent Quarterly Determination Date.

“Parent GP” means IH3 Property Holdco GP LLC, a Delaware limited liability company.

“Parent Guaranty” means the guaranty, dated as of the Closing Date, executed by Parent in favor of the Administrative Agent, on behalf of the Lenders, substantially in the form of Exhibit K.

“Participant” has the meaning specified in Section 10.03(e).

“Participant Register” has the meaning specified in Section 10.03(e).

“Patriot Act” has the meaning specified in Section 10.15.

“Paying Agent” means initially Wells Fargo Bank, N.A. and its successors or any replacement designated pursuant to Section 2.18(d).

“Paying Agent Fee” means the annual fee of $25,000 payable to the Paying Agent on a prorated basis on each Monthly Payment Date, or such other amount as the Paying Agent or any successor paying agent shall agree with the Administrative Agent, subject to the approval of the Calculation Agent and the Borrower Representative (in each case, not to be unreasonably withheld, delayed or conditioned) in the case of any amount in excess of $25,000. The Paying Agent Fee shall be payable from the Calculation Agent Fee.

“Paying Agent Fee Notice”has the meaning specified in Section 2.18(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pending Advance Properties” means the Eligible Properties and Non-Conforming Properties that are the subject of a pending Borrowing Request pursuant to Section 2.02(a)(i) (unless removed from the applicable Borrowing Request by the Borrower Representative upon written notice to the Administrative Agent and the Calculation Agent pursuant to a BPO Value Dispute or in connection with any modification of a Borrowing Request made in accordance with the terms of this Agreement).

“Pending Renovation Advance Inspection Requirement” shall be satisfied in respect of any Pending Renovation Advance Property when (i) the Diligence Agent shall have inspected a Selected Financed Property Sample from the Sample Pool that includes such Pending Renovation Advance Property and (ii) either (a) no non-compliance with the Renovation Standards shall have been identified in respect of any Financed Property included in such Selected Financed Property Sample or (b) if any non-compliance with the Renovation Standards shall have been identified in respect of any Financed Property included in such Selected Financed Property Sample, (x) as provided in Section 6.02(a), the Diligence Agent shall have inspected all or a larger sample of the Financed Properties included in the Sample Pool in respect of such Selected Financed Property Sample to confirm compliance for such Financed Properties with the Renovation Standards and (y) each Pending Renovation Advance Property showing any non-compliance with the Renovation Standards shall have been excluded from the applicable Borrowing Request for Renovation Loans until such time as any such non-compliance is corrected as verified by the Diligence Agent by virtue of a subsequent inspection.

“Pending Renovation Advance Properties” means the Converted Properties and/or Conformed Properties that are the subject of a pending Borrowing Request pursuant to Section 2.02(a)(ii) (unless removed from the applicable Borrowing Request by the Borrower Representative upon written notice to the Administrative Agent and the Calculation Agent in connection with any modification of a Borrowing Request made in accordance with the terms of this Agreement).

“Permitted Investments” means:

(a) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home

Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(b) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(c) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(d) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(e) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(f) units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invested solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency) for money market funds, including any fund for which the Paying Agent or an affiliate thereof serves as an investment advisor, administrator, shareholder servicing agent, and/or custodian; and

(g) any other security, obligation or investment which has been specifically approved as a Permitted Investment in writing by the Administrative Agent.

Each of the Permitted Investments may be purchased by the Paying Agent or through an Affiliate of the Paying Agent, upon the instruction of the Borrower Representative as provided herein or as otherwise provided pursuant to Section 6.13(b).

“Permitted Liens” means, with respect to a Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Non-Monetary Liens disclosed prior to the Borrowing Date for such Property in the applicable Title Insurance Policy (or in the marked or initialed binding commitment for a Title Insurance Policy, if no Title Insurance Policy has been issued prior to the Borrowing Date for such Property) relating to such Property that the Diligence Agent determines do not materially and adversely affect (i) the ability of the applicable Borrower to pay any of its obligations to any Person as and when due, (ii) the marketability of title to such Property, (iii) the fair market value of such Property, or (iv) the use, leasing or operation of such Property, and, in each case, that are not otherwise objected to by either the Administrative Agent or the Majority Lenders prior to the Borrowing Date for such Property, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent or contested in accordance with the terms hereof, (d) all easements, rights-of-way, restrictions and other similar Non-Monetary Liens recorded against and affecting such Property to the extent such easements, rights-of-way, restrictions or other similar Non-Monetary Liens arose after the date such Property became a Financed Property and that do not materially and adversely affect (i) the ability of applicable Borrower to pay any of its obligations to any Person as and when due, (ii) the marketability of title to such Property, (iii) the fair market value of such Property, or (iv) the use, leasing or operation of such Property, (e) rights of Tenants, as Tenants only, (f) homeowners association dues, fees and assessments not yet due or delinquent, (g) such other title and survey exceptions as the Administrative Agent has approved or may approve in writing and that have been presented to the Lenders for review and not objected to by the Majority Lenders within five (5) Business Days after presentation thereof or such shorter period in which the Majority Lenders consent thereto and (h) with respect to any Financed Property (i) for a period of ninety (90) days following the date of purchase of such Property by the applicable Borrower or an Affiliate thereof, such Property may be encumbered by Monetary Liens if the aggregate amount of the obligations secured by all such Monetary Liens with respect to such Property (other than a Lien created under the Loan Documents in favor of a Secured Party) remain less than five percent (5.0%) of the Purchase Price of such Property (with the Purchase Price for such Property calculated without giving effect to the amounts described in clauses (ii), (iii), (iv), (v) and (vi) of the definition thereof) and the applicable Borrower has deposited into the Special Reserves Account a reserve in an amount equal to the greater of (x) 120% of the amount of the obligations secured by such Monetary Liens and (y) $1,000 and (ii) thereafter, for a period of two hundred and seventy (270) days following the later of (i) the date of purchase of such Property by the applicable Borrower or an

Affiliate thereof and (ii) the date such Property becomes a Financed Property, such Property may be encumbered by Monetary Liens if the aggregate amount of the obligations secured by all such Monetary Liens with respect to such Property (other than a Lien created under the Loan Documents in favor of a Secured Party) does not exceed $1,500 and the applicable Borrower has deposited into the Special Reserves Account a reserve in an amount equal to the greater of (x) 120% of the amount of the obligations secured by such Monetary Liens and (y) $1,000.

“Permitted Specified Property” has the meaning set forth in the definition of Specified Property.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity.

“Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA that is established, maintained or contributed to by any Loan Party or any of their ERISA Affiliates (or as to which such entity has any liability) and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Plan Termination Event” means (i) any event described in Section 4043 of ERISA with respect to any Plan; (ii) the withdrawal of any Loan Party or any of its ERISA Affiliates from a Plan during a plan year in which such Loan Party or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on any Loan Party or any of its ERISA Affiliates under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution of proceedings by the PBGC to terminate a Plan or by any similar foreign governmental authority to terminate a Foreign Plan; (v) any event or condition which could reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the institution of proceedings by a foreign governmental authority to appoint a trustee to administer any Foreign Plan; or (vii) the partial or complete withdrawal of any Loan Party or any of its ERISA Affiliates from a Multiemployer Plan or Foreign Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Policy” has the meaning set forth in Section 5.04(b).

“Preliminary Report” means a Report of the Calculation Agent setting forth the results of any applicable calculations required in connection with an Initial Borrowing Request.

“Product Information” has the meaning specified in Section 10.10(a).

“Prohibited Action” means, in respect of any Financed Property, a voluntary action or omission by any Loan Party or an action or omission by any third party authorized by a Loan Party that, in each case, such Loan Party intends to (i) result in an imposition of an Adverse Claim on such Property or (ii) constitute a Transfer in respect of such Property.

“Properties Schedule” means a data tape of Pending Advance Properties and Financed Properties, calculated as of the Borrowing Request Determination Date and appended to a Borrowing Request delivered by a Borrower to the Administrative Agent and the Diligence Agent. Each such schedule shall include, for each applicable Pending Advance Property and each Financed Property, each of the data fields set forth on Schedule I to the Borrowing Request. The information relating to the Pending Advance Properties and the Financed Properties included on any Properties Schedule shall be based on the most recent information available to the Borrowers prior to such Borrowing Request.

“Property” means a one to four unit residential real property comprising an Asset, including single family homes in planned unit developments and individual single family townhomes and individual residential condominium units in a low-rise or high-rise condominium project, but excluding coops and manufactured housing.

“Property Account” means a Rent Receipts Account, Security Deposit Account or Property Operating Account.

“Property Account Bank” means a financial institution at which a Property Account is maintained.

“Property Account Cash Management Agreement” means a cash management agreement with the applicable Borrower, the applicable Property Manager (and any other Person with trust or signatory authority with respect to such Property Account) and the Administrative Agent in such form as may be reasonably acceptable to the Administrative Agent.

“Property Account Control Agreement” means the Account Control Agreement among the applicable Borrower, the applicable Property Manager (and any other Person with trust or signatory authority with respect to such Property Account (other than a Security Deposit Account)), a Property Account Bank and the Administrative Agent providing for springing control by the Administrative Agent, substantially in the form set forth as Exhibit E-2 or such other form as may be reasonably acceptable to the Administrative Agent.

“Property File” means with respect to each Financed Property or Pending Advance Property:

(a) The Purchase Agreement, auction receipt or other applicable purchase documentation reasonably satisfactory to Administrative Agent;

(b) (i) With respect to each Financed Property or Pending Advance Property that is an Eligible Property: the documentation described in items 3, 4 and 5 of Schedule I-A, and (ii) with respect to each Financed Property or Pending Advance Property that is a Non-Conforming Property: the documentation described in items 3, 4 and 5 of Schedule I-B;

(c) Evidence reasonably satisfactory to the Administrative Agent of the insurance policies required by Section 5.04 with respect to such Property;

(d) If the Property is a Stabilized Property, the executed Lease; (e) The Broker Price Opinion for such Property; and

(f) If the applicable Borrower is required to provide Mortgage Documents on the Property under Section 2.14, a copy thereof and all related Mortgage File Required Documents, with (i) evidence that such Mortgage Documents have been recorded in the appropriate recording office or presented for recordation in the applicable recorder’s office and are in recordable form with the delivery of the conforming recorded mortgage documents within 90 days following the date such Mortgage Documents become required for such Property and (ii) a copy of the related mortgagee’s Title Insurance Policy.

“Property Loan” means a Loan requested by a Borrower pursuant to Section 2.02(a)(i).

“Property Loan Report” means a report of the Calculation Agent in the form of Exhibit V attached hereto setting forth the results of any applicable calculations required in connection with a Borrowing Request with respect to a Property Loan.

“Property Manager” means, with respect to each parcel of Financed Property, the Person that is directly responsible for the day-to-day management of such parcel, including leasing and collecting of Rents in respect thereto. As the context may require such entity may be the Manager or a Subcontractor.

“Property Operating Account” means a depositary account in the name of a Borrower maintained at a Property Account Bank into which operating funds of such Borrower are held or deposited.

“Proposed Scheduled Renovation Work” has the meaning set forth in Section 6.02(a).

“Purchase Agreement” means any customary purchase agreement reflecting market standard terms entered into by a Borrower or its Affiliate and a third party seller of a Property who is not an Affiliate of any Loan Party.

“Purchase Price” means, with respect to any Property, the sum (without duplication) of (i) as applicable, the price at which such Property was purchased by the applicable Borrower or its Affiliate pursuant to the applicable Purchase Agreement or the price paid by the applicable Borrower or its Affiliate at auction as demonstrated by written evidence to the Administrative Agent’s reasonable satisfaction, (ii) the actual, bona fide out-of-pocket closing costs paid by the applicable Borrower or its Affiliate with respect to the acquisition of such Property, including, but not limited to title, escrow and appraisal costs and expenses, not to exceed six percent (6%) of the purchase price of such Property under clause (i) hereof, (iii) taxes and current HOA fees (if applicable), and arrearages of HOA fees and similar fees required to clear title to such Property to the extent paid by the applicable Borrower or its Affiliate in order to acquire such Property (or to the extent the applicable Borrower has deposited reserves into the Special Reserves Account in amount equal thereto) in the aggregate not to exceed ten percent (10%) of the purchase price of such Property under clause (i) hereof, (iv) in the case of any Financed Property that at the time of the related Property Loan was a Non-Stabilized Property in respect of which the applicable Borrower had substantially completed the Scheduled Renovation Work, as represented by the applicable Borrower to the Administrative Agent, the amount of Actual Renovation Expenses for such Property, (v) in the case of any Financed Property that at the time of the related Property Loan was a Stabilized Property, the amount of Actual Renovation Expenses for such Property, and (vi) in the case of any Property that at the date of calculation is a Stabilized Property but that at the time of the related Property Loan was a Non-Stabilized Property for which the applicable Borrower had not substantially completed the Scheduled Renovation Work, as reasonably determined by Administrative Agent, the lesser of (x) the Renovation Reserve for such Property and (y) the amount of Actual Renovation Expenses for such Property. Notwithstanding anything herein to the contrary, the Purchase Price of any Property (a) that is a Disqualified Property or a Disqualified Non-Conforming Property but, in either case, is not a Reserved Property or (b) that is a Specified Property (and is not a Permitted Specified Property or a Reserved Property) shall be zero for all purposes of this Agreement (other than for purposes of the definition of “Estimated Purchase Price”), including for purposes of calculating the Loan to Cost Ratio for such Property.

“Qualified Bid Receipt Certification” means, with respect to one or more Properties, a certificate signed by a Responsible Officer of the applicable Borrower, substantially in the form set forth as Exhibit R.

“Qualified Institution” means any depository institution or trust company organized under the laws of the United States or any State (or any domestic branch of a foreign bank), (i) (a) that has or the parent of which has, either (1) a long-term unsecured debt rating of “BBB+” or higher by S&P and “Baa1” or higher by Moody’s, or (2) a short-term unsecured debt rating of not less than “A-1” by S&P and not less than “P-1” by Moody’s or (b) is otherwise acceptable to the Administrative Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.

“Qualified Manager” means (a) Existing Manager, (b) Riverstone Residential Group, (c) any Person that is under common Control with Existing Manager or Parent and/or (d) a reputable Person that has at least two (2) years’ experience in the management of at least one thousand (1,000) residential rental properties and at least five hundred (500) residential rental properties in each metropolitan statistical area in which Financed Properties are located.

“Qualified Title Insurance Company” means each title insurance company listed on Schedule VIII hereto and any other title insurance company unless such title insurance company is disqualified by the Administrative Agent or the Majority Lenders in their sole discretion by notice to the Borrower Representative.

“Qualifying Refinancing” means one or more refinancings of Financed Properties with an aggregate principal amount of not less than $200 million, which refinancings consist of term loans and/or term securitization transactions that are conducted pursuant to either a Rule 144A or a registered public offering, or a similar form of securitization transaction that is reasonably acceptable to the Administrative Agent and to which the Majority Lenders do not object within five (5) Business Days after the Lenders are notified thereof.

“Quarterly Operating Expense Budget” has the meaning set forth in Section 2.06(d).

“Quarterly Determination Date” means March 31, June 30, September 30 and December 31 of each calendar year.

“Rate Cap Collateral” means all of the right, title and interest of the Borrowers in and to (i) the Interest Rate Cap Agreement; (ii) all payments, distributions, disbursements or proceeds due, owing, payable or required to be delivered to the Borrowers in respect of the Interest Rate Cap Agreement or arising out of the Interest Rate Cap Agreement, whether as contractual obligations, damages or otherwise; and (iii) all of each Borrower’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Interest Rate Cap Agreement, in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any or all of the foregoing.

“Rating Agency” means S&P, Moody’s and any other nationally recognized statistical rating organizations designated by Administrative Agent with the consent of the Borrower Representative from time to time.

“Reaffirmation” means any reaffirmation delivered by any party to any Loan Document reaffirming their respective obligations under such Loan Document.

“Real Estate Taxes” means any and all real estate and personal property taxes, assessments, water charges, sewer rents, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto now or hereafter levied or assessed or imposed against any Property or part thereof or any Borrower.

“Records” means all leases, agreements, instruments, documents, books, records and other information (including, without limitation, tapes, disks, punch cards and related property and rights) maintained with respect to Assets or the Loan Parties, other than the Property Files.

“Recourse Representations” means clauses (1) through (5) of the criteria set forth on Schedule I-A and Schedule I-B, as applicable.

“Refinancing” means any bona fide secured or unsecured loan or similar financing transaction made by a third party that is not an Affiliate of any Loan Party undertaken by a Borrower or its Affiliate that is secured, directly or indirectly, by, or involving, a Property that was a Financed Property immediately prior to such Refinancing. A Refinancing may be effected by (i) a transfer of Financed Properties that are being refinanced in a Qualifying Refinancing to an Affiliate of a Borrower or (ii) a transfer of Equity Interests of a Borrower whose sole assets consist of Financed Properties that are being refinanced in a Qualifying Refinancing, and such transactions shall, for all purposes of this Agreement, be considered a Refinancing. For the avoidance of doubt, no Borrower may incur any Indebtedness in connection with a Refinancing of any Property. Except as set forth in the foregoing clause (i), if the Loan Parties Transfer any Financed Property in a transaction or series of transactions in connection with any Refinancing, then such transactions shall, for all purposes of this Agreement, be considered a Transfer and not a Refinancing.

“Refinancing Expenses” means, with respect to any Financed Property, the reasonable legal fees and expenses and miscellaneous closings costs, including, but not limited to title, escrow and appraisal costs and expenses, of the applicable Borrower incurred in connection with the Refinancing of such Financed Property.

“Refinancing Proceeds” means, with respect to the Refinancing of any Asset, all amounts realized with respect to such Asset net of the related Refinancing Expenses; provided, however, that the Refinancing Proceeds with respect to any Asset shall in no event be less than zero.

“Refinancing or Transfer Date” means the date upon which a Refinancing or Transfer is consummated.

“Register” has the meaning specified in Section 10.03(c).

“Release Amount” means, for a Financed Property, the following applicable amount (hereinafter, the “Principal Portion” of the Release Amount) together with any other amounts specified in Section 2.15(a)(iv):

(a) in connection with any Refinancing of such Property during the Initial Term, an amount equal to the Allocated Loan Amount for such Property;

(b) in connection with any Refinancing of such Property during the Extension Term, the greater of (i) an amount equal to the Allocated Loan Amount for such Property and (ii) 100% of Refinancing Proceeds from such Refinancing;

(c) in connection with any Transfer of such Property during the Initial Term, if none of the conditions set forth in Section 2.01(a)(iii) – (viii) would be violated as of the date of release of the Property for which the Release Amount is being calculated (measured with respect to the existing Aggregate Loan Principal Balance and the existing Financed Properties other than the Financed Property subject to Transfer and giving pro forma effect to prepayment of the Loans in an amount equal to the Release Amount calculated in accordance with this clause (c)) if a Loan for $1 is made on such date, an amount equal to (i) the Allocated Loan Amount for such Property multiplied by (ii) one hundred fifteen percent (115%);

(d) in connection with any Transfer of such Property during the Initial Term, if any of the conditions set forth in Section 2.01(a)(iii) – (viii) would be violated as of the date of release of the Property for which the Release Amount is being calculated (measured with respect to the existing Aggregate Loan Principal Balance and the existing Financed Properties other than the Property subject to Transfer and giving pro forma effect to prepayment of the Loans in an amount equal to the Release Amount calculated in accordance with clause (c) above) if a Loan for $1 is made on such date, an amount equal to the greater of (i) an amount equal to (A) the Allocated Loan Amount for such Property multiplied by (B) one hundred fifteen percent (115%) and (ii) 100% of the Transfer Proceeds from such Transfer;

(e) in connection with any Transfer of such Property during the Extension Term, an amount equal to the greater of (i) an amount equal to (A) the Allocated Loan Amount for such Property multiplied by (B) one hundred fifteen percent (115%) and (ii) 100% of the Transfer Proceeds from such Transfer; or

(f) (i) in connection with any failure of a Financed Property to qualify as an Eligible Property or a Non-Conforming Property, as applicable, due to the occurrence of a Prohibited Action that is not cured within the applicable Cure Period, an amount equal to (A) the Allocated Loan Amount for such Property multiplied by (B) one hundred fifteen percent (115%) and (ii) in connection with any other failure of a Financed Property to qualify as an Eligible Property or a Non-Conforming Property, as applicable, that is not cured within the applicable Cure Period, an amount equal to the Allocated Loan Amount for such Property.

“Relevant Party” means each Loan Party, Parent and Parent GP (and, collectively “Relevant Parties”).

“Removal Event” shall have occurred in respect of a Person then serving as the Administrative Agent or Collateral Agent under this Agreement if a court of competent jurisdiction shall have determined that such Person, or any of its officers, directors, employees or agents, or other persons under its direction or control, shall have engaged in any actions or omissions that constitute gross negligence, willful misconduct or fraud in connection with the performance of its obligations under this Agreement as Administrative Agent or Collateral Agent, as applicable, and such actions or omissions have a material adverse effect on the Lenders.

“Removing Lenders” means, at any time, Lenders, including Approved Participants (other than the Defaulting Lenders), whose Total Exposure (excluding the Total Exposure of any Defaulting Lenders) or, in the case of any Approved Participant, all or any portion of a Lender’s Total Exposure participated to it, together constitute at least (x) eighty percent (80%) of the Aggregate Total Exposures (excluding the Total Exposure of any Defaulting Lenders) of all Lenders other than the Total Exposure of a Person who is then acting (or whose Affiliate is then acting) as the Administrative Agent hereunder and (y) fifty percent (50%) of the Aggregate Total Exposure at such time.

“Renovation Expenses” means the costs and expenses incurred to renovate a Property prior to becoming a Stabilized Property or incurred to renovate a Carry-Over Property after the termination of the tenancy of the related initial Tenant. For the avoidance of doubt, Renovation Expenses do not include any fees, costs or expenses associated with any ongoing recurring repairs or maintenance to any Property.

“Renovation Loan” means a Loan requested by a Borrower pursuant to Section 2.02(a)(ii).

“Renovation Loan Report” means a report of the Calculation Agent in the form of Exhibit W-1 attached hereto setting forth the results of any applicable calculations required in connection with a Borrowing Request with respect to a Renovation Loan.

“Renovation Reserves” has the meaning specified in Section 6.02(a).

“Renovation Reserves Account” means account no. 48338303 established and maintained by the Paying Agent pursuant to Section 2.17 in the name of the Borrower Representative and entitled “Wells Fargo Bank, N.A., as Paying Agent, in trust for the Borrowers – Renovation Reserves Account # 48338303” or such other account established at the Paying Agent (or any successor) as may be designated in writing from time to time by the Administrative Agent.

“Renovation Standards” means the maintenance, repairs, improvements and installations that are necessary (i) for a Property to conform to applicable material Legal Requirements and not deviate materially from local rental market standards for the area in which such Property is located, (ii) for a Property to conform to Requirements for Existing Housing One to Four Family Units (4905.1) or Minimum Property Standard for One and Two Family Dwellings (200.926) as applicable, as published by the U.S. Department of Housing and Urban Development, and (iii) to complete necessary maintenance, repairs, improvements and installations identified in the Scheduled Renovation Work for a Non-Stabilized Property.

“Rent Receipts Account” means a depositary account in the name of a Borrower maintained at a Property Account Bank into which rents from Properties of such Borrower are collected or deposited subject to a Property Account Control Agreement.

“Rents” means, with respect to each Property, all rents and rent equivalents and any fees, payments or other compensation from any Tenant.

“Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Approved Counterparty with terms that are the same in all material respects as the terms of the Interest Rate Cap Agreement except that the same shall be effective as of (i) in connection with a replacement pursuant to Section 5.03 following a downgrade, withdrawal or qualification of the long- term unsecured debt rating of the Counterparty, the date required in Section 5.03 or (ii) in connection with a replacement (or extension of the then-existing Interest Rate Cap Agreement) in connection to an extension of the Maturity Date pursuant to Section 5.03, the date required in Section 5.03.

“Replacement Management Agreement” means, collectively, (a) either (i) a management agreement with a Qualified Manager that is reasonably acceptable to the Administrative Agent and the Majority Lenders, substantially in the same form and substance as the Existing Management Agreement; or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to the Administrative Agent and the Majority Lenders in form and substance and (b) an Assignment of Management Agreement, executed and delivered to Lender by Borrower and such Qualified Manager at the Borrowers’ expense.

“Report” means a Property Loan Report or a Renovation Loan Report, as the context may require.

“Reportable Event” has the meaning set forth in Section 4043 of ERISA.

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Loans with the incurrence by any Borrower or any Affiliate of any new Indebtedness pursuant to a revolving credit facility that is similar to the revolving credit facility hereunder for the primary purpose of repaying, refinancing, substituting or replacing the Loans and having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with GAAP, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fee or “original issue discount” shared with all lenders of such debt or Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders of such debt or Loans, as the case may be) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of the Loans, including without limitation, as may be effected through any amendment to the Loan Documents that reduces the “effective” interest rate for, or weighted average yield of, the Loans.

“Requested Mortgage” means, following a Mortgage Request Date, any Mortgage executed and delivered by any Borrower that, as of the Optional Mortgage Date or the First Mortgage Date, as applicable, is not otherwise a Required Mortgage and is being executed and delivered by the relevant Borrower in accordance with the terms of Section 2.14(c).

“Requested Mortgage Documents” means, following a Mortgage Request Date, any Mortgage Documents executed and delivered by any Borrower (and related Mortgage File Required Documents delivered by such Borrower and any other applicable Loan Party) that, as of the Optional Mortgage Date or the First Mortgage Date, as applicable, are not otherwise Required Mortgage Documents and are being executed and delivered by the relevant Borrower in accordance with the terms of Section 2.14(c).

“Request for Release” means a request for release of Collateral in connection with any Refinancing or Transfer or the Final Collection Date, substantially in the form attached hereto as Exhibit L.

“Request for Release Report” means a report described in Section 2.15(a)(iii), substantially in the form attached hereto as Exhibit Y.

“Required Mortgage” means any Mortgage executed and delivered by any Borrower pursuant to the requirements of Section 2.14(a) or Section 2.14(b).

“Required Mortgage Documents” means any Mortgage Documents executed and delivered by any Borrower pursuant to the requirements of Section 2.14(a) or Section 2.14(b) and all related Mortgage File Required Documents delivered by any Borrower and any other applicable Loan Party.

“Reserve Accounts” means, collectively, the Completion Reserve Account, the Renovation Reserves Account, the Leasing Commission Reserves Account, the Debt Service Reserves Account, the Tax Reserve Account, the Insurance Reserves Account, the Standing Reserves Account, the

Special Reserves Account, the Termination Fees Account, the Debt Service Account, the Special Insurance Reserves Account, the Eligibility Reserves Account, the Non-Conforming Property Reserves Account and any other reserve or escrow account established pursuant to the Loan Documents.

“Reserve Release Date” means any Business Day of a calendar month as requested by the Borrower Representative pursuant to a Reserve Release Request; provided that there shall be no more than one Reserve Release Date in any calendar month, and provided, further, that a Borrowing Date in respect of any Renovation Loans and a Reserve Release Date shall occur on the same day in any calendar month.

“Reserve Release Request” means any written request by the Borrower Representative for a release of Reserves held in a Reserve Account made in accordance with Article VI.

“Reserve Release Request Report” means a report described in Section 6.13(e)(ii), substantially in the form attached hereto as Exhibit Z.

“Reserved Property” means any Disqualified Property, any Disqualified Non-Conforming Property or any Specified Property, as applicable, in respect of which an amount equal to 100% of the Allocated Loan Amount in respect of such Financed Property has been deposited and remains on deposit in the Eligibility Reserves Account in accordance with Section 6.12; provided, however, that no Property that becomes a Disqualified Property or a Disqualified Non-Conforming Property due to the occurrence of a Prohibited Action in respect thereof shall be permitted to constitute a Reserved Property.

“Reserves” means, collectively, the Completion Reserve, the Renovation Reserves, the Leasing Commission Reserves, the Debt Service Reserves, the Tax Reserve, the Insurance Reserves, the Standing Reserves, the Special Reserves, the Termination Fees Reserve, the Eligibility Reserves, the Non-Conforming Property Reserves and any funds deposited into any other Reserve Account.

“Responsible Officer” means, as to any Person, the chief executive officer or president or, with respect to financial matters, the chief financial officer or treasurer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer means any officer authorized to act on such officer’s behalf as demonstrated by a certified resolution.

“Restricted Junior Payment” means, with respect to any Person, (i) any dividend or other distribution of any nature (cash, securities, assets, Indebtedness or otherwise) and any payment, by virtue of redemption, retirement or otherwise, on any class of Equity Interests or subordinate Indebtedness issued by such Person, whether such Equity Interests are now or may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests or subordinate Indebtedness of such Person now or hereafter outstanding, or (iii) any payment of management or similar fees by such Person (other than payment of management fees under any Management Agreement to the extent expressly permitted by this Agreement). For the avoidance of doubt, any distribution by a Loan Party consisting of Equity Interests effected solely for the purpose of the consummation of a Qualifying Refinancing shall not constitute a Restricted Junior Payment.

“Retained Interest” has the meaning set forth in Section 5.07(a).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

“Sample Pool” means, with respect to Financed Properties in any calendar month, such Financed Properties where the Scheduled Renovation Work was most recently completed and that are identified in a report delivered by the Borrower Representative to the Administrative Agent and the Diligence Agent on the fifteenth (15th) day and the last day of such calendar month (and, if any such date is not a Business Day, on the immediately succeeding Business Day); provided that (x) any such report shall include each Financed Property where the Scheduled Renovation Work was completed since the date of the immediately preceding report and (y) no Financed Property shall be included in more than one report or more than one Sample Pool.

“Scheduled Renovation Work” has the meaning set forth in Section 6.02(a).

“Second Mortgage Date” has the meaning specified in Section 2.14(b).

“Secured Parties” means, collectively, the Lenders, the Administrative Agent, the Collateral Agent, each Servicing Agent and each other Indemnified Party.

“Securities Intermediary” has the meaning set forth in Section 2.17(b).

“Security Deposit Account” means a depositary account in the name of a Borrower maintained at a Property Account Bank into which security deposits from Properties of such Borrower are collected or deposited.

“Selected Financed Property Sample” has the meaning set forth in Section 6.02(a).

“Servicing Agents” shall mean, collectively, the Paying Agent, the Calculation Agent and the Diligence Agent, and “Servicing Agent” shall mean any one of them.

“Settlement Period” means, (i) as to the initial Monthly Payment Date, the period beginning on, and including, the Closing Date and ending on, and including, the last day of the most recently ended calendar month prior to such Monthly Payment Date and (ii) as to any subsequent Monthly Payment Date, the period beginning on, and including, the first day of the most recently ended calendar month and ending on, and including, the last day of the most recently ended calendar month prior to such Monthly Payment Date; provided, that the final Settlement Period shall begin on, and include, the first day of the most recently ended calendar month prior to the calendar month during which the Maturity Date occurs and shall end on the Maturity Date.

“Six Month Anniversary” has the meaning set forth in Section 2.04(d).

“Solvent” means, with respect to any Person or any consolidated group, on any date of determination, that on such date (i) the fair saleable value of such Person’s or consolidated group’s assets exceeds its total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities, (ii) the fair saleable value of such Person’s or consolidated group’s assets exceeds its probable liabilities, as applicable, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured, (iii) such Person’s or consolidated group’s assets do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted and (iv) such Person or consolidated group does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations).

“SPE Constituent Entity” means, with respect to any Borrower, Equity Owner or Parent Equity Owner, the general partner of such Person if such entity is a limited partnership or the managing member of such Person if such entity is a limited liability company.

“Special Insurance Reserves Account” means account no. 48338312 established at the request of the Borrower Representative pursuant to Section 6.11 to be maintained by the Paying Agent pursuant to Section 2.17 in the name of the Borrower Representative and entitled “Wells Fargo Bank, N.A., as Paying Agent, in trust for the Borrowers – Special Insurance Reserves Account # 48338312” or such other account established at the Paying Agent (or any successor) as may be designated in writing from time to time by the Administrative Agent.

“Special Purpose Entity” means a limited partnership or limited liability company that, at all times (i) with respect to clauses (l) through (x), (z) through (ee) and (gg) through (ll) below, since its date of formation and (ii) with respect to all other clauses below, from the date on which it becomes a Loan Party hereunder, has complied with and shall at all times comply with the following requirements:

(a) is and shall be organized solely for the purpose of (A) in the case of any Borrower, acquiring, renovating, rehabilitating, owning, maintaining, holding, selling, transferring, refinancing, leasing, managing and operating Properties, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Properties in connection with a repayment of any Loan, and transacting any lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (B) in the case of an SPE Constituent Entity, acting as a general partner or managing member of a Borrower, Equity Owner or Parent Equity Owner and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(b) shall not engage in any business unrelated to (A) in the case of any Borrower, the acquisition, renovation, rehabilitation, ownership, maintenance, sale, transfer, refinancing, management, leasing or operation of any one or more Properties or (B) in the case of an SPE Constituent Entity, acting as general partner or managing member of a Borrower, Equity Owner or Parent Equity Owner, as applicable;

(c) shall not own any real property other than, in the case of any Borrower, any one or more Properties;

(d) does not have and shall not have any assets other than (A) in the case of a Borrower, any one or more Properties and personal property necessary or incidental to its ownership and operation of such Properties or (B) in the case of Equity Owner, Parent Equity Owner, Equity Owner GP or Borrower GP, its limited partnership interest or limited liability company membership interest in any Borrower, Equity Owner or Parent Equity Owner and personal property necessary or incidental to its ownership of such interests;

(e) shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger, (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents, or (C) in the case of Equity Owner, Parent Equity Owner, Equity Owner GP or Borrower GP, any transfer of its partnership interest or membership interest in a Borrower, Equity Owner or Parent Equity Owner;

(f) shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of organization, certificate of formation, trust agreement, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition or matters as to which such formation document requires prior written consent of the Administrative Agent, in each case without the prior written consent of the Administrative Agent and, in the case of any such amendments determined by the Administrative Agent or any Thirty-Three Percent Lender to be material and adverse to the Lenders, the consent of the Supermajority Lenders; provided, that if any Thirty-Three Percent Lender shall make any such determination that an amendment is material and adverse, (i) the Administrative Agent shall, within five (5) Business Days of its receipt of such determination, deliver a copy of such determination to each Lender and (ii) such determination shall be deemed to have been overruled if the Majority Lenders, within five (5) Business Days following delivery of such copy, affirmatively disapprove of such determination by written notice to the Administrative Agent.

(g) if such entity is a limited partnership, shall be a Delaware entity and has and shall have at least one general partner and has and shall have, as its only general partners a Special Purpose Entity of which (A) is a single-member Delaware limited liability company, (B) has two (2) Independent Directors, and (C) holds a direct interest as general partner in the limited partnership of not less than one-tenth of one percent (0.1%);

(h) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), shall be a Delaware entity and has and shall have at least one (1) member that is a Special Purpose Entity that is a single-member Delaware limited liability company, that has at least two (2) Independent Directors and that directly owns at least one-tenth of one percent (0.1%) of the equity of the limited liability company;

(i) if such entity is a single-member limited liability company, (i) is and shall be a Delaware limited liability company, (ii) has and shall have at least two (2) Independent Directors, (iii) shall not take any Material Action and shall not cause or permit the members or managers of such limited liability company to take any Material Action, either with respect to itself or, if the limited liability company is an SPE Constituent Entity, with respect to a Borrower, in each case unless two (2) Independent Directors then serving as managers of the limited liability company shall have given their prior written consent to such action, and (iv) has and shall have two (2) natural persons who are not members of the limited liability company, that have signed its limited liability company agreement and that, under the terms of such limited liability company agreement become a member of the limited liability company immediately prior to the withdrawal or dissolution of the last remaining member of the limited liability company;

(j) shall not (and, if such entity is (i) a limited liability company, has and shall have a limited liability agreement or operating agreement, as applicable, (ii) a limited partnership, has and shall have a limited partnership agreement, in each case, providing that such entity shall not) (I) dissolve, merge, liquidate, consolidate; (II) sell all or substantially all of its assets; (III) amend its organizational documents with respect to the matters set forth in this definition without the prior written consent of the Administrative Agent and, in the case of any such amendments determined by the Administrative Agent or any Thirty-Three Percent Lender to be material and adverse to the Lenders, the consent of the Supermajority Lenders; provided, that if any Thirty-Three Percent Lender shall make any such determination that an amendment is material and adverse, (X) the Administrative Agent shall, within five (5) Business Days of its receipt of such determination, deliver a copy of such determination to each Lender and (Y) such determination shall be deemed to have been overruled if the Majority Lenders, within five (5) Business Days following delivery of such copy, affirmatively disapprove of such determination by written notice to the Administrative Agent or (IV) without the affirmative vote of two (2) Independent Directors of itself or the consent of an SPE Constituent Entity that is a member or general partner in it: (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding, institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the entity or a substantial portion of its property; (C) make an assignment for the benefit of the creditors of the entity; or (D) take any action in furtherance of any of the foregoing (actions described in clauses (A) through (D) of this clause, collectively, the “Material Actions”);

(k) shall at all times remain solvent and shall pay its debts and liabilities (including a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing shall not require any shareholder, partner or member of such entity, as applicable, to make additional capital contributions to such entity;

(l) shall not fail to correct any known misunderstanding regarding the separate identity of such entity;

(m) shall maintain books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns;

(n) shall maintain its own records, books, resolutions and agreements;

(o) shall not commingle its funds or assets with those of any other Person and shall not participate in any cash management system with any other Person other than as provided in this Agreement;

(p) shall hold its assets in its own name;

(q) shall conduct its business in its name or in a name franchised or licensed to it by an entity other than its Affiliate, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as its agent;

(r) (A) shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates (other than the other Loan Parties) except as required by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity except as provided herein with respect to each other Borrower;

(s) shall pay its own liabilities and expenses, including the salaries of its own employees, if any, out of its own funds and assets;

(t) shall observe all partnership or limited liability company formalities, as applicable, that are necessary to maintain its separate existence;

(u) in the case of any Borrower, the Equity Owner, the Parent Equity Owner or in the case of an SPE Constituent Entity that is a general partner, in its capacity as such, shall have no Indebtedness or other liabilities other than (i) the Loans or (ii) such other liabilities that are permitted pursuant to this Agreement or as otherwise imposed by law;

(v) in the case of any Borrower, the Equity Owner, the Parent Equity Owner, or in the case of an SPE Constituent Entity that is a general partner, in its capacity as such, shall not assume or guarantee or become obligated for the debts of any other Person, and shall not hold out itself or its credit or assets as being available to satisfy the obligations of any other Person, in each case, except as contemplated by this Agreement with respect to each other Borrower or as otherwise imposed by law;

(w) shall not acquire obligations or securities of its partners, members or shareholders or any other Affiliate (other than Equity Interests in other Loan Parties);

(x) shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates or any guarantor of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(y) shall maintain and use separate stationary, invoices and checks bearing its name and not bearing the name of any other entity (unless such entity is clearly designated as being the Special Purpose Entity’s agent);

(z) shall not pledge its assets to secure the obligations of any other Person, except as required by this Agreement;

(aa) shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of a Loan Party and not as a division or part of any other Person;

(bb) shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(cc) shall not make loans to any Person and shall not hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(dd) shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;

(ee) other than capital contributions and distributions permitted under the terms of its organizational documents, shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except (A) in the ordinary course of its business and in each case on terms which are intrinsically fair, commercially reasonable and are comparable to those of an arm’s length transaction with an unrelated third party and (B) with respect to other Borrowers pursuant to the Loan Documents;

(ff) shall not have any obligation to, and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Obligations and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Obligations;

(gg) shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents;

(hh) shall not form, acquire or hold any subsidiary, except that the Equity Owner and Borrower GP may organize new Delaware limited partnerships that become Borrowers;

(ii) shall comply with all of the terms and provisions contained in its organizational documents.

(jj) shall maintain its bank accounts separate from those of any other Person and shall not permit any Affiliate independent access to its bank accounts (other than Existing Manager, acting in its capacity as agent pursuant to the Management Agreement, or any other Manager that is under common Control with Existing Manager), except as otherwise contemplated by the Loan Documents with respect to each Borrower;

(kk) is, and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and duly qualified in all other jurisdictions where it is required to be qualified in order to do business;

(ll) if treated as a “disregarded entity” for tax purposes, does not have and shall not have any obligation to reimburse its equityholders or any of their Affiliates (other than the other Loan Parties) for any taxes that such equityholders or any of their Affiliates (other than the other Loan Parties) may incur as a result of any profits or losses of such entity;

(mm) it has not incurred any Indebtedness, Guarantees or indemnities relating to prior Indebtedness that have not been released or discharged on or prior to the Closing Date and it has not been a co-borrower under any such prior Indebtedness; and

(nn) it has no reason to believe that any creditors of its Affiliates previously relied on any assets owned by it in extending credit to such Affiliate.

“Special Reserves” has the meaning specified in Section 6.08.

“Special Reserves Account” means account no. 48338309 established and maintained by the Paying Agent pursuant to Section 2.17 in the name of the Borrower Representative and entitled “Wells Fargo Bank, N.A., as Paying Agent, in trust for the Borrowers – Special Reserves Account # 48338309” or such other account established at the Paying Agent (or any successor) as may be designated in writing from time to time by the Administrative Agent.

“Specified Documents” means, with respect to any Property File, each document listed or referenced in the definition of “Property File”.

“Specified Property” means, as of any date of determination, any Financed Property that is a Standard Non-Stabilized Property on such date and that has been a Standard Non- Stabilized Property for more than 270 days following the date of purchase of such Property by an applicable Borrower or its Affiliates; provided that, for purposes of calculation of the BPO Value, the Purchase Price and the Underwritten Net Cash Flow, a certain percentage of Specified Properties (by number of Properties) as set forth in a table below shall be designated as “Permitted Specified Properties”, the BPO Value, the Purchase Price and the Underwritten Net Cash Flow of which, in each case, shall not be reduced as provided in this Agreement:

Duration of time of Property as a “Standard Non-Stabilized Property”	Permitted Percentage

Standard Non-Stabilized Properties that have been Standard Non-Stabilized Properties for more than 270 but less than 360 days from the respective dates of purchase of such Properties, so long as any such Property has not remained a Standard Non-Stabilized Property for more than 120 days after completion of the Scheduled Renovation Work in respect of such Property	10.0%; provided however, that the Permitted Percentage shall be 15.0% for a period of 90 days following a Qualifying Refinancing

Standard Non-Stabilized Properties that have been Standard Non-Stabilized Properties for more than 270 but less than 450 days from the respective dates of purchase of such Properties, so long as any such Property has not remained a Standard Non- Stabilized Property for more than 120 days after completion of the Scheduled Renovation Work in respect of such Property	10.0%; provided however, that the Permitted Percentage shall be 15.0% for a period of 90 days following a Qualifying Refinancing

For the avoidance of doubt, the “Permitted Percentages” set forth in the table above shall be calculated on a cumulative basis such that the overall “Permitted Percentage” may be up to 20% (or 30% for a period of 90 days following a Qualifying Refinancing). For purposes of the determination of which Properties may constitute the “Permitted Specified Properties”, Properties shall be selected on the basis of the number of days each such Property has been owned by the applicable Borrower or its Affiliates on the FIFO basis (i.e. the Properties owned for the least amount of time shall be selected prior to selecting Properties owned for longer periods of time). Percentages set forth above shall be calculated as (i) the aggregate number of Specified Properties over (ii) the aggregate number of Financed Properties.

“Specified Property BPO Determined Value” shall mean, in respect of any Specified Property, including Permitted Specified Property, (i) if a Broker Price Opinion has been obtained by the Administrative Agent from the Diligence Agent for such Specified Property within 90 days of the date of determination, then the “as is” value for such Property set forth in such Broker Price Opinion less, in the case of any Non-Conforming Property, the Aggregate Non-Conforming Deduction Amount in respect of such Non-Conforming Property (provided that the Specified Property BPO Determined Value shall not be reduced below zero) or (ii) if no such Broker Price Opinion has been obtained within such 90 days, then zero. The Borrower Representative shall have the right to request that a new Broker Price Opinion be obtained in connection with such Property becoming or remaining a Specified Property.

“Stabilized Property” means, as of any date of determination, either (a) an Eligible Property or Non-Conforming Property that is a Carry-Over Property, or (b) an Eligible Property or Non- Conforming Property that satisfies the following: (i) the applicable Borrower has satisfied the Completion Requirements, (ii) the Property is leased to an Eligible Tenant pursuant to an Eligible Lease; provided that an Eligible Property that has been leased to an Eligible Tenant pursuant to an Eligible Lease shall continue to be a Stabilized Property if such tenancy is terminated as a result of the expiration or termination of such Eligible Lease, (iii) the applicable Borrower has received the first monthly rent payment under the Eligible Lease for such Property, (iv) the Diligence Agent has completed its due diligence review of such Property and confirmed that that Property satisfies clauses (i) through (iii) above and (v) in the case of any Financed Property that did not constitute a Stabilized Property on the date of the related Property Loan, (A) such Property is an Eligible Property and (B) unless the Borrower Representative notifies the Administrative Agent that the applicable Borrower will not be requesting a Renovation Loan in respect of such Property (which notification shall be final and non-revocable), a Renovation Loan has been made with respect to such Property.

“Standard Non-Stabilized Property” means, as of any date of determination, any Non- Stabilized Property that is not an Unverified Stabilized Property.

“Standing Reserves” has the meaning specified in Section 6.07.

“Standing Reserves Account” means account no. 48338308 established and maintained by the Paying Agent pursuant to Section 2.17 in the name of the Borrower Representative and entitled “Wells Fargo Bank, N.A., as Paying Agent, in trust for the Borrowers – Standing Reserves Account # 48338308” or such other account established at the Paying Agent (or any successor) as may be designated in writing from time to time by the Administrative Agent.

“State” means any state of the United States.

“Strike Price” means five percent (5%) per annum.

“Subcontractor” has the meaning set forth in Section 5.01(r).

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Supermajority Lenders” means, at any time, Lenders, including Approved Participants (other than the Defaulting Lenders), whose Total Exposure (excluding the Total Exposure of any Defaulting Lenders) or, in the case of any Approved Participant, all or any portion of a Lender’s Total Exposure participated to it, together exceed sixty-six and two thirds percent (66 • %) of the Aggregate Total Exposure (excluding the Total Exposure of any Defaulting Lenders) at such time. For the avoidance of doubt, for purposes of this definition, (i) the Total Exposure of any Assigning Lender that assigns its voting rights in connection with such participation shall be deemed reduced by the amount of the Total Exposure that is participated to such Approved Participant and (ii) any Approved Participant shall be deemed a Defaulting Lender to the extent and for so long as its related Assigning Lender becomes and remains a Defaulting Lender.

“SWAP Rate” means the sum of (x) the bid side yield to maturity for the “on the run” United States Treasury note with a three year maturity plus (y) the mid market three year swap spread, each as displayed on the US SWAP 3 page on Bloomberg (or as determined by the Calculation Agent as of the first Business Day of each Settlement Period from a comparable market source as approved by the Administrative Agent).

“Sweep Condition” has the meaning set forth in Section 2.06(c).

“Tax Reserve” has the meaning specified in Section 6.05(a).

“Tax Reserve Account” means account no. 48338306 established and maintained by the Paying Agent pursuant to Section 2.17 in the name of the Borrower Representative and entitled “Wells Fargo Bank, N.A., as Paying Agent, in trust for the Borrowers - Tax Reserve Account # 48338306” or such other account established at the Paying Agent (or any successor) as may be designated in writing from time to time by the Administrative Agent.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto; and “Tax” shall have the correlative meaning.

“Tenant” means the lessee of any Property.

“Termination Fees” has the meaning specified in Section 6.09.

“Termination Fees Account” means account no. 48338310 established and maintained by the Paying Agent pursuant to Section 2.17 in the name of the Borrower Representative and entitled “Wells Fargo Bank, N.A., as Paying Agent, in trust for the Borrowers – Termination Fees Account # 48338310” or such other account established at the Paying Agent (or any successor) as may be designated in writing from time to time by the Administrative Agent.

“Termination Fees Reserve” has the meaning specified in Section 6.09.

“Third Mortgage Date” has the meaning specified in Section 2.14(b).

“Thirty-Three Percent Lenders” means, at any time, (i) individually, any Lender (other than a Defaulting Lender) whose Total Exposure equals or is greater than thirty-three and one third percent (33• %) of the Aggregate Total Exposure at such time and (ii) collectively, Lenders, including Approved Participants (other than the Defaulting Lenders), whose Total Exposure (excluding the Total Exposure of any Defaulting Lenders) or, in the case of any Approved Participant, all or any portion of a Lender’s Total Exposure participated to it, together exceed thirty-three and one third percent (33• %) of the Aggregate Total Exposure (excluding the Total Exposure of any Defaulting Lenders) at such time. For the avoidance of doubt, for purposes of this definition, (i) the Total Exposure of any Assigning Lender that assigns its voting rights in connection with such participation shall be deemed reduced by the amount of the Total Exposure that is participated to such Approved Participant and (ii) any Approved Participant shall be deemed a Defaulting Lender to the extent and for so long as its related Assigning Lender becomes and remains a Defaulting Lender.

“Thirty-Three Percent Lender Instruction” shall mean, with respect to any action that may be taken by the Administrative Agent hereunder with respect to which a Thirty-Three Percent Lender is entitled to provide an instruction to the Administrative Agent, a written instruction from a Thirty-Three

Percent Lender directing the Administrative Agent to take such action; provided, that (a) such instruction shall be delivered no earlier than ten (10) Business Days following receipt by the Administrative Agent and such Thirty-Three Percent Lender of notice of the Event of Default or other event or circumstance triggering the right of the Administrative Agent to take such action, (b) the Administrative Agent shall not have taken such action (or any related alternative action described herein) prior to its receipt of such instruction, (c) the Administrative Agent shall, within five (5) Business Days of its receipt of such instruction, deliver a copy of such instruction to each Lender together with a request that Majority Lenders provide approval or disapproval of such instruction and (d) the Administrative Agent shall act in accordance with such instruction (subject to Section 9.01(a)) if, and only if, the Majority Lenders have not, within ten (10) Business Days following delivery of such request, by written notice to the Administrative Agent either affirmatively disapproved of such instruction or provided the Administrative Agent with instructions to take a related alternative action described herein. If at any time the Majority Lenders shall provide the Administrative Agent with written direction inconsistent with or contrary to any Thirty-Three Percent Lender Instruction, the Administrative Agent shall not follow such Thirty-Three Percent Lender Instruction and shall follow such written direction from the Majority Lenders. If any time the Administrative Agent shall receive Thirty-Three Percent Lender Instructions from different Thirty- Three Percent Lenders that are inconsistent with or contrary to each other, the Administrative Agent shall follow neither such Thirty-Three Percent Lender Instruction. For the avoidance of doubt, the Administrative Agent shall be required to act pursuant to a Thirty-Three Percent Lender Instruction only if each of the clauses (a) through (d) of the proviso in this definition have been met and as expressly set forth in this Agreement.

“Title Insurance Policy” means, with respect to each Financed Property or Pending Advance Property, an ALTA mortgagee or owner, as applicable, title insurance policy issued by a Qualified Title Insurance Company in a form reasonably acceptable to the Administrative Agent (or, if a Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and determined by the Diligence Agent and reasonably acceptable to the Administrative Agent) issued with respect to such Property and insuring the Lien of the Mortgage encumbering such Property or the legal title to such Property, as applicable, posted to the Administrative Agent’s online data room pursuant to Section 5.01(t) with electronic or written notification to the Administrative Agent of such posting.

“Total Exposure” means, at any time in respect of any Lender, the sum of such Lender’s unused Commitment and the outstanding principal balance of the Loans held by such Lender at such time.

“Transactions” has the meaning specified in Section 10.10(a).

“Transfer” means a bona fide voluntary or involuntary sale, conveyance, assignment, transfer, grant of option to purchase or other transfer or disposal of a legal or beneficial interest, whether direct or indirect, by operation of law or otherwise, to a third party, including any Condemnation.

“Transfer Expenses” means, with respect to any Financed Property, the reasonable expenses of the applicable Borrower incurred in connection with the Transfer of such Financed Property not to exceed 6.0% of all gross amounts realized with respect to the Transfer of such Financed Property, for any of the following: (i) third party real estate commissions, (ii) the closing costs of the purchaser of such Property actually paid by the applicable Borrower and (iii) the applicable Borrower’s miscellaneous closings costs, including, but not limited to title, escrow and appraisal costs and expenses.

“Transfer Proceeds” means, with respect to the Transfer of any Asset, all amounts realized with respect to such Asset net of the related Transfer Expenses; provided, however, that the Transfer Proceeds with respect to any Asset shall in no event be less than zero.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, any Secured Party’s Lien on any Collateral.

“Underwriting Schedule” means the schedule setting forth the methodology for calculating the Underwritten Net Cash Flow attached hereto as Schedule V, as may be updated from time to time by the Administrative Agent by written notice to the Borrower Representative.

“Underwritten Applicable Percentage” means, with respect to any Property, the percentage set forth in the Underwriting Schedule for the applicable revenue or expense category for the relevant geographical area in which such Property is located.

“Underwritten Gross Income” means, as of any date of determination, the income for each applicable Property calculated as the sum of (i) with respect to a Stabilized Property or an Unverified Stabilized Property, annualized actual in-place rent under a Lease for such Property for the current calendar month (if any) if such Property is not Vacant and for the most recent calendar month that Property was not Vacant if such Property is Vacant, less any incentives (including free rent or partial rent abatements) offered to Tenants in an amount greater than $150 in respect of any such Lease amortized over the duration of such Lease, plus (ii) with respect to a Standard Non-Stabilized Property, assumed rental payments for such Standard Non-Stabilized Property determined by the Diligence Agent on the basis of (x) if the Borrowers’ total estimated rental payments for all Standard Non-Stabilized Properties financed in the same Loan made (or to be made) with respect to such Property is lower than the total market rental payments estimated under the related Broker Price Opinions for all such Standard Non- Stabilized Properties, the Borrowers’ estimated rental payments for each applicable Property and (y) otherwise, the market rental payment estimated under the related Broker Price Opinion for each applicable Property; provided that, in the case of clause (ii) above, the “Underwritten Gross Income” shall be the amount as adjusted pursuant to any Underwritten Income Reconciliation Process; provided further that, if the Borrower Representative objects to such amount with respect to any Pending Advance Property, the Borrower Representative may remove such Pending Advance Property from the applicable Borrowing Request prior to disbursement of any Property Loan with respect thereto (without prejudice to including such Property in a subsequent advance request).

“Underwritten Income Reconciliation Process” means, in respect of any determination of Underwritten Gross Income, the process pursuant to which the amount calculated by the Diligence Agent pursuant to clause (ii) of the definition of “Underwritten Gross Income” is adjusted in accordance with the terms hereof (each such amount is referred to herein as the “Estimated Annual Rental Income”). The Estimated Annual Rental Income in respect of any Property may be adjusted if such amount is not reasonably acceptable to the Administrative Agent, the Thirty-Three Percent Lenders or the Borrower Representative (the “objecting party”), as applicable, and the objecting party notifies (such notification, a “estimated rental income redetermination request”) the Borrower Representative and/or the Administrative Agent (the “non-objecting party”), as the case may be, by no later than within ten (10) Business Days of funding of a related Property Loan; provided that if the objecting party is the Thirty-Three Percent Lenders, such notice shall be given in accordance with Section 10.20. Following the delivery of such rental income determination request, the Administrative Agent shall request that the Diligence Agent reconsider its determination of the Estimated Annual Rental Income, including by obtaining new estimated market rental payments from a different third-party provider. The objecting party shall be provided the opportunity to deliver additional information, including annual rental payments in respect of comparable homes or other evidence of annual rental payments or a broker price opinion from an independent third party, to the non-objecting parties in connection with any such reconsideration, and the Administrative Agent shall forward such additional information to the Diligence Agent. Any revised Estimated Annual Rental Income determined by the Diligence Agent shall be submitted to the Administrative Agent, the Calculation Agent and the Borrower Representative.

“Underwritten Net Cash Flow” means, as of any date of determination, the sum of (a) the excess of (x) (i) Underwritten Gross Income less (ii) the Underwritten Vacancy Adjustment over (y) Underwritten Operating Expenses plus (b) “Other Income” as set forth on the Underwriting Schedule for the applicable geographic region; provided that “Other Income” shall be zero for a Stabilized Property if the Actual Underwritten Gross Income for such Property is zero. Underwritten Net Cash Flow shall be subject to such other adjustments deemed necessary by the Administrative Agent based upon the Administrative Agent’s reasonable underwriting criteria and the actual experience of the Borrowers; provided, however, that any such adjustments (other than adjustments caused by variations in actual in-place rental payments or various actual in-place charges, costs or expenses) reflecting underwriting criteria that would result in an increased Underwritten Net Cash Flow compared to Underwritten Net Cash Flow calculated without giving effect to such adjustments shall be presented to the Lenders for review and shall become effective on the sixth (6th) Business Day after such presentation, unless the Thirty-Three Percent Lenders object to such adjustments prior to such time in accordance with Section 10.20. Lenders constituting Thirty-Three Percent Lenders shall have a right at any time to request, in accordance with Section 10.20, that the Administrative Agent review the then current formula for calculation of Underwritten Net Cash Flow to determine whether any additional adjustments are necessary; provided that such Thirty-Three Percent Lenders shall provide a reasonably detailed written statement of their reasons for making such a request. The Calculation Agent’s calculation of Underwritten Net Cash Flow shall be final absent manifest error. Notwithstanding anything herein to the contrary, the Underwritten Net Cash Flow of any Property (a) that is a Disqualified Property or a Disqualified Non-Conforming Property but, in either case, is not a Reserved Property or (b) that is a Specified Property (and is not a Permitted Specified Property or a Reserved Property) shall be zero for all purposes of this Agreement.

“Underwritten Operating Expenses” means, as of any date of determination, an amount calculated for each applicable Financed Property or Pending Advance Property (in a consistent manner on a portfolio basis for all such Properties) in accordance with the Underwriting Schedule, as follows:

(a) An annual management and asset management fee equal to the product of (i) 1 minus the Underwritten Vacancy Adjustment Percentage and (ii) the Underwritten Applicable Percentage of Underwritten Gross Income, plus

(b) Annualized in-place property tax expense, plus

(c) Annualized homeowner association dues equal to the Underwritten Applicable Percentage of Estimated Purchase Price, plus

(d) Annualized insurance expense based on the Borrowers’ actual in-place insurance Policies, provided that prior to the date of the first renewal of the policies in place as of the date hereof, such expenses shall be based on an insurance broker’s estimated cost of such insurance Policies, plus

(e) Annual property maintenance costs equal to the Underwritten Applicable Percentage of Estimated Purchase Price, plus

(f) Annual lease-up and marketing turnover costs equal to the Underwritten Applicable Percentage of Underwritten Gross Income, calculated at a rate of 1 minus the “Renewal Rate” as set forth on the Underwriting Schedule for the relevant geographical area in which such Property is located, plus

(g) Annual property maintenance turnover costs equal to the Underwritten Applicable Percentage of Estimated Purchase Price, calculated at a rate of 1 minus the “Renewal Rate” as set forth on the Underwriting Schedule for the relevant geographical area in which such Property is located, plus

(h) “CapEx Reserve” as set forth on the Underwriting Schedule for the relevant geographical area in which such Property is located, plus

(i) If applicable, an adjustment to account for other operating expenses actually incurred by the Borrowers with respect to such Properties. Any such adjustment shall be based on the actual expenses incurred by the Borrowers with respect to the Stabilized Properties in the immediately preceding twelve (12) month period calculated using the quarterly financial statements delivered to the Administrative Agent and based on the monthly average number of Properties owned by the Borrowers during such period. Such additional operating expenses may include, but shall not be limited to, general expenses for the Properties to the extent not provided for in the management fees payable pursuant to any Management Agreement (including but not limited to cost of utilities, inventories, and fixed asset supplies consumed in the operation of the Properties, costs and fees of independent professionals (including, without limitation, legal, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder). Notwithstanding the foregoing, the aforementioned additional operating expenses shall not include (A) expenses expressly addressed in clauses (a) through (h) above, (B) depreciation or amortization, (C) income taxes or other charges in the nature of income taxes, (D) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, disposition, financing or refinancing of all or any portion of any Property or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Loans, (E) Capital Expenditures, (F) debt service, (G) expenses incurred in connection with the acquisition, initial renovation and initial leasing of Non-Stabilized Properties and other activities undertaken prior to such initial lease that do not constitute recurring operating expenses to be paid by the Loan Parties, including eviction of existing tenants, incentive payments to tenants (which shall be included in the calculation of Underwritten Gross Income, to the extent provided in the definition thereof) and other similar expenses, (H) any item of expense which would otherwise be considered to be an operating expense pursuant to the provisions above but is paid directly by any Tenant and not reimbursed to the applicable Borrower or its Affiliates in Underwritten Gross Income, (I) any service that is required to be provided by the Manager pursuant to the Management Agreement without compensation or reimbursement (other than the management fee set forth in the Management Agreement) and (J) any costs or overhead expenses incurred by the Manager relating to the build-up of its operating platform in new markets, including but not limited to, corporate accounting, human resources, payroll, benefits, information technology, asset management, acquisition and rehabilitation personnel and any other related costs and expenses, in each case to the extent not charged by the Manager to any Borrower.

The methodology used to calculate Underwritten Operating Expenses shall be subject to such change from time to time by the Administrative Agent based upon the Administrative Agent’s reasonable underwriting criteria and the actual experience of the Borrowers; provided that any such changes (other than changes caused by the variations in the actual in-place charges, costs or expenses) reflecting underwriting criteria that would result in a decreased Underwritten Operating Expenses compared to

Underwritten Operating Expenses calculated without giving effect to such changes shall be presented to the Lenders for review and shall become effective on the sixth (6th) Business Day after such presentation, unless the Thirty-Three Percent Lenders object to such changes prior to such time in accordance with Section 10.20. Lenders constituting Thirty-Three Percent Lenders shall have a right, in accordance with Section 10.20, at any time to request that the Administrative Agent review the then current methodology for calculation of Underwritten Operating Expenses to determine whether any additional adjustments are necessary; provided that such Thirty-Three Percent Lenders shall provide a reasonably detailed written statement of their reasons for making such a request. The Administrative Agent shall provide written notice to the Calculation Agent and the Borrower Representative of any such changes.

“Underwritten Vacancy Adjustment” means, as of any date of determination, in respect of each applicable Financed Property or Pending Advance Property, the product of (x) the Underwritten Gross Income and (y) the Underwritten Vacancy Adjustment Percentage.

“Underwritten Vacancy Adjustment Percentage” means, as of any date of determination, a percentage equal to (i) with respect to a Stabilized Property or an Unverified Stabilized Property, the greater of (x) the “Market Vacancy Assumption Percentage” set forth in the Underwriting Schedule and (y) the Actual Vacancy Rate for the related geographic region at such time, and (ii) with respect to a Standard Non-Stabilized Property, the “Market Vacancy Assumption Percentage” set forth in the Underwriting Schedule. For the avoidance of doubt, each reference to the “Market Vacancy Assumption Percentage” set forth in the Underwriting Schedule in this definition shall mean the “Market Vacancy Assumption Percentage” for the relevant geographical area in which such Property is located.

“United States” means the United States of America.

“Unrestricted Cash” means, as of any date (i) with respect to the Loan Parties, any cash or Permitted Investments not held (or required to be held) in any Collection Account, Disbursement Account, Reserve Account, Rent Receipts Account or Security Deposit Account, to the extent the cash value thereof could be distributed as a Restricted Junior Payment by a Loan Party pursuant to Section 5.05(m) on such date, and (ii) with respect to any other Person, any cash or Permitted Investments not held or required to be held in or swept to any reserve account, collection account, disbursement account, rent receipts account, tenant deposit account or similar account, to the extent the cash value thereof could be distributed as a Restricted Junior Payment by such Person in compliance with all contractual obligations and the organizational documents of such Person on such date.

“Unused Fee” has the meaning set forth in Section 2.04(b).

“Unverified Stabilized Property” means, as of any date of determination, an Eligible Property that would be a Stabilized Property but for the satisfaction of clauses (b)(iv) and (v) of the definition thereof, as certified to the knowledge of a Responsible Officer of the Borrower Representative in a certificate delivered to the Administrative Agent, the Diligence Agent and the Calculation Agent. Notwithstanding the foregoing, if such Property shall not qualify as a Stabilized Property within sixty (60) days of delivery of such certificate, such Property shall not be treated as an Unverified Stabilized Property ab initio; provided, that any such failure of any Eligible Property to qualify as a Stabilized Property shall not in itself result in an Event of Default so long as the Borrowers make any mandatory prepayments required under Section 2.05 as a result of such Property not qualifying as a Stabilized Property within five (5) Business Days after termination of such sixty (60) day period; provided further, that it shall not be necessary to recalculate the Debt Yield, the Debt Service Coverage Ratio or the Loan to Value Ratio as a result of such Property not qualifying as a Stabilized Property unless the aggregate Allocated Loan Amount for all Financed Properties that have ceased to constitute an Unverified Stabilized Property pursuant to the foregoing sentence since the most recent Quarterly Determination

Date shall exceed $10,000,000, in which case the Borrowers shall deliver to the Administrative Agent (and post to a Data Site) a Compliance Certificate setting forth such updated calculations within five (5) Business Days of such determination.

“Upfront Reserves” means (i) with respect to any Non-Stabilized Property, the upfront Renovation Reserves, Leasing Commission Reserves, Debt Service Reserves, Tax Reserve, Insurance Reserves and Non Conforming Properties Reserves for such Non-Stabilized Property in the amounts required under Article VI and (ii) with respect to any Stabilized Property, the Standing Reserves, Tax Reserve and Insurance Reserves for such Stabilized Property in the amounts required under Article VI.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (f) of Section 2.12.

“Vacant” means, with respect to any Property, that such Property (i) has no Lease in place, (ii) has a Lease in place that is past the expiration date and the Tenant under such expired Lease is not paying month-to-month rent or (iii) has a Tenant that is a Delinquent Tenant.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02. Other Terms and Constructions. Under this Agreement, all accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all accounting determinations made and all financial statements prepared hereunder shall be made and prepared in accordance with GAAP (provided that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standard Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Relevant Party at “fair value”, as defined therein). All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended or supplemented and not to any particular section, subsection, or clause contained in this Agreement, and all references to Sections, Exhibits and Schedules shall mean, unless the context clearly indicates otherwise, the Sections hereof and the Exhibits and Schedules attached hereto, the terms of which Exhibits and Schedules are hereby incorporated into this Agreement. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of the provisions of this Agreement. Each of the definitions set forth in Section 1.01 shall be equally applicable to both the singular and plural forms of the defined terms. Unless specifically stated otherwise, all references herein to any statute, rule, regulation or any agreement, document or instrument shall, in each case, be a reference to the same as amended, restated, supplemented or otherwise modified from time to time (but with respect to any agreement, document or instrument, only to the extent such amendment, restatement, supplement or other modification is not prohibited by the Loan Documents (as such Loan Documents may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof). The term “including” means “including without limitation.”

SECTION 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

SECTION 2.01. Loans.

(a) On the terms and subject to the conditions hereof, from time to time during the Availability Period for Property Loans, each Lender shall make Property Loans to the Borrowers in an amount, for each Lender, equal to its Lender Percentage of the amount requested by the Borrowers pursuant to Section 2.02(a)(i); provided that no Lender shall make any such Property Loan or portion thereof to the extent that, after giving effect to such Property Loan:

(i) the aggregate outstanding principal amount of the Loans funded by such Lender hereunder will exceed its Total Exposure as in effect immediately prior to giving effect to such Property Loan;

(ii) the Aggregate Loan Principal Balance will exceed an amount equal to the Aggregate Total Exposure as in effect immediately prior to giving effect to such Property Loan less the Aggregate Blocked Commitment in effect immediately prior to giving effect to such Property Loan; provided that such Aggregate Blocked Commitment shall be calculated in order to give effect to any Renovation Loan made on the same date as any such Property Loan;

(iii) the Aggregate Loan Principal Balance will exceed 70.0% of the sum of the Purchase Prices with respect to all Financed Properties and all Pending Advance Properties;

(iv) the Aggregate Loan Principal Balance will exceed 75.0% of the sum of the BPO Values with respect to all Financed Properties and all Pending Advance Properties in the aggregate;

(v) the aggregate Debt Yield with respect to all Financed Properties in the aggregate and all Pending Advance Properties in the aggregate determined as of the proposed Borrowing Date will be less than 7.00%;

(vi) the aggregate Debt Service Coverage Ratio with respect to all Financed Properties in the aggregate and all Pending Advance Properties in the aggregate determined as of the proposed Borrowing Date will be less than 1.35 : 1.00;

(vii) the principal amount of the requested Property Loan will exceed 70.0% of the sum of the Purchase Prices with respect to all Pending Advance Properties in the aggregate;

(viii) the principal amount of the requested Property Loan will exceed 75.0% of the sum of the BPO Values of all Pending Advance Properties in the aggregate;

(ix) the Capped Concentration Property Percentage will exceed thirty percent (30%); or

(x) in the case of any Property Loan in respect of a Non-Conforming Property, (A) during the period from the Closing Date to the date that is three months after the

Closing Date, the Aggregate Non-Conforming Properties Loan Principal Balance shall exceed 60.0% of the Aggregate Loan Principal Balance and (b) from and after the date that is three months after the Closing Date, the Aggregate Non-Conforming Properties Loan Principal Balance shall exceed 40.0% of the Aggregate Loan Principal Balance.

Each Borrowing of Property Loans shall be in a minimum principal amount equal to $10,000,000.

(b) On the terms and subject to the conditions hereof, from time to time during the Availability Period for Renovation Loans, each Lender shall make Renovation Loans to the Borrowers in an amount, for each Lender, equal to its Lender Percentage of the amount requested by the Borrowers pursuant to Section 2.02(a)(ii); provided that no Lender shall make any such Renovation Loan or portion thereof to the extent that, after giving effect to such Renovation Loan:

(i) the aggregate outstanding principal amount of the Loans funded by such Lender hereunder will exceed its Total Exposure as in effect immediately prior to giving effect to such Renovation Loan;

(ii) the Aggregate Loan Principal Balance will exceed an amount equal to the Aggregate Total Exposure as in effect immediately prior to giving effect to such Renovation Loan less the Aggregate Blocked Commitment (as in effect immediately after giving effect to such Renovation Loan);

(iii) the Aggregate Loan Principal Balance will exceed 70.0% of the sum of the Purchase Prices with respect to all Financed Properties in the aggregate;

(iv) the Aggregate Loan Principal Balance will exceed 75.0% of the sum of the BPO Values with respect to all Financed Properties in the aggregate;

(v) the aggregate Debt Yield determined as of the proposed Borrowing Date with respect to all Financed Properties in the aggregate will be less than 7.00%;

(vi) the aggregate Debt Service Coverage Ratio determined as of the proposed Borrowing Date with respect to all Financed Properties in the aggregate will be less than 1.35 : 1.00;

(vii) the principal amount of that portion of the requested Renovation Loan relating to a Pending Renovation Advance Property will exceed 70.0% of the lesser of (x) the Renovation Reserves in respect of such Pending Renovation Advance Property and (y) the Actual Renovation Expenses for such Pending Renovation Advance Property;

(viii) the aggregate principal amount of the requested Renovation Loan will exceed the Aggregate Blocked Commitment in respect of all Pending Renovation Advance Properties that are the subject of such requested Renovation Loan in the aggregate (as in effect immediately prior to giving effect to any such Renovation Loan); or

(ix) the Capped Concentration Property Percentage will exceed thirty percent (30%).

(d) Upon conclusion of the Availability Period for Property Loans, no Property Loans shall be made. Upon conclusion of the Availability Period for Renovation Loans, no Loans of any kind shall be made. Amounts repaid or prepaid in respect of the Loans may not be reborrowed.

(e) Each Borrowing shall consist of Loans made on the same day by each of the Lenders ratably according to their respective Lender Percentages. Each Lender represents and warrants that either (i) no portion of the Loan attributable to such Lender is or shall be funded with the “plan assets” of (A) any “benefit plan investor” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, or (B) any employee benefit plan or plan that is subject to any law, rule or regulation substantially similar to Section 406 of ERISA or Section 4975 of the Code (“Other Plan Law”); or (ii) the Loan and the transactions contemplated by the Loan Documents will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Other Plan Law.

(f) The Calculation Agent shall maintain a record or records evidencing the indebtedness of the Borrowers to the Lenders resulting from each Loan made by the Lenders from time to time, including the outstanding principal balance of such Loans and the amount of Interest payable and paid to such Lender from time to time hereunder. The entries made in such records of the Calculation Agent shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of the Calculation Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between such records and the Register, the Register shall control.

(g) The Commitment of each Lender shall be immediately and permanently reduced on each Borrowing Date upon such Lender making a Loan to the Borrowers on such Borrowing Date in an amount corresponding to such Lender’s Lender Percentage of the aggregate principal amount of the Loans made by the Lenders to the Borrowers on such Borrowing Date. On the last Business Day of the Availability Period for Property Loans, the Aggregate Commitment will be reduced to the then Aggregate Blocked Commitment; provided that the Aggregate Commitment as in effect immediately after giving effect to the reduction shall not exceed the Aggregate Commitment as in effect immediately prior to such reduction; and on the last Business Day of the Availability Period for Renovation Loans, the Aggregate Commitment will be reduced to zero. The Aggregate Loan Principal Balance, together with all other Obligations, shall mature and be due and payable in full in cash on the Maturity Date.

(h) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender one or more promissory notes in any denominations specified by such Lender (in an aggregate maximum principal amount not to exceed the Total Exposure of such Lender) payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered and permitted assigns) substantially in the form of Exhibit T (a “Note”). In no event shall either the Paying Agent or the Calculation Agent have any obligation to maintain a register of holders of any such Notes, or to register or otherwise monitor transfers thereof.

SECTION 2.02. Borrowing Procedures.

(a) Borrowing Requests.

(i) The Borrower Representative may request a Borrowing of Property Loans hereunder with respect to Pending Advance Properties by submitting to the Administrative Agent, the Calculation Agent and the Diligence Agent a written notice (together with the notice referred to in Section 2.02(a)(ii) or 2.02(a)(iii) below, each, an “Initial Borrowing Request”) substantially in the form of Exhibit M-1; provided, that the aggregate number of Initial Borrowing Requests (on an aggregate basis including Borrowing Requests in respect of Property

Loans and Renovation Loans) in any calendar week and in any calendar month may not exceed the Maximum Number of Borrowing Requests. Upon receipt of an Initial Borrowing Request, the Administrative Agent shall request confirmation from the Diligence Agent of the items set forth in Section 2.02(a)(iv) in respect of each applicable Pending Advance Property, which confirmation shall be provided by the Diligence Agent within three (3) Business Days of receipt of an Initial Borrowing Request. The Calculation Agent shall deliver to the Administrative Agent, within three (3) Business Days of receipt of an Initial Borrowing Request, a Preliminary Report setting forth the results of any applicable calculations required in connection with such Initial Borrowing Request. If no exceptions are identified in such Preliminary Report, and no modifications of such Initial Borrowing Request are requested by (x) the Diligence Agent to reflect the results of its diligence review or (y) the Administrative Agent, such Initial Borrowing Request shall constitute a Final Borrowing Request and such Preliminary Report shall constitute a Final Report. If exceptions are identified in such Preliminary Report, or modifications are requested by the Diligence Agent or the Administrative Agent, the Borrower Representative shall submit a Modified Borrowing Request reflecting such requested modifications and the corrections of such exceptions to the Administrative Agent, the Calculation Agent, and the Diligence Agent, and the Calculation Agent shall generate a Modified Report based on such Modified Borrowing Request. If no exceptions are identified in such Modified Report, such Modified Borrowing Request shall constitute a Final Borrowing Request and such Modified Report shall constitute a Final Report. To the extent exceptions are identified in such Modified Report, the foregoing process shall be repeated until a Final Report is obtained. The Calculation Agent shall provide the Final Report relating to a Final Borrowing Request to the Administrative Agent and the Borrower Representative on the same Business Day such Final Report is generated; provided, if such Final Report is generated after 5:00 p.m. New York time on such Business Day, the Calculation Agent shall not be obligated to provide such Final Report to the Administrative Agent or the Borrower Representative until the next Business Day. Promptly after its receipt of a Final Borrowing Request by no later than three (3) Business Days prior to the proposed Borrowing Date, the Borrower Representative shall submit a copy of each such Final Borrowing Request to the Administrative Agent for delivery to each Lender, together with the Diligence Agent Certification and the Final Report described above. By no later than 4:00 p.m. (New York City time) one (1) Business Day prior to the proposed Borrowing Date, the Administrative Agent shall provide written instructions for the disbursement of funds to the Paying Agent.

(ii) The Borrower Representative may request a Borrowing of Renovation Loans hereunder with respect to the completed Scheduled Renovation Work for Converted Properties and Conformed Properties that are Stabilized Properties by submitting to the Administrative Agent, the Calculation Agent and the Diligence Agent a Borrowing Request substantially in the form of Exhibit M-2; provided, that (x) the aggregate number of Initial Borrowing Requests (on an aggregate basis including Borrowing Requests in respect of Property Loans and Renovation Loans) in any calendar week and in any calendar month may not exceed the Maximum Number of Borrowing Requests; (y) a Renovation Loan in respect of any Property may only be made once; and (z) the Borrowing Date in respect of any Renovation Loans and a Reserve Release Date shall occur on the same day in any calendar month. Upon receipt of an Initial Borrowing Request, the Administrative Agent shall request confirmation from the Diligence Agent of the items set forth in Section 2.02(a)(v) in respect of each applicable Pending Renovation Advance Property, which confirmation shall be provided by the Diligence Agent within three (3) Business Days of receipt of an Initial Borrowing Request. The Calculation Agent shall deliver to the Administrative Agent, within three (3) Business Days of receipt of an Initial Borrowing Request, a Preliminary Report setting forth the results of any applicable calculations required in connection with such Initial Borrowing Request. If no exceptions are identified in such Preliminary Report, and no modifications of such Initial Borrowing Request are requested by (x) the Diligence Agent to reflect the results of its diligence review or (y) the Administrative Agent, such Initial Borrowing Request shall constitute a Final Borrowing Request and such Preliminary Report shall constitute a Final Report. If exceptions are identified in such Preliminary Report, or modifications are requested by the Diligence Agent or the Administrative Agent, the Borrower Representative shall submit a Modified Borrowing Request reflecting such requested modifications and the corrections of such exceptions to the Administrative Agent, the Calculation Agent, and the Diligence Agent, and the Calculation Agent shall generate a Modified Report based on such Modified Borrowing Request. If no exceptions are identified in such Modified Report, such Modified Borrowing Request shall constitute a Final Borrowing Request and such Modified Report shall constitute a Final Report. To the extent exceptions are identified in such Modified Report, the foregoing process shall be repeated until a Final Report is obtained. The Calculation Agent shall provide the Final Report relating to a Final Borrowing Request to the Administrative Agent and the Borrower Representative on the same Business Day such Final Report is generated; provided, if such Final Report is generated after 5:00 p.m. New York time on such Business Day, the Calculation Agent shall not be obligated to provide such Final Report to the Administrative Agent or the Borrower Representative until the next Business Day. Promptly after its receipt of a Final Borrowing Request by no later than three (3) Business Days prior to the proposed Borrowing Date, the Borrower Representative shall submit a copy of each such Final Borrowing Request to the Administrative Agent for delivery to each Lender, together with the Diligence Agent Certification and the Final Report. By no later than 4:00 p.m. (New York City time) one (1) Business Day prior to the proposed Borrowing Date, the Administrative Agent shall provide written instructions for the disbursement of funds to the Paying Agent.

(iii) [Reserved].

(iv) Upon receipt of an Initial Borrowing Request for Property Loans, the Administrative Agent shall request that the Diligence Agent confirm that (A) the Property File in respect of each Pending Advance Property that is subject to the related Borrowing Request has been reviewed and that there is no Deficiency with respect to such Property File, (B) the due diligence review in respect of each such Pending Advance Property that is subject to the related Borrowing Request has been completed, including, without limitation, confirmation by the Diligence Agent that it has reviewed the documentation required to be included in the Property File for each Pending Advance Property that is specified in items 3 through 5 of Schedule I-A or Schedule I-B, as applicable, and determined that the Eligible Property criteria set forth in items 1 and 2 of Schedule I-A or the Non-Conforming Property criteria set forth in item 1 of Schedule I-B, as applicable, have been satisfied with respect to each such Pending Advance Property, (C) Broker Price Opinions and inspections for each of the Pending Advance Properties that are the subject to the related Borrowing Request have been ordered and satisfactorily completed, all at the Borrowers’ expense, and (D) the BPO Values and Scheduled Renovation Work, if applicable, in respect of each Pending Advance Property that is subject to the related Borrowing Request have been determined. The Administrative Agent shall cause the Diligence Agent to provide copies of each Broker Price Opinion to the Equity Owner and the Lenders.

(v) Upon receipt of an Initial Borrowing Request for Renovation Loans, the Administrative Agent shall request that the Diligence Agent confirm that (A) the Property File in respect of each Pending Renovation Advance Property that is subject to the related Borrowing Request has been reviewed and that there is no Deficiency with respect to such Property File, (B) the related Completion Requirements Certificate for each such Pending Renovation Advance Property that is subject to the related Borrowing Request has been reviewed and that the Completion Requirements in respect of each such Pending Renovation Advance Property are satisfied, (C) the due diligence review in respect of each such Pending Renovation Advance Property that is subject of the related Borrowing Request has been completed (it being understood and agreed that such due diligence review will be limited to matters necessary to determine whether such Pending Renovation Advance Property has become a Stabilized Property), and (D) inspections for each of the Pending Renovation Advance Properties that are the subject of the related Borrowing Request, to the extent required under Section 3.03(g), have been ordered and satisfactorily completed, all at the Borrowers’ expense.

(vi) It is understood and agreed that (x) the Borrower Representative may modify the Initial Borrowing Request based on the findings of the Administrative Agent, the Calculation Agent and the Diligence Agent following the review process set forth in this Section 2.02(a) and (y) such findings and modifications may cause delays with respect to the occurrence of a proposed Borrowing Date.

(b) Lender’s Commitment. The obligations of any Lender to make Loans hereunder are several from the obligations of any other Lenders. The failure of any Lender to make Loans hereunder shall not release the obligations of any other Lender to make Loans hereunder, but no Lender shall be responsible for the failure of any other Lender to make any Loan hereunder.

(c) Disbursement of Funds. On each Borrowing Date, subject to the satisfaction of the applicable conditions precedent specified in this Agreement, each Lender shall remit its share of the aggregate amount of the Loan requested by the Borrowers to the Disbursement Account (or any other account designated in writing by the Administrative Agent to such Lender) by 2:00 p.m. (New York City time) by wire transfer of same day funds. Upon receipt of such funds, the Paying Agent, in accordance with the written instruction of the Administrative Agent (which may be in electronic form) received no later than 4:00 p.m. (New York City time) one (1) Business Day prior to such Borrowing Date, shall remit such funds by wire transfer of same day funds (i) to the Administrative Agent in the amount of any unpaid fees, costs or expenses of the Administrative Agent, (ii) to the Diligence Agent, in the amount of any unpaid fees, costs or expenses of the Diligence Agent, (iii) to the Collection Account in an amount equal to 30 days of interest accruing at the interest rate applicable to such Loan, (iv) to the Reserve Accounts in the amount of the Upfront Reserves with respect to the Pending Advance Properties and (v) the balance of such funds to the accounts specified in such related Borrowing Request by 4:00 p.m. (New York City time), to the extent it has received such funds from the Lenders no later than 2:00 p.m. (New York City time). Funds received by the Paying Agent from any Lender after 2:00 p.m. (New York City time) on any Business Day may, at the discretion of the Paying Agent, be deemed to have been received on the next Business Day.

SECTION 2.03. [Reserved].

SECTION 2.04. Interest; Fees.

(a) Interest. Interest shall accrue on the Loans funded by each Lender at the applicable Interest Rate; provided, that following the occurrence and during the continuation of an Event of Default, the Loans, together with any accrued and unpaid interest, shall accrue interest at the Default Rate. On each Monthly Payment Date and on the Maturity Date, the Borrowers shall pay to each Lender all accrued and unpaid Interest with respect to the Loans for the preceding Settlement Period pursuant to Section 2.06 of this Agreement. All payments of Interest shall be made out of Collections or such other funds available to the Borrowers. For the avoidance of doubt, no interest shall be payable in respect of any Blocked Commitment.

(b) Unused Fee. The Borrowers agree to pay to the Administrative Agent for the account of the Lenders a commitment fee of one-half of one percent (0.50%) per annum on the daily average unused portion of the Aggregate Commitment during each Settlement Period. Accrued commitment fees in respect of each Settlement Period shall be payable on each Monthly Payment Date and on the Maturity Date (such fees, the “Unused Fee”). For the avoidance of doubt, Blocked Commitments shall not be considered usage for purposes of this Section.

(c) Administrative Fee. The Borrowers agree to pay the Administrative Fee to the Administrative Agent, for its own account. The Administrative Fee shall be payable in advance on the Closing Date and on each anniversary of the Closing Date prior to the Maturity Date and shall be non-refundable notwithstanding the termination of this Agreement.

(d) Yield Maintenance Fee. If, at any time prior to the date which is the sixth month anniversary of the Closing Date (the “Six Month Anniversary”), the Borrowers elect to prepay any portion of the Loans and/or reduce or terminate the Aggregate Commitment pursuant to a Repricing Transaction, the Borrowers agree to pay to each Lender on the effective date of such prepayment or reduction or termination of the Aggregate Commitment, as applicable, a fee equal to (i) the sum of, without duplication, (x) the amount of such Lender’s Loans that are prepaid plus (y) the amount equal to the reduction in such Lender’s Commitment (or, in the case of termination of the Aggregate Commitment, the entire amount of such Lender’s Commitment) times (ii) (x) Applicable Margin times (y) the number of days remaining from the effective date of such prepayment, reduction or termination until the Six Month Anniversary over 360.

(e) Minimum Yield Fee. Upon the earlier to occur of (i) the Maturity Date (as may be extended pursuant to Section 2.07) or (ii) a reduction or termination of Commitments pursuant to Section 2.05(a)(ii), the Borrowers agree to pay to each Lender an additional fee to the extent necessary to cause the Gross Yield to such Lender to equal not less than two and one-half percent (2.5%).

SECTION 2.05. Principal Payments.

(a) Optional Prepayments/Reduction of Commitments. (i) The Borrowers may, at their option, prepay on any Business Day all or any portion of any Loan upon prior written notice delivered to the Administrative Agent and the Calculation Agent (with a copy to each Lender) not later than 12:00 p.m. (New York City time) three (3) Business Days prior to the date of such payment. Each such notice shall specify (i) the aggregate amount of the prepayment to be made on the Loans and (ii) the Business Day on which the Borrowers will make such prepayment. Each such prepayment shall be in a minimum principal amount equal to $1,000,000 and in integral multiples of $100,000 in excess thereof and shall be applied in accordance with Section 2.05(c). Each such prepayment of the Loans to the Lenders must be accompanied by a payment of all accrued and unpaid Interest through, but not including, the date of repayment on the amount prepaid and any other amounts (including amounts payable under Section 2.04 and Section 2.11) due from the Borrowers hereunder in respect of such prepayment.

(ii) The Borrowers may, upon written notice to the Administrative Agent, terminate the unused Commitments, or from time to time permanently reduce the unused Commitments, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $100,000 in excess thereof and (iii) any such reduction shall not be effective until receipt by the Administrative Agent for the benefit of the Lenders of any amounts due and payable pursuant to Section 2.04(d). Any termination or reduction of unused Commitments by Borrowers should be allocated on a pro rata basis among Lenders.

(b) Mandatory Prepayments.

(i) Debt Yield Deficiency. If as of any Quarterly Determination Date, after giving effect to any deposits then held in the Debt Service Account representing the Debt Yield Deficiency Payments, the aggregate Debt Yield of the Financed Properties calculated as of such date is less than 7.00%, then the Borrowers shall, no later than the fifth (5th) Business Day following the date on which the Compliance Certificate related to such Quarterly Determination Date is required to be delivered, (1) prepay the Aggregate Loan Principal Balance in part or in whole, such that after giving effect to such prepayment the aggregate Debt Yield of the Financed Properties calculated as of such Quarterly Determination Date is at least 7.00% (the “Debt Yield Deficiency Payment”) or (2) deposit the Debt Yield Deficiency Payment into the Debt Service Account.

(ii) DSCR Deficiency. If as of any Quarterly Determination Date, after giving effect to any prepayment required by clause (i) of this Section 2.05(b) and any deposits then held in the Debt Service Account representing the DSCR Deficiency Payments, the aggregate Debt Service Coverage Ratio of the Financed Properties calculated as of such date is less than 1.10: 1.00, then the Borrowers shall, no later than the fifth (5th) Business Day following the date on which the Compliance Certificate related to such Quarterly Determination Date is required to be delivered, (1) prepay the Aggregate Loan Principal Balance in part or in whole, such that after giving effect to such prepayment the aggregate Debt Service Coverage Ratio of the Financed Properties as of such Quarterly Determination Date is at least 1.10:1.00 (the “DSCR Deficiency Payment”) or (2) deposit the DSCR Deficiency Payment into the Debt Service Account.

(iii) Loan to Cost Deficiency. If as of any Quarterly Determination Date, after giving effect to any prepayment required by clauses (i), and (ii) of this Section 2.05(b), the Aggregate Loan Principal Balance as of such date exceeds 85.0% of the aggregate Purchase Price of the Financed Properties as of such date, then the Borrowers shall, no later than the fifth (5th) Business Day following the date on which the Compliance Certificate related to such Quarterly Determination Date is required to be delivered, prepay the Aggregate Loan Principal Balance in part or in whole, such that after giving effect to such prepayment the Aggregate Loan Principal Balance as of such Quarterly Determination Date are equal to or less than the amounts specified above.

(iv) Loan to Value Deficiency. If as of any Quarterly Determination Date, after giving effect to any prepayment required by clauses (i) through (iii) of this Section 2.05(b), the Aggregate Loan Principal Balance exceeds 75.0% of the BPO Value of all Financed Properties, then the Borrowers shall, no later than the fifth (5th) Business Day following such date of determination, prepay the Aggregate Loan Principal Balance in part or in whole, such that after giving effect to such prepayment the Aggregate Loan Principal Balance as of such Quarterly Determination Date are equal to or less than the amounts specified above.

(v) Adjusted DSCR Deficiency. Commencing as of any Quarterly Determination Date occurring on or immediately after the nine-month anniversary of the Closing Date, if after giving effect to any prepayment required by clauses (i) through (iv) of this Section 2.05(b) and any deposits then held in the Debt Service Account representing the Adjusted DSCR Deficiency Payments, the aggregate Adjusted Debt Service Coverage Ratio for the Financed

Properties is less than (x) 0.70:1.00 as of any Quarterly Determination Date that is on or immediately after the nine-month anniversary of the Closing Date or (x) 1.00:1.00 as of any Quarterly Determination Date that is on or immediately after the one-year anniversary of the Closing Date, then the Borrowers shall, no later than the fifth (5th) Business Day following the date on which the Compliance Certificate related to such Quarterly Determination Date is required to be delivered, (1) prepay the Aggregate Loan Principal Balance in part or in whole, such that after giving effect to such prepayment the aggregate Debt Service Coverage Ratio of the Financed Properties as of such Quarterly Determination Date is at least (x) 0.70:1.00 if such Quarterly Determination Date is on or immediately after the nine-month anniversary of the Closing Date or (x) 1.00:1.00 if such Quarterly Determination Date is on or immediately after the one-year anniversary of the Closing Date (the “Adjusted DSCR Deficiency Payment”) or (2) deposit the Adjusted DSCR Deficiency Payment into the Debt Service Account. Notwithstanding the foregoing, if a Qualifying Refinancing occurs, this Section 2.05(b)(v) shall not apply until the first Quarterly Determination Date occurring on or immediately after the nine-month anniversary of such Qualifying Refinancing in accordance with Section 5.06(d).

(vi) Disqualified Properties. If at any time any Financed Property shall become a Disqualified Property, the Borrowers shall, no later than the close of business on the second (2nd) Business Day following the last day of the applicable Cure Period, give notice thereof to the Administrative Agent and the Calculation Agent and either (1) prepay the Obligations in the applicable Release Amount or (2) provided that such Property is eligible to become a Reserved Property, deposit an amount equal to 100% of the Allocated Loan Amount for such Financed Property in the Eligibility Reserves Account in accordance with and subject to Section 6.12. If the Administrative Agent notifies the Borrower Representative that the Borrowers shall no longer be permitted to maintain Eligibility Reserves in respect of any Disqualified Property in accordance with Section 6.12, the Borrowers shall, by no later than the close of business on the second (2nd) Business Day following the date of such notice, prepay the Obligations in the applicable Release Amount in respect of such Property.

(vii) Disqualified Non-Conforming Properties. If any Non-Conforming Property shall become a Disqualified Non-Conforming Property, the Borrowers shall, no later than the close of business on the second (2nd) Business Day immediately following the 180th day after the original Borrowing Date for such Property in the case of any Disqualified Non- Conforming Property described in clause (i) of the definition thereof and, on the second (2nd) Business Day following the last day of the applicable Cure Period in the case of any Disqualified Non-Conforming Property described in clause (ii) of the definition thereof, give notice thereof to the Administrative Agent and the Calculation Agent and either (1) prepay the Obligations in the applicable Release Amount or (2) provided that such Property is eligible to become a Reserved Property, deposit an amount equal to 100% of the Allocated Loan Amount for such Financed Property in the Eligibility Reserves Account in accordance with and subject to Section 6.12; it being understood that after giving effect to any release of the Eligibility Reserves from the Eligibility Reserves Account with respect to any Non-Conforming Property, such Property shall continue to be deemed to be a Non-Conforming Property until the earlier of such Property becoming a Conforming Property and the 180th day after the original Borrowing Date. If the Administrative Agent notifies the Borrower Representative that the Borrowers shall no longer be permitted to maintain Eligibility Reserves in respect of any Disqualified Non-Conforming Property in accordance with Section 6.12, the Borrowers shall, by no later than the close of business on the second (2nd) Business Day following the date of such notice, prepay the Obligations in the applicable Release Amount in respect of such Property.

(viii) Failure to Place Mortgage Documents. If the Borrowers fail to procure any Mortgage Documents or related Mortgage File Required Documents in accordance with Section 2.14 by the close of business on the date such Mortgage Documents and Mortgage File Required Documents are required to be procured, then the Borrowers shall, no later than the close of business on such date, prepay the Aggregate Loan Principal Balance in part or in whole, such that after giving effect to such prepayment the Borrowers shall be in compliance with the requirements specified in Section 2.14 on such date.

(ix) Refinancing; Transfer. If at any time (x) a Borrower Refinances any Financed Property or (y) any Financed Property is Transferred to a third party, then, in either case, the Borrowers shall, no later than the close of business on the day on which any such event occurs, give notice thereof to the Administrative Agent and the Calculation Agent and prepay the applicable Release Amount with respect to such Financed Property.

(x) Interest and Fees on Amounts Prepaid. Concurrently with each prepayment under this Section 2.05, the Borrowers shall pay to the Administrative Agent for the account of the Lenders all accrued but unpaid Interest on the principal amount prepaid through, but not including, the date of prepayment and any Fees payable with respect to such prepayment; provided that such Interest shall not be payable on any such date (and shall instead by paid on the following Monthly Payment Date) if the aggregate Interest payable pursuant to this paragraph (x) on such date shall be less than $100,000.

(xi) Payment from Collection Account. If requested by the Borrower Representative or if the Borrowers do not otherwise make a payment in accordance with Section 2.08, the Administrative Agent shall, by written notice to the Borrower Representative, collect any prepayment required under this Section 2.05 by causing the Paying Agent to pay such amount to the Administrative Agent for the account of the Lenders from the Collection Account on the date such prepayment is payable hereunder.

(c) Application of Prepayments. All prepayments under clauses (a) and (b) (i) – (v) above shall reduce the Allocated Loan Amounts for each Financed Property on a pro rata basis and shall be applied ratably among the Lenders based on their respective Lender Percentages. Prepayments under clauses (b)(vi) - (ix) above shall reduce the Allocated Loan Amount with respect to the applicable Financed Property, ratably among the Lenders based on their respective Lender Percentages, until the Allocated Loan Amount and any interest, Fees or other Obligations related thereto is zero and any excess shall be applied to reduce the Allocated Loan Amounts for the remaining Financed Properties on a pro rata basis and ratably among the Lenders based on their respective Lender Percentages.

(d) Certain Prepayments. Notwithstanding anything to the contrary contained in this Section 2.05, to the extent any mandatory prepayment is required because of the failure of the title to any Financed Property that was a Bid Receipt Property to be transferred to the applicable Borrower due to an effective order or ruling issued by any Governmental Authority pursuant to a bankruptcy or other insolvency proceeding involving the owner of such Financed Property, such prepayment shall only be required on the immediately succeeding Monthly Payment Date following the date of determination of the failure of title in respect of the applicable Financed Property; provided, however, if the net cash proceeds intended to refund or reimburse the applicable Borrower for the costs and expenses associated with the attempted purchase of such Financed Property are received by such Borrower prior to such immediately succeeding Monthly Payment Date referred to above, such net cash proceeds shall be immediately deposited by such Borrower into the Collection Account and applied to the Loans on such immediately succeeding Monthly Payment Date.

SECTION 2.06. Application of Collections.

(a) The Paying Agent will apply funds on deposit in the Collection Account in accordance with the related Monthly Payment Report as described in this Section 2.06 or on any Refinancing or Transfer Date as required by Section 2.15(a)(iv). No funds shall be transferred from the Collection Account except in accordance with this Section 2.06 or as otherwise required or permitted under this Agreement.

(b) No less than five (5) Business Days prior to each Monthly Payment Date, the Borrower Representative shall prepare and deliver to the Calculation Agent a Monthly Borrower Report. Upon receipt of such Monthly Borrower Report, the Calculation Agent shall review the substance thereof, verify any applicable calculations contained therein as required under this Agreement and shall prepare and deliver a Monthly Payment Report to the Administrative Agent (with a copy to the Borrower Representative and the Lenders (subject to Section 10.21)) two (2) Business Days prior to the related Monthly Payment Date. Upon the Administrative Agent’s approval of each such Monthly Payment Report, the Administrative Agent will forward each such Monthly Payment Report to the Paying Agent (with a copy to the Borrower Representative and the Lenders (subject to Section 10.21)) no later than 4:00 p.m. (New York City time) one (1) Business Day prior to the related Monthly Payment Date and instruct the Paying Agent to transfer the funds in the Collection Account in accordance with such Monthly Payment Report in the manner set forth in Section 2.06(c) or (d), as applicable.

(c) On each Monthly Payment Date, as applicable, the Paying Agent shall, based on the information set forth in the related Monthly Payment Report (as supplemented by information provided by the Administrative Agent to the extent required to calculate payments due and payable pursuant to clause (vi) below), apply all Available Funds on such day in the following order and priority:

(i) first, to the Administrative Agent, any Administrative Fee outstanding and any costs, expenses or indemnities then due and payable (such amounts to be transferred to the Debt Service Account and applied as aforesaid);

(ii) second, to the Calculation Agent, the Calculation Agent Fee, which shall be used to pay the Paying Agent Fee (which, for the avoidance of doubt, shall be netted out of any Calculation Agent Fee then due and owing)), and any costs, expenses or indemnities then due and payable to the Calculation Agent and the Paying Agent (such amounts to be transferred to the Debt Service Account and applied as aforesaid);

(iii) third, to the Diligence Agent, any Fees, costs, expenses or indemnities then due and payable (such amounts to be transferred to the Debt Service Account and applied as aforesaid);

(iv) fourth, to each Lender, pro rata, the unpaid Interest and Fees due to such Lender for the related Settlement Period and any accrued Interest and Fees with respect to any prior Settlement Period to the extent not paid on a prior Monthly Payment Date (such amounts to be transferred to the Debt Service Account and applied as aforesaid);

(v) fifth, to each Lender, pro rata, the amount of any mandatory prepayment of the Aggregate Loan Principal Balance (other than any mandatory prepayment pursuant to Sections 2.05(b)(vi), (vii), (viii) or (ix)) then due and payable (such amounts to be transferred to the Debt Service Account and applied as aforesaid);

(vi) sixth, pro rata to each Lender, any other Fees, costs, expenses or indemnities then due or payable under this Agreement or any other Loan Document (such amounts to be transferred to the Debt Service Account and applied as aforesaid);

(vii) seventh, pro rata to each Reserve Account, any amount necessary to satisfy any requirement to deposit Reserves set forth herein as of such Monthly Payment Date; and

(viii) eighth, either:

(A) if as of a Monthly Payment Date an Event of Default shall be continuing or, during the Extension Term, an Aged Portfolio Condition exists (each a “Sweep Condition”), then on such Monthly Payment Date, the Paying Agent shall, based on the information set forth in the related Monthly Payment Report, apply all remaining Available Funds on such day in the following order and priority:

(1)	first, to Borrower Representative, funds in an amount equal to the Monthly Operating Expense Budgeted Amount;

(2)	second, pro rata to each Lender, until the Aggregate Loan Principal Balance and all other Obligations have been paid in full; and

(3)	third, any remaining amounts to or at the direction of the Borrower Representative; or

(B) if no Sweep Condition exists:

(1)	first, to each Lender, pro rata, the amount of any mandatory prepayment of the Aggregate Loan Principal Balance pursuant to Sections 2.05(b)(vi), (vii), (viii) or (ix)) then due and payable (such amounts to be transferred to the Debt Service Account and applied as aforesaid); and

(2)	second, any remaining amounts to or at the direction of the Borrower Representative.

(d) If a Sweep Condition exists and during the continuance thereof, (i) Borrowers shall submit to the Administrative Agent and the Lenders a quarterly budget, with a proposed monthly expense allocation, for Operating Expenses for the Properties (as opposed to underwritten Operating Expenses notwithstanding the definition thereof) and shall by the second month of each calendar quarter submit a quarterly budget for Operating Expenses for the following calendar quarter (each a “Quarterly Operating Expense Budget”), (ii) the Administrative Agent shall have the right to approve each Quarterly Operating Expense Budget, and each such Quarterly Operating Expense Budget shall be deemed to have been approved by the Lenders unless the Majority Lenders notify the Administrative Agent otherwise within five (5) Business Days after receipt thereof (or such shorter period in which the Majority Lenders consent thereto), and upon such approvals such Quarterly Operating Expense Budget shall constitute the “Approved Quarterly Operating Expense Budget” for such calendar quarter; provided that in the event of a Refinancing or Transfer of any Property the Approved Quarterly Operating Expense Budget shall be reduced as reasonably determined by Administrative Agent in consultation with Borrowers in order to reflect the removal of such Property and the Operating Expenses associated therewith, and the Administrative Agent shall notify the Lenders of such change. The “Monthly Operating Expense Budgeted Amount” for each Monthly Payment Date shall mean the monthly amount set forth in the Approved Quarterly Operating Expense Budget for Operating Expenses for the calendar month in which such Monthly Payment Date occurs.

(e) Subject to Section 2.17, funds on deposit in the Collection Account and Reserve Accounts from time to time may be invested in Permitted Investments. Each such Permitted Investment shall mature not later than the Business Day preceding the next Monthly Payment Date (or, with respect to any Permitted Investment managed by the Paying Agent or an Affiliate, on such Monthly Payment Date) and shall be held to maturity. Each investment instruction by the Borrower Representative, which may be a standing instruction, shall designate specific types of Permitted Investments (and the terms thereof) and shall certify that such investments constitute Permitted Investments that will mature at the time specified in the preceding sentence. Absent the written instruction of the Borrower Representative, the funds on deposit in the Collection Account shall remain uninvested, except as otherwise provided pursuant to Section 6.13(b). Earnings on any such Permitted Investment shall be retained in the Collection Account. None of the Administrative Agent or the Paying Agent shall be liable for any loss incurred in connection with an investment in the Collection Account.

SECTION 2.07. Extension of Maturity Date. The Borrower Representative may, by delivering written notice to the Administrative Agent and the Lenders (an “Extension Request”) no later than thirty (30) days prior to the then existing Maturity Date request the Lenders to extend the Maturity Date for a period of six months ending June 17, 2016 (the “Extension Term”). The extension of the Maturity Date shall be subject to the following conditions: (i) no Default or Event of Default shall have occurred and be continuing before and immediately after giving effect to such extension, (ii) Borrowers shall obtain a Replacement Interest Rate Cap Agreement for the Extension Term and (iii) the Borrowers shall have paid to the Administrative Agent for distribution to each Lender an extension fee in an amount equal to the product of (x) 0.25% and (y) such Lender’s Percentage of the Aggregate Loan Principal Balance as of the last day of the Initial Term (the “Extension Fees”).

SECTION 2.08. Payments and Computations, Etc.. All amounts to be paid or deposited by the Borrowers hereunder shall be paid or deposited in accordance with the terms hereof no later than 2:00 p.m. (New York City time) on the day when due in lawful money of the United States in immediately available funds to the Debt Service Account or such account as the Administrative Agent or the relevant Lenders may designate prior to such payment from time to time in writing. The Borrowers shall, to the extent permitted by law, pay to the Affected Party interest on all amounts not paid or deposited or debited by such Person when due hereunder at the Default Rate from time to time in effect, payable on demand. All computations of Interest and Fees hereunder shall be made by the Calculation Agent on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed; provided, that all computations of Interest calculated at the Alternative Rate shall be made by the Calculation Agent on the basis of a year of 365 days for the actual number of days (including the first but excluding the last day) elapsed. In no event shall any provision of this Agreement require the payment or permit the collection of Interest in excess of the Maximum Legal Rate. In the event that any payment hereunder (whether constituting a repayment of Loans or a payment of Interest or any other amount) is rescinded or must otherwise be returned for any reason (including pursuant to any settlement entered into by any Secured Party in its discretion), the amount of such payment shall be restored and such payment shall be considered not to have been made.

SECTION 2.09. Interest Protection.

(a) If due to either: (i) the introduction of or any change (including any change by way of imposition or increase of reserve requirements) in or in the interpretation by any Governmental Authority of any law or regulation after the date hereof or (ii) the compliance by any Affected Party with any directive or request from any central bank or other Governmental Authority (whether or not having the force of law) imposed after the date hereof, (1) there shall be an increase in the cost to such Affected Party of funding or maintaining any Loan which accrues Interest at the Adjusted LIBOR Rate hereunder or of extending a commitment in respect thereof, or (2) such Affected Party shall be required to make a payment calculated by reference to any Loan which accrues Interest at the Adjusted LIBOR Rate funded by it or Interest received by it, or (3) an Affected Party shall be subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then the Borrowers shall, from time to time, within thirty (30) days after demand by the related Lender or other Affected Party, pay such Lender or Affected Party for the account of such Affected Party (as a third party beneficiary, in the case of any Affected Party other than one of the Lenders), that portion of such increased costs incurred, amounts not received or required payment made or to be made, which, subject to the requirements of this Section 2.09, such Lender reasonably determines is attributable to funding and maintaining, or extending a commitment to fund, any portion or all of the Loan.

(b) Each Affected Party will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Affected Party, be otherwise disadvantageous to it or inconsistent with its internal policies and procedures. In determining the amount of such compensation, such Lender may use any reasonable averaging and attribution methods. The applicable Affected Party shall submit to the Borrower Representative a certificate in reasonable detail describing such increased costs incurred, amounts not received or receivable or required payment made or to be made, which certificate shall be conclusive in the absence of manifest error.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to Section 2.09(a) shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate any Lender pursuant to this Section 2.09 for any increased costs or payments incurred more than 120 days prior to the date that such Lender notifies the Borrower Representative of circumstances under subclauses (a)(i) or (ii) above giving rise to such increased costs or payments; provided further that, if the circumstances under subclauses (a)(i) or (ii) above giving rise to such increased costs or payments are retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.10. Increased Capital.

(a) If either (i) the introduction of or any change in or in the interpretation by any Official Body of any law or regulation or (ii) compliance by any Affected Party with (x) any directive or request from any central bank or other Official Body (whether or not having the force of law) imposed after the date hereof or (y) with the requirements of, whether such compliance is commenced prior to or after the date hereof, any of (a) Basel III or (b) the Dodd-Frank Act, or any existing rules, regulations, guidance, interpretations or directives from the United States bank regulatory agencies relating to Basel III or the Dodd-Frank Act affects the amount of capital required to be maintained by such Affected Party or such Affected Party reasonably determines that the amount of such capital is increased by or based upon the existence of any Lender’s agreement to make or maintain Loans hereunder and other similar agreements or facilities and such event would have the effect of reducing the rate of return on capital of such Affected Party by an amount deemed by such Affected Party to be material, then, within thirty (30) days after demand by such Affected Party, the Borrowers shall pay to such Affected Party, from time to time, as specified by such Affected Party, additional amounts sufficient to compensate such Affected Party in light of such circumstances, to the extent that such Affected Party reasonably determines such increase in capital to be attributable to the existence of the Affected Party’s agreements hereunder.

(b) Each Lender will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it or inconsistent with its internal policies. In determining the amount of such compensation, such Lender may use any reasonable averaging and attribution methods. The applicable Lender shall submit to the Borrower Representative a certificate describing such compensation in reasonable detail, which certificate shall be conclusive in the absence of manifest error.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to Section 2.10(a) shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate any Lender pursuant to this Section 2.10 for any increased costs or payments incurred more than 120 days prior to the date that such Lender notifies the Borrower Representative of circumstances under subclauses (a)(i) or (ii) above giving rise to such increased costs or payments; provided further that, if the circumstances under subclauses (a)(i) or (ii) above giving rise to such increased costs or payments are retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.11. Funding Losses. In the event that any Lender shall incur any loss, or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender in order to fund or maintain any Loan or interest therein) as a result of (i) any reduction of the principal amount of any Loan at any time other than in accordance with this Agreement or (ii) the failure of the Borrowers to accept the proceeds of any Loan in accordance with a request therefor under Section 2.02, then, upon demand from the related Lender to the Borrowers, the Borrowers shall pay to such Lender the amount of such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding upon the Borrowers.

SECTION 2.12. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Taxes from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Taxes is an Indemnified Taxes, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Affected Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify each Affected Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Affected Party or required to be withheld or deducted from a payment to such Affected Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by an Affected Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Party, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.03(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.12, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Taxes with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Taxes pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Taxes pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in such form as requested by the Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner or is a partnership, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate and/or other certification documents in such form as requested by the Administrative Agent, from or on behalf of each beneficial owner, or IRS Form W-9;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Taxes, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. The Administrative Agent shall notify the Paying Agent of any deductions and/or withholdings required to be made under FATCA. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so. For the avoidance of doubt, neither the Calculation Agent nor the Paying Agent shall have any obligation under this Agreement to determine any withholding amount required pursuant to FATCA or otherwise.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Taxes had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For purposes of this Section 2.12, the term “applicable law” includes FATCA.

SECTION 2.13. Collateral Assignment of Agreements. The Borrowers shall pursuant to the Borrower Security Agreement collaterally assign to the Administrative Agent or the Collateral Agent, for the benefit of the Secured Parties, all of the Borrower’s right and title to and interest in, to and under (but not any obligations under) the Purchase Agreements, if any, all Leases relating to Financed

Properties, all insurance policies, all other agreements, documents and instruments evidencing or guarantying any Collateral and all other agreements, documents and instruments related to any of the foregoing (the “Assigned Documents”). The Borrowers confirm and agree that during the continuation of an Event of Default the Administrative Agent (or the Collateral Agent at the direction of the Administrative Agent or any designee of either such party) may, and at the direction of the Majority Lenders or pursuant to a Thirty-Three Percent Lender Instruction shall, enforce Borrower’s rights and remedies under each Assigned Document, but without any obligation on the part of the Administrative Agent, the Lenders or any of their respective Affiliates to perform any of the obligations of the Borrowers under any such Assigned Document.

SECTION 2.14. Mortgage Documents.

(a) If an Event of Default under Section 7.01(a), (b) or (c) has occurred and has been continuing for more than thirty (30) days, the Administrative Agent may, and at the direction of the Majority Lenders or pursuant to a Thirty-Three Percent Lender Instruction shall, by delivering written notice to the Borrower Representative, require the Borrowers to execute and deliver to the Collateral Agent, for the benefit of the Secured Parties, Mortgage Documents on each of the Financed Properties and related Mortgage File Required Documents.

(b) On or before (i) the date that is three-hundred and sixty five (365) days after the Closing Date (or such later date as the Eighty-Five Percent Lenders may agree in their sole discretion, such date, the “First Mortgage Date”), the Borrowers shall be required to have delivered copies to the Collateral Agent of recorded or filed Mortgage Documents and related Mortgage File Required Documents on sixty-five percent (65%) of the Financed Properties that are Eligible Properties (by number) as of the First Mortgage Date, (ii) the date that is four-hundred and fifty (450) days after the Closing Date (or such later date as the Eighty-Five Percent Lenders may agree in their sole discretion, such date, the “Second Mortgage Date”), the Borrowers shall be required to have delivered copies to the Collateral Agent of recorded or filed Mortgage Documents and related Mortgage File Required Documents on ninety-five percent (95%) of the Financed Properties that are Eligible Properties (by number) as of the Second Mortgage Date and (iii) the date that is five-hundred and forty (540) days after the Closing Date (or such later date as the Eighty-Five Percent Lenders may agree in their sole discretion, such date, the “Third Mortgage Date”), the Borrowers shall be required to have delivered copies to the Collateral Agent of recorded or filed Mortgage Documents and related Mortgage File Required Documents on ninety-nine percent (99%) of the Financed Properties that are Eligible Properties (by number) as of the Third Mortgage Date. On each of the First Mortgage Date, Second Mortgage Date and Third Mortgage Date, the Borrower Representative shall, on behalf of the Borrowers, deliver to the Administrative Agent and the Lenders, a duly completed Borrower Mortgage Certification, certifying that the copies of recorded or filed Mortgage Documents and the related Mortgage File Required Documents required to be delivered by such date have been delivered to the Collateral Agent with a report which sets forth the number of Financed Properties that are Eligible Properties and the percentage of Financed Properties that are Eligible Properties with respect to which the recorded or filed Mortgage Documents and related Mortgage File Required Documents have been delivered as of such date.

(c) If, on or before (i) the date that is two-hundred and seventy (270) days after the Closing Date (or such later date as the Eighty-Five Percent Lenders may agree in their sole discretion, such date, the “Optional Mortgage Date”), the Borrowers shall not have delivered copies to the Collateral Agent of recorded or filed Mortgage Documents and related Mortgage File Required Documents on fifty-five percent (55%) of the Financed Properties that are Eligible Properties (by number) as of the Optional Mortgage Date and (ii) the First Mortgage Date, the Borrowers shall not have delivered copies to the Collateral Agent of recorded or filed Mortgage Documents and related Mortgage File Required Documents on eighty-five percent (85%) of the Financed Properties that are Eligible Properties

(by number) as of the First Mortgage Date, then, in each case, after such Optional Mortgage Date or First Mortgage Date, as applicable, and only if directed in a writing signed by the Supermajority Lenders (the date of such direction, the “Mortgage Request Date”), the Borrowers shall execute and deliver to the Collateral Agent within sixty (60) days of the Mortgage Request Date (or such longer period as the Supermajority Lenders may agree in their sole discretion), for the benefit of the Secured Parties, Mortgage Documents on (x) sixty-five percent (65%) of the Financed Properties that are Eligible Properties (by number) as of the Mortgage Request Date as a result of a failure by the Borrowers under clause (i) above and (y) ninety-five percent (95%) of the Financed Properties that are Eligible Properties (by number) as of the Mortgage Request Date as a result of a failure by the Borrowers under clause (ii) above, in each case with all related Mortgage File Required Documents.

(d) The Borrowers shall reasonably and promptly cooperate with the Administrative Agent and the Collateral Agent in the preparation and recordation of Mortgage Documents for all of the Financed Properties that are required to be executed and/or delivered pursuant to this Section 2.14 and will execute and deliver to the Collateral Agent such Mortgage Documents in recordable form, along with all documents necessary to effect such recordations within the time periods set forth above (or such longer period as the Eighty-Five Percent Lenders may agree in their sole discretion). To the extent permitted under applicable law, in Administrative Agent’s sole discretion, each Mortgage Document may provide that it is cross-collateralized with other Mortgage Documents subject to this Agreement. In addition, in Administrative Agent’s sole discretion, any Mortgage Document may encumber one Property or multiple Properties within the same county or parish.

(e) The Borrowers will pay all costs associated with providing Required Mortgage Documents and the related Mortgage File Required Documents, including all recordation taxes with respect to such Required Mortgage Documents, any costs and/or expenses related to the assembly of such Required Mortgage Documents and the delivery thereof to the proper Governmental Authority for recordation, reasonable out-of-pocket due diligence costs and expenses and any reasonable out-of-pocket attorneys’ fees or reasonable out-of-pocket fees for other professionals incurred in connection with the recordation of such Required Mortgage Documents and shall pay the cost of providing Title Insurance Policies ensuring the priority of the Lien of the Required Mortgages. The Supermajority Lenders that requested any Requested Mortgage Documents pursuant to Section 2.14(c) will pay all costs associated with providing such Requested Mortgage Documents and the related Mortgage File Required Documents, including all recordation taxes with respect to such Requested Mortgage Documents, any costs and/or expenses related to the assembly of such Requested Mortgage Documents and the delivery thereof to the proper Governmental Authority for recordation, and any attorneys’ fees or fees for other professionals incurred in connection with the recordation of such Requested Mortgage Documents and the cost of providing Title Insurance Policies ensuring the priority of the Lien of such Requested Mortgages.

(f) The Borrowers hereby agree to deliver to the Collateral Agent, by no later than sixty (60) days after the Closing Date (or such longer period as the Administrative Agent shall reasonably consent to), properly executed and valid limited powers of attorney for all jurisdictions where Financed Properties are located, sufficient to enable the Collateral Agent to execute and deliver, on behalf of the Borrowers and the other Loan Parties and for the benefit the Secured Parties, all Mortgage Documents, all documents necessary to effect the recordation of such Mortgage Documents as contemplated by this Section 2.14, and any Mortgage File Required Documents required to be executed and delivered by any Loan Party as described in Schedule IX.

(g) The Collateral Agent or any Lender may, by written notice to the Administrative Agent, the Collateral Agent, each Lender and the Borrowers, direct the Borrowers not to deliver Mortgage Documents in any jurisdiction (and the Borrowers shall not deliver any such Mortgage Document) if, the Collateral Agent or such Lender in good faith determine that, delivery of such Mortgage Documents violate applicable law or require the receipt of any license, consent, approval, authorization, order, registration or qualification of or with any Governmental Authority. Following delivery of any such direction by any Lender with respect to any jurisdiction, if the circumstances described in the first sentence of this paragraph are no longer applicable to such Lender (including, due to a change in applicable law or requirements or due to the Lender obtaining any such required license, consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority), such Lender shall promptly withdraw such notice and such notice shall cease to apply. Upon receipt of any such direction from the Collateral Agent, the Thirty-Three Percent Lenders shall have a right to appoint a Lender or any national banking association as co-collateral agent hereunder solely for the purpose of acting as collateral agent for the Secured Parties with respect Mortgage Documents in such jurisdiction, pursuant to documentation reasonably satisfactory to the Administrative Agent, and shall provide prompt written notice thereof to the Borrowers. Such co-collateral agent shall have all rights, duties and obligations vested by the Lenders in the Collateral Agent under this Agreement. Upon any such appointment with respect to any jurisdiction, any notice delivered by the Collateral Agent under this paragraph (g) with respect to such jurisdiction shall cease to apply. If the Borrowers shall not be permitted to deliver Mortgage Documents with respect to any Financed Properties by operation of this paragraph (g), such Financed Properties shall be excluded solely for purposes of determining compliance with Section 2.14(b) and (c).

SECTION 2.15. Refinancings and Transfers.

(a) The Borrowers may effect a Transfer or Refinancing of any Financed Property and direct the Administrative Agent and the Collateral Agent to release its security interest and Lien on any such Financed Property and all Collateral related thereto in connection with such Refinancing or Transfer of Financed Properties, subject to the following terms and conditions:

(i) The Borrowers shall have delivered to the Administrative Agent, the Calculation Agent and the Diligence Agent:

(A) (1) at least ten (10) Business Days prior to any Refinancing of a Financed Property or (2) at least five (5) Business Days’ prior to any Transfer of a Financed Property, a Request for Release, together with all attachments thereto and evidence reasonably satisfactory to the Administrative Agent (as confirmed in writing by the Administrative Agent) that the conditions precedent set forth in clause (ii) below will be satisfied prior to the consummation of such Refinancing or Transfer; and

(B) if such Financed Property is subject to Mortgage Documents, a draft release or releases of such Mortgage Documents for such Financed Property, which release or releases shall be in a form approved by the applicable Qualified Title Company as appropriate in the jurisdiction in which such Financed Property is located and reasonably acceptable to the Collateral Agent.

(ii) On the related Refinancing or Transfer Date, the following shall be true and correct and the Borrowers shall be deemed to have certified that, after giving effect to the Refinancing or Transfer and the release to the Borrowers of the related Collateral on the related Refinancing or Transfer Date:

(A) no more than ten percent (10%) of the Financed Properties that will remain subject to this Agreement after giving effect to a Refinancing or Transfer will be condominiums;

(B) the representations and warranties contained in the Loan Documents are true and correct in all material respects as of the Refinancing or Transfer Date, except to the extent any such representations or warranties expressly relate to an earlier date in which case such representations or warranties shall have been true as of such earlier date;

(C) no Default or Event of Default has occurred and is continuing or would exist after giving effect to such Refinancing or Transfer and any related prepayment of the Aggregate Loan Principal Balance required pursuant hereto;

(D) if any prepayment of the Aggregate Loan Principal Balance will be required as a result from such Refinancing or Transfer other than the prepayment required under Section 2.05(b)(ix), assuming that the prepayment requirements of Section 2.05(b)(i) – (v) are tested as of the Refinancing or Transfer Date (rather than a Quarterly Determination Date), such prepayment shall be made concurrently with such Refinancing or Transfer;

(E) if any Adverse Claim, litigation or governmental proceeding is existing or pending or, to the actual knowledge of the relevant Property Manager or any Responsible Officer of the Parent, threatened against such Property which may result in liability for the applicable Borrower, adequate reserves reasonably satisfactory to the Administrative Agent shall have been, or upon such sale or disposition shall be, deposited in the Special Reserves Account; and

(F) in the case of any Refinancing or any Transfer of any Property or Properties to any Affiliate of any Relevant Party, (x) none of the conditions described in clauses (iii) through (viii) of Section 2.01(a) which would prohibit a Borrowing hereunder shall exist and be continuing after giving effect to such Transfer or Refinancing, and (y) in the case of any such Transfer, the amounts paid to Lenders in connection with such Transfer shall not be less than 125% of the Allocated Loan Amounts with respect to such Property or Properties.

(iii) (A) The Calculation Agent shall have verified the calculations reflected in the related Request for Release and delivered a report setting forth the results of such calculations (the “Request for Release Report”) to the Administrative Agent and the Lenders by no later than three (3) Business Days prior to the related Refinancing or Transfer Date and (B) the Administrative Agent shall have received confirmation from the Diligence Agent relating to a sale price for Properties subject to such Request for Release by no later than three (3) Business Days prior to the related Refinancing or Transfer Date.

(iv) On the related Refinancing or Transfer Date, the Paying Agent shall have received, for the benefit of the Secured Parties, in immediately available funds, (A) the portion of the Aggregate Loan Principal Balance to be prepaid which shall be equal to the applicable Principal Portion of the Release Amount, (B) an amount equal to all unpaid Interest to the extent reasonably determined by the Calculation Agent to be attributable to that portion of the Aggregate Loan Principal Balance to be paid in connection with the Refinancing or Transfer, (C) all other unpaid amounts and Fees due to the Administrative Agent, Paying Agent, Calculation Agent, Diligence Agent and the Lenders, as applicable, under this Agreement and the other Loan Documents to the extent accrued to such date, if any, determined by the Calculation Agent to be attributable to that portion of the Aggregate Loan Principal Balance to be paid in connection with the Refinancing or Transfer and (D) all other Obligations then due and payable with respect thereto. The amount paid pursuant to (1) clause (A) shall be paid to the Debt Service Account on such Refinancing or Transfer Date for application to the payment of principal on the Aggregate Loan Principal Balance to the Lenders, (2) clause (B) shall be deposited in the Debt Service Account to be applied as Available Funds pursuant to Section 2.06 on the next Monthly Payment Date and (3) clauses (C) and (D) shall be paid to the Persons to whom such amounts are to be owed on the next Monthly Payment Date.

(v) The Borrowers hereby agree to pay the reasonable legal fees and expenses of the Administrative Agent, the Collateral Agent, any Servicing Agents and the Lenders in connection with any Refinancing or Transfer (including expenses incurred in connection with the release of the Lien of the Administrative Agent, the Lenders and any other party having such an interest in the Collateral in connection with such Refinancing or Transfer).

SECTION 2.16. Release of Lien. In connection with (i) any Refinancing or Transfer of any Financed Property and subject to the payment of the applicable Release Amount (and deposit of any applicable Special Reserves) with respect to each such Financed Property or (ii) the occurrence of the Final Collection Date, each of the Administrative Agent and the Collateral Agent agrees, at the Borrowers’ expense, and without recourse, representation or warranty, and, in the case of a Refinancing or Transfer, subject to the conditions specified in Section 2.15 and Section 9.08(b), to execute, deliver, file and record any release, document or other instrument and take such action that may be necessary or that the Borrowers may reasonably request, to evidence the release by each of the Administrative Agent and the Collateral Agent of its security interest in the related Collateral.

SECTION 2.17. The Collection Account.

(a) On or prior to the Closing Date, the Paying Agent shall establish (or Administrative Agent, at its option, shall establish or cause to be established) and shall thereafter maintain the Collection Account for the purpose of receiving Collections. The Paying Agent shall also establish, for purposes of creating the Disbursement Account and the Reserve Accounts, sub-accounts of the Collection Account (which may be ledger or book entry accounts and not actual accounts) or separate Accounts. The taxpayer identification number associated with the Collection Account, Disbursement Account and Reserve Accounts shall be that of the Borrower Representative and the Borrower Representative (and other applicable Borrowers) will report for Federal, state and local income taxes, the income, if any, represented by the Collection Account, Disbursement Account and Reserve Accounts. The Collection Account, Disbursement Account and Reserve Accounts shall be under the sole dominion and control of the Administrative Agent. All costs and expenses of establishing and maintaining the Collection Account, Disbursement Account and Reserve Accounts shall be paid by the Borrowers.

(b) The Collection Account, Disbursement Account and Reserve Accounts shall be established and at all times maintained with the Paying Agent which shall act as a “securities intermediary” (as defined in Section 8-102 of the UCC) and a “bank” (as defined in Section 9-102 of the UCC) hereunder (in such capacities, the “Securities Intermediary”) with respect to the Collection Account. In the event that the Paying Agent ceases to be a Qualified Institution, the Administrative Agent shall, within thirty (30) days thereof, appoint a Qualified Institution to be the successor Paying Agent and establish a new Collection Account at such Qualified Institution.

(c) The Collection Account, Disbursement Account and Reserve Accounts shall each be a “securities account” as defined in Section 8-501 of the UCC and shall be maintained by the Securities Intermediary as a securities intermediary in the name of the Borrower Representative, subject to the lien of the Administrative Agent, for the benefit of the Secured Parties. The Securities Intermediary shall treat the Administrative Agent as the “entitlement holder” (within the meaning of Section 8-102(a)(7) of the UCC) in respect of all “financial assets” (within the meaning of Section 8-102(a)(9) of the UCC) credited to the Collection Account;

(d) The Securities Intermediary hereby confirms and agrees that:

(i) the Securities Intermediary shall not change the name or account number of the Collection Account, Disbursement Account or Reserve Accounts without the prior written consent of the Administrative Agent;

(ii) all securities or other property underlying any financial assets (as hereinafter defined) credited to the Collection Account, Disbursement Account or Reserve Accounts shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary or indorsed in blank or credited to another securities account maintained in the name of the Securities Intermediary, and in no case will any financial asset credited to the Collection Account, Disbursement Account or Reserve Accounts be registered in the name of any Borrower or any other Person, payable to the order of any Borrower or specially indorsed to any Borrower or any other Person, except to the extent the foregoing have been specially indorsed to the Administrative Agent, for the benefit of the Secured Parties, or in blank;

(iii) all property transferred or delivered to the Securities Intermediary pursuant to this Agreement for deposit into the Collection Account, Disbursement Account or Reserve Accounts will be promptly credited to the Collection Account, Disbursement Account or applicable other Account, as applicable;

(iv) the Collection Account, Disbursement Account and Reserve Accounts are accounts to which financial assets are or may be credited, and the Securities Intermediary shall, subject to the terms of this Agreement, treat the Administrative Agent as entitled to exercise the rights that comprise any financial asset credited to each such account;

(v) the Securities Intermediary shall promptly deliver copies of all statements, confirmations and other correspondence concerning the Collection Account, Disbursement Account and Reserve Accounts and/or any financial assets credited thereto to the Administrative Agent and, upon Borrower Representative’s request from time to time so long as no Event of Default exists to the Borrower Representative, at the address for each set forth on Schedule III to this Agreement; and

(vi) notwithstanding the intent of the parties hereto, to the extent that any Collection Account or any Account shall be determined to constitute a “deposit account” within the meaning of Section 9-102(a)(29) of the UCC, the Collection Account, Disbursement Account and Reserve Accounts shall be subject to the exclusive control of the Administrative Agent, for the benefit of the Secured Parties, and the Securities Intermediary will comply with instructions originated by the Administrative Agent directing disposition of the funds in the Collection Account, Disbursement Account and Reserve Accounts without further consent by the Borrowers.

(e) The Securities Intermediary hereby agrees that each item of property (including any investment property, financial asset, security, instrument or cash) credited to the Collection Account, Disbursement Account and Reserve Accounts shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.

(f) Except as otherwise set forth in Section 2.17(g) and (h), the Securities Intermediary will comply with “entitlement orders” (as defined in Section 8-102(a)(8) of the UCC) (“Entitlement Orders”) originated by the Borrowers. The Borrowers shall not directly make any withdrawals from the Collection Account, Disbursement Account and Reserve Accounts.

(g) If at any time the Securities Intermediary shall receive any Entitlement Order from the Administrative Agent (i.e., an order directing a transfer or redemption of any financial asset in the Collection Account, Disbursement Account or Reserve Accounts), or any “instruction” (within the meaning of Section 9-104 of the UCC), originated by the Administrative Agent, the Securities Intermediary shall comply with such Entitlement Order or instruction without further consent by the Borrowers or any other Person. Any cash received into the Collection Account or Reserve Accounts may be invested in Permitted Investments selected by the Borrower Representative, subject to Section 2.06(e) and Section 6.13.

(h) In the event that the Securities Intermediary has or subsequently obtains by agreement, by operation of law or otherwise a security interest in any of the Collection Account, Disbursement Account or Reserve Accounts or any financial assets, funds, cash or other property credited thereto or any security entitlement with respect thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Administrative Agent, for the benefit of the Secured Parties. Notwithstanding the preceding sentence, the financial assets, funds, cash or other property credited to any of the Collection Account, Disbursement Account or Reserve Accounts will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person other than the Administrative Agent, for the benefit of the Secured Parties (except that the Securities Intermediary may set-off (i) all amounts due to the Securities Intermediary in respect of customary fees and expenses for the routine maintenance and operation of the Collection Account, Disbursement Account and Reserve Accounts, and (ii) the face amount of any checks that have been credited to the Collection Account but are subsequently returned unpaid because of uncollected or insufficient funds).

(i) Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the “bank’s jurisdiction” (within the meaning of Section 9-304 of the UCC) and the “security intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC).

(j) The insufficiency of funds on deposit in the Collection Account, Disbursement Account or Reserve Accounts shall not relieve the Loan Parties from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

SECTION 2.18. The Paying Agent.

(a) The Administrative Agent hereby appoints Wells Fargo Bank, N.A. as the initial Paying Agent. All payments of amounts due and payable in respect of the Obligations that are to be made from amounts withdrawn from the Collection Account pursuant to Section 2.06 or otherwise pursuant to this Agreement shall be made on behalf of the Borrowers by the Paying Agent, in accordance with the written instruction of the Administrative Agent (which may be in electronic form) received no later than 4:00 p.m. (New York City time) one (1) Business Day prior to such payment date. On the Final Collection Date, all funds then held by any Paying Agent under this Agreement shall, upon demand of the Borrowers, be paid to the Administrative Agent to be held and applied according to Section 2.06, and thereupon such Paying Agent shall be released from all further liability with respect to such funds.

(b) On each Monthly Payment Date, the Borrowers shall pay to the Paying Agent the Paying Agent Fee pursuant to Section 2.06(c)(ii) (which Paying Agent Fee shall be payable from the Calculation Agent Fee to Wells Fargo Bank, N.A., as the initial Paying Agent).

(c) The Paying Agent hereby agrees that subject to the provisions of this Section 2.18, it shall:

(i) hold any sums held by it for the payment of amounts due with respect to the Obligations in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(ii) give the Administrative Agent notice of any default by any Borrower of which it has actual knowledge in the making of any payment required to be made with respect to the Obligations together with a copy of such notice posted to a Data Site;

(iii) at any time during the continuance of any such default, upon the written instruction of the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower Representative), forthwith pay to the Administrative Agent any sums so held in trust by such Paying Agent;

(iv) immediately resign as a Paying Agent and forthwith pay to the Administrative Agent any sums held by it in trust for the payment of the Obligations if at any time it ceases to be a Qualified Institution;

(v) comply with all requirements of the Code and any applicable State law with respect to the withholding from any payments made by it in respect of any Obligations of any applicable withholding taxes imposed thereon and with respect to any applicable reporting requirements in connection therewith; and

(vi) provide to the Lenders such information as is required to be delivered under the Code or any State law applicable to the particular Paying Agent, relating to payments made by the Paying Agent under this Agreement.

(d) Any successor paying agent shall be appointed by the Administrative Agent, subject to notice thereof being provided to the Lenders by the Administrative Agent, and to consent by the Majority Lenders; provided that any successor Paying Agent shall be, at the time of such appointment, a Qualified Institution. The Administrative Agent shall have the right to approve (following consultation with the Borrower Representative, and subject to the approval of the Borrower Representative (not to be unreasonably withheld, delayed or conditioned) in the case of any amount in excess of $25,000) the fees (including any adjustments or modifications thereto) required to engage the services of any successor paying agent and upon written notice to the Borrower Representative (a “Paying Agent Fee Notice”), such approved fee shall constitute the Paying Agent Fee.

(e) The Borrowers shall indemnify the Paying Agent and its officers, directors, employees and agents (each, a “PA Party” and collectively, the “PA Parties”) for, and hold them harmless against any loss, liability or expense (including reasonable attorneys’ fees) incurred in connection with or arising out of (i) the performance of its obligations under and in accordance with this Agreement, including the costs and expenses of defending itself against any investigation, claim or liability in connection with the exercise or performance of any of its powers or duties under this Agreement (except to the extent any such loss, liability or expense results from the gross negligence, willful misconduct or fraud of the Paying Agent or any PA Party) and (ii) the gross negligence, willful misconduct or fraud of any Borrower in the performance of its duties hereunder. All such amounts shall be payable in accordance with Section 2.06. In the event any such indemnity amounts are distributed to the Paying Agent from the Collection Account pursuant to Section 2.06 prior to deposit by the Borrowers of such indemnity amounts therein, the obligation of reimbursement by the Borrowers with respect to such indemnity amounts will instead be payable to the Collection Account.

(f) The Paying Agent shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Paying Agent in such capacity herein. No implied covenants or obligations shall be read into this Agreement against the Paying Agent and, in the absence of gross negligence, willful misconduct or fraud on the part of the Paying Agent, the Paying Agent may conclusively rely on the truth of any statements and written direction or instruction and the correctness of the opinions expressed in any certificates or opinions furnished to the Paying Agent pursuant to and conforming to the requirements of this Agreement.

(g) The Paying Agent shall not be liable for (i) an error of judgment made in good faith by one of its officers; or (ii) any action taken, suffered or omitted to be taken in good faith in accordance with or believed by it to be authorized by this Agreement or at the direction of a Secured Party relating to the exercise of any power conferred upon the Paying Agent under this Agreement, in each case, unless it shall be proved that the Paying Agent shall have been grossly negligent or acted in fraud or with willful misconduct in ascertaining the pertinent facts.

(h) The Paying Agent shall not be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Paying Agent obtains actual knowledge of such event or the Paying Agent receives written notice of such event from the Borrowers, any Secured Party or the Administrative Agent, as the case may be.

(i) Without limiting the generality of this Section 2.18, the Paying Agent shall have no duty (i) to record, file or deposit this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest in the Collateral, or maintain any such recording, filing or depositing or to subsequently record, refile or redeposit any of the same, (ii) to pay or discharge any Taxes, Real Estate Taxes, assessment or other governmental charge or any Lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Assets, (iii) to confirm or verify the contents of any reports or certificates of the Administrative Agent or Calculation Agent delivered to the Paying Agent pursuant to this Agreement believed by the Paying Agent to be genuine and to have been signed or presented by the proper party or parties or (iv) to ascertain or inquire as to the performance or observance of any of the Borrowers’ representations, warranties or covenants under this Agreement or any other Loan Document.

(j) The Paying Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable grounds for believing that the repayment of such funds or adequate indemnity against such risk or liability shall not be reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Paying Agent to perform, or be responsible for the manner of performance of, any of the obligations of the Borrowers under this Agreement.

(k) The Paying Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate of a Responsible Officer, any Monthly Payment Report, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(l) The Paying Agent may consult with counsel of its choice with regard to legal questions arising out of or in connection with this Agreement and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Paying Agent in good faith and in accordance therewith.

(m) The Paying Agent shall be under no obligation to exercise any of the rights, powers or remedies vested in it by this Agreement (except to comply with its obligations under this Agreement and any other Loan Document to which it is a party) or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Administrative Agent or any Lender pursuant to the provisions of this Agreement, unless the Administrative Agent, on behalf of the Secured Parties, or such Lender shall have offered to the Paying Agent reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby.

(n) The Paying Agent shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by a Lender or the Administrative Agent; provided, that if the payment within a reasonable time to the Paying Agent of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Paying Agent, not reasonably assured by the Borrowers, the Paying Agent may require reasonable indemnity from the Lenders against such cost, expense or liability as a condition to so proceeding. The reasonable expense of every such examination shall be paid by the Borrowers.

(o) The Paying Agent shall not be responsible for the acts or omissions of the Administrative Agent, the Calculation Agent, the Borrowers, any Lenders, any Counterparty or any other Person.

(p) Any Person into which the Paying Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which to Paying Agent shall be a party, or any Person succeeding to the business of the Paying Agent, shall be the successor of the Paying Agent under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

(q) The Paying Agent does not assume and shall have no responsibility for, and makes no representation as to, monitoring the value of the Properties or the Collateral.

(r) The Paying Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by any other party hereto or by any other person, firm or corporation, except only such notices or instructions as are herein provided for and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part hereof, then and in any of such events the Paying Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree with which it is advised by legal counsel of its own choosing is binding upon it, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree maybe subsequently reversed, modified, annulled, set aside or vacated.

(s) The Paying Agent may: (i) terminate its obligations as Paying Agent under this Agreement (subject to the terms set forth herein) upon at least 30 days’ prior written notice to the Borrowers, the Lenders and the Administrative Agent (together with a copy of such notice posted to a Data Site); provided, however, that, without the consent of the Administrative Agent and the Majority Lenders, such resignation shall not be effective until a successor Paying Agent acceptable to the Administrative Agent, and to whose appointment the Majority Lenders do not object within five (5) Business Days after the Lenders are notified thereof (or such shorter period in which the Majority Lenders consent thereto), shall have accepted appointment as Paying Agent, pursuant hereto and shall have agreed to be bound by the terms of this Agreement; or (ii) be removed upon at least 30 days’ prior written notice (or such shorter period as shall be acceptable to the Paying Agent) by the Administrative Agent, delivered to the Paying Agent, the Lenders and the Borrower Representative; provided, however, that, without consent of the Majority Lenders, such removal shall not be effective until a successor Paying Agent acceptable to the Administrative Agent, and to whose appointment the Majority Lenders do not object within five (5) Business Days after the Lenders are notified thereof (or such shorter period in which the Majority Lenders consent thereto). In the event of such termination or removal, the Administrative Agent shall make reasonable efforts to appoint a successor paying agent. If, however, a successor paying agent is not appointed by the Administrative Agent within ninety (90) days after the giving of such notice of resignation, the Paying Agent may petition a court of competent jurisdiction for the appointment of a successor paying agent.

(t) Any successor Paying Agent appointed pursuant hereto shall execute, acknowledge, and deliver to the Administrative Agent and to the predecessor Paying Agent an instrument accepting such appointment under this Agreement. Thereupon, the resignation or removal of the predecessor Paying Agent shall become effective and such successor Paying Agent, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties, and obligations of its predecessor as Paying Agent under this Agreement, with like effect as if originally named as Paying Agent. The predecessor Paying Agent shall upon payment of its fees and expenses deliver to the successor Paying Agent all documents and statements and monies held by it under this Agreement; and the Administrative Agent and the predecessor Paying Agent shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certainly vesting and confirming in the successor Paying Agent all such rights, powers, duties, and obligations.

(u) In the event the Paying Agent’s appointment hereunder is terminated without cause, the Borrowers shall reimburse the Paying Agent for the reasonable out-of-pocket expenses of the Paying Agent incurred in transferring any funds in its possession to the successor Paying Agent.

SECTION 2.19. The Calculation Agent.

(a) The Administrative Agent hereby appoints Wells Fargo Bank, N.A. as Calculation Agent, and authorizes the Calculation Agent to take such actions and to exercise such powers and perform such duties as are expressly delegated to the Calculation Agent by the terms hereof, together with such other powers as are reasonably incidental thereto.

(i) The duties of the Calculation Agent hereunder shall be limited to (A) verifying the calculations of the Borrowers (collectively, the “Calculations”) with respect to each Borrowing Request, each Monthly Borrower Report, each Monthly Payment Report, each Reserve Release Request, each Request for Release and each Compliance Certificate based solely on information provided to the Calculation Agent by the Borrowers, in each case, as set forth on Schedule VI hereto, (B) determining the Gross Yield, LIBOR Rate and SWAP Rate hereunder and (C) maintaining the records set forth in Section 2.01(f).

(ii) The Administrative Agent, at the Loan Parties’ expense, shall retain a nationally recognized accounting firm to conduct an annual audit with respect to the Modeling conducted by the Calculation Agent. The Calculation Agent shall verify the Calculations through the use of a computer modeling program developed by the Calculation Agent (such program, the “Model”, and such process of verification, “Modeling”). The Calculation Agent shall use good faith efforts in developing the Model and in conducting all Modeling with respect to the Calculations.

(iii) In the event of a discrepancy between the calculations received by the Calculation Agent from the Borrowers and the results of the Modeling conducted by the Calculation Agent, the Calculation Agent shall give prompt written notice (which may be in electronic form) of such discrepancy to the Borrowers and the Administrative Agent, and the Calculation Agent shall work with such parties to resolve such discrepancy. In each case, the final result agreed to by the parties with respect to such Calculations shall be approved in writing (which may be in electronic form) by the Borrowers and the Administrative Agent.

(iv) Each of the Borrowers, the Lenders and the Administrative Agent agree that so long as the Calculation Agent complies with the terms of clauses (ii) and (iii) above, the Calculation Agent shall have no liability with respect to any Calculations that are verified by the Calculation Agent (including pursuant to consultations described in clause (iii) above) that are subsequently determined to be incorrect. For avoidance of doubt, such exculpation from liability shall include, without limitation, any loss, liability or expense of Lenders incurred as a result of lending to Borrowers based on any such erroneous calculations.

(b) On each Monthly Payment Date, the Borrowers shall pay to the Calculation Agent any Calculation Agent Fee due to the Calculation Agent pursuant to Section 2.06(c)(ii).

(c) Any successor Calculation Agent shall be appointed by the Administrative Agent subject to providing notice thereof to the Lenders and the absence of objection thereto by the Majority Lenders within five (5) Business Days after being notified thereof (or such shorter period in which the Majority Lenders consent thereto). The Administrative Agent shall have the right to approve in its sole discretion (following consultation with the Borrower Representative and, subject to the approval of the Borrower Representative (in each case, not to be unreasonably withheld, delayed or conditioned) in the case of any amount in excess of the Calculation Agent Fee in effect as of the date hereof) the fees (including any adjustments or modifications thereto) required to engage the services of any such successor Calculation Agent and upon written notice to the Borrower Representative (a “Calculation Agent Fee Notice”), such approved fee shall constitute the Calculation Agent Fee.

(d) The Borrowers shall indemnify the Calculation Agent and its officers, directors, employees and agents (each, a “CA Party”and collectively, the “CA Parties”) for, and hold them harmless against, any loss, liability or expense (including reasonable attorneys’ fees) incurred in connection with or arising out of (i) the performance of its obligations under and in accordance with this Agreement, including the costs and expenses of defending itself against any investigation, claim or liability in connection with the exercise or performance of any of its powers or duties under this Agreement (except to the extent any such loss, liability or expense results from the gross negligence, willful misconduct or fraud of the Calculation Agent or any CA Party) and (ii) the gross negligence, willful misconduct or fraud of any Borrower in the performance of its duties hereunder. All such indemnification amounts shall be payable in accordance with Section 2.06. In the event any such indemnity amounts are distributed to the Calculation Agent from the Collection Account pursuant to Section 2.06 prior to deposit by the Borrowers of such indemnity amounts therein, the obligation of reimbursement by the Borrowers with respect to such indemnity amounts will instead be payable to the Collection Account.

(e) The Calculation Agent shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Calculation Agent in such capacity herein. No implied covenants or obligations shall be read into this Agreement against the Calculation Agent and, in the absence of gross negligence, willful misconduct or fraud on the part of the Calculation Agent, the Calculation Agent may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Calculation Agent pursuant to and conforming to the requirements of this Agreement. The Calculation Agent shall not be responsible for verifying any calculations pursuant to this Agreement to the extent information necessary to make such verifications is not provided to it by the Administrative Agent or the Borrowers.

(f) The Calculation Agent shall not be liable for (i) an error of judgment made in good faith by one of its officers; or (ii) any action taken, suffered or omitted to be taken in good faith in accordance with or believed by it to be authorized or within the discretion or rights or powers conferred by this Agreement or at the direction of a Secured Party relating to the exercise of any power conferred upon the Calculation Agent under this Agreement, in each case, unless it shall be proved that the Calculation Agent shall have been grossly negligent or acted in fraud or with willful misconduct in ascertaining the pertinent facts.

(g) The Calculation Agent shall not be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Calculation Agent obtains actual knowledge of such event or the Calculation Agent receives written notice of such event from the Borrowers, any Secured Party or the Administrative Agent, as the case may be.

(h) Without limiting the generality of this Section 2.19, the Calculation Agent shall have no duty (i) to record, file or deposit this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest in the Collateral, or maintain any such recording, filing or depositing or to subsequently record, refile or redeposit any of the same, (ii) to pay or discharge any Taxes, Real Estate Taxes, assessment or other governmental charge or any Lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Assets, (iii) to confirm or verify the contents of any reports or certificates of the Borrowers or the Administrative Agent delivered to the Calculation Agent pursuant to this Agreement believed by the Calculation Agent to be genuine and to have been signed or presented by the proper party or parties or (iv) to ascertain or inquire as to the performance or observance of any of the Borrowers’ representations, warranties or covenants under this Agreement or any other Loan Document.

(i) The Calculation Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable grounds for believing that the repayment of such funds or adequate indemnity against such risk or liability shall not be reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Calculation Agent to perform, or be responsible for the manner of performance of, any of the obligations of the Borrowers under this Agreement.

(j) The Calculation Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate of a Responsible Officer, any report, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(k) The Calculation Agent may consult with counsel of its choice with regard to legal questions arising out of or in connection with this Agreement and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Calculation Agent in good faith and in accordance therewith.

(l) The Calculation Agent shall be under no obligation to exercise any of the rights, powers or remedies vested in it by this Agreement (except to comply with its obligations under this Agreement and any other Loan Document to which it is a party) or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Administrative Agent or any Lender pursuant to the provisions of this Agreement, unless the Administrative Agent, on behalf of the Secured Parties, or such Lender shall have offered to the Calculation Agent reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby.

(m) The Calculation Agent shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by a Lender or the Administrative Agent; provided, that if the payment within a reasonable time to the Calculation Agent of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Calculation Agent, not reasonably assured by the Borrowers, the Calculation Agent may require reasonable indemnity against such cost, expense or liability as a condition to so proceeding. The reasonable expense of every such examination shall be paid by the Borrowers or, if paid by the Calculation Agent, shall be reimbursed by the Borrowers to the extent of funds available therefor pursuant to Section 2.06.

(n) The Calculation Agent shall not be responsible for the acts or omissions of the Administrative Agent, the Borrowers, any Lenders, any Counterparty or any other Person.

(o) Any Person into which the Calculation Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which to Calculation Agent shall be a party, or any Person succeeding to the business of the Calculation Agent, shall be the successor of the Calculation Agent under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

(p) The Calculation Agent does not assume and shall have no responsibility for, and makes no representation as to, monitoring the value of the Properties or the Collateral.

(q) If the Calculation Agent shall at any time receive conflicting instructions from the Administrative Agent and the Borrowers or any other party to this Agreement and the conflict between such instructions cannot be resolved by reference to the terms of this Agreement, the Calculation Agent shall be entitled to rely on the instructions of the Administrative Agent. In the absence of fraud, gross negligence or willful misconduct on the part of the Calculation Agent, the Calculation Agent may rely and shall be protected in acting or refraining from acting upon any resolution, officer’s certificate, any Monthly Payment Report, certificate of auditors, or any other certificate, statement, instrument, opinion, report, notice request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Calculation Agent may rely upon the validity of documents delivered to it, without investigation as to their authenticity or legal effectiveness, and the parties to this Agreement will hold the Calculation Agent harmless from any claims that may arise or be asserted against the Calculation Agent because of the invalidity of any such documents or their failure to fulfill their intended purpose.

(r) The Calculation Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by any other party hereto or by any other person, firm or corporation, except only such notices or instructions as are herein provided for and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part hereof, then and in any of such events the Calculation Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree with which it is advised by legal counsel of its own choosing is binding upon it, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree maybe subsequently reversed, modified, annulled, set aside or vacated.

(s) The Calculation Agent may delegate or perform any of its duties under this Agreement by or through sub-agents, service providers or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Calculation Agent shall not be responsible for the negligence or misconduct of any sub-agents, service providers or attorneys-in-fact selected by it with reasonable care in the absence of gross negligence, fraud or willful misconduct. The Borrowers will reimburse the Calculation Agent for any fees, costs or expenses incurred by the Calculation Agent with respect to any agents, service providers or attorneys-in-fact appointed by the Calculation Agent pursuant to this Section 2.19 and such agents, service providers and attorneys-in-fact shall be entitled to all the same indemnification rights and exculpation by the Loan Parties as may apply to the Calculation Agent.

(t) The Calculation Agent may: (i) terminate its obligations as Calculation Agent under this Agreement (subject to the terms set forth herein) upon at least 30 days’ prior written notice to the Borrowers, the Lenders and the Administrative Agent (together with a copy of such notice posted to a Data Site); provided, however, that, without the consent of the Administrative Agent and the Majority Lenders, such resignation shall not be effective until a successor Calculation Agent acceptable to the Administrative Agent, and to whose appointment the Majority Lenders do not object within five (5) Business Days after the Lenders are notified thereof (or such shorter period in which the Majority Lenders consent thereto), shall have accepted appointment as Calculation Agent, pursuant hereto and shall have agreed to be bound by the terms of this Agreement; or (ii) be removed at any time by written demand of the Administrative Agent, delivered to the Calculation Agent, the Lenders and the Borrower Representative; provided, however, that, such removal shall not be effective until the appointment of a successor Calculation Agent acceptable to the Administrative Agent, and to whose appointment the Majority Lenders do not object within five (5) Business Days after the Lenders are notified thereof (or such shorter period in which the Majority Lenders consent thereto). In the event of such termination or removal, the Administrative Agent shall make reasonable efforts to appoint a successor calculation agent. If, however, a successor calculation agent is not appointed by the Administrative Agent within ninety (90) days after the giving of a notice of resignation, the Calculation Agent may petition a court of competent jurisdiction for the appointment of a successor calculation agent.

(u) Any successor Calculation Agent appointed pursuant hereto shall execute, acknowledge, and deliver to the Administrative Agent and to the predecessor Calculation Agent an instrument accepting such appointment under this Agreement. Thereupon, the resignation or removal of the predecessor Calculation Agent shall become effective and such successor Calculation Agent, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties, and obligations of its predecessor as Calculation Agent under this Agreement, with like effect as if originally named as Calculation Agent. The predecessor Calculation Agent shall upon payment of its fees and expenses deliver to the successor Calculation Agent all documents and statements and monies held by it under this Agreement; and the Administrative Agent and the predecessor Calculation Agent shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certainly vesting and confirming in the successor Calculation Agent all such rights, powers, duties, and obligations.

(v) In the event the Calculation Agent’s appointment hereunder is terminated without cause, the Borrowers shall (i) reimburse the Calculation Agent for the reasonable out-of-pocket expenses of the Calculation Agent incurred in transferring any funds in its possession to the successor Calculation Agent, and (ii) if such termination occurs on or prior to the second anniversary of the Closing Date, pay to the terminated Calculation Agent a termination fee of $100,000.

(w) The Loan Parties and the Parent hereby agree, in connection with an appointment of a successor Calculation Agent, to negotiate in good faith any modifications to this Agreement reasonably requested by such successor Calculation Agent.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Unused Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.04(b). Any amount paid by the Borrowers for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated, non-interest bearing account until the occurrence of the Final Collection Date, after which such amount shall be used to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct;

(b) the unused portion of the Commitment of such Defaulting Lender may be reduced to zero without any contemporaneous ratable reduction of the Commitments of the other Lenders;

(c) neither the Commitment nor the Loans of such Defaulting Lender shall be included in determining whether all Lenders or the Majority Lenders have taken or may take any action hereunder and the Defaulting Lender shall not be included in determining whether all Lenders have taken or may have taken any action hereunder (including, in each case, any consent to any amendment or waiver pursuant to Section 10.01); provided, that any waiver, amendment or modification requiring the consent of all Lenders which affects such Defaulting Lender differently than other affected Lenders or Lenders shall require the consent of such Defaulting Lender, as applicable; and

(d) the Borrowers may replace such Defaulting Lender in accordance with Section 2.21.

In the event that the Administrative Agent determines that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (x) the Lender Percentages shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent and the Lenders shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Lender Percentage whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and (y) the provisions of clauses (a) through (d) above shall, from and after such determination, cease to be of further force or effect with respect to such Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

SECTION 2.21. Replacement of a Lender.

(a) If (i) any Affected Party requests compensation under Section 2.09(a), 2.10(a), or 2.12 or any Lender ceases to make any Loans as a result of any condition described in Section 2.09(a), 2.10(a) or 2.12, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to the related Lender and the Administrative Agent (together with a copy of such notice posted to a Data Site), (x) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.03), all of its respective interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender if a Lender accepts such assignment); provided, that (A) the Borrowers shall have received the prior written consent of the Administrative Agent with respect to any assignee that is not already a Lender hereunder, which consent shall not unreasonably be withheld, conditioned or delayed, (B) the assignee shall not be an Affiliate of any Loan Party, (C) such assigning Lender shall have received payment of an amount equal to all outstanding Loans funded or maintained by such Lender, together with all accrued Interest thereon and all accrued Fees and other Obligations payable to them hereunder and under the Loan Documents, from the assignee, (D) in the case of any such assignment resulting from a claim for compensation under Section 2.09(a), Section 2.10(a), or Section 2.12 such assignment will result in a reduction in such compensation or payments and (E) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents or (y) terminate the Commitment of such Lender and repay all Obligations of the Borrowers owing to such Lender relating to the Loans held by such Lender as of such termination date; provided that in the case of any such termination of a Non-Consenting Lender, such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to exist.

(b) Any Lender being replaced pursuant to Section 2.21(a) above shall execute and deliver an Assignment and Acceptance with respect to such Lender’s applicable Commitment and outstanding Loans. Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and (B) all obligations of the Borrowers owing to the assigning Lender relating to the Loans and Commitments so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans and Commitments, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance reflecting such replacement within three (3) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Non-Consenting Lender or Defaulting Lender, then such Non- Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c) In the event that the Borrowers or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto and the consent, waiver or amendment in question requires the agreement of all affected Lenders or all the Lenders, in each case in accordance with the terms of Section 10.01 and the Majority Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 2.22. Joint and Several Liability of Borrowers.

(a) Each Borrower hereby irrevocably and unconditionally accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or any Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.22 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.22, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.22 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.22 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, examination, reconstruction or similar proceeding with respect to any Borrower or any Secured Party.

(c) Each Borrower represents and warrants to the Administrative Agent and Lenders that such Borrower is currently informed of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Administrative Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of other Borrowers’ financial condition, the financial condition of guarantors and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(d) The provisions of this Section 2.22 are made for the benefit of the Administrative Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of any such the Administrative Agent, Lenders, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.22 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied and all Commitments have terminated. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.22 will forthwith be reinstated in effect, as though such payment had not been made.

(e) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation, or assert any claim, against any other Borrower with respect to any Indebtedness or other liabilities owing to it from another Borrower, any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash and, in the event of any insolvency, bankruptcy, receivership, liquidation, examination, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If, notwithstanding the foregoing sentence, a Borrower shall collect, enforce or receive any amounts in respect of such Indebtedness or liability, such amounts shall be collected, enforced and received by such Borrower as trustee for the Administrative Agent, and such Borrower shall deliver any such amounts to the Administrative Agent for application to the Obligations in accordance with the priority of payments set forth in Section 2.06.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01. Conditions Precedent to Effectiveness. The following shall be conditions precedent to the effectiveness of this Agreement on the Closing Date:

(a) the Lenders shall have received each of the documents, instruments, legal opinions and other agreements listed on Schedule IV that are required to be delivered on or prior to the date hereof, together with all fees due and payable on the date hereof and which are invoiced or estimated at least two (2) Business Days prior to the Closing Date;

(b) on the Closing Date, the absence of (i) any change, occurrence, or development that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) any material adverse change in or material disruption of conditions in the financial, banking or capital markets; (iii) any event, circumstance, or information or matter which is inconsistent in a material adverse manner with any event, circumstance, or information or other matter disclosed to Lender by the Loan Parties prior to the date hereof; and (iv) any change which could reasonably be expected to have a material adverse effect on the value or marketability of the transactions contemplated by the Loan Documents or any security derived in whole or in part there from;

(c) each Lender shall have completed satisfactory review of UCC, lien, judgment, litigation, bankruptcy and name variation search reports naming each Loan Party from the appropriate offices in relevant jurisdictions; and

(d) the Administrative Agent and each Lender shall have received all documentation and other information with respect to the Loan Parties required by regulatory authorities or the Administrative Agent’s and/or such Lender’s internal policies under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, and shall have completed their due diligence review in connection therewith.

SECTION 3.02. Conditions Precedent to Borrowings of Property Loans. Each Property Loan (including any Property Loan made on the Closing Date) made by the Lenders to any Borrower, shall be subject to the conditions precedent that on the date of each Borrowing of Property Loans, each of the following shall be true and correct both before and immediately after giving effect to such Borrowing:

(a) the Administrative Agent shall have received a completed Borrowing Request for such Property Loan which shall (A) specify (1) the amount of the requested Borrowing, (2) the type of the requested Borrowing (i.e. , Property Loan for an Eligible Property, Property Loan for a Non- Conforming Property), (3) the Aggregate Loan Principal Balance after giving effect to such Borrowing, (4) the proposed Borrowing Date, and (5) the account of the Borrowers to which the proceeds of such Borrowing are to be remitted and (B) be accompanied by a duly completed Properties Schedule to such Borrowing Request which sets forth the required information regarding the Pending Advance Properties that are the subject of such Borrowing Request in a form and substance reasonably acceptable to the Administrative Agent;

(b) the principal amount of the Property Loan requested shall not be in excess of the amount permitted by Section 2.01(a);

(c) the BPO Value, the Purchase Price, Underwritten Net Cash Flow, Scheduled Renovation Work and Reserves for each Pending Advance Property under the Borrowing Request for the Property Loan and each Financed Property shall have been determined in accordance with this Agreement;

(d) all Reserve Accounts shall have been fully funded or will be fully funded upon the making of such Property Loan, as required by this Agreement;

(e) the Diligence Agent shall have (i) determined the BPO Value of each Pending Advance Property, (ii) completed a reasonably satisfactory due diligence review and inspection of each Pending Advance Property and a reasonably satisfactory review of each Property File related thereto, and (iii) delivered to the Administrative Agent and the Lenders a Diligence Agent Certification in respect of each Pending Advance Property, free and clear of any exceptions;

(f) the Administrative Agent shall have received a certificate signed by a Responsible Officer of Borrower Representative certifying on behalf of Borrower Representative and the applicable Borrower(s) that the complete Property File for each Property being financed with the proceeds of such Property Loan has been delivered to the Administrative Agent by delivery to the online data room pursuant to Section 5.01(t);

(g) not more than ten percent (10%) of the sum of the Financed Properties and all Pending Advance Properties (by number) with respect to which such Borrowing Request is made shall be comprised of condominiums;

(h) each Pending Advance Property with respect to which such Borrowing Request is made shall have an Estimated Purchase Price and Estimated BPO Value greater than or equal to $50,000; provided that such $50,000 minimum may be reduced to $30,000 for any Property Loan for up to five percent (5%) of the Pending Advance Properties (by number) under such Borrowing Request;

(i) the Administrative Agent shall have received a certificate signed by a Responsible Officer of Borrower Representative certifying on behalf of Borrower Representative and the applicable Borrowers that each Pending Advance Property is an Eligible Property or a Non- Conforming Property, as applicable, on the date of such Borrowing;

(j) if an Ineligible Property Condition shall exist on such Borrowing Date, no Pending Advance Property that is designated as an Eligible Property shall be a Capped Concentration Property;

(k) the Administrative Agent shall have received a Non-Conforming Property Certificate in respect of each Pending Advance Property that is a Non-Conforming Property;

(l) the Administrative Agent, in its reasonable discretion, shall not have determined that any financial, legal or factual premises upon which the terms and conditions of the Borrowing are based are untrue or incorrect in any material respect;

(m) the representations and warranties contained in the Loan Documents are true and correct in all respects for representations and warranties qualified as to materiality, and true and correct in all material respects for representations and warranties not qualified as to materiality, before and after giving effect to the Borrowing to take place on such Borrowing Date and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (unless such representation or warranty expressly relates to an earlier date in which case such representation or warranty shall be true and correct as of such earlier date);

(n) no event has occurred and is continuing, or would result from such Borrowing, which constitutes an Event of Default hereunder or an event that but for notice or lapse of time or both would constitute an Event of Default; and

(o) the absence of any change, occurrence, or development that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.03. Conditions Precedent to Borrowings of Renovation Loans. Each Renovation Loan made by the Lenders to any Borrower, shall be subject to the conditions precedent that on the date of each Borrowing of Renovation Loans, each of the following shall be true and correct both before and immediately after giving effect to such Borrowing:

(a) the Administrative Agent shall have received a completed Borrowing Request for such Renovation Loan which shall (A) specify (1) the amount of the requested Borrowing, (2) the type of the requested Borrowing (i.e. , Renovation Loan), (3) the Aggregate Loan Principal Balance after giving effect to such Borrowing, (4) the proposed Borrowing Date, and (5) the account of the Borrowers to which the proceeds of such Borrowing are to be remitted and (B) be accompanied by a duly completed schedule to such Borrowing Request which sets forth the required information regarding the Pending Renovation Advance Properties that are the subject of such Borrowing Request in a form and substance reasonably acceptable to the Administrative Agent;

(b) the principal amount of the Renovation Loan requested shall not be in excess of the amount permitted by Section 2.01(b);

(c) the BPO Value, the Purchase Price, Underwritten Net Cash Flow, Actual Renovation Expenses and Reserves for each Pending Renovation Advance Property under the Borrowing Request for the Renovation Loan and each Financed Property shall have been determined in accordance with this Agreement;

(d) all Reserve Accounts shall have been fully funded or will be fully funded upon the making of such Renovation Loan, as required by this Agreement;

(e) each Pending Renovation Advance Property that is the subject of such Borrowing shall (i) be an Eligible Property and (ii) meet all of the criteria set forth in clauses (i) through (iv) of the definition of “Stabilized Property”;

(f) the Administrative Agent and the Diligence Agent shall have received a certificate signed by a Responsible Officer of Borrower Representative stating that the Completion Requirements in respect of each Pending Renovation Advance Property that is the subject of such Borrowing have been met (the “Completion Requirements Certificate”), stating the Actual Renovation Expenses in respect of each such Pending Renovation Advance Property and attaching a copy of the Eligible Lease in respect of each such Pending Renovation Advance Property;

(g) the Diligence Agent shall have (i) completed a reasonably satisfactory due diligence review and a reasonably satisfactory review of each Property File related thereto, (ii) confirmed that the Pending Renovation Advance Inspection Requirement is satisfied with respect to each Pending Renovation Advance Property and (iii) delivered to the Administrative Agent and the Lenders a Diligence Agent Certification in respect of each Pending Renovation Advance Property, free and clear of any exceptions;

(h) such Pending Renovation Advance Property shall either (i) not have been selected by the Administrative Agent for inspection pursuant to Section 3.03(g) or (ii) if selected by the Administrative Agent for inspection pursuant to Section 3.03(g), the Diligence Agent shall have confirmed compliance of such Property with the Renovation Standards;

(i) the Administrative Agent, in its reasonable discretion, (i) shall have determined that the due diligence review performed by the Diligence Agent is reasonably satisfactory and (ii) shall have been reasonably satisfied with a sample of Financed Properties available for inspection pursuant to Section 3.03(g) and the results thereof;

(j) the Administrative Agent shall have received a certificate signed by a Responsible Officer of Borrower Representative certifying on behalf of Borrower Representative and the applicable Borrower that each Pending Renovation Advance Property is an Eligible Property on the date of such Borrowing;

(k) the Administrative Agent shall have received such other evidence as the Administrative Agent shall reasonably request in order to confirm the facts stated in an officer’s certificate set forth in Section 3.03(f), including reasonably satisfactory inspection of such Properties if required by Administrative Agent pursuant to Section 3.03(g);

(l) if an Ineligible Property Condition shall exist on such Borrowing Date, no Pending Renovation Advance Property shall be a Capped Concentration Property;

(m) the Administrative Agent, in its reasonable discretion, shall not have determined that any financial, legal or factual premises upon which the terms and conditions of the Borrowing are based are untrue or incorrect in any material respect;

(n) the representations and warranties contained in the Loan Documents are true and correct in all respects for representations and warranties qualified as to materiality, and true and correct in all material respects for representations and warranties not qualified as to materiality, before and after giving effect to the Borrowing to take place on such Borrowing Date and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (unless such representation or warranty expressly relates to an earlier date in which case such representation or warranty shall be true and correct as of such earlier date);

(o) no event has occurred and is continuing, or would result from such Borrowing, which constitutes an Event of Default hereunder or an event that but for notice or lapse of time or both would constitute an Event of Default; and

(p) the absence of any change, occurrence, or development that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties. Each Loan Party represents and warrants as of the Closing Date and on each date a Loan is made as follows:

(a) Organization. Each Relevant Party has been duly organized and is validly existing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each Relevant Party is duly qualified to do business and in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, except to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Relevant Party possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, except to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The sole business of the Relevant Parties is the acquisition, renovation, rehabilitation, ownership, maintenance, sale, transfer, refinancing, management, leasing and operation of Properties. As of the Closing Date, the ownership interests in each Relevant Party are as set forth on the organizational chart attached hereto as Schedule 4.01(a).

(b) Proceedings. Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party; and each other Relevant Party has taken all necessary action to authorize the execution, delivery and performance of each Loan Document to which it is a party. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of each Relevant Party party thereto and constitute legal, valid and binding obligations of each Relevant Party party thereto, enforceable against each such Relevant Party party thereto in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c) No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by each Relevant Party party thereto (i) will not contravene such Relevant Party’s Constituent Documents, (ii) will not result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over any Relevant Party or any of each Relevant Party’s properties or assets, (iii) with respect to each Relevant Party, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under the terms of any indenture, mortgage, deed of trust, deed to secure debt, loan agreement, management agreement or other agreement or instrument to which any Relevant Party is a party or to, which any of each Relevant Party’s property or assets is subject, that could, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect and (iv) with respect to each Relevant Party, except for Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the assets of any Relevant Party. Any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by each Relevant Party of this Agreement or any other Loan Documents to which it is a party has been obtained and is in full force and effect.

(d) Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other entity now pending or to any Loan Party’s actual knowledge, threatened against or affecting any Loan Party, which actions, suits or proceedings (i)

involve this Agreement, the Loan Documents or the Transactions contemplated by the Loan Documents or (ii) could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other entity that resulted in a judgment against any Loan Party that has not been paid in full that would otherwise constitute an Event of Default under Section 7.01(s).

(e) Agreements. No Loan Party is a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have a Material Adverse Effect. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party which default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Other than the Loan Documents, no Loan Party has a material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any Loan Party is a party other than, with respect to the Borrowers, Purchase Agreements and the Management Agreement.

(f) Solvency. Each Relevant Party has (a) not entered into the transaction contemplated by this Agreement nor executed any Loan Document with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. After giving effect to the Loans, each Relevant Party is Solvent. No petition in bankruptcy has been filed against any Relevant Party in the last seven (7) years, and no Relevant Party has, in the last seven (7) years, made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. No Relevant Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such Person’s assets or property, and to its actual knowledge, no Person is contemplating the filing of any such petition against it or against any Relevant Party.

(g) Employee Benefit Plans/ERISA. Assuming no portion of the assets used by any Lender to fund any Loan constitutes the assets of an ERISA Plan (as defined below), the assets of each Loan Party do not constitute “plan assets” of (a) any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) any “plan” (as defined in Section 4975 of the Code) that is subject to Section 4975 of the Code or (c) any employee benefit plan or plan that is not subject to Title I of ERISA or Section 4975 of the Code but is subject to any law, rule or regulation applicable to such Loan Party which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) (each of (a), (b) and (c), an “ERISA Plan”) with the result that the transactions contemplated by this Agreement, including, but not limited to, the exercise by the Administrative Agent or any Lender of any rights under the Loan Documents will constitute a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. No Loan Party or any of its ERISA Affiliates sponsors, maintains or contributes to any Plans or Foreign Plans. Neither Parent nor any Loan Party or any of their respective Subsidiaries has any employees.

(h) Employee Benefit Matters. Each Plan (and each related trust, insurance contract or fund) is in compliance in all materials respects with its terms and will all applicable laws, including without limitation ERISA and the Code. Each Plan that is intended to be qualified under Section 401(a) of the Code as currently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Code as currently in effect, and no event has taken place which could reasonably be expected to cause the loss of such qualified status and exempt status. With respect to each Plan of a Loan Party, each Loan Party and all of its ERISA Affiliates have satisfied the minimum funding standard under Section 412(a) of the Code and Section 302(a) of ERISA and paid all required minimum contributions and all required installments on or before the due dates under Section 430(j) of the Code and Section 303(j) of ERISA. Neither any Loan Party nor any of its ERISA Affiliates has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. Neither any Loan Party nor any of its ERISA Affiliates has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. No Plan is in “at risk” status within the meaning of Section 430(i) of the Code or Section 303(j) of ERISA. There are no existing, pending or threatened claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Plan to which any Loan Party or any of its ERISA Affiliates has incurred or otherwise has or could have an obligation or any liability. With respect to each Multiemployer Plan to which any Loan Party or any of its ERISA Affiliates is required to make a contribution, each Loan Party and all of its ERISA Affiliates have satisfied all required contributions and installments on or before the applicable due dates and have not incurred a complete or partial withdrawal under Section 4203 or 4205 of ERISA. No Plan Termination Event has or is reasonably expected to occur.

(i) Foreign Plan Matters. Each Foreign Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such plan. The aggregate of the liabilities to provide all of the accrued benefits under each Foreign Plan does not exceed the current fair market value of the assets held in the trust or other funding vehicle for such plan. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against any Loan Party or any of its ERISA Affiliates with respect to any Foreign Plan.

(j) Federal Reserve Regulations. No part of the proceeds of any Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements in any material respects or by the terms and conditions of this Agreement or the other Loan Documents. None of the Collateral is comprised of Margin Stock and less than 25% of the assets of each Loan Party are comprised of Margin Stock.

(k) Not a Foreign Person. No Relevant Party is a “foreign person” within the meaning of § 1445(f)(3) of the Code.

(l) Taxes. Each Loan Party has filed, or caused to be filed, on a timely basis all Tax returns (including, without limitation, all foreign, federal, state, local and other Tax returns) required to be filed by it, is not liable for Taxes payable by any other Person and has paid or made adequate provisions for the payment of all Taxes, assessments and other governmental charges (to the extent such Taxes, assessment and other governmental charges exceed $100,000 in the aggregate) payable by such Loan Party except as permitted by Section 5.01(d). All material mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents have been paid.

(m) Investment Company Act. No Loan Party or any Person controlling such Loan Party is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

(n) Eligible/Non-Conforming Property. Each Financed Property is either (i) an Eligible Property, (ii) a Non-Conforming Property, (iii) a Disqualified Property that is a Reserved Property or (iv) a Disqualified Non-Conforming Property that is a Reserved Property, as applicable.

(o) Perfection Representations.

(i) each of this Agreement, the Borrower Security Agreement, the Equity Owner Security Agreement, the Borrower GP Security Agreement and other Loan Documents create a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Administrative Agent (or the Collateral Agent, as applicable), which security interest is prior to all other Liens arising under the UCC, subject to Permitted Liens, and is enforceable as such against creditors of each Loan Party party thereto, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity);

(ii) all appropriate financing statements have been filed in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted to the Administrative Agent hereunder in the Collateral that may be perfected by filing a financing statement;

(iii) other than the security interest granted to the Administrative Agent or the Collateral Agent, as applicable, pursuant to this Agreement, the Borrower Security Agreement, the Equity Owner Security Agreement, the Borrower GP Security Agreement or any Mortgage Documents, as applicable, no Loan Party has pledged, assigned, collaterally assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral except to the extent expressly permitted by the terms hereof. No Loan Party has authorized the filing of and is not aware of any financing statements against any Loan Party that include a description of the Collateral other than any financing statement relating to the security interest granted to the Administrative Agent hereunder or that has been terminated;

(iv) no instrument or document that constitutes or evidences any Collateral has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent or the Collateral Agent;

(v) the grant of the security interests in the Collateral by each Loan Party to the Administrative Agent and the Collateral Agent, as applicable, for the benefit of the Secured Parties pursuant to this Agreement, the Borrower Security Agreement, the Equity Owner Security Agreement, the Borrower GP Security Agreement and any Mortgage Documents, as applicable, is in the ordinary course of business for each Loan Party and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(vi) the chief executive office and the location of each Loan Party’s records regarding the Collateral are listed on Schedule III. Except as otherwise disclosed to the Administrative Agent in writing, each Loan Party’s legal name is as set forth in this Agreement, each Loan Party has not changed its name since its formation. Except as otherwise listed on Schedule III, each Loan Party does not have tradenames, fictitious names, assumed names or “doing business as” names and each Loan Party’s federal employer identification number and organizational identification number is set forth on Schedule III; and

(vii) each of the Borrower Security Agreement, the Borrower GP Security Agreement and the Equity Owner Security Agreement is within the applicable Loan Party’s organizational powers and has been duly authorized by all necessary organizational actions and, if required, actions by equity holders. Each of the Borrower Security Agreement, the Borrower GP Security Agreement and the Equity Owner Security Agreement has been duly executed and delivered by each applicable Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(p) Information. All information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of each Relevant Party to the Administrative Agent, Collateral Agent, Diligence Agent, the Paying Agent, the Calculation Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto (but excluding any projections, forward looking statements, budgets, estimates and general market data as to which each Relevant Party only represents and warrants that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time), when taken as a whole, as of the date furnished, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading.

(q) Business. Since its formation, no Loan Party has conducted any business other than entering into and performing its obligations under the Loan Documents to which it is a party, the acquisition, renovation, rehabilitation, ownership, maintenance, sale, transfer, refinancing, management, leasing and operation of Eligible Properties and Non-Conforming Properties and such other activities as are incidental to the foregoing or reasonable extensions thereof. Since the date of formation of each Loan Party, no event has occurred which would have a Material Adverse Effect. As of the Closing Date, no Loan Party owns or holds, directly or indirectly (i) any capital stock or equity security of, or any equity interest in, any Person other than as set forth on Schedule 4.01(a) or (ii) any debt security or other evidence of indebtedness of any Person, except for Permitted Investments and as otherwise contemplated by the Loan Documents. No Borrower has any Subsidiary.

(r) Management. The ownership, leasing, management and collection practices used by each Loan Party and property managers and sub-contracts managers with respect to the Financed Properties have been, to the actual knowledge of the Loan Parties, proper, customary and in compliance with all applicable Legal Requirements, and all necessary licenses, permits and regulatory requirements pertaining thereto have been obtained and remain in full force and effect, except to the extent that failure to obtain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(s) Event of Default. No Default or Event of Default has occurred or is continuing.

(t) Compliance with Legal Requirements. Each Loan Party is in compliance with all applicable Legal Requirements, except to the extent that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Loan Party is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, except for any default or violation that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Loan Party has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or has otherwise become subject to any Environmental Liability, except to the extent that such failure or liability could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(u) Insurance. The Loan Parties have obtained and delivered to the Administrative Agent certificates evidencing the policies required to be maintained under Section 5.04. All such policies are in full force and effect. No claims have been made that are currently pending, outstanding or otherwise remain unsatisfied under any such Policies that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. With respect to any insurance policy, there has been no act or omission that that would impair the coverage of such policy, the benefits of the endorsement or the validity and binding effect of either in any material respect.

(v) Interest Rate Cap.

(i) The Interest Rate Cap Agreement constitutes the legal, valid and binding obligation of the Borrowers, enforceable against the Borrowers in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(ii) The Rate Cap Collateral is free and clear of all claims or security interests of every nature whatsoever, except such as are created pursuant to this Agreement and the other Loan Documents, and the Borrowers have the right to pledge and grant a security interest in the same as herein provided without the consent of any other Person other than any such consent that has been obtained and is in full force and effect.

(iii) The Rate Cap Collateral has been duly and validly pledged hereunder. All consents and approvals required to be obtained by the Borrowers for the consummation of the transactions contemplated by this Agreement have been obtained.

(iv) Giving effect to the aforesaid grant and assignment to the Administrative Agent, the Administrative Agent has, as of the Closing Date, and as to Rate Cap Collateral acquired from time to time after such date, shall have, a valid, and upon proper filing, perfected and continuing first priority lien upon and security interest in the Rate Cap Collateral; provided that no representation or warranty is made with respect to the perfected status of the security interest of the Administrative Agent in the proceeds of Rate Cap Collateral consisting of “cash proceeds” or “non-cash proceeds” as defined in the UCC except if, and to the extent, the provisions of Section 9-306 of the UCC shall be complied with.

(v) Except for financing statements filed or to be filed in favor of the Administrative Agent as secured party, there are no financing statements under the UCC covering any or all of the Rate Cap Collateral and the Borrowers shall not, without the prior written consent of the Administrative Agent, until the occurrence of the Final Collection Date, execute and file in any public office, any enforceable financing statement or statements covering any or all of the Rate Cap Collateral, except financing statements filed or to be filed in favor of the Administrative Agent as secured party.

(w) Anti-Money Laundering Laws. Each Borrower has complied, in all material respects, with all applicable anti-money laundering laws and regulations to the extent applicable, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”).

(x) No Prohibited Persons.

(i) Neither any Borrower nor any of its officers, directors, partners or members is an entity or person (or to such Borrower’s knowledge, owned or controlled by an entity or person): (a) that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order 13224 issued on September 24, 2001 (“EO13224”)’; or (b) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gof/ofac/t11sdn.pdf).

(ii) At the time the applicable Borrower first entered into a Lease with each Tenant (excluding an in-place Lease with a Carry-Over Tenant, but including a new Lease with any such Carry-over Tenant), no such Tenant was listed on either of the lists described in Section 4.01(x)(i).

(y) Flood Insurance. With respect to any Financed Property for which the Borrower has delivered a Mortgage for recording, as of the date such Mortgage is sent for recording, the related Financed Property: (i) has flood insurance coverage that meets the requirements of the Flood Insurance Laws; or (ii) does not require such coverage due to the geographic location of such Financed Property and the requirements of the Flood Insurance Laws.

ARTICLE V

COVENANTS

SECTION 5.01. Affirmative Covenants of the Loan Parties. From the Closing Date until the Final Collection Date, each Loan Party shall comply with the following covenants:

(a) Use of Proceeds. The Loan Parties will use the proceeds of the Loans solely to capitalize the acquisition, renovation, rehabilitation, maintenance and leasing of Eligible Properties and Non-Conforming Properties (including, in each case, any Properties that fail to qualify as Eligible Properties or Non-Conforming Properties, as applicable, but that are subject to an ongoing Cure Period) by the Borrowers.

(b) Compliance with Laws, Etc. The Loan Parties shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its rights, licenses and permits and to comply with all Legal Requirements applicable to the Borrowers and their Properties (and the use thereof), including, without limitation, building and zoning ordinances and codes and certificates of occupancy, except to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrowers, at the Borrowers’ expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to a Loan Party or any Financed Property or any alleged violation of any Legal Requirement; provided that (i) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which a Loan Party is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (ii) no Financed Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; and (iii) each Loan

Party shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement, except to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Preservation of Existence. Each Loan Party shall (i) observe all procedures required by its certificate of limited partnership, certificate of formation, limited partnership agreement or limited liability company agreement or other organizational documents, as applicable, and preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and (ii) qualify and remain qualified in good standing (where relevant) as a foreign limited liability company or limited partnership, as applicable, in each other jurisdiction where the nature of its business requires such qualification and to the extent such concept exists in such jurisdiction and where, in the case of clause (ii), except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Taxes and Other Charges. Each Loan Party shall file, cause to be filed or obtain an extension of the time to file, all Tax returns and reports required by law to be filed by it and will promptly pay or cause to be paid all Taxes and governmental charges at any time owing, and shall promptly pay for all utility services provided to the Properties (other than any such utilities which are, pursuant to the terms of any Lease, required to be paid by the Tenant thereunder directly to the applicable service provider); provided that such Loan Party may contest in good faith any such Taxes, assessments and other charges and, in such event, may permit the Taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when a Loan Party is in good faith contesting the same so long as (i) the applicable Loan Party has set aside on its books (and, with respect to any Borrower, in the Special Reserves Account) adequate reserves in accordance with GAAP, and the non-payment or non-discharge of such Taxes, assessments or other charges could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) enforcement of the contested Taxes, assessment or other charge is effectively stayed for the entire duration of such contest and no Lien is imposed on any Property or Collateral, and (iii) any Taxes, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid as required after final resolution of such contest. Promptly upon request of the Administrative Agent, the Borrowers shall post to the Administrative Agent’s online data room receipts evidencing payment of all Taxes due in respect of such sample of Financed Properties (by number) as may be reasonably requested by the Administrative Agent, which receipts shall be reviewed by the Diligence Agent to confirm that such Taxes have been paid on a timely basis.

(e) Litigation. The Loan Parties shall give prompt written notice to the Administrative Agent of any litigation or governmental proceedings pending or to the actual knowledge of a Responsible Officer, threatened in writing against any Loan Party, which would reasonably be expected to have a Material Adverse Effect.

(f) Access to Properties. Subject to the rights of Tenants, the Loan Parties shall permit agents, representatives and employees of the Administrative Agent to inspect the Financed Properties and Pending Advance Properties or any part thereof at reasonable hours upon reasonable advance notice.

(g) Perform Loan Documents. Each Loan Party shall, in a timely manner, observe, perform and satisfy all the terms, provisions, covenants and conditions of the Loan Documents executed and delivered by, or applicable to, the Loan Party, and shall pay when due all costs, fees and expenses of the Administrative Agent (including the fees and expenses of the Diligence Agent, Calculation Agent and Paying Agent), the Collateral Agent and any Lender, to the extent required under the Loan Documents executed and delivered by, or applicable to, the Loan Party.

(h) Award and Insurance Benefits. Each Loan Party shall cooperate with the Administrative Agent in obtaining for the benefit of the Lenders, in accordance with the relevant provisions of this Agreement, the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Financed Property, and the Administrative Agent shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by the Loan Parties of the reasonable expense of an appraisal on behalf of the Administrative Agent in case of Casualty or Condemnation affecting any Financed Property or any part thereof) out of such Insurance Proceeds.

(i) Security Interest; Further Assurances. Each Loan Party shall take all necessary action to establish and maintain, in favor of (a) the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected first priority security interest in all Collateral described in the Mortgage Documents and (b) the Administrative Agent, for the benefit of the Secured Parties, a valid and perfected first priority security interest in all other Collateral, in each case to the full extent contemplated herein, free and clear of any Adverse Claims (including the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s or the Collateral Agent’s (for the benefit of the Secured Parties) security interest in the Collateral). Each Loan Party shall, at the Loan Party’s sole cost and expense execute any and all further documents, financing statements, agreements, affirmations, waivers and instruments, and take all such further actions (including the filing and recording of financing statements) that may be required under any applicable Legal Requirement, or that the Administrative Agent, the Collateral Agent or the Thirty-Three Percent Lenders may deem necessary or advisable, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created hereby or by the Collateral Documents or the enforceability of any guaranty or other Loan Document; provided, that a Thirty- Three Percent Lender may direct the Administrative Agent to exercise its rights pursuant to the foregoing sentence; provided, further, that in the case of any such direction from a Thirty-Three Percent Lender (i) the Administrative Agent shall, within five (5) Business Days of its receipt of such instruction, deliver a copy of such direction to each Lender and (ii) the Administrative Agent shall not act in accordance with such instruction if the Majority Lenders shall, within five (5) Business Days following delivery of such copy, affirmatively disapprove of such instruction by written notice to the Administrative Agent.

(j) Keeping of Records and Books of Account. Each Loan Party shall maintain and implement administrative and operating procedures (including an ability to recreate records regarding the Financed Properties in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records and other information reasonably necessary for the collection of all Rents and other Collections and payments of its obligations, and in which timely entries are made in accordance with GAAP. Such books and records shall include, without limitation, records adequate to permit the identification of each Financed Property and all Collections relating thereto.

(k) Collections; Security Deposits. Each Loan Party shall:

(i) Instruct and cause the relevant Property Manager for each Financed Property of each Borrower to deposit the Rents with respect to all Financed Properties directly to a Rent Receipts Account of such Borrower;

(ii) Instruct and cause each Property Manager to deposit all amounts received in any Rent Receipts Account into the Collection Account (x) with respect to the Manager, within three (3) Business Days after receipt thereof and (y) with respect to any other Property Manager, within five (5) Business Days after receipt thereof; provided that, such Property Manager may hold back a reasonable amount in each Rent Receipts Account with respect to anticipated overdrafts, charge-backs and refunds of partial payments of Rent to preserve rights of eviction, such holdback amount not to exceed 2.5% of monthly Rents with respect to any individual Rent Receipts Account at any time;

(iii) (A) Instruct and cause the relevant Property Manager for each Financed Property of each Borrower to deposit security deposits with respect to all Financed Properties directly to a Security Deposit Account of such Borrower, (B) disburse the security deposits in accordance with the terms of the applicable Leases and all Legal Requirements, (C) in the event the Tenant under any Lease defaults such that the applicable security deposit may be drawn upon on account of such default, immediately deposit the proceeds thereof into a Rent Receipts Account or the Collection Account, (D) upon the Administrative Agent’s written request following the occurrence and during the continuance of an Event of Default, promptly deliver (or cause to be delivered) to the Administrative Agent or to one or more accounts designated by the Administrative Agent the security deposits and (E) upon a foreclosure of any Financed Property or action in lieu thereof, promptly deliver to the Administrative Agent or to an account designed by the Administrative Agent the security deposit applicable to the Lease with respect to such Financed Property except, in the case of the foregoing clause (D) and (E) to the extent any such security deposits were previously deposited into a Rent Receipts Account or the Collection Account in accordance with the foregoing clause (C); provided, further, that any security deposits delivered to the Administrative Agent pursuant to the foregoing clause (D) or (E) will be held by the Administrative Agent for the benefit of the applicable Tenants in accordance with the terms of the applicable Leases and, to the extent required by applicable law, shall not be commingled with other funds of the Administrative Agent and shall be maintained in accounts located in the states in which the applicable Financed Properties are located;

(iv) Deposit or cause any escrow agent for the Refinancing or Transfer of any Financed Property to deliver all Refinancing Proceeds and Transfer Proceeds directly to the Collection Account;

(v) Deposit or cause to be deposited all other Collections to the Collection Account;

(vi) Cause all Rent Receipts Accounts and Property Operating Accounts (other than Property Operating Accounts utilized in connection with less than 5% of the Properties of the Borrowers and with funds on deposit not to exceed, at any time, $300,000 in the aggregate) to be at all times be subject to a Property Account Control Agreement (and to the extent any Property Manager has signing authority over such Property Account, a Property Account Cash Management Agreement);

(vii) Cause all General Operating Accounts (other than General Operating Accounts with funds on deposit not to exceed, at any time, $5,000,000 in the aggregate) to be at all times be subject to a General Operating Account Control Agreement; and

(viii) Cause the Collection Account and Reserve Accounts to at all times be subject to the Blocked Account Control Agreement.

(l) Special Purpose Entity/Separateness. (i) The Loan Parties shall each be and continue to be a Special Purpose Entity.

(ii) The Loan Parties will comply in all material respects with all of the stated facts and assumptions made with respect to the Loan Parties in each Insolvency Opinion. Each entity other than a Loan Party with respect to which an assumption is made or a fact stated in an Insolvency Opinion will comply in all material respects with all of the assumptions made and facts stated with respect to it in such Insolvency Opinion.

(iii) The Loan Parties shall provide the Administrative Agent with five (5) Business Days’ prior written notice prior to the removal of an Independent Director of a Loan Party and the Loan Parties shall not remove or permit the removal of any such Independent Director without Cause (as defined in the organizational documents of the Loan Parties, as applicable).

(m) Location of Records. Each Loan Party shall keep its chief place of business and chief executive office and the offices where it keeps the Records at the address(es) referred to on Schedule III or upon thirty (30) days’ prior written notice to the Administrative Agent, at any other location in the United States where all actions reasonably requested by the Administrative Agent, the Collateral Agent or any Lender to protect and perfect the interests of the Administrative Agent, the Collateral Agent and the Lenders in the Collateral have been taken and completed.

(n) [Reserved].

(o) Ownership. Each Loan Party shall take all necessary action to vest legal and equitable title to the Financed Properties and the Collateral irrevocably in the applicable Borrower, free and clear of any Adverse Claims. The Borrowers shall warrant and defend (a) the title to each Financed Property and every part thereof, subject only to Permitted Liens and (b) the validity and priority of the Liens of any Mortgage Document, as applicable, on the Financed Properties, subject only to Permitted Liens, in each case against the claims of all Persons whomsoever. The Loan Parties shall reimburse the Administrative Agent for any losses, costs, damages or expenses (including reasonable attorneys’ fees, out-of-pocket costs and expenses) incurred by the Administrative Agent if an interest in any Financed Property, other than as permitted hereunder, is claimed by another Person.

(p) Business and Operations. Each Loan Party shall, directly or through one or more Managers or other Subcontractors, continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, sale, management, leasing and operation of the Financed Properties. Each Loan Party shall qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Financed Properties, except to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Borrower shall, at all times during the term of the Loan, continue to own or lease all equipment, fixtures and personal property which are necessary to operate the Financed Properties.

(q) Leasing Matters. Each Borrower shall (i) observe and perform the obligations imposed upon the lessor under the Leases for its Financed Properties in a commercially reasonable manner; and (ii) enforce the terms, covenants and conditions contained in such Leases upon the part of the Tenant thereunder to be observed or performed in a commercially reasonable manner except in each case to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(r) Operation of Financed Property. Each Loan Party shall cause the Financed Properties to be operated by the Manager, in all material respects, in accordance with the Management Agreement. In the event that the Management Agreement expires or is terminated (without limiting any obligation of the Loan Parties to obtain the Administrative Agent’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), the Borrowers shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager (which Qualified Manager shall be reasonably acceptable to the Majority Lenders), as applicable and provide to the Administrative Agent an Assignment of Management Agreement with respect to such Replacement Management Agreement. Each Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify the Administrative Agent of any material default under the Management Agreement of which it is aware (and post a copy of such notice to a Data Site); (iii) enforce the performance and observance in all material respects of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner and (iv) in the case of the Existing Manager or any Affiliate of Parent acting as the Manager, obtain prior consent of the Majority Lenders prior to the occurrence of a change of control in respect of such Existing Manager or such Affiliate acting as the Manager due to acquisition, directly or indirectly, by any Person or group of Persons of the right by contract or otherwise to Control such Existing Manager or such Affiliate acting as the Manager, other than in connection with an initial public offering of the Existing Manager or any such Affiliate acting as the Manager. Each Management Agreement shall be on such terms and conditions as are reasonably satisfactory to the Administrative Agent, shall provide that the Manager shall not have any indebtedness for borrowed money and shall provide that the Administrative Agent shall have the right to (it being understood and agreed for purposes of this Agreement that the Administrative Agent may and, at the direction of the Majority Lenders or pursuant to a Thirty-Three Percent Lender Instruction, shall) terminate and replace the Manager and/or terminate the Management Agreement if any of the following events occur: (i) an Event of Default shall have occurred and be continuing (after appropriate cure periods have lapsed), (ii) for cause, including but not limited to fraud, gross negligence, willful misconduct, or misappropriation of funds by the Manager, (iii) if there occurs any Event of Bankruptcy with respect to the Manager, (iv) there occurs a material breach under the Management Agreement or (v) solely in the case of any Replacement Management Agreement, without the prior approval the Majority Lenders, there occurs a change of control of the applicable Manager due to acquisition, directly or indirectly, by any Person or group of Persons of the right by contract or otherwise to Control such Manager, except in connection with an initial public offering of the Existing Manager or an Affiliate of the Parent acting as the Manager. Notwithstanding the foregoing, the Manager will be permitted to utilize the services of third-party service providers to perform all or any portion of the services by the Manager so long as (i) the Manager remains liable for any breaches or defaults under the Management Agreement to the same extent as if the Manager were performing such services, (ii) any sub-management contracts shall be subject to termination, assignment and other provisions as described above with respect to the Management Agreement and shall be without recourse to any Loan Party or subordinate to the Administrative Agent’s lien to the same extent as provided in the Assignment of Management Agreement and (iii) any sub-management contracts will be terminable without penalty payable, directly or indirectly, by any Loan Party (or a reserve will be provided under Section 6.09 in respect of any applicable termination fee) upon the termination of the Management Agreement or if the Manager determines that it has the capability of performing the services thereunder (each such third-party service provider, a “Subcontractor”).

(s) Formation of New Borrowers. From time to time during the Initial Term new Borrowers may become a party to this Agreement and the other Loan Documents in accordance with the following: (i) the new Borrower shall be a Delaware limited partnership whose (A) Equity Interests are ninety-nine percent (99%) owned by Equity Owner and one percent (1%) owned by Borrower GP and (B) general partner is Borrower GP, (ii) the certificate of formation and limited partnership agreement shall be substantially identical to the certificate of formation and limited partnership agreement of each Borrower party hereto on the date hereof, (iii) such new Borrower will execute and delivery to the Administrative Agent a Borrower Joinder Agreement, (iv) the Equity Owner will execute and deliver to the Administrative Agent an Equity Owner Security Agreement (or a supplement to an existing Equity Owner Security Agreement, as applicable) with respect to its Equity Interests of such new Borrower (which Equity Interests shall be certificated) and all partnership interest or membership interest certificates and powers, hypothecating all of the direct or beneficial ownership interest in such Equity Interests, in form and substance reasonably satisfactory to Administrative Agent, (v) Borrower GP will execute and deliver to the Administrative Agent a Borrower GP Security Agreement (or a supplement to an existing Borrower GP Security Agreement, as applicable) with respect to its Equity Interests of such new Borrower (which Equity Interests shall be certificated) and all partnership interest or membership interest certificates and powers, hypothecating all of the direct or beneficial ownership interest in such Equity Interests, in form and substance reasonably satisfactory to Administrative Agent, (vi) such new Borrower shall provide to the Administrative Agent an Additional Insolvency Opinion and a Legal Opinion regarding such New Borrower, (vii) such new Borrower shall be in compliance with each of the representations, warranties and covenants set forth in this Agreement and Loan Documents upon its joinder, including the covenants set forth in Sections 5.01(l), 10.15 and 10.16 and (viii) such new Borrower shall provide to the Administrative Agent information reasonably satisfactory to the Lenders to comply with applicable Legal Requirements with respect to customers and such other information and documentation reasonably satisfactory to the Administrative Agent consistent with the requirements applicable to the Borrowers party hereto on the Closing Date or referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.01(s) shall be a Loan Document.

(t) Property Files. All Property Files will be maintained in an online data room established and controlled by the Administrative Agent, and the Administrative Agent shall provide all Lenders with access thereto. Each Loan Party will and will cause their respective representatives to comply with all procedures established by the Administrative Agent from time to time for the delivery, maintenance and use of documents to such online data room. Without limitation of the foregoing, no Loan Party shall modify, alter or remove any document or information previously delivered to such online data room. The Loan Parties shall pay all costs, fees and expenses related to the establishment, maintenance and use of such online data room.

(u) Condition of Properties. The Loan Parties shall keep and maintain (i) the Financed Properties in a good, safe and habitable condition and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto and (ii) all other Properties, except the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in a good, safe and habitable condition and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto.

(v) ERISA Events. Each Borrower covenants that it shall deliver to the Administrative Agent, at Borrower’s expense, written notice of, and any requested information relating to, each ERISA Event as soon as possible, and in any event within ten (10) Business Days after the occurrence of any such ERISA Event. As soon as possible after the occurrence of a Plan Termination Event, the Borrowers shall provide the Administrative Agent with a notice of any action that any Loan Party and/or any of its ERISA Affiliates proposes to take with respect thereto, along with a copy of any notices received from or filed with the PBGC, the IRS or any Multiemployer Plan with respect to such Plan Termination Event, as applicable. Each Loan Party and all of its ERISA Affiliates shall establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code and all applicable laws, the regulations and interpretation thereunder and the respective requirements of the governing documents for such Plans. Each Loan Party and its ERISA Affiliates shall establish, maintain and operate all Foreign Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such plans.

(w) Appraisal. With respect to each Financed Property as to which the Allocated Loan Amount exceeds $250,000, the Borrower Representative shall provide to the Administrative Agent notice upon delivery of a Mortgage for recording. Upon receipt of such notice, the Administrative Agent shall obtain on behalf of the Lenders, at the expense of the Borrowers’, an independent appraisal that conforms to generally accepted appraisal standards as set forth in the Uniform Standards of Professional Appraisal Practice promulgated by the Appraisal Standards Board of the Appraisal Foundation and is performed in accordance with the requirements of Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended and deliver such appraisal to the Lenders.

(x) Flood Insurance. With respect to any Financed Property, the Borrower Representative shall provide to the Administrative Agent for delivery to each Lender thirty (30) days’ prior notice of its intent to submit a Mortgage for recording with respect to such Financed Property and as of the date such Mortgage is sent for recording, (i) JPMorgan Chase Bank, N.A. shall have received, a completed Federal Emergency Management Agency Standard Flood Hazard Determination (ordered by JPMorgan Chase Bank, N.A., to the extent it is a Lender, or on its behalf, by a national third-party flood hazard determination service provider or flood hazard data service provider, such as Wolters Kluwer, DataQuick and CoreLogic) with respect to such Financed Property duly acknowledged by the Borrower Representative (a “Flood Hazard Determination”); provided that the Borrower Representative shall not be required to comply with the provisions of clause (i) above to the extent JPMorgan Chase Bank, N.A. is not a Lender, unless reasonably required by the Administrative Agent and (ii) if the related Financed Property is specifically identified by the Flood Hazard Determination as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower Representative shall maintain with respect to such Financed Property, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with the Flood Insurance Laws.

SECTION 5.02. Reporting Requirements of the Loan Parties. From the Closing Date until the Final Collection Date, each Loan Party will, unless the Administrative Agent and the Majority Lenders shall otherwise consent in writing, furnish or cause to be furnished to the Administrative Agent (and post or cause to be posted to a Data Site):

(a) Event of Default. As soon as reasonably practicable and in any event within two (2) Business Days after any Responsible Officer of any Loan Party obtains knowledge of the occurrence of each Event of Default or Default (if such Default is continuing on the date of such notice), the statement of a Responsible Officer of the Parent Equity Owner setting forth the details of such Event of Default or Default and the action which such Loan Party is taking or proposes to take with respect thereto.

(b) Financial Reporting. The Loan Parties will keep and maintain on a calendar year basis, in accordance with the requirements for a Special Purpose Entity set forth herein, as applicable, and GAAP (or such other consistently applied accounting basis that is reasonably acceptable to the

Administrative Agent and the Majority Lenders), proper and accurate books, records and accounts reflecting all of the financial affairs of the Loan Parties and all items of income and expense in connection with the operation on an individual basis of the Financed Properties. The Administrative Agent shall have the right from time to time at all times during normal business hours upon reasonable notice (and, in any event, not more than twice in any calendar year (unless an Event of Default shall have occurred and be continuing, in which case no such restriction shall apply)) to examine such books, records, accounts, agreements, leases, instruments and other documents and the collection systems of the Loan Parties or Manager at the offices of the Loan Parties or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as the Administrative Agent shall desire. After the occurrence of an Event of Default, the Loan Parties shall pay any reasonable costs and expenses incurred by the Administrative Agent to examine the Loan Parties’ and the Manager’s accounting records, as the Administrative Agent shall determine to be necessary or appropriate in the protection of the Lenders’ interest. The Loan Parties will furnish the following financial reports to the Administrative Agent:

(i) as soon as available and in any event within forty-five (45) days after the end of each calendar quarter commencing with the first calendar quarter ending after the Closing Date, consolidated balance sheets, statements of operations and retained earnings, and statements of cash flows of (i) Parent Equity Owner and its Subsidiaries on a consolidated basis and (ii) Parent and its Subsidiaries on a consolidated basis, in each case, as at the end of such quarter and for the period commencing at the end of the immediately preceding calendar year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding calendar year, all in reasonable detail and certified by a Responsible Officer of Parent Equity Owner and Parent, respectively, as fairly presenting, in all material respects, the consolidated financial position of such Persons as of the end of such quarter and the results of operations and cash flows of such Persons for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of such Persons furnished to the Administrative Agent and the Lenders, subject to normal year-end adjustments and the absence of footnotes, together with such information as shall be reasonably required to permit the reconciliation of the consolidated net worth and liquidity of Parent as set forth in such financial statements to the Consolidated Net Worth and Liquidity required to be maintained by the Parent pursuant to the Parent Financial Covenants;

(ii) as soon as available, and in any event within one hundred twenty (120) days after the end of each calendar year, consolidated balance sheets, statements of operations and retained earnings, and statements of cash flows of (i) Parent Equity Owner and its Subsidiaries on a consolidated basis, and (ii) Parent and its Subsidiaries on a consolidated basis, in each case, as at the end of such calendar year, setting forth in each case in comparative form the corresponding figures for the immediately preceding calendar year (if any), all in reasonable detail and prepared in accordance with GAAP and the inclusion of footnotes to the extent required by GAAP, together with such information as shall be reasonably required to permit the reconciliation of the consolidated net worth and liquidity of Parent as set forth in such financial statements to the Consolidated Net Worth and Liquidity required to be maintained by the Parent pursuant to the Parent Financial Covenants, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of a “Big Four” accounting firm or other independent certified public accountants of recognized national standing selected by such Person that is reasonably acceptable to the Administrative Agent and the Majority Lenders (which opinion on such consolidated information shall be without (1) any qualification as to the scope of such audit or (2) a “going concern” or like qualification (other than a going concern qualification that relates solely to the near term maturity of the Loans hereunder)), together with a written statement of such accountants (A) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default and (B) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

(iii) as soon as available, and in any event within forty-five (45) days after the end of each calendar month (A) an operating statement in respect of such calendar month and a calendar year-to-date operating statement for the Borrowers on a combined basis, (B) a statement for each Financed Property showing (1) rent roll in respect of such calendar month and calendar year-to-date, (2) vacancy status, (3) security deposits maintained, (4) Tenant payment status, (5) Capital Expenditures and repairs and (6) known violations of any Legal Requirements and (C) upon the reasonable request of the Administrative Agent or any Lender, other information maintained by the Borrowers in the ordinary course of business that is reasonably necessary and sufficient to fairly represent the financial position, ongoing maintenance and results of operation of the Financed Properties (on a combined basis) during such calendar month;

(iv) simultaneously with the delivery of the financial statements of the Parent Equity Owner required by clauses (i) and (ii) above, a certificate of an Responsible Officer of Parent Equity Owner stating that such Responsible Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Relevant Parties with a view to determining whether the Relevant Parties are in compliance with the provisions of this Agreement to the extent applicable to them and such Loan Documents at the time of such review, and that such review has not disclosed, and such Responsible Officer has no knowledge of, the existence of an Event of Default or Default or, if an Event of Default or Default exists, describing the nature and period of existence thereof and the action which the Relevant Parties propose to take or have taken with respect thereto;

(v) simultaneously with the delivery of the financial statements of the Parent Equity Owner required by clauses (i) and (ii) above, a reconciliation for the relevant period of net income to Underwritten Net Cash Flow;

(vi) simultaneously with the delivery of the financial statements of the Parent Equity Owner required by clause (i) above, a duly completed Compliance Certificate, with appropriate insertions, containing the data and calculations set forth on Exhibit F, accompanied by a statement by the chief financial officer of Parent Equity Owner commenting on the performance of the Relevant Parties for the calendar quarter to which the financial statements relate and the calendar year to date and any material developments affecting the Relevant Parties or their business;

(vii) simultaneously with the delivery of the financial statements of the Parent Equity Owner required by clause (i) above, a report setting forth the current property taxes assessment amounts payable in respect of each Financed Property and, promptly upon request of the Administrative Agent, copies of the related property tax statements;

(viii) promptly, and in any event within five (5) Business Days after filing or submission to any Governmental Authority, copies of any income tax returns filed or submitted by any Loan Party and Parent;

(ix) promptly after the end of each calendar month, monthly account statements or online access to each Property Account and General Operating Account; and

(x) within thirty days after January 1 and July 1 of each calendar year, a report setting forth the calculations described in Schedule VII as of such date and specifying whether a BPO Index Trigger Event occurred as of such date.

(c) ERISA. As soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of any Loan Party has actual knowledge of, or with respect to any Plan or Multiemployer Plan to which such Loan Party or any of its ERISA Affiliates makes direct contributions has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of Parent Equity Owner or Blackstone, as applicable, setting forth details respecting such event or condition and the action, if any, that the applicable Loan Party or any of its ERISA Affiliates proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by any such Loan Party or any of its ERISA Affiliates with respect to such event or condition):

(i) any Reportable Event with respect to a Plan, as to which the PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a Reportable Event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by any Loan Party or any of its ERISA Affiliates to terminate any Plan;

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Parent Equity Owner or any of its ERISA Affiliates of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by any Loan Party or any of its ERISA Affiliates, as applicable, that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Loan Party or any of its ERISA Affiliates, as applicable, of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Loan Party or any of its ERISA Affiliates, as applicable, to enforce Section 515 of ERISA; and

(vi) failure to satisfy Section 436 of the Code.

(d) Reporting on Adverse Effects. Promptly and in no event more than two (2) Business Days after any Responsible Officer of Parent Equity Owner obtains knowledge of any matter or the occurrence of any event concerning any other Loan Party which would reasonably be expected to have a Material Adverse Effect, notice thereof.

(e) Defaults. Promptly and in no event more than two (2) Business Days after any Responsible Officer of Parent Equity Owner obtains actual knowledge of any default by any Loan Party under any agreement other than the Loan Documents to which such Loan Party is a party which would reasonably be expected to have a Material Adverse Effect, the statement of a Responsible Officer of Parent Equity Owner setting forth the details of such default and the action which such Loan Party is taking or proposes to take with respect thereto.

(f) Other Information. As soon as reasonably practicable, from time to time, such other information, documents, records or reports respecting the Financed Properties or the conditions or operations, financial or otherwise, of the Relevant Parties as the Administrative Agent or any Lender may from time to time reasonably request.

SECTION 5.03. Interest Rate Cap Agreement.

(a) Interest Rate Cap Agreement. Prior to or contemporaneously with the Closing Date, the Borrowers shall have obtained, and thereafter maintain in effect, the Interest Rate Cap Agreement, which shall be have a term expiring no earlier than the Maturity Date (as such date may be extended hereunder) and have a notional amount which shall not at any time be less than 66 2/3% of the Aggregate Total Exposure. The Interest Rate Cap Agreement shall have a strike rate equal to the Strike Price.

(b) Covenants.

(i) The Borrowers shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to the Borrowers or the Administrative Agent shall be deposited immediately into the Collection Account pursuant to Section 5.01(k). Subject to terms hereof, provided no Event of Default has occurred and is continuing, the Borrowers shall be entitled to exercise all rights, powers and privileges of the Borrowers under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral. The Borrowers shall take all actions reasonably requested by the Administrative Agent to enforce the Borrowers’ rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder.

(ii) The Borrowers shall defend the Administrative Agent’s right, title and interest in and to the Rate Cap Collateral pledged by the Borrowers pursuant hereto or in which it has granted a security interest pursuant hereto against the claims and demands of all other Persons.

(iii) In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty such that it ceases to qualify as an Approved Counterparty, the Borrowers shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from the Administrative Agent or any other Person of such downgrade, withdrawal or qualification.

(iv) In the event that the Borrowers fail to purchase and deliver to the Administrative Agent the Interest Rate Cap Agreement as and when required hereunder, the Administrative Agent may purchase the Interest Rate Cap Agreement and the cost incurred by the Administrative Agent in purchasing the Interest Rate Cap Agreement shall be paid by the Borrowers to the Administrative Agent with interest thereon at the Default Rate from the date such cost was incurred by the Administrative Agent until such cost is paid by the Borrowers to the Administrative Agent.

(v) The Borrowers shall not sell, assign, or otherwise dispose of, or grant a Lien on, any of the Rate Cap Collateral or any interest therein, and any sale, assignment, mortgage, pledge or security interest whatsoever made in violation of this covenant shall be a nullity and of no force and effect, and upon demand of the Administrative Agent, shall forthwith be cancelled or satisfied by an appropriate instrument in writing; provided, that, the Borrowers shall be permitted to assign a portion of the notional amount of the Interest Rate Cap Agreement to the extent that, after giving effect to such assignment, the Interest Rate Cap Agreement shall have a notional amount not less than 66 2/3% of the Aggregate Total Exposure; provided, further, that the Borrowers shall furnish to the Administrative Agent (and post to a Data Site) a copy of the documentation evidencing such assignment within five (5) Business Days of consummation thereof.

(vi) The Borrowers shall not (A) without the prior written consent of the Supermajority Lenders, modify, amend or supplement the terms of the Interest Rate Cap Agreement, (B) without the prior written consent of the Supermajority Lenders, except in accordance with the terms of the Interest Rate Cap Agreement or as required by Section 5.03(b)(iii), cause the termination of the Interest Rate Cap Agreement prior to its stated maturity date, (C) without the prior written consent of the Supermajority Lenders, except as aforesaid, waive or release any obligation of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) under the Interest Rate Cap Agreement, (D) without the prior written consent of the Supermajority Lenders, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Cap Agreement, (E) fail to exercise promptly and diligently each and every material right which it may have under the Interest Rate Cap Agreement, (F) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Cap Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) to payment or (G) fail to give prompt notice to the Administrative Agent of any notice of default given by or to the Borrowers under or with respect to the Interest Rate Cap Agreement, together with a complete copy of such notice.

(c) Powers of the Borrowers Prior to an Event of Default. Subject to the provisions of Section 5.03(b)(i), provided no Event of Default has occurred and is continuing, the Borrowers shall be entitled to exercise all rights, powers and privileges of the Borrowers under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral.

(d) Payments. If the Borrowers at any time shall be entitled to receive any payments with respect to the Interest Rate Cap Agreement, such amounts shall, immediately upon becoming payable to the Borrowers, be deposited by Counterparty into the Collection Account.

(e) Remedies. Subject to the provisions of the Interest Rate Cap Agreement, if an Event of Default shall occur and then be continuing:

(i) The Administrative Agent, subject to the consent of the Supermajority Lenders, without obligation to resort to any other security, right or remedy granted under any other agreement or instrument, shall have the right to, in addition to all rights, powers and remedies of a secured party pursuant to the UCC, at any time and from time to time, sell, resell, assign and deliver, any or all of the Rate Cap Collateral (in one or more parcels and at the same or different times) and all right, title and interest, claim and demand therein and right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery, and in connection therewith the Administrative Agent, subject to the written consent of the Supermajority Lenders, may grant options and may impose reasonable conditions such as requiring any purchaser to represent that any “securities” constituting any part of the Rate Cap Collateral are being purchased for investment only, the Borrowers hereby waiving and releasing any and all equity or right of redemption to the fullest extent permitted by the UCC or applicable law. If all or any of the Rate Cap Collateral is sold by the Administrative Agent, subject to the written consent of the Supermajority Lenders, upon credit or for future delivery, the Administrative Agent shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, the Administrative Agent may resell such Rate Cap Collateral. It is expressly agreed that the Administrative Agent may exercise its rights with respect to less than all of the Rate Cap Collateral, leaving unexercised its rights with respect to the remainder of the Rate Cap Collateral; provided, however, that such partial exercise shall in no way restrict or jeopardize the Administrative Agent’s right to exercise its rights with respect to all or any other portion of the Rate Cap Collateral at a later time or times. A Thirty-Three Percent Lender shall have the right to request that the Administrative Agent enforce the rights granted to it pursuant to this Section 5.03(e)(i). Upon receipt of any such request, the Administrative Agent shall promptly notify the Lenders thereof and shall take such requested action provided that the Supermajority Lenders affirmatively consent thereto in writing.

(ii) The Administrative Agent, on behalf of the Lenders and subject to the written consent of the Supermajority Lenders, may exercise, either by itself or by its nominee or designee, in the name of the Borrowers, all of the Administrative Agent’s rights, powers and remedies in respect of the Rate Cap Collateral, hereunder and under law. A Thirty-Three Percent Lender shall have the right to request that the Administrative Agent enforce the rights granted to it pursuant to this Section 5.03(e)(ii). Upon receipt of any such request, the Administrative Agent shall promptly notify the Lenders thereof and shall take such requested action provided that the Supermajority Lenders affirmatively consent thereto in writing.

(iii) The Borrowers hereby irrevocably, in the name of the Borrowers or otherwise, authorize and empower the Administrative Agent and assigns and transfers unto the Administrative Agent, and constitutes and appoints the Administrative Agent its true and lawful attorney-in-fact, and as its agent, irrevocably, with full power of substitution for the Borrowers and in the name of the Borrowers, (i) to exercise and enforce every right, power, remedy, authority, option and privilege of the Borrowers under the Interest Rate Cap Agreement, including any power to subordinate or modify the Interest Rate Cap Agreement (but not, unless an Event of Default exists and is continuing, the right to terminate or cancel the Interest Rate Cap Agreement), or to give any notices, or to take any action resulting in such subordination, termination, cancellation or modification and (ii) in order to more fully vest in the Administrative Agent the rights and remedies provided for herein, to exercise all of the rights, remedies and powers granted to the Administrative Agent in this Agreement, and the Borrowers further authorize and empower the Administrative Agent, as the Borrowers’ attorney-in-fact, and as its agent, irrevocably, with full power of substitution for the Borrowers and in the name of the Borrowers, to give any authorization, to furnish any information, to make any demands, to execute any instruments and to take any and all other action on behalf of and in the name of the Borrowers which in the opinion of the Administrative Agent may be necessary or appropriate to be given, furnished, made, exercised or taken under the Interest Rate Cap Agreement, in order to comply therewith, to perform the conditions thereof or to prevent or remedy any default by the Borrowers thereunder or to enforce any of the rights of the Borrowers thereunder. These powers-of-attorney are irrevocable and coupled with an interest, and any similar or dissimilar powers heretofore given by the Borrowers in respect of the Rate Cap Collateral to any other Person are hereby revoked.

(iv) The Administrative Agent may, without notice to, or assent by, the Borrowers or any other Person (to the extent permitted by law), but without affecting any of the Obligations, in the name of the Borrowers or in the name of the Administrative Agent, notify the Counterparty, or if applicable, any other counterparty to the Interest Rate Cap Agreement, to make payment and performance directly to the Administrative Agent; extend the time of payment and performance of, compromise or settle for cash, credit or otherwise, and upon any terms and conditions, any obligations owing to the Borrowers, or claims of the Borrowers, under the Interest Rate Cap Agreement; file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by the Administrative Agent necessary or advisable for the purpose of collecting upon or enforcing the Interest Rate Cap Agreement; and execute any instrument and do all other things deemed necessary and proper by the Administrative Agent to protect and preserve and realize upon the Rate Cap Collateral and the other rights contemplated hereby.

(v) Pursuant to the powers-of-attorney provided for above, the Administrative Agent may take any action and exercise and execute any instrument which it may deem necessary or advisable to accomplish the purposes hereof; provided, however, that the Administrative Agent shall not be permitted to take any action pursuant to said power-of-attorney that would conflict with any limitation on the Administrative Agent’s rights with respect to the Rate Cap Collateral. Without limiting the generality of the foregoing, the Administrative Agent, after the occurrence of an Event of Default, shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to the Borrowers representing: (i) any payment of obligations owed pursuant to the Interest Rate Cap Agreement, (ii) interest accruing on any of the Rate Cap Collateral or (iii) any other payment or distribution payable in respect of the Rate Cap Collateral or any part thereof, and for and in the name, place and stead of the Borrowers, to execute endorsements, assignments or other instruments of conveyance or transfer in respect of any property which is or may become a part of the Rate Cap Collateral hereunder.

(vi) The Administrative Agent may exercise all of the rights and remedies of a secured party under the UCC.

(vii) Without limiting any other provision of this Agreement or any of the Borrowers’ rights hereunder, and without waiving or releasing the Borrowers from any obligation or default hereunder, the Administrative Agent shall have the right, but not the obligation, to perform any act or take any appropriate action, as it, in its reasonable judgment, may deem necessary to protect the security of this Agreement, to cure such Event of Default or to cause any term, covenant, condition or obligation required under this Agreement or the Interest Rate Cap Agreement to be performed or observed by the Borrowers to be promptly performed or observed on behalf of the Borrowers. All amounts advanced by, or on behalf of, the Administrative Agent in exercising its rights under this Section 5.03(e)(vii) (including, but not limited to, reasonable legal expenses and disbursements incurred in connection therewith), together with interest thereon at the Default Rate from the date of each such advance, shall be payable by the Borrowers to the Administrative Agent upon demand and shall be secured by this Agreement.

(f) Sales of Rate Cap Collateral. No demand, advertisement or notice, all of which are, to the fullest extent permitted by law, hereby expressly waived by the Borrowers, shall be required in connection with any sale or other disposition of all or any part of the Rate Cap Collateral, except that the Administrative Agent shall give the Borrowers at least thirty (30) Business Days’ prior written notice of the time and place of any public sale or of the time when and the place where any private sale or other disposition is to be made, which notice the Borrowers hereby agree is reasonable, all other demands, advertisements and notices being hereby waived. To the extent permitted by law, the Administrative Agent shall not be obligated to make any sale of the Rate Cap Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given, and the Administrative Agent may without notice or publication, but subject to the written consent of the Supermajority Lenders, adjourn any public or private sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Upon each private sale of the Rate Cap Collateral of a type customarily sold in a recognized market and upon each public sale, unless prohibited by any applicable statute which cannot be waived, the Administrative Agent (or its nominee or designee), subject to the written consent of the Supermajority Lenders, may purchase any or all of the Rate Cap Collateral being sold, free and discharged from any trusts, claims, equity or right of redemption of the Borrowers, all of which are hereby waived and released to the extent permitted by law, and may make payment therefor by credit against any of the Obligations in lieu of cash or any other obligations. In the case of all sales of the Rate Cap Collateral, public or private, the Borrowers shall pay all reasonable costs and expenses of every kind for sale or delivery, including brokers’ and attorneys’ fees and disbursements and any tax imposed thereon. However, the proceeds of sale of Rate Cap Collateral shall be available to cover such costs and expenses, and, after deducting such costs and expenses from the proceeds of sale, the Administrative Agent shall apply any residue to the payment of the Obligations in the order of priority as set forth in this Agreement.

(g) Public Sales Not Possible. The Borrowers acknowledge that the terms of the Interest Rate Cap Agreement may prohibit public sales, that the Rate Cap Collateral may not be of the type appropriately sold at public sales, and that such sales may be prohibited by law. In light of these considerations, the Borrowers agree that private sales of the Rate Cap Collateral shall not be deemed to have been made in a commercially unreasonable manner by mere virtue of having been made privately.

(h) Receipt of Sale Proceeds. Upon any sale of the Rate Cap Collateral by the Administrative Agent hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt by the Administrative Agent or the officer making the sale of the proceeds of such sale shall be a sufficient discharge to the purchaser or purchasers of the Rate Cap Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication or non-application thereof.

(i) Replacement Interest Rate Cap Agreement. All of the provisions of this Section 5.03 applicable to the Interest Rate Cap Agreement as in effect on the Closing Date shall be applicable to any Replacement Interest Rate Cap Agreement, including any Replacement Interest Rate Cap Agreement obtained in connection with the Borrowers’ exercise of any Extension Request pursuant to Section 2.07.

(j) Increases, Extensions and Replacements of Interest Rate Cap Agreement. In connection with any increase in the notional amount of the Interest Rate Cap Agreement or any extension of the term thereof which may be required by virtue of the provisions of this Section 5.03 or otherwise, or in connection with the delivery of any Replacement Interest Rate Cap Agreement, the Borrowers shall cause counsel to the Counterparty to deliver a legal opinion letter addressed to the Administrative Agent and the Lenders in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.04. Insurance Requirements; Casualty.

(a) Each Borrower shall obtain and maintain, or cause to be maintained, insurance for such Borrower and its Properties providing at least the following coverages:

(i) comprehensive “all risk” or special causes of loss form insurance, as is available in the insurance market as of the Closing Date, including, but not limited to, loss caused by any type of windstorm (including hail) on the Financed Properties (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost”, which for purposes of this Agreement shall mean actual replacement value of the Financed Properties; (B) containing an agreed amount endorsement with respect to the improvements and personal property at any Financed Property waiving all co-insurance provisions or to be written on a no co-insurance form and (C) providing for no deductible in excess of $25,000 (it being understood that, so long as no Default or Event of Default has occurred and is continuing (1) the Borrowers may utilize a $3,000,000 aggregate deductible stop loss subject to a $25,000 per occurrence deductible and a $25,000 maintenance deductible following the exhaustion of the aggregate, (2) the aggregate stop loss does not contain any losses arising from named windstorm, earthquake or flood, (3) the perils of named windstorm or flood shall be permitted to have a deductible of five percent (5%) of the total insurable value of the applicable Financed Property (with a minimum deductible of $250,000 per occurrence for any and all locations), (4) the peril of earth movement including but not limited to earthquake shall be permitted to have a deductible of ten percent (10%) of the total insurable value of the applicable Financed Property (with a minimum deductible of $250,000 per occurrence for any and all locations) and (5) the peril of “other wind and hail” shall be permitted to have a deductible of three percent (3%) of the total insurable value of the applicable Financed Property (with a minimum deductible of $250,000 per occurrence for any and all locations)). In addition, the Borrowers shall obtain and maintain (x) if any portion of a Financed Property is currently or at any time in the future located in a federally designated “special flood hazard area” as determined by the Borrowers or any Lender based on a third party consultant review, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus excess amounts as Lender shall require or in the case of a Financed Property with a Mortgage, any reasonable excess amount as may be required based on a third party consultant review of such Financed Property, (y) named storm insurance in an amount equal to $25,000,000, subject to increases based upon a storm risk analysis on a 475 year event Probable Maximum Loss (PML) or Scenario Expected Limit (SEL) (such analysis to be secured by the applicable Borrower utilizing a third-party engineering firm qualified to perform such storm risk analysis using the most current RMS software, or its equivalent, to include consideration of storm surge, if applicable and loss amplification, at the expense of the applicable Borrower at least two times per year or more frequently as may reasonably be requested by the Administrative Agent and shared with the Administrative Agent presented by the Financed Properties located in areas prone to named storm activity); and (z) earthquake insurance in an amount equal to $25,000,000, subject to increases based upon a seismic risk analysis on a 475 year event Probable Maximum Loss (PML) or

Scenario Expected Limit (SEL) (such analysis to be secured by the applicable Borrower utilizing a third-party engineering firm qualified to perform such seismic risk analysis using the most current RMS software, or its equivalent, to include consideration of loss amplification, at the expense of the applicable Borrower at least two times per year or more frequently as may reasonably be requested by the Administrative Agent and shared with the Administrative Agent presented by the Financed Properties located in areas prone to seismic activity); provided that the insurance pursuant to subclauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this Section 5.04(a)(i);

(ii) business income or rental loss insurance, written on an “Actual Loss Sustained Basis” (A) with loss payable to Administrative Agent for the benefit of the Lenders; (B) covering all risks required to be covered by the insurance provided for in Section 5.04(a)(i), (ii), (iv) and (viii); (C) in an amount equal to one hundred percent (100%) of the aggregate projected net income from the operation of the Financed Properties for a period of at least twelve (12) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the improvements and personal property at a Financed Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of thirty (30) days from the date that the applicable Financed Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the Closing Date and at least once each year thereafter based on the Borrowers’ reasonable estimate of the net income from each Financed Property for the succeeding twelve (12) month period. All proceeds payable to the Administrative Agent pursuant to this subsection shall be held by Administrative Agent and shall be applied in the Administrative Agent’s sole discretion to (x) the Obligations or (y) Underwritten Operating Expenses approved by the Administrative Agent in its sole discretion; provided, however, that nothing herein contained shall be deemed to relieve the Borrowers of their obligation to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii) at all times during which structural construction, repairs or renovation are being made with respect to any Property, and only if each of the property coverage form and the liability insurance coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability (or its equivalent), covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in Section 5.04(a) written in a so-called builder’s risk completed value form including coverage for all insurable hard and soft costs of construction (x) on a non-reporting basis, (y) against all risks insured against pursuant to Section 5.04(a)(i), (iii), (iv) and (viii), (z) including permission to occupy such Property and (D) with an agreed amount endorsement waiving co-insurance provisions;

(iv) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence; Two Million and No/100 Dollars ($2,000,000.00) in the aggregate “per location” and overall $20,000,000.00 in the aggregate; (B) to continue at not less than the aforesaid limit until required to be changed by the Administrative Agent in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all insured contracts and (5) contractual liability covering the indemnities contained in any Mortgage Document to the extent the same is available;

(v) automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00);

(vi) if applicable, worker’s compensation subject to the worker’s compensation laws of the applicable state, and employer’s liability in amounts reasonably acceptable to the Administrative Agent;

(vii) umbrella and excess liability insurance in an amount not less than Fifty Million and No/100 Dollars ($50,000,000.00) per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under Section 5.04(a)(v), and including employer liability and automobile liability, if required; and

(viii) upon sixty (60) days’ written notice, such other reasonable insurance, and in such reasonable amounts as the Administrative Agent or the Majority Lenders from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Financed Properties located in or around the region in which Financed Properties are located.

(b) All insurance provided for in this Section 5.04 hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of the Administrative Agent as to insurance companies, which approval shall not be unreasonably withheld. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A-:IX” or better with an outlook of “Positive” or “Stable” in the current Best’s Insurance Reports or a claims paying ability rating of “A-” or better by S&P or another Rating Agency selected by the Administrative Agent, provided, however, that if Borrower elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and one hundred (100%) of the first layer of such insurance coverage shall be provided by insurance companies having a claims paying ability rating of “A-” or better by S&P and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P. Borrowers shall deliver to the Administrative Agent (1) within ten (10) days prior to the expiration dates of the Policies theretofore furnished to the Administrative Agent, certificates of insurance evidencing the Policies accompanied by evidence reasonably satisfactory to the Administrative Agent of payment of the premiums due thereunder (the “Insurance Premiums”) and (2) within five (5) Business Days of the Administrative Agent’s request, any other documentation evidencing the Policies (including without limitation certified copies of the Policies) as may be reasonably requested by the Administrative Agent from time to time.

(c) Any blanket insurance Policy shall be subject to Lender’s prior approval (such approval not to be unreasonably withheld) and shall provide the same protection as would a separate Policy insuring only each Property in compliance with the provisions of this Section 5.04.

(d) All Policies of insurance provided for or contemplated by this Section 5.04 shall name Borrowers as the named insured and, in the case of liability coverages, shall name the Administrative Agent, as agent for the Lenders, as the additional insured on a form acceptable to the Administrative Agent, as its interests may appear, and all property insurance Policies described in this Section 5.04 shall name the Administrative Agent, as agent for the Lenders, as a mortgagee and lender loss payee and shall contain a so-called New York standard non-contributing mortgagee clause in favor of the Administrative Agent, as agent for the Lenders, providing that the loss thereunder shall be payable to the Administrative Agent, as agent for the Lenders.

(e) Each Policy provided for or contemplated by this Section 5.04 shall contain clauses or endorsements to the effect that:

(i) no act or negligence of any Borrower, or anyone acting for any Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or exercise of the Administrative Agent’s rights or remedies hereunder or any other Loan Document, shall in any way affect the validity or enforceability of the insurance insofar as the Administrative Agent is concerned;

(ii) such Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days written notice to the Administrative Agent, Diligence Agent and any other party named therein as an additional insured;

(iii) the issuer thereof shall give written notice to the Administrative Agent and Diligence Agent if such Policy has not been renewed thirty (30) days prior to its expiration; and

(iv) the Administrative Agent shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) The Borrowers shall deliver to the Administrative Agent, within ten (10) days of the Administrative Agent’s request, certificates of insurance, in a form acceptable to the Administrative Agent, setting forth the particulars as to all Policies required hereunder, that all premiums due thereon have been paid and that the same are in full force and effect. Not later than five (5) days prior to the expiration date of each of the Policies required hereunder the Borrowers shall deliver to the Administrative Agent a certificate of insurance, evidencing renewal of coverage as required herein or binders of all such renewal Policies, if available; provided that if the forgoing are not available as of such date, then the Borrowers shall deliver to the Administrative Agent not later than ten (10) days prior to the expiration date of each of the Policies required hereunder, evidence reasonably satisfactory to the Administrative Agent that the coverages required herein shall have been timely renewed, and shall promptly deliver to the Administrative Agent such certificates and/or binders once they are available; provided, however, the certificates and or binders shall be delivered not later than the expiration of the current Policies. Within thirty (30) days of written request by the Administrative Agent, the Borrowers shall provide full and complete copies of all Policies required hereunder. The Administrative Agent shall not be deemed by reason of the custody of any Policies, certificates or binders or copies thereof to have knowledge of the contents thereof. If any Borrower fails to maintain any Policy as required pursuant to this Section 5.04, the Administrative Agent may, at its option, obtain such Policy using such carriers and agencies as the Administrative Agent shall elect from year to year (until such Borrower shall have obtained such Policy in accordance with this Section 5.04) and pay the premiums therefor, and the Borrowers shall reimburse the Administrative

Agent on demand for any premium so paid, with interest thereon at the Default Rate from the time such premiums are paid by the Administrative Agent until the same are reimbursed by Borrowers, and the amount so owing to the Administrative Agent shall constitute a portion of the Obligations.

(g) In the event of foreclosure of any Mortgage or other transfer of title to any Financed Property in extinguishment in whole or in part of any Loan, all right, title and interest of the Borrowers in and to the Policies then in force concerning such Financed Property and all proceeds payable thereunder with respect to such Financed Property shall thereupon vest in the purchaser of such foreclosure or the Administrative Agent or other transferee in the event of such other transfer of title.

(h) If a Financed Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), the applicable Borrower shall either (i) retain any Insurance Proceeds with respect thereto and promptly commence and diligently prosecute the completion of the restoration of such Financed Property as nearly as possible to the condition the Property was in immediately prior to such Casualty or (ii) prepay the Loans (in an amount equal to the Allocated Loan Amount, and any interest, Fees or other Obligations related thereto, of the related Financed Property) on the Monthly Payment Date following notice from the Borrower Representative that the applicable Borrower has elected not to restore such Property; provided, however, if the amount of total Insurance Proceeds in respect of any one Casualty shall exceed twenty percent (20%) of the Aggregate Loan Principal Balance at such time, the Majority Lenders shall have a right to direct whether the proceeds shall be applied as described in clause (i) or (ii) above. The applicable Borrower shall give prompt written notice of any such Casualty resulting in either (i) a Financed Property being destroyed in whole or (ii) damage to one or more Financed Properties in an amount equal to or greater than $250,000 in any single occurrence (fire, named windstorm, etc.). The Borrowers shall pay all costs of such restoration whether or not such costs are covered by insurance. The Administrative Agent may, but shall not be obligated to, make proof of loss if not made promptly by the Borrowers.

Notwithstanding anything in this Section 5.04 to the contrary, the Borrowers shall be permitted to obtain and maintain insurance policies with deductibles in excess of the amounts specified in this Section 5.04, so long the applicable Borrower shall have deposited an amount equal to the difference between such higher deductible and the applicable deductible specified in this Section 5.04 into the Special Insurance Reserves Account.

SECTION 5.05. Negative Covenants of the Loan Parties. From the Closing Date until the Final Collection Date, each Loan Party shall comply with the following covenants:

(a) Operation of Properties. The Loan Parties will not, without the Administrative Agent’s prior consent and, in the case of any of the actions set forth below determined by the Administrative Agent, or any Thirty-Three Percent Lender to be material and adverse to the Lenders, the Majority Lenders’ prior written consent (which consent, in each case, shall not be unreasonably withheld or delayed): (i) surrender, terminate or cancel the Management Agreement; provided, that prior written consent of the Administrative Agent and the Majority Lenders shall be required to replace the Manager; provided further, that in the event that such replacement Manager is an Affiliate of a Loan Party, the Borrowers shall deliver an acceptable Additional Insolvency Opinion covering such replacement Manager if such replacement Manager was not covered by the Insolvency Opinion; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect. Following the occurrence and during the continuance of an Event of Default, no Loan Party may exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior written consent of the Administrative Agent and, in the case of any such actions determined by the Administrative Agent, or any Thirty-Three Percent Lender to be material and adverse to the Lenders, the consent of the Majority Lenders.

(b) Liens, Etc. Against Assets. The Loan Parties shall not create or suffer to exist any Adverse Claim upon or with respect to, any Asset or assign any right to receive income in respect thereof except in each case as contemplated or provided hereunder.

(c) Refinancing and Transfer of Financed Properties. The Loan Parties shall not sell, convey, assign, transfer, grant of option to purchase or otherwise dispose of a legal or beneficial interest, whether direct or indirect, or by operation of law (except for any involuntary Condemnation) any Financed Property or consummate any secured or unsecured loan or similar financing transaction that is secured, by, or involving, a Financed Property, other than a Refinancing or Transfer that is conducted in accordance with the provisions of Section 2.15; provided that, in connection with a Qualifying Refinancing, any Borrower may sell, convey, assign or transfer any Financed Property to another Borrower.

(d) Change in Business. The Loan Parties shall not enter into any line of business other than the ownership and operation of the Properties (and any ancillary business related to such operation), or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. The Equity Owner, Borrower GP, Equity Owner GP and Parent Equity Owner shall not, except as provided in the Loan Documents, engage in any activity other than holding Equity Interests in a Loan Party.

(e) Changes to Accounts. The Loan Parties shall not (i) open or permit to remain open any cash, securities or other account with any bank, custodian or institution other than the Collection Account, the Reserve Accounts, the Property Accounts and any General Operating Accounts, (ii) change or permit to change any account number of the Collection Account, the Reserve Accounts, any Security Deposit Account, any Property Account subject to a Property Account Control Agreement and any General Operating Account subject to a General Operating Account Control Agreement, (iii) open or permit to remain open any sub-account of the Collection Account (except any Reserve Account), the Reserve Accounts, any Property Account subject to a Property Account Control Agreement or any General Operating Account subject to a General Operating Account Control Agreement, (iv) permit any funds of Persons other than the Borrowers to be deposited or held in any of the Collection Account, the Reserve Accounts, the Property Accounts or the General Operating Accounts, (v) permit any cash (including any Collections or other proceeds of any Properties) to be deposited or held in any General Operating Account other than cash and Permitted Investments that could be distributed as a Restricted Junior Payment by a Loan Party pursuant to Section 5.05(m) on such date or (vi) grant any Person signing authority over any Property Account or General Operating Account other than employees of the Manager or a Subcontractor.

(f) Merger, Consolidation, Etc. The Loan Parties shall not (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the acquisition, renovation, rehabilitation, ownership, maintenance, sale, transfer, refinancing, management, leasing and operation of the Properties, (iii) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of a Borrower except to the extent permitted by the Loan Documents, (iv) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (v) cause or permit any SPE Constituent Entity to

(x) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such SPE Constituent Entity would be dissolved, wound up or liquidated in whole or in part, or (y) amend, modify, waive or terminate the organizational documents of such SPE Constituent Entity, in each case, without obtaining the prior written consent of the Administrative Agent and, in the case of any such amendment, modification, waiver or termination determined by the Administrative Agent or any Thirty-Three Percent Lender to be material and adverse to the Lenders, the consent of the Majority Lenders; provided that, so long as no Default or Event of Default shall then exist or would result therefrom, nothing in this clause (f) shall restrict (1) the consolidation or merger of one Borrower into another Borrower or (2) the sale or disposition of any Property that ceases to be a Financed Property; provided that, if any Adverse Claim, litigation or governmental proceeding is existing or pending or, to the actual knowledge of the relevant Property Manager or any Responsible Officer of the Parent, threatened against such Property which may result in liability for the applicable Borrower, adequate reserves reasonably satisfactory to the Administrative Agent shall have been, or upon such sale or disposition shall be, deposited in the Special Reserves Account.

(g) Organizational Documents; Jurisdiction of Organization. No Loan Party shall (i) amend, modify or otherwise make any change to its certificate of formation, certificate of limited partnership, limited liability company agreement, limited partnership agreement or other organizational documents, as applicable, in any manner adverse to the Secured Parties or as may violate or permit the violation of the single purpose entity provisions of any Special Purpose Entity set forth therein or (ii) change its form or jurisdiction of organization.

(h) ERISA Matters. Neither the Loan Parties nor their ERISA Affiliates shall establish or be a party to any employee benefit plan within the meaning of Section 3(2) of ERISA that is a defined benefit pension plan that is subject to Part III of Subchapter D, Chapter 1, Subtitle A of the Code.

(i) Indebtedness. The Loan Parties shall not create, incur, assume or suffer to exist any Indebtedness except for Indebtedness to the Lenders hereunder.

(j) Limitation on Transactions with Affiliates. The Loan Parties shall not enter into, or be a party to, any transaction with any Affiliate of the Loan Parties, except for: (i) the Loan Documents; (ii) capital contributions by (v) Parent and Parent GP to Parent Equity Owner, (w) Parent Equity Owner to Equity Owner GP, (x) Parent Equity Owner and Equity Owner GP to Equity Owner, (y) Equity Owner to Borrower GP or (z) Equity Owner and Borrower GP to any Borrower which are in compliance with Section 5.05(l); (iii) Restricted Junior Payments which are in compliance with Section 5.05(m); and (iv) to the extent not otherwise prohibited under this Agreement, other transactions in the nature of employment contracts, directors’ or manager’s fees and Transfers of Properties made in compliance with Section 2.15, upon fair and reasonable terms materially no less favorable to the Loan Parties than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

(k) Loan Documents. The Loan Parties shall not terminate, amend or otherwise modify any Loan Document, or grant or consent to any such termination, amendment, waiver or consent, except in accordance with the terms thereof.

(l) Limitation on Investments. The Loan Parties shall not make or suffer to exist any loans or advances to, or extend any credit to, purchase any property or asset or make any investment (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except for acquisitions of Eligible Properties and Non-Conforming Properties (including any Properties that fail to qualify as Eligible Properties or Non-Conforming Properties, as applicable, but that are subject to an ongoing Cure Period) and related Assets and Permitted Investments.

(m) Restricted Junior Payments. The Loan Parties shall not make any Restricted Junior Payment; provided, that the Loan Parties may make Restricted Junior Payments so long as (i) no Default or Event of Default shall then exist or would result therefrom, (ii) such Restricted Junior Payments have been approved by all necessary action on the part of the Loan Parties and in compliance with all applicable laws and (iii) such Restricted Junior Payments are paid from Unrestricted Cash.

(n) Limitation on Issuance of Equity Interests. The Loan Parties shall not issue or sell or enter into any agreement or arrangement for the issuance and sale of any Equity Interests subject to mandatory redemption (upon the occurrence of any contingency or otherwise).

(o) Anti-Money Laundering. Each Borrower shall comply in all material respects with all applicable Anti-Money Laundering Laws and shall provide notice to the Administrative Agent and the Lenders, within two (2) Business Days, of any Anti-Money Laundering Law regulatory notice or action involving the Loan Parties.

(p) OFAC.

(i) The Borrowers shall (A) prior to entering into a Lease with a Tenant, confirm that such Tenant (excluding an in-place Lease with a Carry-Over Tenant, but including a new Lease with any such Carry-Over Tenant) is not a Person (1) that is listed in the Annex to, or is otherwise subject to the provisions of EO13224 or (2) whose name appears on OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gof/ofac/t11sdn.pdf) and (B) not enter into a Lease with a Tenant (excluding an in-place Lease with a Carry-Over Tenant, but including a new Lease with any such Carry-Over Tenant) that is listed on either of the lists described in clause (A) hereof.

(ii) Notwithstanding the foregoing, if a Responsible Officer of any Loan Party determines or obtains knowledge that a Tenant is on one of the lists described in this Section 5.05(p), it shall promptly provide notice of such determination to the Administrative Agent and the Lenders, within two (2) Business Days.

(q) Eligible/Non-Conforming Property. The Loan Parties shall not permit (i) any Financed Property that was financed hereunder as an Eligible Property to fail to qualify as an Eligible Property or (ii) any Financed Property that was financed hereunder as a Non-Conforming Property to fail to qualify as either a Non-Conforming Property or an Eligible Property; provided that an Eligible Property may become a Disqualified Property and a Non-Conforming Property may become a Disqualified Non-Conforming Property if, in each case, such Property becomes a Reserved Property.

SECTION 5.06. Financial Covenants.

(a) Maximum Loan to Value Ratio. The Loan Parties will not permit the Loan to Value Ratio with respect to all Financed Properties to exceed 75.0% as of any Quarterly Determination Date.

(b) Maximum Loan to Cost Ratio. The Loan Parties will not permit the Loan to Cost Ratio with respect to all Financed Properties to exceed 85% as of any Quarterly Determination Date.

(c) Debt Service Coverage Ratio. The Loan Parties will not permit the Debt Service Coverage Ratio for all Financed Properties to be less than 1.10: 1.00 as of any Quarterly Determination Date.

(d) Adjusted Debt Service Coverage Ratio. The Loan Parties will not permit the Adjusted Debt Service Coverage Ratio for all Financed Properties to be less than (a) 0.70:1.00 as of any Quarterly Determination Date that is on or immediately after the nine-month anniversary of the Closing Date or (b) 1.00:1.00 as of any Quarterly Determination Date that is on or immediately after the one-year anniversary of the Closing Date; provided that, if a Qualifying Refinancing occurs, (x) the reference to the “nine-month anniversary” in clause (a) above shall be deemed to be the nine-month anniversary of such Qualifying Refinancing and (y) the reference to the “one-year anniversary” in clause (b) above shall be deemed to be the one-year anniversary of such Qualifying Refinancing.

(e) Debt Yield. The Loan Parties will not permit the Debt Yield for all Financed Properties to be less than 7.00% as of any Quarterly Determination Date.

SECTION 5.07. Article 122a Risk Retention. The Parent represents and undertakes to the Administrative Agent and each Lender that, so long as (i) any Lender is subject, whether directly or indirectly, to the requirements of Article 122a and (ii) the Aggregate Loan Principal Balance is greater than zero:

(a) the Parent has and shall, either directly or indirectly through the Parent Equity Owner, the Equity Owner or the Borrowers, retain, on an ongoing basis, a net economic interest in the transaction contemplated by this Agreement which shall not be less than 5% of the Aggregate Loan Principal Balance except to the extent permitted under Article 122a (the “Retained Interest”);

(b) the Retained Interest will take the form of the first loss tranche in accordance with paragraph 1(d) of Article 122a, as represented by overcollateralization with respect to each Loan, including by virtue of the provisions of Section 2.01 and Section 5.06;

(c) the Retained Interest shall not be subject to any credit risk mitigation or any short positions or any other hedge, except to the extent permitted by Article 122a;

(d) at least ninety-nine percent (99%) of the equity interests in each Borrower are directly owned by the Equity Owner which, in turn, is at least ninety-nine percent (99%) directly owned by the Parent Equity Owner which, in turn, is at least ninety-nine percent (99%) directly owned by the Parent;

(e) the Parent will provide to Administrative Agent each month, at the time the statements referred to in Section 5.02(b)(iii) are required to be provided, a statement confirming that it continues to comply with its obligations under sub-paragraphs (a) to (d) above, in the form attached as Exhibit N;

(f) the Parent will provide prompt written notice to the Administrative Agent and the Lenders of any breach of its obligations under sub-paragraphs (a) through (d) above; and

(g) the Parent will provide all information which the Administrative Agent or Lender may reasonably require in order that a Lender may comply with its obligations under Article 122a.

ARTICLE VI

RESERVES

With respect to all Reserves and Reserve Accounts, subject to Section 6.13 below:

SECTION 6.01. Completion Reserve.

(a) Completion Reserve Account. On the Closing Date, the Borrowers deposited with the Paying Agent funds in the amount of Three Million Dollars ($3,000,000.00) (the “Completion Reserve”), which amount was transferred to the Completion Reserve Account. During the continuance of an Event of Default, the Administrative Agent may, and at the direction of the Majority Lenders or pursuant to a Thirty-Three Percent Lender Instruction shall, instruct the Paying Agent to withdraw all or any portion of the Completion Reserve from the Completion Reserve Account and apply such funds either to (i) the costs of renovations at the Non-Stabilized Properties or (ii) the Allocated Loan Amount in respect of each Financed Property, pro rata to each Lender, in such proportion as between items (i) and (ii) above as the Administrative Agent may determine in its sole discretion; provided that prior to providing the Paying Agent such written instruction, the Administrative Agent shall have notified the Lenders of the content thereof and the Majority Lenders shall not have objected to such instruction within five (5) Business Days after receipt thereof or such shorter period in which the Majority Lenders consent thereto. The right to withdraw and apply the Completion Reserve in accordance with the foregoing shall be in addition to all other rights and remedies provided to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents.

(b) Release of Completion Reserve. The Paying Agent on behalf of the Administrative Agent shall disburse to one or more Property Operating Accounts (as directed in writing by the Administrative Agent) the Completion Reserve from the Completion Reserve Account if the Maturity Date is extended for the Extension Term and upon satisfaction of each of the following conditions: (i) on or following the second anniversary of the Closing Date less than two percent (2%) by number of all Financed Properties are Non-Stabilized Properties, (ii) the Borrower Representative shall submit a written request for release to the Administrative Agent at least ten (10) days prior to the date on which the Borrower Representative requests such release be made, and (iii) on the date such request is received by Administrative Agent and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured.

SECTION 6.02. Renovation Reserves.

(a) The Loan Parties shall provide to the Administrative Agent and Diligence Agent a budget and schedule (the “Proposed Scheduled Renovation Work”) describing the Renovation Expenses for Non-Stabilized Properties necessary in the Borrowers’ good faith determination to cause such Non-Stabilized Properties to be renovated, improved, repaired and completed so as to satisfy the Renovation Standards (provided that, with respect to any Non-Stabilized Property which cannot be accessed in any commercially reasonable manner by the Loan Parties, the Manager and its agents and representatives due to a holdover occupancy, the Loan Parties may provide an estimate of such Renovation Expenses as determined by the Borrowers in good faith). In connection with obtaining the BPO Value for any Property or Properties, the Administrative Agent will cause the Diligence Agent to inspect such Non-Stabilized Properties and review the Proposed Scheduled Renovation Work to determine if the proposed schedule of repairs, installations, renovations, rehabilitation and other capital expenditures and the amounts budgeted thereto are sufficient to bring such Non-Stabilized Properties into compliance with the Renovation Standards. After the Diligence Agent completes its evaluation, the Administrative Agent may propose modifications to the Proposed

Scheduled Renovation Work for such Non-Stabilized Properties and upon revision of the Proposed Scheduled Renovation Work in a manner agreed to by both the Borrower Representative and the Administrative Agent, such revised schedule shall constitute the “Scheduled Renovation Work” for such Non-Stabilized Property used to establish the amount of Renovation Reserves (which shall be an amount equal to 110% of the greater of (x) the amounts budgeted in the Proposed Scheduled Renovation Work and (y) the amounts specified in the Scheduled Renovation Work (the “Renovation Reserves”), subject to any adjustments pursuant to Section 6.02(d) in the case of any Conformed Property). At the time of disbursement of the Property Loan with respect to any Financed Property, an amount equal to the Funded Renovation Reserves Percentage of the Renovation Reserves (the “Funded Renovation Reserves”) with respect to such Financed Property shall be deposited by Borrowers with the Paying Agent (or remitted from the proceeds of a related Property Loan on such Property pursuant to Section 2.02(c)) for transfer to the Renovation Reserves Account. The Loan Parties shall promptly perform all of the Scheduled Renovation Work on Financed Properties constituting Non-Stabilized Properties (i) in compliance with all applicable Legal Requirements in all material respects and (ii) in a Lien-free, good and workmanlike manner, and shall promptly notify the Administrative Agent and the Diligence Agent when the Scheduled Renovation Work on a Property has been completed. The Administrative Agent or the Majority Lenders shall cause the Diligence Agent to inspect a sample of up to ten percent (10%) by number of each Sample Pool for purposes of verifying compliance with the Renovation Standards, such sample to be selected by the Diligence Agent. In any calendar month, the Diligence Agent may begin the selection process and the performance of the inspections based on a report received from the Borrower Representative on the fifteenth (15th) day of such calendar month. If the Diligence Agent is not able to access any such Financed Property selected for inspection, the Administrative Agent shall select other Financed Properties to be inspected, such that such sample is comprised of up to 10% of the related Sample Pool (such sample, the “Selected Financed Property Sample”). The Borrowers will cooperate reasonably to enable the Diligence Agent to inspect such Financed Properties before they become occupied. If any such sample shows that any of such sampled Financed Properties are not then in compliance with the Renovation Standards, the Administrative Agent or the Majority Lenders may cause the Diligence Agent to subsequently inspect all or a larger sample of the Financed Properties in the Sample Pool to confirm compliance for such Financed Properties with the Renovation Standards. If, in the aggregate, greater than 5% of all sampled Financed Properties (with a minimum of two hundred (200) Financed Properties) are not then in compliance with the Renovation Standards in all material respects, the Administrative Agent or the Majority Lenders may cause the Diligence Agent to inspect all or a larger sample of all Financed Properties to confirm such compliance with the Renovation Standards going forward. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the direction of the Majority Lenders or pursuant to a Thirty-Three Percent Lender Instruction shall, instruct the Paying Agent in writing to remit all or any portion of the Renovation Reserves from the Renovation Reserves Account and apply such funds either to (i) the costs of completion of the Scheduled Renovation Work of the Properties or (ii) the Allocated Loan Amount in respect of each Financed Property, pro rata to each Lender, in such proportion as between items (i) and (ii) above as the Administrative Agent may determine in its sole discretion. The right to instruct the Paying Agent to remit and apply Renovation Reserves in accordance with the foregoing shall be in addition to all other rights and remedies provided to the Administrative Agent, the Collateral Agent or any Lenders under this Agreement and the other Loan Documents.

(b) Release of Renovation Reserves Upon Renovation Loans. In connection with each Borrowing of Renovation Loans, the Administrative Agent shall instruct the Paying Agent in writing to remit to the Borrower Representative the Funded Renovation Reserves with respect to each Pending Renovation Advance Property from the Renovation Reserves Account upon satisfaction by the Loan Parties of each of the conditions precedent to such Borrowing set forth in Section 3.03 and subject to Section 6.13(e). Any Renovation Reserves with respect to any Property released under this Section 6.02(b) shall (i) first be disbursed by the Paying Agent at the written direction of the Administrative Agent to (x) the Standing Reserves Account pursuant to Section 6.07 to the extent the Standing Reserves required for such Property have not previously been funded, (y) the Tax Reserves Account pursuant to Section 6.05 to the extent the Tax Reserves in respect of such Property on deposit in the Tax Reserve Account on such date are not in compliance with the requirements of Section 6.05; and (z) the Insurance Reserves Account pursuant to Section 6.06 to the extent the Insurance Reserves in respect of such Property on deposit in the Insurance Reserves Account on such date are not in compliance with the requirements of Section 6.06; in such proportion as between items (x), (y) and (z) above as the Administrative Agent shall determine in its sole discretion, and (ii) thereafter, the entire amount of the remaining Funded Renovation Reserves for such Properties will be released by the Paying Agent at the written direction of the Administrative Agent to the Borrower Representative.

(c) Release of Renovation Reserves for Carry-Over Properties. The Administrative Agent shall instruct the Paying Agent in writing to remit to the Borrower Representative the Funded Renovation Reserves with respect to Carry-Over Properties which were on the date of the related Property Loans Non-Stabilized Properties, as provided below, from the Renovation Reserves Account, subject to Section 6.13(e) and upon satisfaction by the Loan Parties of each of the following conditions: (i) such Non-Stabilized Properties shall have converted to Carry-Over Properties, (ii) the Borrower Representative shall submit to the Administrative Agent a written Reserve Release Request for payment, which Reserve Release Request shall specify the Non-Stabilized Properties as to which the disbursement of the Funded Renovations Reserves is requested; (iii) on the date such request is received by the Administrative Agent and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured and (iv) the Administrative Agent shall have received a certificate of a Responsible Officer of Borrower Representative stating that such Non-Stabilized Properties converted to Carry-Over Properties, such certificate to be accompanied by a copy of the Eligible Lease. Any Renovation Reserves with respect to any Property released under this Section 6.03(c) shall (i) first be disbursed by the Paying Agent at the written direction of the Administrative Agent to (x) the Standing Reserves Account pursuant to Section 6.07 to the extent the Standing Reserves required for such Property have not previously been funded, (y) the Tax Reserves Account pursuant to Section 6.05, to the extent the Tax Reserves in respect of such Property on deposit in the Tax Reserve Account on such date are not in compliance with the requirements of Section 6.05; and (z) the Insurance Reserves Account pursuant to Section 6.06, to the extent the Insurance Reserves in respect of such Property on deposit in the Insurance Reserves Account on such date are not in compliance with the requirements of Section 6.06; in such proportion as between items (x), (y) and (z) above as the Administrative Agent shall determine in its sole discretion; and (ii) thereafter, the entire remaining amount of the Funded Renovation Reserves for such Properties will be released by the Paying Agent at the written direction of the Administrative Agent to the Borrower Representative.

(d) Adjustments to Renovation Reserves for Conformed Properties. In the case of any Financed Property initially funded as a Non-Conforming Property, upon such Property becoming a Conformed Property that is a Non-Stabilized Property, the Loan Parties shall submit an updated Proposed Scheduled Renovation Work for such Property. If such Proposed Scheduled Renovation Work shall exceed the Scheduled Renovation Work for such Conformed Property determined pursuant to Section 6.02(a), such Proposed Scheduled Renovation Work shall thereafter constitute the updated Scheduled Renovation Work for such Conformed Property. Such updated Scheduled Renovation Work shall be used to adjust the amount of the Renovation Reserves for such Conformed Property (which shall be an amount equal to 110% of the updated Scheduled Renovation Work). If, after giving effect to such an adjustment the Funded Renovation Reserves in respect of any Conformed Property represent less than the Funded Renovation Reserves Percentage of the adjusted

Renovation Reserves, no later than the tenth (10th) Business Day following delivery of such updated Proposed Scheduled Renovation Work, an amount equal to such deficiency shall be deposited by Borrowers with the Paying Agent for transfer to the Renovation Reserves Account. If, after giving effect to such an adjustment, the Funded Renovation Reserves in respect of any Conformed Property represent more than the Funded Renovation Reserves Percentage of the Renovation Reserves for such Property, the Paying Agent shall disburse such excess from the Renovation Reserves Account to the Borrower Representative (as directed in writing by the Administrative Agent pursuant to Section 6.13(c).

SECTION 6.03. Leasing Commission Reserves.

(a) Leasing Commission Reserves Account. In connection with the disbursement of any Property Loan in respect of a Non-Stabilized Property, the Borrowers shall deposit with the Paying Agent (or such amounts shall be remitted from the proceeds of such Property Loan with respect to such Non-Stabilized Property pursuant to Section 2.02(c)), an amount equal to fifty (50%) of the monthly Underwritten Gross Income for such Non-Stabilized Property (the “Leasing Commission Reserves”) for transfer to the Leasing Commission Reserves Account. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the direction of the Majority Lenders or pursuant to a Thirty-Three Percent Lender Instruction shall, instruct the Paying Agent in writing to remit all or any portion of the Leasing Commission Reserves from the Leasing Commission Reserves Account and apply such funds either to (i) the leasing of the Properties or (ii) the Allocated Loan Amount in respect of each Financed Property, pro rata to each Lender, in such proportion as between items (i) and (ii) above as the Administrative Agent may determine in its sole discretion. The right to instruct the Paying Agent to remit and apply the Leasing Commission Reserves in accordance with the foregoing shall be in addition to all other rights and remedies provided to the Administrative Agent, the Collateral Agent or any Lenders under this Agreement and the other Loan Documents.

(b) Release of Leasing Commission Reserves. The Administrative Agent shall instruct the Paying Agent in writing to remit to the Borrower Representative the Leasing Commission Reserves with respect to Non-Stabilized Properties as provided below, from the Leasing Commission Reserves Account, subject to Section 6.13(e) and upon satisfaction by the Loan Parties of each of the following conditions: (i) such Non-Stabilized Properties shall have converted to Stabilized Properties, (ii) the Borrower Representative shall submit to the Administrative Agent a written Reserve Release Request for payment which Reserve Release Request shall specify the Non-Stabilized Properties as to which the disbursement of the Leasing Commissions Reserves is requested; provided that, if a Renovation Loan is being requested in respect of such Non-Stabilized Property, a Reserve Release Request for the release of the Leasing Commissions Reserve for such Non-Stabilized Property shall be submitted at the same time as a Borrowing Request is being submitted in respect of such Non-Stabilized Properties in accordance with Section 2.02(a)(ii), (iii) on the date such request is received by the Administrative Agent and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (iv) the Administrative Agent shall have received a certificate of a Responsible Officer of Equity Owner stating that the Completion Requirements have been met, such certificate to be accompanied by a copy of the Eligible Lease, (v) the Administrative Agent shall have received such other evidence as the Administrative Agent shall reasonably request in order to confirm the facts stated in the aforesaid officer’s certificate. Any Leasing Commission Reserves with respect to any Property released under this Section 6.03(b) shall (i) first be disbursed by the Paying Agent at the written direction of the Administrative Agent to (x) the Standing Reserves Account pursuant to Section 6.07 to the extent the Standing Reserves required for such Property have not previously been funded, (y) the Tax Reserves Account pursuant to Section 6.05 to the extent the Tax Reserves in respect of such Property on deposit in the Tax Reserve Account on such date are not in compliance with the requirements of Section 6.05, and (z) the Insurance Reserves Account pursuant to Section 6.06 to the extent the Insurance Reserves in respect of such Property on deposit in the Insurance Reserves Account on such date are not in compliance with the requirements of Section 6.06; in such proportion as between the items (x), (y) and (z) above as the Administrative Agent shall determine in its sole discretion, and (ii) thereafter, the entire remaining amount of the Leasing Commission Reserves for such Properties will be released by the Paying Agent at the written direction of the Administrative Agent to the Borrower Representative.

SECTION 6.04. Debt Service Reserves. In connection with the disbursement of any Property Loan with respect to a Non-Stabilized Property, a reserve in an amount equal to six (6) months of interest that would accrue under Section 2.04(a) on the Estimated Post-Stabilization Loan Amount in respect of such Non-Stabilized Property at the applicable Interest Rate in effect at the time of the disbursement of such Property Loan (the “Debt Service Reserves”) shall be deposited with the Paying Agent (or remitted from the proceeds of the Property Loan on such Property pursuant to Section 2.02(c)) for transfer to the Debt Service Reserves Account. During the continuance of an Event of Default, the Administrative Agent may, and at the direction of the Majority Lenders or pursuant to a Thirty-Three Percent Lender Instruction shall, direct the Paying Agent in writing to withdraw all or any portion of the Debt Service Reserves or any other amounts on deposit in the Debt Service Reserves Account and apply such funds, on a pro rata basis in respect of each Lender, first, to pay interest on the Loans accrued and payable to such Lender and, second, to reduce the Allocated Loan Amount in respect of each Financed Property, pro rata to each Lender. Provided no Default or Event of Default shall exist and remain uncured, upon a Non-Stabilized Property becoming a Stabilized Property, the Debt Service Reserves or any other amounts on deposit in Debt Service Reserve Account with respect to such Property shall (i) first be disbursed by the Paying Agent, as directed in writing by the Administrative Agent to (x) the Standing Reserves Account pursuant to Section 6.07 to the extent the Standing Reserves required for such Property have not previously been funded, (y) the Tax Reserves Account pursuant to Section 6.05 to the extent the Tax Reserves in respect of such Property on deposit in the Tax Reserve Account on such date are not in compliance with the requirements of Section 6.05, and (z) the Insurance Reserves Account pursuant to Section 6.06 to the extent the Insurance Reserves in respect of such Property on deposit in the Insurance Reserves Account on such date are not in compliance with the requirements of Section 6.06, in such proportion as between items (x), (y) and (z) above as the Administrative Agent shall determine in its sole discretion; and (ii) second, to the Collection Account for application in accordance with Section 2.06. Provided no Default or Event of Default shall exist and remain uncured, the Paying Agent shall disburse the Debt Service Reserves to the Borrower Representative (as directed in writing by the Administrative Agent pursuant to Section 6.13(e)), with respect to a Property upon the Refinancing or Transfer of such Property and the payment in full of the applicable Release Amount with respect to such Property.

SECTION 6.05. Tax Reserve.

(a) Tax Reserve Account. The Borrowers shall deposit with the Paying Agent (or such amounts shall be remitted from the proceeds of the Property Loan on such Property pursuant to Section 2.02(c) or upon release of any Renovation Reserves, Leasing Commission Reserves or Debt Service Reserves with respect to any Non-Stabilized Property, to the extent the Tax Reserves for such Financed Property have not previously been deposited or are not incompliance with this Section 6.05 on such date) for transfer to the Tax Reserve Account reserve funds sufficient for Real Estate Taxes with respect to each Financed Property (the “Tax Reserve”) in accordance with this Section 6.05. Borrowers shall provide to the Administrative Agent an estimate of and supporting information for the amount of the Real Estate Taxes for each Financed Property and of any changes thereto occurring from time to time in order for Administrative Agent to make estimates of Real Estate Taxes pursuant to this Section 6.05. At the time of disbursement of the Property Loan with respect to any Financed Property, the Borrowers shall deposit with the Paying Agent (or such amounts shall be remitted from the proceeds of the Property Loan on such Property pursuant to Section 2.02(c)) for transfer to the Tax Reserve Account for each Financed Property, an amount equal to one-half (1/2) of Administrative Agent’s estimate of the amount of the annual Real Estate Taxes for such Property. The Borrowers shall provide to the Diligence Agent such certificates, tax bills and other evidence as the Administrative Agent may reasonably require. During the continuance of an Event of Default, the Administrative Agent may, and at the direction of the Majority Lenders or pursuant to a Thirty-Three Percent Lender Instruction shall, direct the Paying Agent in writing to withdraw all or any portion of the Tax Reserve from the Tax Reserve Account and apply such funds either to pay (i) Real Estate Taxes or (ii) the Allocated Loan Amount in respect of each Financed Property, pro rata to each Lender, in such proportion as between items (i) and (ii) above as the Administrative Agent may determine in its sole discretion. In making any payment from the Tax Reserve Account, the Administrative Agent may do so according to any bill, statement or estimate procured from the appropriate public office, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. The right to direct the Paying Agent in writing to withdraw and apply Tax Reserve in accordance with the foregoing shall be in addition to all other rights and remedies provided to the Administrative Agent, the Collateral Agent or any Lenders under this Agreement and the other Loan Documents. Provided no Default or Event of Default shall exist and remain uncured, the Paying Agent shall disburse the Tax Reserve with respect to a Property to the Borrower Representative (as directed in writing by the Administrative Agent pursuant to Section 6.13(e)) upon the Refinancing or Transfer of such Property and the payment in full of the applicable Release Amount with respect to such Property.

(b) Release of Tax Reserves. If as of any Quarterly Determination Date the amount held in the Tax Reserve Account exceeds the amount required to be held therein pursuant to Section 6.05(a), as set forth in the most recent Monthly Borrower Report and as confirmed by the Diligence Agent (the amount of such excess, the “Excess Tax Reserves”), the Administrative Agent shall instruct the Paying Agent to disburse to one or more Property Operating Accounts (as selected in writing by the Borrower Representative) the Excess Tax Reserves from the Tax Reserve Account upon satisfaction of each of the following conditions: (i) the Borrower Representative shall have submitted a written request for release to the Administrative Agent at least ten (10) days prior to the date on which the Borrower Representative requests such release be made; provided that only one such request for release shall be permitted to be made in any calendar quarter; and (ii) on the date such request is received by Administrative Agent and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured.

SECTION 6.06. Insurance Reserves.

(a) Insurance Reserves Account. The Borrowers shall deposit with the Paying Agent (or such amounts shall be remitted from the proceeds of the Property Loan on such Property pursuant to Section 2.02(c) or upon release of any Renovation Reserves, Leasing Commission Reserves or Debt Service Reserves with respect to any Non-Stabilized Property, to the extent the Insurance Reserves for such Financed Property have not previously been deposited or are not in compliance with this Section 6.06 on such date) for transfer to the Insurance Reserves Account funds with respect to the Insurance Premiums with respect to each Property (the “Insurance Reserves”) in accordance with this Section 6.06. Borrowers shall provide to the Administrative Agent an estimate of and supporting information for the amount of the Insurance Premiums for the insurance policies required to be maintained under this Agreement that relate or are otherwise allocable to such Property, pursuant to an allocation methodology reasonably acceptable to Administrative Agent in the case of insurance pertaining to multiple Properties or to Borrowers generally, and of any changes thereto occurring from time to time, in order for Administrative Agent to make estimates of Insurance Premiums pursuant to this Section 6.06. At the time of disbursement of the Property Loan with respect to any Property, the Borrowers shall deposit with the Paying Agent (or such amounts shall be remitted from the proceeds of the Property Loan on such Property pursuant to Section 2.02(c)) for transfer to the Insurance Reserves Account for each Financed Property, an amount equal to one-half (1/2) of Administrative Agent’s estimate of the amount of the annual Insurance Premiums for such Property. The Borrowers shall provide to the Administrative Agent such certificates, premium amounts due and other evidence as the Administrative Agent may reasonably require. During the continuance of an Event of Default, the Administrative Agent may, and at the direction of the Majority Lenders or pursuant to a Thirty-Three Percent Lender Instruction shall, direct the Paying Agent in writing to withdraw all or any portion of the Insurance Reserves from the Insurance Reserves Account and apply such funds either to pay (i) Insurance Premiums or (ii) the Allocated Loan Amount in respect of each Financed Property, pro rata to each Lender, in such proportion as between items (i) and (ii) above as the Administrative Agent may determine in its sole discretion. In making any payment from the Insurance Reserves Account, the Administrative Agent may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. The right to direct the Paying Agent in writing to withdraw and apply Insurance Reserves in accordance with the foregoing shall be in addition to all other rights and remedies provided to the Administrative Agent, the Collateral Agent or any Lenders under this Agreement and the other Loan Documents. Provided no Default or Event of Default shall exist and remain uncured, the Paying Agent shall disburse the Insurance Reserves with respect to a Property to the Borrower Representative (as directed in writing by the Administrative Agent pursuant to Section 6.13(e)) upon the Refinancing or Transfer of such Property and the payment in full of the applicable Release Amount with respect to such Property.

(b) Release of Insurance Reserves. If as of any Quarterly Determination Date the amount held in the Insurance Reserves Account exceeds the amount required to be held therein pursuant to Section 6.06(a), as set forth in the most recent Monthly Borrower Report and as confirmed by the Diligence Agent (the amount of such excess, the “Excess Insurance Reserves”), the Administrative Agent shall instruct the Paying Agent to disburse to one or more Property Operating Accounts (as selected in writing by the Borrower Representative) the Excess Insurance Reserves from the Insurance Reserves Account upon satisfaction of each of the following conditions: (i) the Borrower Representative shall have submitted a written request for release to the Administrative Agent at least ten (10) days prior to the date on which the Borrower Representative requests such release be made; provided that only one such request for release shall be permitted to be made in any calendar quarter; and (ii) on the date such request is received by Administrative Agent and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured.

SECTION 6.07. Standing Reserves. At the time of disbursement of the Renovation Loan with respect to any Financed Property (or upon release of any Renovation Reserves, Leasing Commission Reserves or Debt Service Reserves with respect to any Non-Stabilized Property, to the extent the Standing Reserves for such Financed Property have not previously been deposited), the Borrowers shall pay to the Paying Agent (or such amounts shall be remitted from the proceeds of the Renovation Loan on such Property pursuant to Section 2.02(c)) for deposit into the Standing Reserves Account an amount equal to $1,500.00 for each Stabilized Property (the sums so deposited the “Standing Reserves”). During the continuance of an Event of Default, the Administrative Agent may, and at the direction of the Majority Lenders or pursuant to a Thirty-Three Percent Lender Instruction shall, direct the Paying Agent in writing to withdraw all or any portion of the Standing Reserves from the Standing Reserves Account and apply such funds either to pay (i) costs and expenses for maintenance or operation of the Properties (as determined by the Administrative Agent or any Servicing Agent in the exercise of their sole discretion acting in good faith) or (ii) the Allocated Loan Amount in respect of each Financed Property, pro rata to each Lender, in such proportion as between items (i) and (ii) above as the Administrative Agent may determine in its sole discretion. The right to direct the Paying Agent in writing to withdraw and apply Standing Reserves in accordance with the foregoing shall be in addition to all other rights and remedies provided to the Administrative Agent, the Collateral Agent or any Lenders under this Agreement and the other Loan Documents. Provided no Default or Event of Default shall exist and remain uncured, the Paying Agent shall disburse the balance of the Standing Reserves with respect to a Property to the Borrower Representative (as directed in writing by the Administrative Agent pursuant to Section 6.13(e)) upon the Refinancing or Transfer of such Property and the payment in full of the applicable Release Amount with respect to such Property.

SECTION 6.08. Special Reserves.

(a) In the event that the Borrowers shall be required pursuant to this Agreement to set aside adequate reserves in connection with any potential liability by depositing such amounts into the Special Reserves Account (the “Special Reserves”), the Borrowers shall provide the Calculation Agent with written notice of any such Special Reserves, and simultaneously with such notice shall deposit such Special Reserves with the Paying Agent for transfer to the Special Reserves Account. Upon the release, discharge or termination of the liability with respect to which such Special Reserves were established (including upon payment thereof with the proceeds of such Special Reserves), as established by such certificates of the Borrowers, invoices and other evidence as Administrative Agent may reasonably require, then provided no Default or Event of Default shall exist and remain uncured, Paying Agent shall disburse the amount of such Special Reserves to the Borrower Representative (as directed in writing by the Administrative Agent pursuant to Section 6.13(e)). In the event that a time period is not specified in respect of any instance in which the Borrowers shall be required to set aside Special Reserves pursuant to this Agreement, the failure to set aside such Special Reserve shall not constitute an Event of Default so long as the Borrowers deposit such Special Reserves into the Special Reserves Account within five (5) Business Days of the date on which such deposit is required to be made.

(b) Aggregate Non-Conforming Deduction Amount. Within five (5) Business Days of delivery of an Aggregate Non-Conforming Deduction Amount Diligence Report by the Diligence Agent, the Borrowers shall (deliver to the Administrative Agent and the Calculation Agent a report setting forth the Aggregate Non-Conforming Deduction Amount Adjustment with respect to each Non-Conforming Property and the total in respect thereof for all Non-Conforming Properties. If such total shall have increased since the most recent such report delivered pursuant to this paragraph (b) (or, as applicable, since the date of the initial Property Loan hereunder with respect to a Non-Conforming Property), the Borrower shall on the date of such report make a deposit to the Special Reserves Account in an amount equal to such increase. If such total shall have decreased since the most recent such report delivered pursuant to this paragraph (b), then provided no Default or Event of Default shall exist and remain uncured, Paying Agent shall disburse an amount of Special Reserves equal to such decrease to the Borrower Representative (as directed in writing by the Administrative Agent pursuant to Section 6.13(e)); provided, that such disbursement shall not exceed the aggregate Special Reserves on deposit pursuant to this paragraph (b)).

SECTION 6.09. Termination Fees Reserve. In the event any sub-management contracts with respect to any of the Properties provide for the payment directly or indirectly by any Loan Party of a termination fee or penalty upon termination thereof (“Termination Fees”), Borrowers shall provide the Calculation Agent with written notice of any such Termination Fees, and simultaneously with such notice shall deposit with the Paying Agent for transfer to the Termination Fees Account an amount equal to the maximum amount of such Termination Fees (the “Termination Fees Reserve”). Upon termination of the sub-management agreement for which Termination Fees Reserve have been deposited and payment of the related Termination Fees or upon the expiration or amortization of any such Termination Fees, as established by such certificates of Borrowers, paid invoices and other evidence of payment or amortization thereof as Administrative Agent may reasonably require, then provided no Default or Event of Default shall exist and remain uncured, the Paying Agent shall disburse to the Borrower Representative (as directed in writing by the Administrative Agent pursuant to Section 6.13(e)) the amount of such Termination Fees Reserve (or the amount by which the amount on deposit exceeds the then current Termination Fees Reserve) for such sub-management agreement, less an amount that when added to the remaining balance of the Termination Fees Reserve shall be sufficient to pay all potential Termination Fees with respect to all other outstanding sub-management agreements.

SECTION 6.10. Debt Service Account. The Administrative Agent shall designate and establish the Debt Service Account for the deposit by the Borrowers of payment of principal, interest, fees and other amounts due Administrative Agent, the Collateral Agent and/or any other Secured Parties under this Agreement and the other Loan Documents, including any Debt Yield Deficiency Payment, DSCR Deficiency Payment or Adjusted DSCR Deficiency Payment made pursuant to Section 2.05(b)(i)(2), Section 2.05(b)(ii)(2) or Section 2.05(b)(v)(2) (collectively, the “Deficiency Payments”). The Paying Agent shall distribute amounts from the Debt Service Account in accordance with the written instruction of the Administrative Agent (which may be in electronic form) received no later than 4:00 p.m. (New York City time) one (1) Business Day prior to the date of distribution; provided, however, that the amounts constituting the Deficiency Payments shall remain in the Debt Service Account and shall not be distributed until after an occurrence of an Event of Default. During the continuance of an Event of Default, the Administrative Agent may, and at the direction of the Majority Lenders or pursuant to a Thirty-Three Percent Lender Instruction shall, instruct the Paying Agent to withdraw all or any portion of the Deficiency Payments from the Debt Service Account and apply such funds to the Allocated Loan Amount in respect of each Financed Property, pro rata to each Lender.

SECTION 6.11. Special Insurance Reserves Account. Upon the request of the Borrower Representative, the Administrative Agent shall require Borrowers to deposit in the Special Insurance Reserve Account an aggregate amount equal to the difference between deductibles in respect of insurance policies maintained by the Borrowers that are in excess of the levels permitted by Section 5.04 and such permitted deductibles. During the continuance of an Event of Default, the Administrative Agent may, and at the direction of the Majority Lenders or pursuant to a Thirty-Three Percent Lender Instruction shall, direct the Paying Agent in writing to distribute amounts from the Special Insurance Reserve Account in accordance with the written instruction of the Administrative Agent (which may be in electronic form) received no later than 4:00 p.m. (New York City time) one (1) Business Day prior to the date of distribution.

SECTION 6.12. Eligibility Reserves. In the event that the Borrowers shall be required to (a) make a prepayment in respect of any Financed Property pursuant to Section 2.05(b)(vi) or (vii) (other than in the case of any Property that constitutes a Disqualified Property or a Disqualified Non-Conforming Property due to the occurrence of a Prohibited Action in respect thereof) or (b) any Financed Property shall become a Specified Property that is not a Permitted Specified Property, the Borrowers may have an option to deposit into the Eligibility Reserve Account, an amount equal to 100% of the Allocated Loan Amount for any Financed Property described in clause (a) and/or (b) above (the “Eligibility Reserves”). The Borrowers shall provide the Calculation Agent with written notice of any such Eligibility Reserves and, within the applicable time periods specified in Section 2.05(b)(vi) or (vii), as applicable, that the Borrowers would otherwise be required to make a prepayment, shall deposit such Eligibility Reserves with the Paying Agent for transfer to the Eligibility Reserves Account. Provided no Default or Event of Default exists, the Paying Agent shall disburse the Eligibility Reserves with respect to a Property to the Borrower Representative (as directed in writing by the Administrative Agent pursuant to Section 6.13(e)) upon (i) sale or refinancing of such Property and payment in full of the applicable Release Amount, (ii) in respect of any Disqualified Property or Disqualified Non-Conforming Property,

upon such Property meeting all of the Eligibility Criteria set forth on Schedule I-A, (iii) in respect of any Disqualified Non-Conforming Property, upon such Property meeting all of the Eligibility Criteria set forth on Schedule I-B so long as no more than 180 days have passed since the original Borrowing Date in respect of such Non-Conforming Property or (iv) in respect of any Specified Property, upon such Property becoming a Stabilized Property. Notwithstanding the foregoing, if the Administrative Agent notifies the Borrowers that the applicable Borrower is required to sell or transfer a Disqualified Property or a Non-Conforming Property, as applicable, pursuant to Section 10.22, the Borrowers shall not be permitted to maintain Eligibility Reserves in respect of such Property and shall be required to prepay the Obligations in the applicable Release Amount in respect of such Property within two (2) Business Days from such notice.

SECTION 6.13. Reserve Accounts Generally.

(a) During the continuance of an Event of Default, the Administrative Agent may, and at the direction of the Majority Lenders or pursuant to a Thirty-Three Percent Lender Instruction shall, in addition to any and all other rights and remedies available to the Lenders, direct the Paying Agent in writing to apply any or all the Reserves and other sums then present in any or all of the Reserve Accounts to the payment of the Allocated Loan Amount in respect of each Financed Property, pro rata to each Lender. The right to direct the Paying Agent in writing to withdraw and apply amounts in the Reserve Accounts in accordance with the foregoing shall be in addition to all other rights and remedies provided to the Administrative Agent, the Collateral Agent or any Lenders under this Agreement and the other Loan Documents.

(b) All interest or other earnings on Reserves shall be added to and become a part of such Reserves and shall be disbursed in the same manner as other monies deposited in the applicable Reserve Account. So long as no Default or Event of Default shall have occurred and be continuing, the Borrower Representative shall have the right to direct the investment of sums on deposit in the Reserve Accounts in Permitted Investments if (i) such investments are permitted by applicable Legal Requirements and (ii) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserves are required for payment of an obligation for which the applicable Reserve Account was created. Absent the written instruction of the Borrower Representative, the funds on deposit in the Reserve Accounts shall remain uninvested; provided that, if an Event of Default has occurred and is continuing, the Administrative Agent in its sole discretion, shall have the right (but not the obligation) to direct the investment of sums on deposit in the Reserve Accounts in Permitted Investments. The Loan Parties shall be responsible for payment of any federal, state or local income or other Taxes applicable to the interest earned on the Reserves credited or paid to any Loan Party; provided that, so long as no Default or Event of Default is continuing, such Taxes may be paid from the applicable Reserves as directed by the Administrative Agent (which direction shall be given by the Administrative Agent at the request of the Borrower Representative). No other investments of the sums on deposit in the Reserve Accounts shall be permitted except as set forth in this Section 6.13(b). Any costs of the account, including with respect to making Permitted Investments in accordance herewith, shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by the Borrowers promptly on demand by the Administrative Agent.

(c) The Paying Agent shall hold each Reserve Account in trust and for the benefit of the Lenders and Borrowers as provided in the Loan Documents, and each Reserve Account shall be under the sole dominion and control of the Administrative Agent. Each Reserve Account shall be established and entitled as determined by Administrative Agent, including without limitation, as Administrative Agent elects, as a sub-account of the Collection Account. The Paying Agent on behalf of the Administrative Agent shall have the sole right to make withdrawals from each Reserve Account.

(d) The Administrative Agent and Paying Agent shall not be liable for any loss sustained on the investment of any funds constituting the Reserves or maintained in the Reserve Accounts. The Borrowers shall indemnify the Administrative Agent and Paying Agent and hold the Administrative Agent and Paying Agent harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Accounts or the performance of the obligations for which the Reserve Accounts were established. The Borrowers shall assign to the Administrative Agent all rights and claims the Borrowers may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Accounts; provided, however, that Administrative Agent may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(e) Notwithstanding anything to the contrary contained in this Article VI, disbursements of Reserves to the Borrower Representative or any Loan Party shall only occur on the Reserve Release Date upon (i) receipt by the Calculation Agent, the Diligence Agent and the Administrative Agent of a Reserve Release Request from the Borrower Representative not less than five (5) Business Days prior to such date, (ii) delivery by the Calculation Agent to the Administrative Agent and the Lenders of a report setting forth the results of any applicable calculations required in connection with such Reserve Release Request (the “Reserve Release Request Report”) by no later than three (3) Business Days prior to such date, (iii) receipt by the Administrative Agent and the Lenders of a confirmation from the Diligence Agent relating to (x) the related Property qualifying as a Converted Property, Conformed Property, a Carry-Over Property or a Stabilized Property, as applicable, (y) satisfactory review of a related Lease and/or satisfaction of Completion Requirements, as applicable , and (z) satisfaction of the inspection requirements, as applicable, by no later than three (3) Business Days prior to such date, and (iv) receipt by the Paying Agent of written instructions provided by the Administrative Agent for the disbursement of funds not later than 4:00 p.m. (New York City time) one (1) Business Day prior to such date and following the satisfaction of all applicable conditions to the release of such Reserves under this Article VI; provided, that if the amount of Reserves to be released to the Borrowers on any Reserve Release Date is less than the Minimum Disbursement Amount, then such Reserves shall continue to be maintained in the Reserve Accounts until the next Reserve Release Date on which an amount equal to or greater than the Minimum Disbursement Amount is available for disbursement or until the Final Collection Date.

(f) Notwithstanding anything to the contrary contained in this Article VI, in connection with any prepayment required by Section 2.05(b)(vi) or (vii), upon written request of the Borrower Representative and subject to Section 6.13(e), the Administrative Agent shall instruct the Paying Agent to release the Renovation Reserves, the Leasing Commission Reserves, the Debt Service Reserves, the Tax Reserves, the Insurance Reserves, the Standing Reserves, the Special Reserves, the Eligibility Reserves and the Non-Conforming Property Reserves, if any, associated with the Financed Properties that are the subject of such prepayment.

SECTION 6.14. Blackstone Funding Commitment.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Borrowers shall not be required to fund the Reserves required by Sections 6.01, 6.02, 6.03, 6.04 or 6.15, other than any amounts constituting Debt Yield Deficiency Payments, DSCR Deficiency Payments or Adjusted DSCR Deficiency Payments that may be deposited to Debt Service Reserves Account pursuant to Section 2.05(b)(i)(2), Section 2.05(b)(ii)(2) or Section 2.05(b)(v)(2) from time to time (the “Guaranteed Reserves”) (and to the extent any such Guaranteed Reserves have been previously funded to the applicable Reserve Accounts, such Guaranteed Reserves shall be released from the applicable Reserve Accounts to the applicable Borrower promptly upon the written request of the Borrower Representative) so long as the following conditions are satisfied as of any date of determination: (i) Blackstone is committed to fund the Guaranteed Reserves pursuant to the Blackstone Funding Commitment as of such date, (ii) the Blackstone Funding Commitment shall be in full force and effect as of such date, (iii) no Default or Event of Default shall exist and remain uncured or unwaived as of such date, (iv) no Event of Default would have occurred as of the most recent Quarterly Determination Date due to a breach of any covenant set forth in Section 5.06 as of the quarterly period most recently ended but for a voluntary prepayment of the Aggregate Loan Principal Balance by the Borrowers during such quarterly period, (v) Blackstone shall be in compliance with the reporting covenants set forth in Section 6.14(b) as of the most recent Quarterly Determination Date and (vi) Blackstone shall be in compliance with the Blackstone Financial Covenant as of the most recent Quarterly Determination Date. If on any day one or more of the foregoing conditions are not satisfied, then within two (2) Business Day of such occurrence the Borrowers shall fully fund the entire amount of the Guaranteed Reserves by depositing cash into the applicable Reserve Accounts, without any request being made by the Administrative Agent therefor. It is understood and agreed that (x) the Reserves contemplated by Article VI shall be calculated without giving effect to this Section 6.14 and (y) the Reserves as calculated by the Borrowers prior to funding in respect of each Property in accordance with the terms of this Agreement, to the extent verified by the Calculation Agent, shall be conclusive and binding on the parties hereto for all purposes.

(b) The Loan Parties shall cause Blackstone to furnish the following financial reports to the Administrative Agent (and post copies of such financial reports to a Data Site):

(i) as soon as available and in any event within sixty (60) days after the end of each calendar quarter commencing with the calendar quarter ending December 31, 2013, unaudited consolidated balance sheets and statements of income and cash flows of Blackstone, as at the end of such quarter and for the period commencing at the end of the immediately preceding calendar year and ending with the end of such quarter, all in reasonable detail and certified by a Responsible Officer of Blackstone, as fairly presenting, in all material respects, the consolidated financial position of such Persons as of the end of such quarter and the results of operations and cash flows of such Persons for such quarter, in accordance with GAAP as prescribed by the “AICPA Audit and Accounting Guide – Audits of Investment Companies” applied in a manner consistent with that of the most recent audited financial statements of such Person furnished to the Administrative Agent and the Lenders, subject to normal year-end adjustments and the absence of footnotes; and

(ii) as soon as available, and in any event within one hundred twenty (120) days after the end of each calendar year, audited consolidated balance sheets and statements of income and cash flows of Blackstone, as at the end of such calendar year, setting forth in each case in comparative form the corresponding figures for the immediately preceding calendar year, all in reasonable detail and prepared in accordance with GAAP as prescribed by the “AICPA Audit and Accounting Guide – Audits of Investment Companies”.

SECTION 6.15. Non-Conforming Property Reserves. In connection with the disbursement of any Property Loan with respect to a Non-Conforming Property, a reserve in an amount equal to 20% of the Purchase Price with respect to such Non-Conforming Property as of the date of such disbursement (the “Non-Conforming Property Reserves”) shall be deposited by the Borrowers with the

Paying Agent for transfer to the Non-Conforming Property Reserves Account. During the continuance of an Event of Default, the Administrative Agent may, and at the direction of the Majority Lenders or pursuant to a Thirty-Three Percent Lender Instruction shall, direct the Paying Agent in writing to withdraw all or any portion of the Non-Conforming Property Reserves or any other amounts on deposit in the Non-Conforming Property Reserves Account and apply such funds either to pay (i) costs and expenses for resolution of Non-Conforming Matters (as determined by the Administrative Agent in the exercise of its sole discretion acting in good faith) or (ii) the Allocated Loan Amount in respect of each Financed Property, pro rata to each Lender, in such proportion as between items (i) and (ii) above as the Administrative Agent may determine in its sole discretion. The right to direct the Paying Agent in writing to withdraw and apply Non-Conforming Property Reserves in accordance with the foregoing shall be in addition to all other rights and remedies provided to the Administrative Agent, the Collateral Agent or any Lenders under this Agreement and the other Loan Documents. Upon any Non-Conforming Properties becoming Conformed Properties, so long as (i) no Default or Event of Default shall exist and remain uncured, (ii) the Aggregate Loan Principal Balance shall not exceed 70.0% of the sum of the Purchase Prices with respect to all Financed Properties in the aggregate, (iii) the Aggregate Loan Principal Balance shall not exceed 75.0% of the sum of the BPO Values with respect to all Financed Properties in the aggregate, (iv) the aggregate Debt Yield with respect to all Financed Properties in the aggregate determined as of the date of such release shall not be less than 7.00%, (v) the aggregate Debt Service Coverage Ratio with respect to all Financed Properties in the aggregate determined as of the date of such release shall not be less than 1.35 : 1.00, (vi) the aggregate principal amount of the Loans with respect to such Properties shall not exceed 70.0% of the sum of the Purchase Prices with respect to all such Properties in the aggregate and (vii) the principal amount of the Loans with respect to such Properties shall not exceed 75.0% of the sum of the BPO Values of all such Properties in the aggregate, the Paying Agent shall disburse the Non-Conforming Property Reserves on deposit in the Non-Conforming Property Reserves Account with respect to such Properties to the Borrower Representative (as directed in writing by the Administrative Agent pursuant to Section 6.13(e)).

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. Each of the following events shall constitute an “Event of Default” hereunder:

(a) The Obligations are not paid in full on the Maturity Date;

(b) default in the payment of any Interest or Fees on the Loans due and payable under this Agreement or any other Loan Document when the same becomes due and payable, and such default shall continue unremedied for a period of two (2) Business Days after the Administrative Agent or any Lender delivers written notice thereof;

(c) default in the payment of, or any payment or required prepayment of, the principal amount of the Loans when the same becomes due and payable;

(d) default in the payment of any amount (except Interest, Fees or principal, and except all the Obligations on the Maturity Date) due and payable by any Relevant Party or Blackstone under this Agreement or any other Loan Document when the same becomes due and payable, and such default shall continue for a period of ten (10) days after the Administrative Agent or any Lender to which such payment is owing delivers written notice thereof;

(e) any Event of Bankruptcy shall occur with respect to any Relevant Party or Blackstone;

(f) except as described in clause (ii) of Section 7.01(j), any failure on the part of any Loan Party to duly observe or perform any of its covenants set forth in Section 2.14, clauses (a), (b), (c), (d), (k) or (l) of Section 5.01, Section 5.03, Section 5.04, Section 5.05 (other than clauses (p)(i) or (q) of Section 5.05), Section 5.06 or Section 6.08 or any other covenant herein to deposit amounts to the Special Reserves Account;

(g) any failure on the part of any Relevant Party or Blackstone to duly observe or perform any of its covenants or agreements set forth in this Agreement or any other Loan Document applicable to such Relevant Party or Blackstone (other than as otherwise described in this Section 7.01) that, if capable of being remedied, continues unremedied for a period of thirty (30) days after the earlier of the date that (i) any Responsible Officer of any Relevant Party or Blackstone obtains actual knowledge of such failure, or (ii) notice thereof from the Administrative Agent or Majority Lenders to the Borrower Representative;

(h) either (i) the representation and warranty in Section 4.01(n) (or the certifications pursuant to Section 3.02 (f) or (i), Section 3.03(f) or (j)) shall fail to be correct with respect to any Financed Property on the date a Loan is made in respect of such Financed Property or (ii) the certifications set forth in any Compliance Certificate with respect to (x) a Lease being an Eligible Lease, (y) a Property being an Eligible Property or a Non-Conforming Property, as applicable, or (z) a lessee being an Eligible Tenant shall fail to be correct in respect of such Financed Property, and, in each case, the Borrowers shall have failed either (x) to pay the applicable Release Amount in respect thereof or (y) with respect to any such Financed Property that qualifies as a Reserved Property, deposit Eligibility Reserves in respect thereof in the amount of 100% of the Allocated Loan Amount in the Eligibility Reserves Account, in each case, on or prior to the date required pursuant to Section 2.05(b)(vi) or (vii), as applicable;

(i) any failure on the part of the Borrowers to pay the Release Amount in respect of any Disqualified Non-Conforming Property described in clause (i) of the definition thereof or deposit Eligibility Reserves in respect thereof in the amount of 100% of the Allocated Loan Amount in the Eligibility Reserves Account, in each case, on or prior to the date required pursuant to Section 2.05(b)(vii);

(j) any Loan Party shall have failed to (i) duly observe or perform any of its covenants or agreements set forth in Section 5.05(q) in respect of any Financed Property or (ii) duly observe or perform any of its covenants or agreements set forth in clauses (b), (d) or (u) of Section 5.01 or clause (b) of Section 5.05 with respect to any Financed Property, which failure causes such Financed Property to cease to be an Eligible Property or a Non-Conforming Property, as applicable, and, in each case, the Borrowers shall have failed either (x) to pay the applicable Release Amount in respect thereof or (y) with respect to any such Financed Property that qualifies as a Reserved Property, deposit Eligibility Reserves in respect thereof in the amount of 100% of the Allocated Loan Amount in the Eligibility Reserves Account, in each case, on or prior to the date required pursuant to Section 2.05(b)(vi) or (vii), as applicable;

(k) any failure on the part of any Borrower to duly observe or perform any of its covenants set forth in Section 5.05(p)(i) or the representation and warranty in Section 4.01(x)(ii) shall fail to be correct in respect of a Tenant of any Property and, in each case, the applicable Borrower fails to notify OFAC within five (5) Business Days of obtaining knowledge that such Tenant is on any of the lists described in those sections and promptly take such steps as may be required by OFAC with respect to such Tenant;

(l) any representation, warranty or statement of any Relevant Party or Blackstone made in this Agreement or any Loan Document, or any certificate, report or other writing delivered pursuant thereto (other than in Section 4.01(n), Section 4.01(x)(ii) or the certifications pursuant to Section 3.02(f) or (i), Section 3.03(f) or (j), the certifications set forth in any Compliance Certificate with respect to (x) a Lease being an Eligible Lease, (y) a Property being an Eligible Property or a Non-Conforming Property, as applicable, or (z) a lessee being an Eligible Tenant shall fail to be correct in respect of such Financed Property), shall prove to be incorrect in any material respect as of any time when the same shall have been made;

(m) any of the assumptions contained in the Insolvency Opinion delivered to the Administrative Agent on the Closing Date, or in any Additional Insolvency Opinion delivered after the Closing Date, is or shall become untrue in any material respect;

(n) (x) any Loan Document or any Lien granted thereunder by any Loan Party shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the parties thereto, (y) any Loan Party or any other party shall, directly or indirectly, disaffirm or contest in any manner such effectiveness, validity, binding nature or enforceability (other than as a result of the occurrence of the Final Collection Date) or (z) a proceeding shall be commenced by any Governmental Authority of any Relevant Party or Blackstone having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Relevant Party or Blackstone shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(o) any Lien securing any obligation of any Loan Party under the Loan Documents shall, in whole or in part, cease to be a perfected first priority Lien, subject to Permitted Liens, in favor of the Administrative Agent (or the Collateral Agent, if applicable) for the benefit of the Secured Parties on any portion of the Collateral purported to be covered thereby with a value in excess of $5,000,000, except (i) to the extent that any such perfection or priority is not required pursuant to the Loan Documents and (ii) as to Collateral constituting real property to the extent that such losses are covered by a Lender’s title insurance policy and such insurer has not denied coverage;

(p) the Parent shall fail to pay any principal of or premium or interest on any indebtedness having a principal amount of $10,000,000 or greater (“Material Indebtedness”), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness and shall not be waived by the requisite holders of such Material Indebtedness; or any other default under any agreement or instrument relating to any such Material Indebtedness of the Parent, or any other event shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable, redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(q) there shall occur a “termination event” or “event of default” or similar event under any other Loan Document beyond any applicable cure periods contained in such Loan Document if the effect of such “termination event” or “event of default” is to accelerate, or to permit the acceleration of, the maturity of the Loans, or the Loans shall be declared to be due and payable, redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease the Loans shall be required to be made, in each case, prior to the stated maturity;

(r) a Change of Control shall occur;

(s) one or more final judgments for the payment of $10,000,000 or more rendered against the Parent or one or more final judgments for the payment of $5,000,000 or more rendered against any Loan Party, and such amount is not covered by insurance or indemnity or not discharged, paid or stayed within sixty (60) days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(t) if any Loan Party attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(u) as of any Quarterly Determination Date, the Parent fails to maintain any of the Parent Financial Covenants and such default shall continue unremedied for a period of ten (10) days; provided that any such failures to maintain the Parent Financial Covenants may be remedied on no more than three occasions during the term of this Agreement;

(v) as of any Quarterly Determination Date, Blackstone fails to maintain the Blackstone Financial Covenant and such default shall continue unremedied for a period of ten (10) days; provided that any such failures to maintain the Blackstone Financial Covenant may be remedied on no more than three occasions during the term of this Agreement; or

(w) the occurrence of an ERISA Event that could reasonably be expected to result in liability to a Loan Party.

The Administrative Agent may, and at the direction of the Majority Lenders or a Thirty-Three Percent Lender shall, deliver a notice described in the foregoing paragraph (g) at any time the relevant circumstance exists; provided, that in the case of any such instruction from a Thirty-Three Percent Lender (i) the Administrative Agent shall, within five (5) Business Days of its receipt of such instruction, deliver a copy of such instruction to each Lender and (ii) the Administrative Agent shall not act in accordance with such instruction if the Majority Lenders shall, within five (5) Business Days following delivery of such copy, affirmatively disapprove of such instruction by written notice to the Administrative Agent.

SECTION 7.02. Remedies.

(a) If an Event of Default shall occur and be continuing, the Administrative Agent may, and at the direction of the Majority Lenders or pursuant to a Thirty-Three Percent Lender Instruction shall, by written notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Aggregate Commitment, and thereupon the Aggregate Commitment shall terminate immediately, and/or (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the outstanding principal of the Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that during the continuance of any Event of Default described in Section 7.01(e), without any notice to the Borrower Representative or any other Person or any act by Administrative Agent or any Lender, the Aggregate Commitment shall automatically terminate, and all outstanding principal of the Loans, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived. Upon any such declaration or automatic occurrence, the Administrative Agent, the Collateral Agent and the Secured Parties shall have, in addition to all other rights and remedies under this Agreement, the other Loan Documents or otherwise, the limitations set forth in this Article VII and Section 10.09, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, which rights shall be cumulative. Without limiting the generality of the foregoing, each Borrower agrees that if an Event of Default is continuing (i) no Secured Party shall be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to any Secured Party shall remain in full force and effect until such Secured Party has exhausted all of its remedies against the Properties and the other Collateral and each Mortgage Document has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full.

(b) With respect to the Borrowers and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring any Secured Party to resort to any Property for the satisfaction of any of the Obligations in any preference or priority to any other Property, and the Administrative Agent or the Collateral Agent at the direction of the Administrative Agent (or any other applicable Secured Party at the direction of the Administrative Agent) may seek satisfaction out of all of the Properties, or any part thereof, in the absolute discretion of the Administrative Agent in respect of the Obligations. In addition, (i) during the continuance of any Event of Default pursuant to clauses (a), (b) or (c) of Section 7.01, the Collateral Agent at the direction of the Administrative Agent (or any other applicable Secured Party at the direction of the Administrative Agent) may foreclose all or a portion of one or more of the Mortgage Documents to recover such delinquent payments or (ii) in the event the Administrative Agent, pursuant to its rights set forth in this Section 7.02, elects to accelerate less than the entire outstanding principal balance of the Obligations, the Collateral Agent at the direction of the Administrative Agent (or any other applicable Secured Party at the direction of the Administrative Agent) may foreclose all or a portion of one or more of the Mortgage Documents to recover so much of the principal balance of the Obligations as may be accelerated and such other portions of the Obligations as the Administrative Agent may elect. Notwithstanding one or more partial foreclosures, the Properties and the other Collateral shall remain subject to the Mortgage Documents and the other Collateral Documents to secure payment of sums secured by the Collateral Documents and not previously recovered.

(c) During the continuance of an Event of Default, the Administrative Agent (or the Collateral Agent or other applicable Secured Party at the direction of the Administrative Agent) shall have the right from time to time to sever the Note, the Mortgage Documents and the other Loan Documents into one or more separate notes, mortgages, assignments of leases and rents and other security documents (the “Severed Loan Documents”) in such denominations as the Administrative Agent (or the Collateral Agent or other applicable Secured Party at the direction of the Administrative Agent) shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. The Borrowers shall execute and deliver to the Administrative Agent (or, if the Administrative Agent shall so instruct, the Collateral Agent) from time to time, promptly after the request of the Administrative Agent, a severance agreement and such other documents as the Administrative Agent (or other applicable Secured Party at the direction of the Administrative Agent) shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to the Administrative Agent (and, if applicable, the Collateral Agent). The Borrowers hereby absolutely and irrevocably appoint the Administrative Agent and the Collateral Agent as its true and lawful attorney, coupled with an interest, in its name and stead to execute the Severed Loan Documents (the Borrowers ratifying all that its said attorney shall do by virtue thereof); provided, however, the Administrative Agent and the Collateral Agent shall not make or execute any such documents under such power until three (3) days after notice has been given to

Borrowers by the Administrative Agent or the Collateral Agent, as applicable of its intent to exercise its rights under such power. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by the Borrowers only as of the Closing Date.

(d) Without limiting the generality of the foregoing, during the continuation of an Event of Default, the Administrative Agent (or the Collateral Agent at the direction of the Administrative Agent) on behalf of the Secured Parties without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon a Borrower or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), at public or private sale or sales, at any exchange, auction or office of the Administrative Agent or the Collateral Agent or elsewhere upon such terms and conditions and at prices that are consistent with the prevailing market for similar collateral as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent, the Collateral Agent or the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required or permitted by any provision of law, including Section 9-504(1)(c) of the UCC, need the Administrative Agent account for the surplus, if any, to the Borrowers.

(e) Subject to Article IX, following an Event of Default, the Administrative Agent (or the Collateral Agent at the direction of the Administrative Agent) shall take such actions and pursue such remedies under the Loan Documents, including this Section 7.02, as the Majority Lenders shall direct or as it shall be directed pursuant to any Thirty-Three Percent Lender Instruction; provided that the Administrative Agent (and the Collateral Agent) shall not, without the prior approval of the Supermajority Lenders, (i) foreclose upon, convert, sell or otherwise transfer a material portion of the Collateral or (ii) replace the Manager.

(f) As used in this Section 7.02, a “foreclosure” shall include, without limitation, any sale by power of sale.

SECTION 7.03. Appointment as Attorney in Fact.

(a) Each Loan Party hereby irrevocably constitutes and appoints each of the Administrative Agent, the Collateral Agent and any officer or agent thereof, with full power of substitution, effective during the continuation of any Event of Default, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of such Loan Party and in the name of such Loan Party or in its own name, from time to time in the Administrative Agent’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Loan Party hereby gives the Administrative Agent (and the Collateral Agent as directed by the

Administrative Agent) the power and right, on behalf of such Loan Party, without assent by, but with notice to, such Loan Party, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of such Loan Party or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys with respect to any other Collateral whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral; and

(iii) (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or the Collateral Agent or as the Administrative Agent or the Collateral Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against the Loan Parties with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Administrative Agent (or the Collateral Agent as directed by the Administrative Agent) may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent or the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the option of the Administrative Agent (or the Collateral Agent as directed by the Administrative Agent) and the Borrowers’ expense, at any time, or from time to time, all acts and things which the Administrative Agent (or the Collateral Agent as directed by the Administrative Agent) deems necessary to protect, preserve or realize upon the Collateral and the Lien of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties thereon and to effect the intent of this Agreement, all as fully and effectively as the Loan Parties might do.

The Loan Parties hereby ratify all that such attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable until the occurrence of the Final Collection Date.

(b) The powers conferred on the Administrative Agent and the Collateral Agent are solely to protect the Administrative Agent’s and the Collateral Agent’s (for the benefit of the Secured Parties) interests in the Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers. The Administrative Agent and the Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and none of the Administrative Agent, the Collateral Agent or any of its officers, directors, or employees shall be responsible to the Loan Parties for any act or failure to act hereunder, except for its own gross negligence, bad faith or willful misconduct.

SECTION 7.04. Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01. Indemnities by the Loan Parties. Without limiting any other rights which any Affected Party may have hereunder or under applicable law (including the right to recover damages for breach of contract), the Loan Parties hereby agree to indemnify on a joint and several basis each Lender, the Administrative Agent, the Collateral Agent, the Calculation Agent, the Paying Agent, each other Servicing Agent and their respective directors, officers, employees, affiliates, agents, advisors, sub-agents and the parent company or holding company that controls such Person (the “Indemnified Parties”), from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable external attorneys’ fees and disbursements (which shall be limited to attorneys’ fees and disbursements of one counsel to the Administrative Agent, the Collateral Agent and the Lenders and one local counsel in each applicable jurisdiction) and Taxes (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by such Indemnified Party to the extent relating to or arising from or as a result of this Agreement or the funding or maintenance of Loans made by a Lender hereunder subject to the proviso set forth below. Without limiting the generality of the foregoing indemnification, the Loan Parties shall jointly and severally indemnify the Indemnified Parties for Indemnified Amounts to the extent relating to or resulting from any of the following:

(i) the failure of any Property represented by any Borrower to be an Eligible Property hereunder to be an “Eligible Property” at the time of such representation;

(ii) the failure of any Property represented by any Borrower to be a Non-Conforming Property hereunder to be an “Non-Conforming Property” at the time of such representation;

(iii) reliance on any representation or warranty made or deemed made by any Relevant Party or Blackstone under this Agreement or any other Loan Document to which it is a party which shall have been false or incorrect when made or deemed made;

(iv) the failure by any Relevant Party or Blackstone to comply with any term, provision or covenant contained in this Agreement or any other Loan Document to which it is party or with any applicable Legal Requirement with respect to any Property or Collateral, or the nonconformity of any Property or Collateral with any such Legal Requirement;

(v) the failure to pay when due any Taxes, including sales, excise or personal property Taxes payable by any Loan Party in connection with any Property or Collateral;

(vi) the failure to vest and maintain vested in the Administrative Agent or the Collateral Agent, on behalf of the Secured Parties, a first priority perfected security interest in the Collateral, free and clear of any Adverse Claim, whether existing at the time such Collateral arose or at any time thereafter;

(vii) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the applicable UCC or other applicable laws naming the applicable Borrower as “Debtor” with respect to any Collateral;

(viii) the commingling of Collections with any other funds;

(ix) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Loans made pursuant to this Agreement or any other Loan Document delivered hereunder or in respect of any of the Collateral; and

(x) the grant by any Borrower of a security interest in any Collateral in violation of any applicable law, rule or regulation;

provided, however, that the Loan Parties shall not be required to indemnify any Indemnified Party to the extent of any amounts (x) resulting from the gross negligence, fraud or willful misconduct of such Indemnified Party or (y) constituting Excluded Taxes. For the avoidance of doubt, the Loan Parties shall not be required to indemnify any Indemnified Party for any losses arising from failure of any Tenant to timely pay Rent. Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Loan Parties to the related Indemnified Party within ten (10) Business Days following written demand therefor.

SECTION 8.02. Limited Liability of Parties. No Indemnified Party shall have any liability (whether in contract, tort or otherwise) to the Loan Parties or any of their security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, fraud or willful misconduct.

ARTICLE IX

THE AGENTS

SECTION 9.01. Authorization and Action.

(a) General Authorization and Action of Administrative Agent. Each Lender hereby appoints and authorizes the Administrative Agent (and, upon designation thereof by the Administrative Agent, each Servicing Agent) to take such action as agent on its behalf (including execution of the other Loan Documents) and to exercise such powers under this Agreement as are delegated to the Administrative Agent (or such Servicing Agent) by the terms of the Loan Documents, together with such powers as are reasonably incidental thereto. The Administrative Agent hereby appoints and authorizes the Collateral Agent to take such action as agent on its behalf with respect to the Mortgage Documents (including execution of the Mortgages and Assignments of Leases and Rents) and to exercise such powers under this Agreement as are delegated to the Collateral Agent by the terms of the Loan Documents, together with such powers as are reasonably incidental thereto. The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (i) neither the Administrative Agent nor the Collateral Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent (or the Collateral Agent as directed by the Administrative Agent) is required to exercise in writing including as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement); provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under the Bankruptcy Code or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of the

Bankruptcy Code, and (iii) except as expressly set forth in the Loan Documents, neither the Administrative Agent nor the Collateral Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Relevant Party, Blackstone or any of their respective Subsidiaries that is communicated to or obtained by the Administrative Agent or the Collateral Agent or any of its Affiliates in any capacity.

(b) Appointment of Co-Agent for Declined Actions. If the Administrative Agent shall decline to take any action that it is requested to take by the Lenders because, in its opinion or the opinion of its counsel, such action may expose the Administrative Agent to liability (such action, the “Declined Action”), the Administrative Agent shall provide to the Lenders, the Calculation Agent and the Paying Agent a written notice thereof. Such written notice shall specify the Declined Action in reasonable detail. Upon receipt of such notice, the Majority Lenders shall have a right to appoint a Lender as co-agent hereunder solely for the purpose of taking the Declined Action specified in the Administrative Agent’s notice and shall provide prompt written notice thereof to the Lenders, the Administrative Agent, the Calculation Agent and the Paying Agent. Such co-agent shall have all rights, duties and obligations vested by the Lenders in the Administrative Agent under this Agreement but solely for the purpose of taking the Declined Action specified in the Administrative Agent’s notice. Each Lender severally agrees to indemnify the Administrative Agent, in its capacity as such, ratably according to such Lender’s Lender Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including but not limited to reasonable counsel fees) which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Declined Action.

(d) General. Except for the Borrowers’ rights to approve a successor Administrative Agent as provided in Section 9.07, the provisions of this Article IX are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders. Except for the Borrowers’ rights to approve a successor Administrative Agent as provided in Section 9.07, the Borrowers shall not have any rights as a third-party beneficiary or otherwise under any of the other provisions hereof.

SECTION 9.02. Agents’ Reliance, Etc. None of the Administrative Agent, the Collateral Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it under or in connection with this Agreement (i) with the consent or at the request of the Majority Lenders or (ii) in the absence of its or their own gross negligence, fraud or willful misconduct. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent or the Collateral Agent, as applicable, by a Borrower or a Lender, and neither the Administrative Agent nor the Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent, as applicable. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent: (i) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties. The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each of the Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.

SECTION 9.03. Administrative Agent and Affiliates. Each of the Administrative Agent and the Collateral Agent, as applicable, shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, as applicable, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof and any Person who may do business with or own securities of the Loan Parties or any of their respective Affiliates, all as if such Persons were not Lenders and/or Administrative Agent and/or Collateral Agent and without any duty to account therefor to any Lender.

SECTION 9.04. Lender’s Loan Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their respective Affiliates, and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and, if it so determines, to make Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their respective Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

SECTION 9.05. Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may delegate any of its duties under this Agreement by or through sub-agents, service providers or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any sub-agents, service providers (including any Servicing Agents) or attorneys-in-fact selected by it with reasonable care in the absence of gross negligence, fraud or willful misconduct. The Loan Parties will reimburse the Administrative Agent and the Collateral Agent for any fees, costs or expenses incurred by the Administrative Agent and the Collateral Agent, respectively, with respect to any agents, service providers or attorneys-in-fact appointed by the Administrative Agent or the Collateral Agent pursuant to this Section.

SECTION 9.06. Indemnification. Each Lender severally agrees to indemnify each of the Administrative Agent and the Collateral Agent and its respective directors, officers, employees, affiliates, agents, advisors and sub-agents and the parent company or holding company that controls such Person (the “Indemnified Agent Parties”) (to the extent not reimbursed by the Loan Parties, the Parent pursuant to the Parent Guaranty, the Equity Owner, the Parent Equity Owner or the Equity Owner GP pursuant to the Equity Owner Guaranty, Borrower GP pursuant to the Borrower GP Guaranty or Blackstone pursuant to the Blackstone Guaranty), ratably according to such Lender’s Lender Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Indemnified Agent Party in any way relating to or arising out of this Agreement or any action taken or omitted by such Indemnified Agent Party under this Agreement; provided, that no Lender shall be required to indemnify any Indemnified Agent Party to the extent of any amounts resulting from the gross negligence, fraud or willful misconduct of such Indemnified Agent Party. Without limitation of the generality of the foregoing, each Lender agrees to reimburse each of the Administrative Agent and the Collateral Agent, ratably according to such Lender’s Lender Percentage, promptly upon demand, for any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred thereby in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement.

SECTION 9.07. Successor Agents. (a) Each of the Administrative Agent and the Collateral Agent may, upon thirty (30) days’ notice to the Borrower Representative, each Lender and each other party hereto, resign as Administrative Agent or Collateral Agent. Any successor Collateral Agent shall be appointed by the Administrative Agent subject to providing notice thereof to the Lenders and the absence of objection thereto by the Majority Lenders within five (5) Business Days after being notified thereof (or such shorter period in which the Majority Lenders consent thereto) and upon such appointment such successor agent shall succeed to the rights, powers and duties of the Collateral Agent, and references herein to the Collateral Agent shall mean such successor agent, effective upon its appointment; and such former Collateral Agent’s rights, powers and duties in such capacity shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement. If any party shall resign as Administrative Agent under this Agreement, then, the Supermajority Lenders and, if no Event of Bankruptcy with respect to any Relevant Party has occurred and is continuing, the Borrowers, during such thirty-day period shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and references herein to the Administrative Agent shall mean such successor agent, effective upon its appointment; and such former Administrative Agent’s rights, powers and duties in such capacity shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After any retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as such agent, the provisions of Article VIII, this Article IX and Section 10.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, under this Agreement.

(b) Upon the occurrence of a Removal Event, the Administrative Agent and the Collateral Agent may be removed upon five (5) Business Days’ prior written notice by the Removing Lenders, delivered to the Administrative Agent, the Collateral Agent, the Lenders and the Borrower Representative; provided, however, that (i) such removal of the Administrative Agent shall not be effective until a successor Administrative Agent acceptable to the Removing Lenders and, if no Event of Bankruptcy with respect to any Relevant Party has occurred and is continuing, the Borrower Representative, has been selected and (ii) such removal of the Collateral Agent shall not be effective until a successor Collateral Agent has been appointed by such successor Administrative Agent in accordance with the foregoing paragraph (a).

SECTION 9.08. Enforcement and Collateral Matters.

(a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent or the Collateral Agent) authorized to act for, any other Lender. The Administrative Agent (and the Collateral Agent as directed by the Administrative Agent) shall have the exclusive right on behalf of the Lenders to (and at the direction of the Majority Lenders or pursuant to a Thirty-Three Percent Lender Instruction shall) enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b) Each of the Administrative Agent and the Collateral Agent in such capacity is a “representative” and “agent” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent and the Collateral Agent to enter into each of the Collateral Documents to which it is a party, the Blackstone Guaranty, the Parent Guaranty and the Equity Owner Guaranty and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent or the Collateral Agent as directed by the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document or any rights granted under any of the Blackstone Guaranty, the Parent Guaranty or the Equity Owner Guaranty, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent (and the Collateral Agent as directed by the Administrative Agent) for the benefit of the Secured Parties upon the terms of such documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, each of the Administrative Agent and the Collateral Agent is hereby authorized, and is hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent or the Collateral Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent (and the Collateral Agent as directed by the Administrative Agent), at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent (or the Collateral Agent) upon any Collateral (i) as described in Section 2.16; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Majority Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent or the Collateral Agent at any time, the Lenders shall confirm in writing the Administrative Agent’s (or the Collateral Agent’s) authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Majority Lenders or all of the Lenders, as applicable, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) take, or shall instruct the Collateral Agent to take, such actions as set forth in Section 2.16; provided, however, that (i) neither the Administrative Agent nor the Collateral Agent shall be required to execute any such document on terms which, in the Administrative Agent’s or the Collateral Agent’s opinion, would expose the Administrative Agent or the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Borrower or any other Loan Party in respect of) all interests retained by the Borrowers or any other Loan Party, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Amendments, Etc.

(a) No waiver or amendment of any provision of this Agreement, or any consent to any departure by the Loan Parties or Parent herefrom, shall be effective unless the same shall be in writing and signed by each of the Loan Parties, Parent, the Administrative Agent and the Majority Lenders; provided, however, that no such agreement shall:

(i) extend the Maturity Date (other than pursuant to the Extension Term) without the written consent of each Lender directly affected thereby;

(ii) extend the date of any payment or deposit of Collections by the Borrowers or the time of payment of the principal amount of, or accrued interest on, the Loans without the written consent of each Lender;

(iii) other than in connection with a transfer permitted under Section 5.05(c) or Section 5.05(f), release the security interest in or transfer all or a substantial portion of the Collateral, in each case, without the written consent of each Lender;

(iv) release guarantees of any Guarantor without the written consent of the Eighty-Five Percent Lenders;

(v) change the outstanding principal amount of any of the Loans made by any Lender hereunder or reduce the rate of interest thereon other than as provided herein without the written consent of such Lender;

(vi) change the amount of any Lender’s Commitment other than as provided herein without the written consent of such Lender;

(vii) amend, modify or waive any provision of the definitions of “Collateral” or this Section 10.01 without the written consent of each Lender;

(viii) amend Section 10.07 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(ix) amend, modify or waive any provision of Section 5.05(b), (c), (d), (f), (g) or (i) without the written consent of the Supermajority Lenders;

(x) amend, modify or waive any provision of Section 5.05(b) or (i) to the extent the effect of any such amendment, modification or waiver would permit the Borrowers to grant Mortgage Documents on the Financed Properties to any Person other than the Administrative Agent or the Collateral Agent in its capacity as Administrative Agent or Collateral Agent under this Agreement with a priority senior to that of the Administrative Agent or the Collateral Agent hereunder without the written consent of each Lender;

(xi) other than in connection with a transfer permitted under Section 5.05(c) or Section 5.05(f), consent to or permit the assignment or transfer by the Loan Parties or any of their rights and obligations under this Agreement or of any of their right, title or interest in or to the Collateral without the written consent of each Lender;

(xii) amend, modify or waive any provision of the definitions of “Majority Lenders”, “Supermajority Lenders”, “Eighty-Five Percent Lenders”, “Thirty-Three Percent Lender” or “Thirty-Three Percent Lender Instruction” without the consent of each relevant Lender;

(xiii) amend, modify or waive any provision of the definition of “Permitted Liens” Section 6.14(a) or Section 6.15 without the written consent of the Majority Lenders; provided that if at any time the Aggregate Total Exposure is held by only two Lenders, then any such amendment, modification or waiver shall require the consent of each Lender;

(xiv) amend, modify or waive any provision of the definitions of “Assignment of Leases and Rents”, “Blackstone Financial Covenants”, “Fixture Filing”, “Mortgage”,

“Mortgage Documents”, Section 2.05(b)(viii), Section 2.14 or Section 7.01(f) (solely as it relates to Section 2.14 therein) and waiver to any related Event of Default in connection with any of the foregoing Sections without the written consent of the Eighty-Five Percent Lenders; or

(xv) increase the amount of the Aggregate Commitments above $966,000,000 or increase the Commitments of the Lenders at any time without the written consent of the Eighty-Five Percent Lenders;

provided, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Calculation Agent, the Collateral Agent or the Paying Agent hereunder without the prior written consent of the Calculation Agent or the Paying Agent, as applicable. For purposes of this Section 10.01, each Approved Participant to whom a related Assigning Lender assigned its voting rights shall be deemed to be a “Lender” whose consent shall be required to the same extent as consent of any other Lender that would otherwise be required. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) No term or provision of the Equity Owner Guaranty, the Borrower GP Guaranty, the Blackstone Guaranty, the Parent Guaranty or the Blackstone Funding Commitment (collectively, the “Loan Guarantees”) may be amended, supplemented or otherwise modified without the prior written consent of the Supermajority Lenders, other than in the case of any amendment, supplement or modification that materially and adversely effects the Lenders, in which case consent of the Eighty-Five Percent Lenders shall be required, and no Guarantor may assign any of its rights, powers, duties or obligations under the Loan Guaranty to which it is a party without the prior written consent of the Eighty-Five Percent Lenders; provided that if at any time the Aggregate Total Exposure is held by only two Lenders, then any such amendment, supplement or modification shall require the consent of each Lender.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower Representative without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

SECTION 10.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by electronic mail or facsimile copy) and shall be personally delivered or sent by registered mail, return receipt requested, or by courier or by electronic mail or facsimile, to each party hereto, at its address set forth on Schedule III or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of overnight courier, two (2) days after being deposited with such courier, or, in the case of notice by electronic mail or facsimile, when electronic confirmation of receipt is obtained, in each case addressed as aforesaid.

SECTION 10.03. Assignability.

(a) Any Lender may assign to one or more assignees (provided that no assignments shall be made to any Loan Party or its Affiliates or to a natural Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Borrower Representative and the Administrative Agent; provided that (x) no consent of the Borrower Representative or the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (y) no consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing, for an assignment to any other assignee; provided, further, that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.

(b) With respect to any assignment hereunder

(i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, and

(ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with a processing and recordation fee of $2,500.

(c) Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (y) the assigning Lender shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). At all times during which any Loan is outstanding, the Administrative Agent shall maintain at its address referred to in Section 10.02 of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a register as provided herein (the “Register”). The names and addresses of the Lenders, the Aggregate Commitment, the Aggregate Loan Principal Balance and any interests therein, and any Assignments and Acceptances of the Aggregate Loan Principal Balance or any interest therein delivered to and accepted by the Administrative Agent, shall be registered in the Register, and the Register shall serve as a record of ownership that identifies the owner of the Aggregate Loan Principal Balances and any interest therein. Notwithstanding any other provision of this Agreement, no transfer of the Aggregate Loan Principal Balances or any interest therein shall be effective unless and until such transfer has been recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender, as the case may be, under this Agreement for all purposes of this Agreement. This Section 10.03(c) shall be construed so that the Aggregate Loan Principal Balance and any interest therein is maintained at all times in “registered form” within the meaning of Sections 163(f), 871(h) and 881(c) of the Code. Solely for the purposes of this Section 10.03(c), the Administrative Agent will act as a non-fiduciary agent of the Borrowers. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance, the Administrative Agent shall, if such Assignment and Acceptance has been duly completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers and to the Calculation Agent.

(e) Any Lender may, without the consent of any Loan Party (except in the case of participations to Approved Participants as described below), sell participations to one or more Persons (each, a “Participant”) in all or a portion of its rights and obligations hereunder (including the outstanding Loans); provided that following the sale of a participation under this Agreement (i) the obligations of such Lender shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which such Lender sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Agreement or the other Loan Documents or to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) increases the Commitment participated to such Participant, (ii) reduces the amount of principal or Interest that is payable on account of any Loan or delays any scheduled date for payment thereof, (iii) reduces any fees payable by the Borrowers to the Administrative Agent (to the extent relating to payments to the Participant) or delays any scheduled date for payment of such fees, (iv) extends the Maturity Date (other than pursuant to the Extension Term), (v) other than as permitted by this Agreement, releases the security interest in substantially all of the Collateral or releases guarantees of all or substantially all Guarantors or (vi) amends, modifies or waives any provision of the definition of “Majority Lenders”, “Thirty-Three Percent Lenders”, “Eighty-Five Percent Lenders”, “Supermajority Lenders” or Section 10.01. The Borrowers acknowledge and agree that any Lender’s source of funds may derive in part from its Participants. Accordingly, references in Section 2.09 or Section 2.10 and the other terms and provisions of this Agreement and the other Loan Documents to determinations, reserve and capital adequacy requirements, expenses, increased costs, reduced receipts and the like as they pertain to the Lenders shall be deemed also to include those of its Participants. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.09, 2.10, 2.11 and 2.12 (subject to the requirements and limitations therein, including the requirements under Section 2.12(f) it being understood that the documentation required under Section 2.12(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.22 as if it were an assignee under paragraph (a) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.09, 2.10, 2.11 or 2.12, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Notwithstanding the foregoing, the sales of participations to Approved Participants shall be subject to prior written consent (which consent shall not be unreasonably withheld) of the Borrower Representative and the Administrative Agent; provided that no consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing. For the avoidance of doubt, it is understood and agreed that no Participant shall have the additional rights and obligations granted to each “Approved Participant” under this Agreement unless the assignment to such Participant has been approved by the Borrower Representative and the Administrative Agent (and, if applicable, the related Assigning Lender has assigned its voting rights to such Participant) as further described in the definition of “Approved Participant”.

(f) The Loan Parties may not assign any of their respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and the Majority Lenders.

(g) Notwithstanding any other provision of this Agreement to the contrary, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of the principal balance of the Loans and Interest with respect thereto) hereunder to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrowers or the Administrative Agent; provided, that no such pledge or grant of a security interest shall (x) release a Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto or (y) create any additional, or modify any existing, obligations of the Borrowers under this Agreement or any other Loan Document.

SECTION 10.04. Consent to Jurisdiction.

(a) Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever, whether in law or equity, or whether in contract or tort or otherwise, against any other party or any other Person in any way relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, in any forum other than the courts of the State of New York sitting in Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each Loan Party irrevocably and unconditionally submits to the exclusive jurisdiction, and the Administrative Agent submits to the non-exclusive jurisdiction, of such courts and agrees that any such action, litigation or proceeding may be brought in any such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein or in any other Loan Document shall affect any right that Administrative Agent, the Collateral Agent or any Secured Party may otherwise have to bring any action or proceeding relating to any Collateral or any Financed Properties in the courts of any jurisdiction where any such Collateral or Financed Property is located.

(b) Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court referred to in Section 10.04(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 10.05. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT

OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.05 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.06. Right of Setoff. Each Secured Party is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of an Event of Default, or at any time that any Obligation of any Borrower hereunder is due and payable, to set off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Secured Party to, or for the account of, such Borrower against the amount of the Obligations owing by such Borrower to such Person.

SECTION 10.07. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it with respect to any Obligations in a greater proportion than that received by any other Lender entitled to receive a ratable share of such payment, such Lender agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Obligations so that after such purchase each Lender will hold its ratable proportion of such Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 10.08. Limitation of Liability.

(a) No claim may be made by any party hereto against any other party hereto or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Loan Document, or any act, omission or event occurring in connection herewith or therewith, except to the extent such damages are recovered by third parties in connection with claims made by third parties that are indemnified under this Agreement; and each party hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that, for the avoidance of doubt, the foregoing limitations shall not be applicable to interest, fees and other amounts that are due and payable under the Loan Documents.

(b) No recourse under any obligation, covenant or agreement of any Secured Party contained in this Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of such Secured Party or any of its Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of such Secured Party, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Secured Party or any of its Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such Secured Party contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any Secured Party of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or fraudulent omissions made by them.

SECTION 10.09. Costs, Expenses; Taxes. In addition to the rights of indemnification under Article VIII hereof, the Loan Parties, jointly and severally, agree to pay to the Administrative Agent, the Collateral Agent, the Calculation Agent, the Paying Agent and each Lender promptly after written demand thereof (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent, the Calculation Agent, the Paying Agent and each Lender in connection with the preparation, execution, delivery and administration (including any requested amendments, waivers or consents) of this Agreement and the other documents to be delivered in connection herewith, including all due diligence expenses (whether pre-closing, in connection with any Borrowing Request or otherwise, including the cost of obtaining Broker Price Opinions and inspections of Properties) and the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto (limited to one counsel for the Administrative Agent and the Lenders and one local counsel in each applicable jurisdiction except to the extent not practicable in light of any actual or perceived conflict of interest between such parties), the Collateral Agent, the Calculation Agent and the Paying Agent with respect thereto and advising the Administrative Agent, the Collateral Agent, the Calculation Agent, the Paying Agent and each Lender as to their respective rights and remedies under this Agreement, and the other agreements executed in connection herewith, (ii) all reasonable costs and out-of-pocket expenses (including fees and expenses of one outside counsel and one local counsel in each applicable jurisdiction), incurred by the Administrative Agent, the Collateral Agent and each Lender in connection with the enforcement or protection of their rights under this Agreement and the other agreements and documents to be delivered in connection herewith and (iii) all reasonable costs and out-of-pocket expenses (including fees and expenses of one outside counsel and one local counsel in each applicable jurisdiction except to the extent not practicable in light of any actual or perceived conflict of interest between such parties), incurred by the Administrative Agent in connection with monthly lien searches related to the Eligible Properties and the Non-Conforming Properties, which lien searches shall be performed in accordance with the lien search process set forth on Exhibit X attached hereto.

SECTION 10.10. Confidentiality.

(a) By accepting delivery of this Agreement, the Borrowers agree not to disclose to any Person the terms of this Agreement or the other Loan Documents (including any specific pricing information provided by the Administrative Agent or the Lenders or the amount or terms of any fees payable to the Administrative Agent or the Lenders (collectively, the “Product Information”) in connection with the transactions contemplated by this Agreement (the “Transactions”), except (i) to its and its Affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively, the “Borrower Parties”) who have a need to know the Product Information for the purpose of assisting in the negotiation and completion of the Transaction and who agree to be bound by the provisions of this Section applicable to the Borrowers, (ii) in connection with any legal or regulatory action or proceeding relating to this Agreement or the transactions contemplated hereby or the exercise of any remedies hereunder, (iii) to extent required by applicable law, regulation, subpoena or other legal process or in connection with the enforcement or protection of their rights under this Agreement and the other Loan Documents, (iv) to the extent requested by any Governmental Authority having jurisdiction over the Loan Parties or any Borrower Parties, (v) in connection with any due diligence request or (vi) to any Rating Agency; provided, in each case in this clause (vi), such recipients agree to be bound by the provisions of this Section applicable to the Loan Parties. The Borrowers shall be responsible for any failure of any Borrower Parties to comply with the provisions of this clause (a).

(b) The Administrative Agent and the Lenders shall not disclose to any Person the confidential or proprietary information regarding the business or Properties of the Borrowers or any other Loan Party furnished by the Borrower Parties to the Administrative Agent and the Lenders in connection with the Transaction (the “Borrower Information”), except (i) to their respective Affiliates’ officers, directors, employees, agents, accountants, legal counsel, subservicers, advisors and other representatives (collectively, the “Lender Representatives”) who have a need to know the Borrower Information for the purpose of assisting in the negotiation and completion of the Transaction and who agree to be bound by the provisions in this Section 10.10 applicable to the Administrative Agent and the Lenders, (ii) to the extent required by applicable law, regulation, subpoena or other legal process or in connection with the enforcement or protection of their rights under this Agreement and the other Loan Documents, (iii) to the extent requested or pursuant to supervisory oversight by any governmental or regulatory authority having jurisdiction over the Administrative Agent, the Lenders or any Lender Representative, (iv) to any Rating Agency, including in compliance with Rule 17g-5 under the Securities Exchange Act of 1934 or any similar rule or regulation in any relevant jurisdiction, (v) to any Servicing Agent, Administrative Agent, the Collateral Agent, Diligence Agent, Paying Agent, Calculation Agent, the Counterparty, any Approved Counterparty or any other Person who is involved in the administration of the Transaction or (vi) to any other Lender or its Lender Representative, any Participant, any prospective assignee of any Lender, any prospective Participant, any hedging counterparty, any prospective hedging counterparty, any source of financing, any prospective source of financing or their respective Affiliates, owners, members, partners, shareholders, beneficiaries, officers, directors, employees, agents, accountants, legal counsel, subservicers, advisors and other representatives who have been made subject to the confidentiality provisions of this Section 10.10. The Administrative Agent and each Lender, as the case may be, will be responsible for any failure of any related Lender Representative to comply with the provisions of this clause (b).

SECTION 10.11. No Waiver; Remedies. No failure on the part of the Administrative Agent, the Collateral Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

SECTION 10.13. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail in a “.pdf” file shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.14. Integration; Binding Effect; Survival of Termination. This Agreement and the other Loan Documents executed by the parties hereto on the date hereof contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Collection Date; provided, however, that the provisions of Sections 2.09, 2.10, 2.11, 2.12 and Article VIII, and the provisions of Sections 10.06, 10.09, 10.10, 10.11 and 10.12 shall survive any termination of this Agreement.

SECTION 10.15. USA Patriot Act. Each Lender hereby notifies the Borrowers and each other Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers and each other Loan Party, which information includes the name and address of the Borrowers and each other Loan Party and other information that will allow such Lender to identify the Borrowers and each other Loan Party in accordance with the Patriot Act. The Borrowers and each other Loan Party shall promptly provide such information upon request by any Lender.

SECTION 10.16. OFAC. Notwithstanding any other provision of this Agreement, no Lender will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any Person who is (a) listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (b) either (i) included within the term of “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (ii) designated under Sections l(a), 1(b), 1(c), or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.

SECTION 10.17. Borrower Representative. The Borrower Representative is hereby appointed by each of the Borrowers as its contractual representative hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents and as their agent to receive any and all payments and other amounts due such Borrower hereunder or in any other Loan Documents. All amounts received by the Borrower Representative hereunder shall be deposited into the applicable Borrower’s Property Operating Account or General Operating Account; provided that the foregoing requirement shall not restrict any Borrower from making any Restricted Junior Payment of funds received by the Borrower Representative pursuant to Section 2.06(c)(viii) if such funds could be distributed as a Restricted Junior Payment by such Borrower pursuant to Section 5.05(m) on such date.

SECTION 10.18. California Provisions. Anything to the contrary herein or elsewhere notwithstanding, in no event shall Borrower have any liability or other obligation under or with respect to the Blackstone Guaranty, the Blackstone Funding Commitment, the Parent Guaranty, the Borrower GP Guaranty or the Equity Owner Guaranty. The following California provision does not limit the express choice of New York law set forth in Section 10.12 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, California law is held to govern this Agreement, any Mortgage Document encumbering a Property located in California or any other Loan Document:

(a) Waiver of Offset. Notwithstanding anything contained herein to the contrary, no portion of any of the Obligations shall be or be deemed to be offset or compensated by all or any part of any claim, cause of action, counterclaim, or cross-claim, whether liquidated or unliquidated, that any Borrower may have or claim to have against any other Relevant Party or Blackstone. Each Borrower hereby waives, to the fullest extent permitted by applicable law, the benefits of California Code of Civil Procedure Section 431.70.

(b) Surety Provisions. In addition to and not in lieu of any other provisions of this Agreement and the other Loan Documents, each Borrower represents, warrants and covenants as follows:

(i) The obligations of each Borrower under the Loan Documents to which it is a party shall be performed without demand by Secured Parties, and shall be unconditional irrespective of the genuineness, validity, regularity or enforceability of any of the Loan Documents, and without regard to any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or a guarantor. Each Borrower hereby waives any and all benefits and defenses under California Civil Code Section 2810 and agrees that by doing so such Borrower shall be liable even if any one or more of the Other Borrowers (“Other Borrowers”) had no liability at the time of execution of the Loan Documents, or thereafter ceases to be liable. Each Borrower hereby waives any and all benefits and defenses under California Civil Code Section 2809 and agrees that by doing so such Borrower’s liability may be larger in amount and more burdensome than that of any one or more of the Other Borrowers. Each Borrower hereby waives the benefit of all principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and agrees that such Borrower’s obligations shall not be affected by any circumstances, whether or not referred to in this Agreement which might otherwise constitute a legal or equitable discharge of a surety or a guarantor. Each Borrower hereby waives the benefits of any right of discharge under any and all statutes or other laws relating to guarantors or sureties and any other rights of sureties and guarantors thereunder.

(ii) In accordance with Section 2856 of the California Civil Code, each Borrower hereby waives all rights and defenses arising out of an election of remedies by Secured Parties even though that election of remedies, such as a nonjudicial foreclosure with respect to security for guaranteed obligations, has destroyed or otherwise impaired such Borrower’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise. Each Borrower hereby authorizes and empowers each of the Secured Parties to exercise, in its sole and absolute discretion, any right or remedy, or any combination thereof, which may then be available, since it is the intent and purpose of such Borrower that the obligations under this Agreement and the other Loan Documents shall be absolute, independent and unconditional under any and all circumstances. Specifically, and without in any way limiting the foregoing, each Borrower hereby waives any rights of subrogation, indemnification, contribution or reimbursement arising under Sections 2846, 2847, 2848 and 2849 of the California Civil Code or any other right of recourse to or with respect to any of the Other Borrowers, any general partner, member or other constituent of any of the Other Borrowers, any other person, or the assets or property of any of the foregoing or to any collateral for the Loans until the Obligations have been indefeasibly paid and satisfied in full, all obligations owed to Secured Parties under the Loan Documents have been fully performed, and Secured Parties have released, transferred or disposed of all its right, title and interest in such collateral or security, and there has expired the maximum possible period thereafter during which any payment made by any of the Other Borrowers or others to Secured Parties with respect to the Obligations could be deemed a preference under the United States Bankruptcy Code. In connection with the foregoing, each Borrower expressly waives any and all rights of subrogation against each of the Other Borrowers, and each Borrower hereby waives any rights to enforce any remedy which Secured Parties may have against any of the Other Borrowers and any right to participate in any collateral for the Loans. Borrower recognizes that, pursuant to Section 580d of the California Code of Civil Procedure, Secured Parties’ realization through nonjudicial foreclosure upon any real property constituting security for any Other Borrower’s obligations under the Loan Documents could terminate any right of Secured Parties to recover a deficiency judgment against such Other

Borrower, thereby terminating subrogation rights which each Borrower might otherwise might have against such Other Borrower. In the absence of an adequate waiver, such a termination of subrogation rights could create a defense to enforcement of certain of the Loan Documents against Borrowers other than such Other Borrower. Each Borrower hereby unconditionally and irrevocably waives any such defense.

(iii) In addition to and without in any way limiting the foregoing, each Borrower hereby subordinates any and all indebtedness of such Borrower now or hereafter owed to any of the Other Borrowers to all the indebtedness of such Borrower to Secured Parties and agrees with Secured Parties that until the Obligations have been indefeasibly paid and satisfied in full, all obligations owed to Secured Parties under the Loan Documents have been fully performed, and Secured Parties has released, transferred or disposed of all its right, title and interest in such collateral or security, and there has expired the maximum possible period thereafter during which any payment made by such Borrower or others to Secured Parties with respect to the Obligations could be deemed a preference under the United States Bankruptcy Code, such Borrower shall not demand or accept any payment of principal or interest from any of the Other Borrowers, nor claim any offset or other reduction of such Borrower’s obligations hereunder because of any such indebtedness and shall not take any action to obtain any of the collateral for the Loans. If any amount shall nevertheless be paid to such Borrower by any of the Other Borrowers or any guarantor prior to payment in full of the Obligations, such amount shall be held in trust for the benefit of Secured Parties and shall forthwith be paid to Secured Parties to be credited and applied to the Obligations, whether matured or unmatured. Further, each Borrower shall not have any right of recourse against Secured Parties by reason of any action Secured Parties may take or omit to take under the provisions of any of the Loan Documents. Without limiting the generality of the foregoing, each Borrower hereby waives, to the fullest extent permitted by law, diligence in collecting the Obligations, presentment, demand for payment, protest, all notices with respect to each Note or any other Loan Document which may be required by statute, rule of law or otherwise to preserve Secured Parties’ rights against any Borrower under any of the Loan Documents, including, but not limited to, notice of acceptance, notice of any amendment of the Loan Documents, notice of the occurrence of any default, notice of intent to accelerate, notice of acceleration, notice of dishonor, notice of foreclosure, notice of protest, and notice of the incurring by any Borrower of any obligation or indebtedness.

(iv) Without limiting the foregoing, each Borrower waives all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to such Borrower by reason of California Civil Code Sections 2787 to 2855, inclusive, including any and all rights or defenses such Borrower may have by reason of protection afforded to such Borrower with respect to any of the obligations of such Borrower under any of the Loan Documents by reason of a nonjudicial foreclosure or pursuant to the antideficiency or other laws of the State of California limiting or discharging such Borrower’s Obligations. Without limiting the generality of the foregoing, each Borrower hereby expressly waives any and all benefits under (A) California Code of Civil Procedure Section 580a, (B) California Code of Civil Procedure Sections 580b and 580d and (C) California Code of Civil Procedure Section 726. Notwithstanding any foreclosure of the lien of any Mortgage, whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure or by Secured Parties’ acceptance of a deed in lieu of foreclosure, each Borrower shall remain bound under all of the Loan Documents to which it is a party, including without limitation any Mortgage Document to which it is a party.

(v) Likewise, each Borrower waives (A) any and all rights and defenses available to such Borrower under California Civil Code Sections 2899 and 3433; (B) any rights or defenses such Borrower may have with respect to its obligations by reason of any election of remedies by Secured Parties; and (C) all rights and defenses that such Borrower may have because Other Borrower’s debt is secured by real property. This means, among other things, that Secured Parties may collect from such

Borrower without first foreclosing on any real or personal property collateral pledged by Other Borrowers, and that if Secured Parties forecloses on any real property collateral pledged by any Other Borrower (x) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (y) Secured Parties may collect from such Borrower even if Secured Parties, by foreclosing on the real property collateral, has destroyed any rights such Borrower may have to collect from such Other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because any Other Borrower’s debt evidenced by the Loan Documents is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

The provisions of this paragraph (b) shall survive any satisfaction and discharge of any one or more of the Borrowers by virtue of any payment, court order or any applicable law, except the full, final and indefeasible payment in full of the Obligations.

SECTION 10.19. No Advisory or Fiduciary Responsibility. The Administrative Agent, the Collateral Agent, the Paying Agent, the Calculation Agent, the Diligence Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders Parties”), may have economic interests that conflict with those of Blackstone, the Relevant Parties, their equityholders and/or their Affiliates. Blackstone and each Relevant Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and Blackstone or such Relevant Party, its equityholders or its Affiliates, on the other. Blackstone and the Relevant Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and Blackstone and the Relevant Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Party has assumed an advisory or fiduciary responsibility in favor of Blackstone or any Relevant Party, its equityholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise Blackstone, any Relevant Party, its equityholders or its Affiliates on other matters) or any other obligation to Blackstone or any Relevant Party except the obligations expressly set forth in the Loan Documents and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of Blackstone or any Relevant Party, its management, equityholders, creditors or any other Person. Blackstone and each Relevant Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Blackstone and each Relevant Party agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Blackstone or such Relevant Party, in connection with such transaction or the process leading thereto.

SECTION 10.20. Lender Communications; Lender Objections. (a) Communications. On the Closing Date the Administrative Agent shall provide to each Lender a complete list of Lenders, including each Lender’s contact information, as such list may be supplemented by the Administrative Agent from time to time by notice to the Lenders. Notwithstanding anything herein or in the other Loan Documents to the contrary, the Loan Parties acknowledge and agree that the Lenders may communicate with each other concerning any matters relating to the Transactions, whether for the purpose of approving or objecting to matters under the Loan Documents, protecting their rights and interests, enforcing remedies or otherwise.

(b) Objections. In order for a Lender to exercise its objection rights granted by this Agreement, such objection shall be substantially in the form set forth on Exhibit AA (the “Lender Objection”) and shall satisfy the following conditions: (i) such objection shall be in writing and executed by each of the Lenders exercising such objection right, (ii) such objection shall specify the nature of the objection, (iii) such objection shall be posted within the applicable timeframe provided by this Agreement (if any) in a sub-folder designated for formal objections on a Data Site, (iv) the objecting Lenders shall provide written notice thereof to the Borrower Representative and the Administrative Agent at the time of posting of such objection, (v) such objection shall specify that the objecting Lenders hold the minimum required percentage of Aggregate Total Exposure necessary to raise such an objection as provided in this Agreement, and (vi) such objection shall provide contact information for each of the objecting Lenders (any objection that satisfies each of the foregoing conditions, a “Formal Objection”). Notwithstanding the foregoing, any one or more Lenders shall be permitted to post their objections in accordance with the conditions specified in clauses (i), (ii), (iv) and (vi) above; provided any such objections shall be posted in a sub-folder designated for initial objections on a Data Site (any such objection, an “Initial Objection”). No Initial Objection shall constitute a Formal Objection pursuant to which the Lenders exercise their objection rights granted by this Agreement until such time as such objection meets each of the requirements of a Formal Objection (including but not limited to being posted in a sub-folder designated for formal objections on a Data Site).

SECTION 10.21. Access to Information. Concurrently with the delivery of any notice, report, valuation, inspection, Property File, document or other deliverable under this Agreement (other than any reports, documents or other deliverables in connection with any Initial Borrowing Request or a Modified Borrowing Request), the other Loan Documents or the evaluation services agreement between the Administrative Agent and the Diligence Agent, the party required to provide such notice or deliver such deliverable, including, without limitation, the Loan Parties, the Administrative Agent, the Collateral Agent, the Paying Agent, the Calculation Agent and the Diligence Agent, shall post the same to an internet data site (each, a “Data Site”) to which all of the Lenders have access and which provides prompt email notification to the Lenders of such posting. For the avoidance of doubt, the Calculation Agent shall be entitled to maintain its own website for such purpose so long as the conditions with respect to access thereto set forth this Section 10.21 are satisfied. Any notice or deliverable required to be delivered by any Relevant Party shall be deemed to be delivered on the date such notice or deliverable is posted to a Data Site if posted prior to 4:00 p.m. New York time on such date.

SECTION 10.22. Disposition of Properties. The Administrative Agent may, and at the direction of the Majority Lenders or pursuant to a Thirty-Three Percent Lender Instruction shall, require the Borrowers by written notice to sell or transfer (i) any Property that does not constitute a Financed Property within ninety (90) days following the acquisition of such Property (or, if later, ninety (90) days following the Closing Date) and (ii) any Disqualified Property or a Disqualified Non-Conforming Property (a) that fails to satisfy items 17, 18, 21 or 22 set forth on Schedule I-A or Schedule I-B, as applicable, or (b) to the extent any Adverse Claim, litigation or governmental proceeding is existing or pending or, to the actual knowledge of the relevant Property Manager or any Responsible Officer of the Parent, threatened against such Property and, in each case of clauses (a) and (b) above, such failure or such Adverse Claim, litigation or governmental proceeding could reasonably be expected to result in liability for the applicable Borrower in excess of the Allocated Loan Amount in respect of such Property and such liability is not otherwise covered by insurance, title insurance or other indemnity. Upon such written notice, the Borrowers shall sell or transfer such identified properties as soon as reasonably practicable and in any event within one hundred and twenty (120) days after the date of such notice; provided that, if any Adverse Claim, litigation or governmental proceeding is existing or pending or, to the actual knowledge of the relevant Property Manager or any Responsible Officer of the Parent, threatened against such Property which may result in liability for the applicable Borrower, adequate reserves reasonably satisfactory to the Administrative Agent shall have been, or upon such sale or disposition shall be, deposited in the Special Reserves Account (without duplication in respect of any amounts deposited in the Eligibility Reserves Account with respect to such Adverse Claim, litigation or governmental proceeding).

SECTION 10.23. Florida Provisions. (a) In the event the parties elect to calculate the Florida documentary stamp tax and intangible personal property tax due as a result of any Mortgage in the State of Florida using a value limitation approach, the tax calculations will be computed on a reasonable basis using the information reasonably related to the value of the applicable properties, and if at any time thereafter the Administrative Agent or the Majority Lenders determine, based on applicable law, that the Secured Parties are not being afforded the maximum amount of security available from any one or more of the Florida Properties as a direct or indirect result of such approach, the Borrowers agree (i) to execute, acknowledge and deliver to the Administrative Agent, immediately upon request by the Administrative Agent or the Majority Lenders, supplemental affidavits, mortgage modifications or other notice documents in recordable form increasing the amount of security afforded by such Mortgage, if any, and (ii) to pay any additional documentary stamp tax and intangible tax due as a result of such increase.

(b) The following Florida provision does not limit the express choice of New York law set forth in Section 10.12 of this Agreement and as set forth in the other Loan Documents, and is set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Florida law is held to govern this Agreement, any Mortgage Document encumbering a Property located in Florida or any other Loan Document:

(i) Interest on Judgments. The parties acknowledge and agree that the Default Rate provided for herein shall also be the rate of interest payable on any judgments entered in favor of Lender in connection with the loan evidenced hereby.

SECTION 10.24. Arizona Provisions.

(a) Arizona Waivers. The following Arizona provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 10.12 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Arizona law is held to govern any Mortgage encumbering a Property located in Arizona or any other Loan Document. To the fullest extent permitted by law, each Loan Party hereby expressly waives any and all defenses and discharges available to a surety, guarantor or accommodation co-obligor, including, without limitation, the benefits of Arizona Revised Statutes Sections 12-1641 through 12-1646 and Rule 17(f) of the Arizona Rules of Civil Procedure, and, to the fullest extent permitted by law, the benefits, if any, of Arizona Revised Statutes Section 33-814, in each case as amended, and any successor statutes or rules, or any similar statute.

(b) Guaranties Unsecured; Environmental Indemnity Secured. Anything to the contrary herein or elsewhere notwithstanding, the Parent Guaranty and the Blackstone Guaranty and all obligations arising under any of them are not and shall not be secured in any manner whatsoever, including by any Mortgage or by any lien encumbering any Financed Property; provided however that any environmental indemnity provisions set forth in this Agreement or the Environmental Indemnity shall be so secured, except as to the obligations of Blackstone and the Parent and subject to the rights of Secured Parties to proceed on an unsecured basis thereunder pursuant to applicable law.

SECTION 10.25. Nevada Provisions. The following Nevada provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 10.12 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Nevada law is held to govern any Mortgage encumbering a Property located in Nevada or any other Loan Document:

(a) Waiver of Offset. Notwithstanding anything contained herein to the contrary, no portion of any of the Obligations shall be or be deemed to be offset or compensated by all or any part of any claim, cause of action, counterclaim, or cross-claim, whether liquidated or unliquidated, that any Borrower may have or claim to have against any other Borrower or Loan Party.

(b) Prepayment Penalty Upon Acceleration. Each Borrower hereby expressly (i) waives, to the extent permitted by law, any right it may have to prepay any Loan in whole or in part, without penalty, upon acceleration of the Maturity Date; and (ii) agrees that if a prepayment of any or all of any Loan is made, the applicable Borrower shall be obligated to pay, concurrently therewith, any Fees applicable thereto. By initialing this provision in the space provided below, the Loan Parties hereby declare that the Lenders’ agreement to make the subject Loan at the Interest Rate and for the term set forth herein constitutes adequate consideration, given individual weight by the undersigned, for this waiver and agreement.

BORROWER REPRESENTATIVE’S INITIALS AS TO CLAUSE (b) ABOVE:

(c) To the extent applicable, nothing herein or in Section 40.509 of the Nevada Revised Statutes (“NRS”) shall be deemed to limit the right of the Lenders to recover, in accordance with NRS 40.508 (as such section may be amended from time to time), any costs, expenses, liabilities or damages, including attorneys’ fees and costs, incurred by the Lenders and/or the Administrative Agent and arising from the breach of any covenant, obligation, liability, representation or warranty contained in any environmental indemnity agreement given to the Secured Parties in connection with the Loans, or any order, consent decree or settlement relating to the cleanup of hazardous substances or any other “environmental provision” (as defined in NRS 40.502) relating to any Property or any portion thereof or the right of Secured Parties to waive, in accordance with NRS 40.512 (as such section may be amended from time to time), the security of any Mortgage as to any Property that is “environmentally impaired” (as such term is defined in NRS 40.503), and as to any personal property attached to such parcel, and thereafter to exercise against any Borrower, to the extent permitted by NRS 40.512, the rights and remedies of any unsecured creditor, including reduction of any of the Secured Parties’ claims against any Borrower to judgment, and any other rights and remedies permitted by law. The Lenders and the Borrowers expressly agree that the Lenders may recover interest at the Default Rate on the amount advanced to cure or mitigate the breach under any “environmental provision” (as defined in NRS 40.502).

SECTION 10.26. Cross-Collateralization; Waiver of Marshalling of Assets.

(a) The Borrowers acknowledge that the Lenders have made the Loans to the Borrowers upon, among other things, the security of their collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Property taken separately. Accordingly, each Borrower agrees that the Mortgage Documents, in the Administrative Agent’s sole discretion, may be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgage Documents shall constitute an Event of Default under each of the other Mortgage Documents; (ii) an Event of Default under this Agreement shall constitute an Event of Default under each Mortgage Document; (iii) each Mortgage Document shall constitute security for each Note and all Obligations as described therein; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b) Prepayment Penalty Upon Acceleration. Each Borrower hereby expressly (i) waives, to the extent permitted by law, any right it may have to prepay any Loan in whole or in part, without penalty, upon acceleration of the Maturity Date; and (ii) agrees that if a prepayment of any or all of any Loan is made, the applicable Borrower shall be obligated to pay, concurrently therewith, any Fees applicable thereto. By initialing this provision in the space provided below, the Loan Parties hereby declare that the Lenders’ agreement to make the subject Loan at the Interest Rate and for the term set forth herein constitutes adequate consideration, given individual weight by the undersigned, for this waiver and agreement.

BORROWER REPRESENTATIVE’S INITIALS AS TO CLAUSE (b) ABOVE:	/s/ DP

(b) To the fullest extent permitted by law, each of the Borrowers, for itself and its successors and assigns, waives all rights to a marshalling of the assets of such Borrower, such Borrower’s partners and others with interests in such Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of any Mortgage Document, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of any Secured Party under the Loan Documents to a sale of the Properties for the collection of the Obligations without any prior or different resort for collection or of the right of any Secured Party to the payment of the Obligations out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, each of the Borrowers, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgage Documents, any equitable right otherwise available to such Borrower which would require the separate sale of the Properties or require any Secured Party to exhaust its remedies against any Property or any combination of the Properties before proceeding against any other Property or combination of Properties; and further in the event of such foreclosure such Borrower does hereby expressly consent to and authorize, at the option of the applicable Secured Party, the foreclosure and sale either separately or together of any combination of the Properties.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

IH3 PROPERTY PHOENIX, L.P.
IH3 PROPERTY WEST, L.P.
IH3 PROPERTY GEORGIA, L.P.
IH3 PROPERTY FLORIDA, L.P.
IH3 PROPERTY ILLINOIS, L.P.
IH3 PROPERTY WASHINGTON, L.P.
IH3 PROPERTY NEVADA, L.P.
IH3 PROPERTY NORTH CAROLINA, L.P.
IH3 PROPERTY MINNESOTA, L.P.

By: IH3 PROPERTY LEVEL GP LLC, as General Partner of each of the foregoing Delaware limited partnerships

By:	/s/ Devin Peterson
Name:	Devin Peterson
Title:	Managing Director and Vice President

IH3 PROPERTY HOLDCO L.P.

By: IH3 PROPERTY HOLDCO GP LLC, its General Partner

By:	/s/ Devin Peterson
Name:	Devin Peterson
Title:	Managing Director and Vice President

Signature Page to

Loan Agreement

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent

By:	/s/ R. Christopher Jones
Name:	R. Christopher Jones
Title:	Director

By:	/s/ Menahem Namer
Name:	Menahem Namer
Title:	Vice President

DEUTSCHE BANK AG, NEW YORK BRANCH,
as a Lender

By:	/s/ R. Christopher Jones
Name:	R. Christopher Jones
Title:	Director

By:	/s/ Menahem Namer
Name:	Menahem Namer
Title:	Vice President

GERMAN AMERICAN CAPITAL CORPORATION,
as Collateral Agent

By:	/s/ R. Christopher Jones
Name:	R. Christopher Jones
Title:	Director

By:	/s/ Menahem Namer
Name:	Menahem Namer
Title:	Vice President

Signature Page to

Loan Agreement

WELLS FARGO BANK, N.A.,
as Paying Agent, Calculation Agent and Securities Intermediary

By:	/s/ Peter A. Gobell
Name:	Peter A. Gobell
Title:	Vice President

Signature Page to

Loan Agreement

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ David M. Lefkowitz
Name:	David M. Lefkowitz
Title:	Managing Director

Signature Page to

Loan Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ Robbin Conner
Name:	Robbin Conner
Title:	Authorized Signatory

By:	/s/ Jason D. Muncy
Name:	Jason D. Muncy
Title:	Authorized Signatory

Signature Page to

Loan Agreement